As filed with the Securities and Exchange Commission on June 22, 2005


                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   CharterMac
             (Exact name of registrant as specified in its charter)
        (formerly known as Charter Municipal Mortgage Acceptance Company)

              Delaware                                 13-3949418
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                               625 Madison Avenue
                            New York, New York 10022
                                 (212) 317-5700
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              --------------------

            Stuart J. Boesky                         With copies to:
        Chief Executive Officer                   Mark Schonberger, Esq.
           625 Madison Avenue             Paul, Hastings, Janofsky & Walker LLP
        New York, New York 10022                   75 East 55th Street
             (212) 317-5700                      New York, New York 10022
(Name, Address, Including Zip Code, and               (212) 318-6000
               Telephone
 Number, Including Area Code, of Agent
              For Service)

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                Proposed Maximum     Proposed Maximum     Amount of
    Title of Each Class of     Amount to be    Offering Price Per        Aggregate       Registration
  Securities to be Registered  Registered(1)        Share(1)       Offering Price (2)(3)   Fee (3)
------------------------------------------------------------------------------------------------------
Common shares of beneficial
   interest                                            $                  $100,000,000    $11,770
------------------------------------------------------------------------------------------------------
Total:                                                 $                  $100,000,000    $11,770
======================================================================================================

(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, and based upon the maximum aggregate offering price of all securities being registered.

(3) Includes common shares that may be sold to cover the exercise of an overallotment option granted to the underwriters.




               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION DATED JUNE 22, 2005

PRELIMINARY PROSPECTUS


                                        Common Shares

                                   CharterMac
                              --------------------


We are CharterMac, a statutory trust created under the laws of the State of Delaware. This prospectus relates to the public offer and sale of our common shares of beneficial interest. Our common shares currently trade on the American Stock Exchange under the symbol "CHC".
                               -------------------

See "Risk Factors" beginning on page 6 to read about risks that you should consider before buying our common shares, including, among others:

    o Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and
        negatively   affect  the  cash   available  for   distribution   to  our
        shareholders.
    o We leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.
    o The inability to maintain our recurring fee arrangements and to generate new transaction fees could have a negative impact on our earnings.
    o We have no recourse against state or local governments or property owners upon default of our revenue bonds or upon the bankruptcy of an owner of properties securing our revenue bonds.
    o Our tax classification as a publicly traded partnership and thus not taxable as a corporation is not free from doubt and could be challenged.
    o The former owners of Related Capital Company LLC have significant voting power on matters submitted to a vote of our shareholders, and their interests may be in conflict with the interests of our other shareholders.
    o No assurance can be given that our shareholders will be entitled to the same limitation on personal liability as stockholders of private corporations for profit.

                               -------------------

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                                   Per Share            Total
                                                               -----------------  ------------------
Offering Price                                                 $                  $
Discounts and Commissions to Underwriters                      $                  $
Offering Proceeds to Us                                        $                  $


        We have granted the underwriters the right to purchase up to an additional common shares to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the common shares to investors on or about
        , 2005.

                                ----------------

                              NAMES OF UNDERWRITERS

                      The date of this prospectus is , 2005

                                TABLE OF CONTENTS

                                                                                                 Page


SUMMARY.............................................................................................1

THE OFFERING........................................................................................2

SUMMARY CONSOLIDATED FINANCIAL DATA.................................................................2

FORWARD LOOKING STATEMENTS..........................................................................3

RISK FACTORS........................................................................................6

USE OF PROCEEDS....................................................................................23

DIVIDEND POLICY....................................................................................23

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS...........................23

SELECTED CONSOLIDATED FINANCIAL DATA...............................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............26

BUSINESS...........................................................................................48

MANAGEMENT.........................................................................................59

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934...............................68

EXECUTIVE COMPENSATION.............................................................................68

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION........................................72

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................................74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................76

UNDERWRITING.......................................................................................80

DESCRIPTION OF OUR SHARES..........................................................................83

FEDERAL INCOME TAX CONSIDERATIONS..................................................................89

TRUST AGREEMENT AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF DELAWARE LAW........................95

LEGAL MATTERS......................................................................................98

EXPERTS............................................................................................99

WHERE YOU CAN FIND MORE INFORMATION................................................................99

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..........................................................I



You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information that differs from what is contained in this prospectus. If any person does provide you with information that differs from what is contained in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, nor an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus at a later date.

                                     SUMMARY


This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements, before making an investment decision.

                                  Our Business

Overview

We are CharterMac, a statutory trust created under the laws of the State of Delaware. We conduct substantially all of our business through our subsidiaries. Our subsidiaries are in the business of (i) Portfolio Investing, which includes subsidiaries that invest in primarily tax-exempt first mortgage revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income; (ii) Fund Management, which includes subsidiaries that sponsor real estate equity investment funds that primarily invest in Low Income Housing Tax Credit ("LIHTC") properties; a subsidiary which provides advisory services to other subsidiaries of ours and to American Mortgage Acceptance Company ("AMAC"), an affiliated, publicly traded real estate investment trust; and subsidiaries that participate in credit enhancement transactions, including guaranteeing mortgage loans and specified returns to investors in LIHTC equity funds, in exchange for guarantee fees; (iii) Mortgage Banking, which includes subsidiaries that originate and service mostly multifamily mortgage loans on behalf of third parties, primarily, the Federal National Mortgage Association ("Fannie Mae"); the Federal Home Loan Mortgage Corporation ("Freddie Mac"); the Federal Housing Authority ("FHA"); and insurance companies and conduits; and (iv) Variable Interest Entities ("VIEs"), which includes primarily the LIHTC equity funds we sponsor through the fund management segment's subsidiaries, for which we are the primary beneficiary.

Through our subsidiaries, we have become one of the nation's leading financial service providers for the real estate industry with a strong core focus on multifamily. We and our subsidiaries offer both capital solutions to developers and owners of multifamily rental housing throughout the country, as well as investment products to institutional and retail investors.

Our common shares trade on the American Stock Exchange under the symbol "CHC."

Tax Status

We (the parent trust) and many of our subsidiaries (including all that constitute our Portfolio Investing segment) are partnerships for tax purposes that are not subject to income taxes. We pass along our income, including federally tax-exempt income to our shareholders for inclusion in their tax returns. We derive a substantial portion of our income from ownership of first mortgage "Private Activity Bonds." The interest from these bonds is generally tax-exempt from regular federal income tax. However, the Tax Reform Act of 1986 classified this type of interest for bonds issued after August 7, 1986 as a tax preference item for alternative minimum tax ("AMT") purposes. The percentage of our tax-exempt interest income subject to AMT was approximately 93% for the year ended December 31, 2004, compared to 88% in 2003 and 85% in 2002. As a result of AMT, the percentage of our income that is exempt from federal income tax may be different for each shareholder.

Our Management

We operate our day-to-day activities and select our investments utilizing the services and advice provided by our subsidiary, Related Capital Company LLC ("Related Capital"), subject to the supervision and review of our board of trustees. Related Capital's executive management team has an average of 20 years of experience with Related Capital and an average of 25 years in the real estate industry.

Our Offices

Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 317-5700.

                                  THE OFFERING



Common Shares offered by us......................             shares.

Use of proceeds..................................We   estimate   that   we  will
                                                 receive net proceeds  from this
                                                 offering  of   approximately  $
                                                 million,   net   of   estimated
                                                 underwriting    discounts   and
                                                 commissions    and    estimated
                                                 offering  expenses  payable  by
                                                 us.    If   the    underwriters
                                                 exercise  their  over-allotment
                                                 option in full, we estimate our
                                                 net proceeds will be $ million.
                                                 We   intend   to  use  the  net
                                                 proceeds  from  the sale of the
                                                 common  shares  offered  hereby
                                                 primarily to acquire additional
                                                 revenue bonds,  the proceeds of
                                                 which    will    finance    the
                                                 construction  and/or  ownership
                                                 of     multifamily      housing
                                                 properties,  most of which will
                                                 benefit from federal LIHTCs. In
                                                 addition,  we  may  make  other
                                                 types of investments  permitted
                                                 under our trust agreement.  Any
                                                 remaining  net proceeds will be
                                                 used   for   general   business
                                                 purposes,  including  reduction
                                                 of our indebtedness.

Trading..........................................Our common shares are traded on
                                                 the  American   Stock  Exchange
                                                 under the symbol "CHC."


                       SUMMARY CONSOLIDATED FINANCIAL DATA


The information set forth below presents our selected financial data. Additional financial information is set forth in the consolidated financial statements and notes thereto.


(In thousands, except per
 share amounts)                Quarters Ended March 31,                  Years Ended December 31,
                               ------------------------  ----------------------------------------------------------
Operations                      2005 (1)     2004 (1)     2004 (1)      2003        2002        2001        2000
-----------------------------  ----------  ------------  ----------  ----------  ----------  ----------  ----------

Total revenues                 $ 58,457     $ 46,313     $232,854    $ 152,240   $ 116,614   $  74,625   $  59,091
Net income                     $ 14,785     $  6,418     $ 65,363    $  66,586   $  60,833   $  38,985   $  30,091
Net income applicable to
 shareholders (2)              $ 14,785     $  6,418     $ 65,363    $  61,248   $  55,905   $  35,010   $  27,074

Net income per share (2)


  Basic                        $   0.26     $   0.12     $   1.19    $    1.31   $    1.31   $    1.14   $    1.22
  Diluted                      $   0.25     $   0.12     $   1.19    $    1.31   $    1.31   $    1.14   $    1.22

Financial position
-----------------------------

Total assets                   $5,996,377   $4,979,471   $5,757,361  $2,581,169  $1,852,868  $1,421,059  $ 925,236
Financing arrangements         $1,203,506   $  989,568   $1,068,428  $  900,008  $  671,659  $  541,796  $ 385,026
Notes payable                  $  203,146   $  174,426   $  174,454  $  153,350  $   68,556  $   56,586  $      --
Preferred shares of
 subsidiary:
  Subject to mandatory
   repurchase                  $  273,500   $  273,500   $  273,500  $   273,500 $  273,500  $  218,500  $ 169,000
  Not subject to mandatory
   repurchase                  $  104,000   $       --   $  104,000  $        -- $       --  $       --  $      --

Distributions
-----------------------------

Distributions per share (3)    $     0.41   $     0.37   $     1.57  $      1.37 $     1.26  $     1.14  $    1.07


        (1) Reflects adoption of Interpretation 46(R), Consolidation of Variable Interest Entities ("FIN 46(R)"), as of March 31, 2004 (See Note 2 to the consolidated financial statements).

        (2)     Includes common shareholders and Convertible CRA shareholders.

        (3) Distributions per share are the same for both common shares and Convertible CRA shares.

                           FORWARD LOOKING STATEMENTS


This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather our beliefs and expectations and are based on our current expectations, estimates, projections, beliefs and assumptions about our Company and industry. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Some of these risks include, among other things:

        o adverse changes in the real estate markets including, among other things, competition with other companies;

        o       interest rate fluctuations;

        o general economic and business conditions, which will, among other things, affect the availability and credit worthiness of prospective tenants, lease rents and the terms and availability of financing for properties financed by revenue bonds owned by us;

        o       risk of real estate development and acquisition;

        o       environment/safety requirements;

        o       changes in applicable laws and regulations;

        o our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; and

        o risk of default associated with the revenue bonds and other securities held by us or our subsidiaries.

We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus.

                               RECENT DEVELOPMENTS

Yield Guarantee Transaction

In April 2005, we completed a transaction to guarantee tax benefits to an investor in a partnership designed to generate Federal LIHTCs. Charter Mac Corporation ("CM Corp."), a subsidiary we formed in July 2001, has agreed to back-up the guarantee of a Primary Guarantor of an agreed upon internal rate of return to the investor in Related Capital Credit Enhanced Partners, L.P. - Series B, for which we will receive guarantee fees totaling approximately $7.6 million in three installments, as well as acquisition, partnership management and asset management fees amounting to approximately $10.4 million.

Our total exposure pursuant to this guarantee is $121.6 million, assuming there is no return whatsoever by the fund, although we currently expect no loss.

Property Foreclosure

In May 2005, an affiliate of ours foreclosed upon the properties underlying three of our revenue bonds which had an aggregate carrying value of $33.7 million as of March 31, 2005. We have obtained valuations as of the foreclosure date indicating fair values of the properties in excess of our carrying amounts. As a result, management has concluded that there was no impairment related to the revenue bonds. We are actively marketing the properties for sale and, as such, the properties will be carried as Real Estate Owned - Held for Sale from the foreclosure date forward.

PRS

PRS Companies ("PRS") and Capitol Realty Group ("CRG") are sponsors of certain LIHTC partnerships for which we hold revenue bonds and/or to which investment funds we sponsor have contributed equity. Information with respect to these partnerships is set forth in the table below. A construction company affiliate of PRS also served as general contractor for those partnerships.

PRS recently approached us to discuss financial difficulties in its construction company. Upon a thorough review regarding its financial condition, we determined that the PRS construction company was experiencing significant financial difficulties, so that the transfer of control of the PRS and CRG partnerships to entities affiliated with us and the orderly termination of unfulfilled construction contracts was in our best interest. We could then install new general contractors to complete construction and capable property managers to complete leasing. We determined that, if we did not obtain control of the partnerships, a bankruptcy filing by or against PRS would be adverse to our interests as it would likely result in the reduction or cessation of bond payments, could possibly endanger our various tax credit equity investments and would result in delays in construction completion which could not be quantified.

On April 28, 2005, affiliates of ours acquired by assignment the general partnership interests owned by PRS in the "PRS Partnerships" indicated in the table below. On April 28, affiliates of ours also acquired by assignment the general partnership interests owned by CRG in the "CRG Partnerships" indicated in the table below. We sought control of the CRG Partnerships because PRS was the construction general contractor for those partnerships and PRS' financial difficulties caused construction finance shortfalls that have created liquidity problems for those partnerships. We have agreed in principle to, among other things, provide a $5.0 million revolving line of credit to be used to stabilize the CRG Partnerships which will be collateralized by contractual rights of CRG and its affiliates to receive fees or other consideration.

In addition to the PRS Partnerships and CRG Partnerships described above, we own bonds that finance eight other partnerships in which PRS was the general partner and one other partnership in which CRG is the general partner and PRS was the construction general contractor. These partnerships are summarized in the table below. On those deals in which our funds are not the equity sponsor, we will look to the respective equity investor to take control, complete construction and stabilize the partnerships. Absent a satisfactory resolution, we will exercise our available remedies to protect our investments. In those situations, there is substantial equity in the form of LIHTCs in addition to the real estate, both of which are our collateral.

There can be no assurance that a bankruptcy by or against PRS or its affiliates may not give rise to additional claims concerning these partnerships.

Our potential exposure falls into three categories as follows:

        o Cash required to stabilize the properties - Our current estimate of the maximum amount of cash that may need to be provided to stabilize the properties, taking into account delays in construction, is approximately $10.0 million. This estimate is based upon our initial analyses and information provided by the developer, and may increase due to unforeseen construction delays and other factors, while the amount may be reduced by additional contributions by investors (which may generate additional tax credits), reserves at the property level, syndication of state tax credits or other factors. Our portion of any cash requirements may range from nothing to the full amount. Should we need to make additional loans to the partnerships, they would need to be assessed for collectibility and the impact on the potential impairment of existing revenue bonds. Given existing loan-to-value ratios and the variability of the likelihood of funding, we can not yet determine whether we will be required to fund any such loans. At present, we do not anticipate that any such loans would require a charge to expense.

        o Potential impact on revenue bonds - Our current estimate, based on available information provided by the developer, is that expected cash flows from the underlying properties are sufficient to provide debt service. As a result, we do not believe that there is other-than-temporary impairment of any of the affected bonds.

        o Potential cost to provide guaranteed yields - As noted in the table below, 11 of the parternships in question are part of equity funds for which we provide yield guarantees. As construction delays are likely to reduce the expected yields of the properties themselves, performance of the funds is likely to be impacted as well. The guarantees, however, provide for expected yields on pools of properties, some of which are performing above expected levels and the funds themselves often provide for adjustors that may mitigate the negative impact that would arise from the construction delays over the guarantee period. Our current estimate given these factors, and assuming that the property level partnerships meet their obligations under existing partnership agreements, is that no exposure under these guarantees is probable at this time.

As part of the resolution of this situation, affiliates of ours have taken over general partner interests in the partnerships for which an Related Capital sponsored fund is an equity partner, all but two of which give our affiliates operational control of the partnerships. We will be consolidating those partnerships in the second quarter of 2005.

The partnerships in question are summarized as follows:

                                                                                        (In thousands)

                                 CharterMac    Related                               Loan        Fair Value
                                   Holds       Capital                              Amounts      of Revenue
                                  or Will     Sponsored    Included      Third       Upon           Bonds
                                   Hold        Fund is        in        Parties      Full        Outstanding
                                  Revenue      Equity     Guaranteed    Provided     Draw         at March
                      Number       Bond        Partner       Funds       Equity      Down         31, 2005
                      -------    ----------   ---------    ---------    --------   ---------    ------------
PRS Partnerships
Construction             6            6            4           3            2      $ 69,570     $ 55,879
Rehab                    1            1            1           1           --        91,400       88,232
Lease Up                 8            7            4           2            4        19,300       16,986
Stabilized               2            2           --          --            2        18,835       18,816
                      --------------------------------------------------------------------------------------
Subtotal PRS
Deals                   17           16            9           6            8       199,105      179,913
                      --------------------------------------------------------------------------------------

CRG Partnerships
Construction             2            2            2          --           --        17,680           --
Rehab                    3            3            3           3           --         8,300        8,018
Lease Up                 3            3            3           2           --        71,650       69,951
Stabilized              --           --           --          --           --            --           --
                      --------------------------------------------------------------------------------------
Subtotal CRG
Deals                    8            8            8           5           --        97,630       77,969
                      --------------------------------------------------------------------------------------

Total                   25           24           17          11            8      $296,735     $  257,882
                      ======================================================================================

                                  RISK FACTORS


As with any business, our Company faces a number of risks. If any of the following risks occur, our business, prospects, results of operations and financial condition would likely suffer. We have grouped these risk factors into the following categories: (i) General Risks Related to Our Business; (ii) Risks Related to Our Portfolio Investing Business; (iii) Risks Related to Our Fund Management Business; (iv) Risks Related to Our Mortgage Banking Business; (v) Risks Related to Application of Tax Laws; and (vi) Risks Related to Investing in Our Company.

General Risks Related to Our Business

There are risks associated with the properties our products finance that could adversely affect our earnings

Through our taxable and tax-exempt subsidiaries, we derive a large portion of our income by financing real estate through:

        o investing in taxable and tax-exempt bonds secured by residential and rental properties;

        o       sponsoring funds that provide equity to such properties; and

        o       originating and servicing mortgages on such properties.

In many cases, we are both the sponsor of the fund and the holder of the debt which is secured by the property which is indirectly owned by the fund. In addition, we also issue guarantees on behalf of developers, guarantee investment returns to the investors in certain equity funds we sponsor and issue other guarantees associated with the performance of a property.

Our success depends in large part on the performance of the properties which are the subject of our businesses and, therefore, subjects us to various types and degrees of risk, including the following:

        o the property securing debt might not generate sufficient income to meet its operating expenses and payments on its related debt;

        o the failure of a mortgage obligor to make principal payments on a loan originated for Fannie Mae could expose us to losses under our risk sharing agreement;

        o local, regional or national economic conditions may limit the amount of rent that can be charged for rental units at the properties and may result in a reduction in rent payments or the timeliness of rent payments or a reduction in occupancy levels;

        o federal LIHTCs and local, state and federal housing subsidy or similar programs which apply to many of the properties impose rent limitations that could adversely affect the ability to increase rents to generate the funds necessary to maintain the properties in proper condition, which is particularly important during periods of rapid inflation or declining market value of such properties;

        o if a bond defaults, the value of the property securing such bond (plus, for properties that have availed themselves of the federal LIHTC, the remaining value of such LIHTC) may be less than the unamortized principal amount of such bond;

        o there are certain types of losses (generally of a catastrophic nature, such as toxic mold or other environmental conditions, earthquakes, floods, terrorism and wars) which are either uninsurable or not economically insurable; and

        o under various laws, ordinances and regulations, an owner or operator of real estate is liable for damages caused by or the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such real estate. These laws often impose liability whether or not the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result, the entities we sponsor which own real estate, and the owners of the real estate securing our investments, could be required to pay for such damages or removal or remediation costs.

All of these conditions and events may increase the possibility that, among other things:

        o a property owner may be unable to meet its obligations to us as holder of its debt;

        o       a fund may not be able to pay our fees;

        o a fund may not generate the return that we have guaranteed and we may be called upon to satisfy the guarantee; and

        o we could lose our invested capital and/or anticipated future revenue.

This could decrease the value of our investments, lower the value of assets we pledge as collateral and affect our net income and cash available for distribution to shareholders.

We may suffer adverse consequences from changing interest rates

Because a large portion of our debt is variable rate, an increase in interest rates could negatively affect our net income and cash available for distribution to our shareholders. Additionally, increasing interest rates may:

        o reduce the carrying value of our investments, particularly our fixed-rate revenue bonds and residual interests in tax-exempt securitization transactions;

        o decrease the amount we could realize on the sale of those investments;

        o result in a reduction in the number of properties which are economically feasible to finance through either tax-exempt financing or tax credit equity;

        o       reduce  the  demand  for  multifamily   tax-exempt  and  taxable
                financing, which could limit our ability to invest in revenue bonds or to structure transactions;

        o       increase our borrowing costs;

        o       restrict our access to capital;

        o cause investors to find alternative investments that are more attractive than the equity funds we sponsor; and

        o adversely affect the amount of cash available for distribution to shareholders.

Since a significant portion of our investments are residual interests in revenue bonds or other securities whose cash flow is first used to pay senior securities with short-term floating interest rates, any increase in short-term interest rates will increase the amount of interest paid on the senior securities and reduce the cash flow in our Portfolio Investing business. Further, increasing interest rates may reduce the likelihood of property development or mortgage refinancing, thereby deceasing the origination volume of in our Mortgage Banking business.

Conversely, a decrease in interest rates may lead to the refinancing of some of the debt we own if lockout periods have ended. We may not be able to reinvest the proceeds of any such refinancing at the same interest rates as the debt refinanced. Additionally, falling interest rates may prompt historical renters to become homebuyers, in turn potentially reducing the demand for multifamily housing.

If a change in interest rates causes the consequences described above, or otherwise negatively affects us, the result could adversely affect our ability to generate income or cash flows to make distributions and other payments in respect of our shares.

The inability to maintain our recurring fee arrangements and to generate new transaction fees could have a negative impact on our earnings

Two taxable revenue sources in our Fund Management segment are the transaction fees generated by our sponsorship of new investment programs and recurring fees payable by existing and future programs. Transaction fees are generally "up-front" fees that are generated by:

        o       the sponsorship of new investment programs; and

        o       upon investment of the capital raised in an investment program.

Recurring fees are generated by the ongoing operation of investment programs we sponsor. The termination of one or more of these recurring fee arrangements, or the inability to sponsor new programs which will generate new recurring and transaction fees, would adversely affect our results of operations and reduce earnings. There can be no assurance that existing recurring fee arrangements will not be reduced or terminated or that we will be able to realize revenues from new investment programs.

Likewise, the two principal revenue streams in our Mortgage Banking business are fees we earn for originating loans and ongoing fees we earn for servicing loans. A decline in origination volume or the loss or termination of a servicing arrangement could adversely affect our results of operations and reduce our earnings. There can be no assurance that existing recurring fee arrangements will not be reduced or terminated or that we will be able to realize revenues from new business.

We rely upon relationships with key investors and customers which may not continue

We rely upon relationships with key investors and developers. If these relationships do not continue, or if we are unable to form new relationships, our ability to generate revenue will be adversely affected. In 2004, five key investors provided approximately 69.2% of the equity capital raised by tax credit syndication programs we sponsored, with Fannie Mae and Freddie Mac together providing approximately 44.9% of the capital. In addition, ten key developers provided approximately 46.8% of the LIHTC properties for which we arranged equity financing in 2004. Further, Fannie Mae and Freddie Mac were the purchasers of 72.9% of the loans originated by our Mortgage Banking business in 2004.

There can be no assurance that we will be able to continue to do business with these key investors and developers or that new relationships will be formed. By reason of their regulated status, certain of our investors have incentives to invest in our sponsored investment programs in addition to the economic return from such investments. A change in such regulations could result in determinations to seek other investment opportunities.

Revenues from our fee-generating activities are less predictable than those from our revenue bond investments and could result in a decrease in cash flow, fluctuations in our share price and a reduction in the portion of our income that is tax-exempt.

As of March 31, 2005 in excess of 30% of our GAAP revenue recognized was derived from fee-generating service activities through our taxable subsidiaries. Although we expect that these fee-generating businesses will generate significant growth for us, they are inherently less predictable than the ownership of interests in revenue bonds, and there can be no assurance that the fee-generating activities will be profitable. In addition, the earnings and cash generated by the fund sponsorship portion of our Fund Management business has historically fluctuated between quarters due to the variability and seasonality inherent in investments in tax credit partnerships. These fluctuations could be perceived negatively and, therefore, adversely affect our share price.

In addition, the portion of our distributions that is excludable from gross income for federal income tax purposes could decrease based on the size of our future taxable business. Our taxable subsidiaries do not currently distribute dividend income to us but rather reinvest it in their businesses. If we invest in a larger percentage of taxable investments, or if our taxable subsidiaries were to distribute dividend income to us, the result would likely be that the taxable portion of our overall income would increase, and, therefore, the percentage of our net income distributed to shareholders that is federally tax-exempt to them would likely decrease.

Risks Related to Our Portfolio Investing Business

We have no recourse against state or local governments or property owners upon default of our revenue bonds or upon the bankruptcy of an owner of properties securing our revenue bonds

Although state or local governments or their agencies or authorities issue the revenue bonds we purchase, the revenue bonds are not general obligations of any state or local government. No government, as an issuer of these bonds, is liable to make payments on the revenue bonds, nor is the taxing power of any government pledged for the payment of principal of or interest on the revenue bonds. An assignment by the issuing government agency or authority of the mortgage loan in favor of a bond trustee on behalf of us, or in some cases, an assignment directly to the bondholder, secures each revenue bond we own. The mortgage loan is also secured by an assignment of rents. Following the time that the properties securing the mortgage loans are placed into service and achieve stabilized occupancy, the underlying mortgage loans are non-recourse to the property owner, other than customary recourse carve-outs for bad acts, such as fraud and breach of environmental representations and covenants. Accordingly, the revenue derived from the operation of the properties securing the revenue bonds that we own and amounts derived from the sale, refinancing or other disposition of the properties are the sole sources of funds for payment of principal and interest on the revenue bonds.

Our revenue may also be adversely affected by the bankruptcy of an owner of properties securing the revenue bonds that we directly or indirectly own. An owner of properties under bankruptcy protection may be able forcibly to restructure its debt service payments and stop making debt service payments to us, temporarily or otherwise. Our rights in this event would be defined by applicable law.

We are subject to construction completion and rehabilitation risks that could adversely affect our earnings

As of March 31, 2005, revenue bonds with an aggregate carrying value of approximately $321.0 million were secured by affordable multifamily housing properties which are still in various stages of construction and revenue bonds with an aggregate carrying value of approximately $212.7 million were secured by affordable multifamily housing properties which are undergoing substantial rehabilitation. Construction and/or substantial rehabilitation of such properties generally lasts approximately 12 to 24 months. The principal risk associated with this type of lending is the risk of non-completion of construction or rehabilitation which may arise as a result of:

        o       underestimated initial construction or rehabilitation costs;

        o       cost overruns;

        o       delays;

        o       failure to obtain governmental approvals; and

        o adverse weather and other unpredictable contingencies beyond the control of the developer.

If a mortgage loan is called due to construction and/or rehabilitation not being completed as required in the mortgage loan documents, we, as the holder of the revenue bonds secured by such mortgage, may incur certain costs and be required to invest additional capital in order to preserve our investment.

The properties securing certain of our revenue bonds, which are currently in construction or lease-up stages, may experience financial distress if they do not meet occupancy and debt service coverage levels sufficient to stabilize such properties, negatively affecting our assets and earnings

As of March 31, 2005, revenue bonds in our portfolio with a carrying value of approximately $1.2 billion were secured by mortgages on properties in construction or lease-up stages. The lease-up of these underlying properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that they may go into default than bonds secured by mortgages on properties that are fully leased-up. Moreover, there can be no assurance that the underlying property will achieve expected occupancy or debt service coverage levels.

Certain of our revenue bonds we and our subsidiaries hold have been pledged

A significant portion of our revenue bond portfolio has been pledged as collateral in connection with our securitizations, credit enhancement activities and warehouse borrowing and we may not have full access to them until we exit the related programs. The carrying value of the pledged bonds varies from time to time. As of March 31, 2005, the carrying value of all pledged bonds was approximately $719 million.

Other parties have the first right to cash flow from our securitized revenue bond investments

Because of our utilization of securitization, a substantial portion of our revenue bond investments are subordinated or may be junior in right of payment to other bonds, notes or instruments. There are risks in investing in subordinated revenue bonds and other junior residual interests that could adversely affect our net income, including:

        o the risk that borrowers may not be able to make payments on both the senior and the subordinated revenue bonds or interests, resulting in us, as the holder of the subordinated revenue bond, receiving less than the full and timely payments of interest and principal;

        o the risk that short-term interest rates may rise significantly, increasing the amounts payable to the holders of the floating-rate senior interests created through our securitizations and reducing the amounts payable to us as holders of the junior residual interests; and

        o the risk that the holders of the senior revenue bonds or senior interests may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests.

Risk associated with securitization could adversely affect our net income

Through securitizations, we seek to enhance our overall return on our investments and to generate proceeds that, along with equity offering proceeds, facilitate the acquisition of additional investments. In our debt securitizations, a bank or another type of financial institution stands ready to provide liquidity to the purchasers of senior interests in our revenue bonds. They also provide certain credit enhancements with respect to the underlying revenue bond, which enables the senior interests to be sold to investors seeking investments with credit ratings of at least "A" short term and "AA" long term. The liquidity facilities are generally for one-year terms and are renewable annually. If the credit strength of either the liquidity or credit enhancement providers deteriorates, we anticipate that the return on the residual interests would decrease, negatively affecting our income. In addition, if we are unable to renew the liquidity or credit enhancement facilities, we would be forced to find alternative facilities, to repurchase the underlying bonds or to liquidate the underlying bonds and our investment in the residual interests. If we were forced to liquidate our investment, we would recognize gains or losses on the liquidation, which might be significant depending on market conditions. As of March 31, 2005, senior interests with an aggregate amount of $505.5 million were credit enhanced by an eight-year term facility through MBIA, a large financial insurer. Of this amount, $405.5 million was subject to annual "rollover" renewal for liquidity. Also, as of March 31, 2005, Merrill Lynch provided liquidity and credit enhancement for senior interests with an aggregate amount of $698.0 million in the P-FLOATs/RITES program. We do not maintain an ongoing commitment with Merrill Lynch and, therefore, are subject to the risk of termination of that program on short notice.

Our revenue bonds may be considered usurious

State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties on parties making usurious loans, including monetary penalties, forfeiture of interest and unenforceability of the debt. Although we do not intend to acquire revenue bonds secured by mortgage loans at usurious rates, there is a risk that our revenue bonds could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to revenue bonds that bear participating or otherwise contingent interest. Therefore, the amount of interest to be charged and the return on our revenue bonds would be limited by state usury laws. To minimize the risk of investing in a usurious revenue bond, we obtain an opinion of counsel that the interest rate on a proposed revenue bond is not usurious under applicable state law. We also generally obtain an opinion of counsel that the interest on the proposed mortgage loan is not usurious. To obtain such opinions, we may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case we may have to agree to forego the compounding feature of our revenue bonds originated in those states.

Our investments in revenue bonds are illiquid

Our investments in revenue bonds lack a regular trading market. There is no limitation in our trust agreement or otherwise as to the percentage of our investments that may be illiquid and we expect to continue to invest in assets, substantially all of which will be illiquid securities. If a situation arises where we require additional cash, we could be forced to liquidate some or all of our investments on unfavorable terms (if any sale is possible) that could substantially reduce the amount of distributions available and payments made in respect of our shares.

Revenue bonds may go into default from time to time and negatively impact our earnings

Properties underlying our revenue bonds may experience financial difficulties from time to time, which could cause certain of our revenue bonds to go into default. Were that to occur, we might take remedial action such as, among other things, entering into a work-out or forbearance agreement with the owner of the property or exercising our rights with respect to the collateral securing such revenue bond, including the commencement of mortgage foreclosure proceedings. In addition, in the event that we were to successfully foreclose the mortgage on the underlying property, it is likely that, during the period that we or an affiliate owned both the property and the defaulted bond, we, as holder of the defaulted bond, would be deemed to be a related party to a "substantial user" of the property underlying such bond. As a result, during such period, the interest we receive on the bond would be taxable. See "Substantial User" Limitation below.

Risks Related to Our Fund Management Business

There are risks associated with credit enhancement and internal rate of return guarantees that expose us to losses

Through our taxable subsidiaries, we provide credit enhancement to third parties for a fee. If such third parties default on their obligations for which we provided credit enhancement, we would be called upon to make the related payment, which would likely be in an amount far in excess of the fee paid to us for providing the credit enhancement. We also provide internal rate of return guarantees to investors in partnerships designed to pass through tax benefits, including LIHTCs, to investors. In connection with such guarantees we might be required to advance funds to ensure that the investors do not lose their expected tax benefits and, if the internal rate of return to investors falls below the guaranteed level, we would be required to make a payment so that the guaranteed rate of return will be achieved. Our maximum potential liability pursuant to those guarantees is detailed in Management's Discussion and Analysis
- Off Balance Sheet Arrangements.

There is a risk of elimination of, or changes to, governmental programs that could limit our product offerings

A significant portion of our Fund Management revenues is derived from the syndication of partnership interests in properties eligible for LIHTCs. Although LIHTCs are a part of the Code, Congress could repeal or modify this legislation at any time or modify the tax laws so that the value of LIHTC benefits is reduced. If such legislation is repealed or adversely modified, we would no longer be able to pursue this portion of our business strategy.

Certain agreements pursuant to which we earn fees have finite terms and may not be renewed which could negatively affect our earnings

We receive fees pursuant to an advisory agreement with AMAC, an affiliated real estate investment trust. This advisory agreement is subject to annual renewal and approval by the independent trustees of AMAC and there is no guarantee that the agreement will be renewed. We also receive fees from investment programs we sponsor (and may sponsor in the future) that do not provide for annual elections by investors of their management. With respect to these investment programs, we will generally acquire controlling interests in the entities which control these investment programs. However, these interests are subject to the fiduciary duty of the controlling entity to the investors in those programs, which may affect our ability to continue to collect fees from those programs. Furthermore, the organizational documents of certain of these investment programs allow for the investors, at their option, to remove the entity controlled by us as general partner or managing member without cause. Although the investment programs will generally be required to pay fair market value if they exercise this right, our right to receive future fees would terminate and there can be no assurance that the payment will fully compensate us for this loss. Finally, many of these investment programs typically have finite periods in which they are scheduled to exist, after which they are liquidated. The termination of a program will result in a termination of the fees we receive from those programs.

Our role as a sponsor of investment programs and co-developments exposes us to risks of loss

In connection with the sponsorship of investment programs and joint venture activities for co-development of LIHTC properties, we act as a fiduciary to the investors in our syndication programs and are often also required to provide performance guarantees. We advance funds to acquire interests in property-owning partnerships for inclusion in investment programs and, at any point in time, the amount of funds advanced can be material. Recovery of these amounts is subject to our ability to attract investors to new investment programs or, if investors are not found, the sale of the partnership interests in the underlying properties. We could also be liable to investors in investment programs and third parties as a result of serving as general partner or special limited partner in various investment programs. In addition, even when we are not required to do so, we may advance funds to allow investment programs to meet their expenses and/or generate the expected tax benefits to investors.

Funds may not generate sufficient cash to pay fees due to us, which may negatively impact our cash flows

Much of the revenues in our Fund Management business are earned from upper-tier funds we sponsor. These funds are dependent upon the cash flows of lower-tier partnerships in which they invest to generate their own cash flows that are used to pay fees for services, such as asset management and advisory services, which we render to them. As the lower-tier partnerships are susceptible to numerous operational risks (see There are risks associated with the properties our products finance that could adversely affect our earnings above) the upper-tier funds may not collect sufficient cash to pay the fees they owe to us. If we do not collect these fees, the negative impact on our cash flows, and our net income if we determine the fees are not collectible, could negatively impact our business.

Risks Related to Our Mortgage Banking Business

There are risks of loss associated with DUS lending which may negatively impact our earnings

In our DUS program, we originate loans through one of our subsidiaries which are thereafter purchased by Fannie Mae. We retain a first loss position with respect to loans that we originate and sell to Fannie Mae. We assume responsibility for a portion of any loss that may result from borrower defaults, based on the Fannie Mae loss sharing formulas, Levels I, II, or III. As December 31, 2004, all of our loans consisted of Level I loans. For such loans, if a default occurs, we are responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance; any remaining loss is borne by Fannie Mae. Level II and Level III loans carry a higher loss sharing percentage. As of March 31, 2005 our maximum "first loss" exposure under the DUS program was approximately $940.4 million.

Under the terms of our Master Loss Sharing Agreement with Fannie Mae, we are responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, for Level I loans, we may request interim loss sharing adjustments which allow us to fund 25% of such advances until final settlement under the Master Loss Sharing Agreement. No interim sharing adjustments are available for Level II and Level III loans.

Risks Related to Application of Tax Laws

Our tax classification as a publicly traded partnership not taxable as a corporation is not free from doubt and could be challenged

We, and all of our Portfolio Investing subsidiaries, operate as partnerships or are disregarded for federal income tax purposes. This allows us to pass through our income, including our federally tax-exempt income, and deductions to our shareholders. The listing of our common shares on the American Stock Exchange causes us to be treated as a "publicly traded partnership" for federal income tax purposes. We and our counsel, Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service ("IRS") could challenge our partnership status and we could fail to qualify as a partnership in years that are subject to audit or in future years. Qualification as a partnership involves the application of numerous technical legal provisions. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items). We have represented that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. In the opinion of Paul Hastings, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes.

In determining whether interest is treated as qualifying income under these rules, interest income derived from a "financial business" and income and gains derived by a "dealer" in securities are not treated as qualifying income. We have represented that we are acting as an investor with respect to our revenue bond investments and that we have not engaged in, and will not engage in, a financial business, although there is no clear guidance on what constitutes a financial business under the tax law. We have taken the position that for purposes of determining whether we are in a financial business, portfolio investing activities that we are engaged in now and that we contemplate engaging in prospectively would not cause us to be engaged in a financial business or to be considered a "dealer" in securities. The IRS could assert that our activities constitute a financial business. If our activities constitute (or as a result of increased volume constitute) a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income. We could also be treated as if we were engaged in a financial business if the activities of CM Corp. and its subsidiaries were attributed to us and were determined to constitute a financial business. CM Corp., including its principal subsidiaries Related Capital and CharterMac Mortgage Capital Corporation ("CharterMac Mortgage Capital"), is subject to income tax on its income. Accordingly, we believe the activities and income of CM Corp. and its subsidiaries will not be attributed to us for purposes of determining CharterMac's tax status. In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. A portion of the interest payable on participating interest bonds owned by us is determined based upon the income or profits of the properties securing our investments. Accordingly, if we were to receive more than 10% of our gross income in any given year from such "contingent interest," the IRS could take the position that we should be treated as a publicly traded partnership taxable as a corporation. We carefully monitor the type of interest income we receive to avoid such a circumstance. However, there can be no assurance that such monitoring would be effective in all events to avoid the receipt of contingent interest and any other non-qualifying income in any given year that exceeds 10% of our gross income because circumstances outside of the control of us and our subsidiaries could cause such a result.

If, for any reason, less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our federally tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. These consequences would have a material adverse effect on us, our shareholders and the price of our shares.

Our treatment of income from our residual interests as federally tax-exempt could be challenged

We hold, indirectly, residual interests in certain federally tax-exempt revenue bonds through securitization programs, such as the Private Label Tender Option Program and P-FLOATs/RITESSM program, which entitle us to a share of the federally tax-exempt interest of such revenue bonds. Special tax counsel have each rendered an opinion to the effect that the issuer of the RITES and the issuer of the Private Label Tender Option Program residual certificates, respectively, will each be classified as a partnership for federal income tax purposes and the holders of the RITES and the Private Label Tender Option Program residual certificates will be treated as partners of each partnership. Consequently, as the holder of the RITES and the Private Label Tender Option Program residual certificates, we treat our share of the federally tax-exempt income allocated and distributed to us as federally tax-exempt income. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization could cause income from the RITES and the Private Label Tender Option Program residual certificates to be treated as ordinary taxable income. If such an assertion of an alternative characterization prevailed, it would materially adversely affect us and our shareholders.

There is a risk that the IRS will disagree with our judgment with respect to allocations

We use various accounting and reporting conventions to determine each shareholder's allocable share of income, including any market discount taxable as ordinary income, gain, loss and deductions. Our allocation provisions will be respected for federal income tax purposes only if they are considered to have "substantial economic effect" or are in accordance with the partners' "interest in the partnership." There is no assurance that the IRS will agree with our various accounting methods, conventions and allocation provisions, particularly our allocation of adjustments to shareholders attributable to the differences between the shareholders' purchase price of common shares and their shares of our tax basis in our assets, pursuant to an election we made.

The taxability of our income depends upon the application of tax laws that could be challenged

The following discussion relates only to the portion of our investments which generate federally tax-exempt income.

        Tax-exemption of our revenue bonds

        On the date of original issuance or re-issuance of each revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on that date, interest on such revenue bonds is excludable from federally-taxable gross income, except with respect to any revenue bond (other than a revenue bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code) during any period in which it is held by a "substantial user" of the property financed with the proceeds of such revenue bonds or a "related person" of such a "substantial user." Each opinion speaks only as of the date it was delivered. In addition, in the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions that interest on the reissued bond is excludable from federally-taxable gross income of the holder from the date of re-issuance or, in some cases, to the effect that the re-issuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof. However, an opinion of counsel has no binding effect and there is no assurance that the IRS will not contest these conclusions reached or, if contested, they will be sustained by a court.

        The Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from federally-taxable gross income. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction of the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in federally-taxable gross income retroactively to the date of issuance, regardless of when such noncompliance occurs. Greenberg Traurig, LLP (also referred to as "Greenberg Traurig") as our bond counsel, and Paul Hastings, as our securities counsel (Greenberg Traurig and Paul Hastings are collectively referred to herein as our "Counsel"), have not, in connection with this filing, passed upon and do not assume any responsibility for, but rather have assumed the continuing correctness of, the opinions of bond counsel or special tax counsel (including opinions rendered by Greenberg Traurig) relating to the exclusion from federally-taxable gross income of interest on the revenue bonds and have not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth herein. However, as of the date of this filing, neither we, nor our subsidiaries, our affiliates or our Counsel have knowledge of any events that might adversely affect the federally tax-exempt status of our revenue bonds, including any notice that the IRS considers interest on any of our revenue bonds to be includable in federally-taxable gross income.

        Treatment of participating interest bonds as equity investments

        At our inception, almost all of our revenue bond investments were participating interest bonds that had been issued in the late 1980s. Since August 1996, because of the promulgation of certain tax regulations, participating interest tax-exempt bonds are rarely issued. Accordingly, and because the number of participating interest bonds in our portfolio has been shrinking on account of sales and refinancings, such bonds now comprise only 5.6% of our total revenue bond portfolio.

        Payment of a portion of the interest accruing on a participating interest bond depends upon the cash flow from, and the proceeds upon the sale or refinancing of, the property securing such bond. Because of this participation feature, the IRS could assert that we are not a lender to the owner of the underlying property, but rather an equity investor. If that position were sustained, all or part of the interest we receive on participating interest bonds could be treated as a taxable return on our investment and not as tax-exempt interest. To our knowledge, neither the characterization of the participating interest bonds as debt, nor the characterization of the interest thereon as interest excludable from federally-taxable gross income of the holders thereof, has been challenged by the IRS in any judicial or regulatory proceeding.

        We or our predecessors received opinions of counsel from Willkie, Farr & Gallagher LLP or other counsel respecting each of our participating interest bonds to the effect that, based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the participating interest bonds "would" be treated for federal tax purposes as representing debt. The implicit corollary of these opinions is that the participating interest bonds do not constitute an equity interest in the underlying borrower.

        Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have not changed the assumptions and bases for providing such opinions. The opinions discussed above speak only as of their respective delivery dates, and our Counsel has not passed upon or assumed any responsibility for reviewing any events that may have occurred subsequent to the delivery of such opinions which could adversely affect the conclusions contained therein.

        "Substantial User" Limitation

        Interest on a revenue bond we own, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a "substantial user" of the properties financed with the proceeds of such revenue bond or a "related person" to a "substantial user."

        A "substantial user" generally includes any underlying borrower and any person or entity that uses the financed properties on other than a de minimis basis. We would be a "related person" to a "substantial user" for this purpose if, among other things,

        o the same person or entity owned more than a 50% interest in both us and in the properties financed with the proceeds of a bond owned by us or one of our subsidiaries; or

        o we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond owned by us or one of our subsidiaries.

        Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under Treatment of participating interest bonds as equity investments, could cause us to be treated as a "substantial user" of the properties securing our investments.

        Greenberg Traurig has reviewed the revenue bonds we own, the ownership of the obligors of our revenue bonds and the ownership of our shares and our subsidiaries' shares, and concurs in the conclusion that we are not "substantial users" of the properties financed with the proceeds of the revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond for which we were treated as a "substantial user" or a "related party" thereto would be includable in federally-taxable gross income.

        Securitization Programs and Revenue Procedure 2003-84

        Many of the senior interests in our securitization programs are held by tax-exempt money-market funds. For various reasons, money market funds will only acquire and hold interests in securitization programs that comply with Revenue Procedure 2003-84, which was published on November 5, 2003. We have been advised by our counsel, Greenberg Traurig, that the partnerships we use in our securitizations currently meet the requirements of Revenue Procedure 2003-84. It is our intention to continue to meet those requirements, which include an income test and an expense test, on an ongoing basis. There can be no assurance, however, that unforeseen circumstances might cause one or more of our securitization partnerships to fail either the income test or the expense test, which would cause our securitization partnerships to have to comply with all of the requirements of subchapter K of the Code. In the event one or more of our securitization partnerships was forced to comply with the provisions of subchapter K of the Code, it is likely that all of the tax-exempt money market funds which hold the senior interests in those securitizations would tender their positions. This could cause our remarketing agent to locate new purchasers, which were not tax-exempt money market funds, for those tendered senior interests. This would probably result in an increase in the distributions to the holders of the senior interests, which would reduce, dollar for dollar, the distributions on the residual interests in the securitizations, which are owned by us through our subsidiaries.

        Taxable income

        In our Portfolio Investing business, we primarily invest in investments that produce only tax-exempt income. However, the IRS may seek to re-characterize a portion of our tax-exempt income as taxable income as described above. If the IRS were successful, a shareholder's distributive share of such income would be taxable to the shareholder, regardless of whether an amount of cash equal to such distributive share is actually distributed. Any taxable income would be allocated pro rata between our Community Reinvestment Act Preferred Shares ("Convertible CRA Shares") and our common shares. We may also have taxable income in the form of market discount or gain on the sale or other disposition of our investments, and we expect to own investments and engage in certain fee generating activities that will generate taxable income.

        Impact of recent and future tax legislation

        Recent and future tax legislation could also adversely impact the value of our investments and the market price of our shares. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Act. This law amends the Code to reduce federal income tax rates for individuals on long-term capital gains and dividend income and accelerates certain previously enacted income tax rate reductions for individuals for tax years ending on or after May 6, 2003. This tax legislation reduces the importance of a primary advantage of investing in municipal bonds--that the interest received on these bonds is federally tax-exempt, while other income is subject to federal income tax at higher rates. It is likely that these tax law changes, and any similar future tax law changes, could increase the cost of tax-exempt financings, as interest rates offered by municipal issuers would rise to compensate investors for the reduced tax advantage. This could lead to a decrease in tax-exempt multifamily rental housing bond issuances, which would reduce our opportunities to purchase revenue bonds. These changes could also reduce the value of our existing investments, because federally tax-exempt municipal bond income would not enjoy the same relative tax advantage as provided under prior law.

        Structure of our acquisition of Related Capital

        Our acquisition of Related Capital was structured to prevent us from realizing active income from the Related Capital business and to effectively receive a tax deduction for payments made to its selling principals. It is possible that the IRS could challenge this structure, with material adverse consequences to us. First, the IRS could assert that we, as the parent trust, are the owner of the Related Capital business, in which case the parent trust would realize an amount of active income from the Related Capital business that would require it to be treated as a corporation instead of a publicly traded partnership for income tax purposes. If the IRS prevailed, we would be required to pay taxes on that income, thereby reducing the amount available for us to make distributions. As a result, it is possible that the value of our shares would decline. Second, the IRS might assert that the Special Common Units ("SCUs") held by the selling principals of Related Capital and others are actually shares of our Company. If this position prevailed, the distributions payable on the SCUs would not result in tax deductions for CM Corp. In such event, CM Corp. would be subject to increased tax, which could reduce our net after-tax income and our distributions, which could also result in a decrease in the portion of our distributions that is excluded from gross income for federal income tax purposes.

Risks Related to Investing in Our Company

Our shareholders rank junior to our existing and future liabilities and are effectively subordinated to the liabilities and preferred equity of our subsidiaries.

We hold most of our investments through our subsidiaries. Since we own only common equity of our subsidiaries, we, and therefore holders of our shares, are effectively subordinated to the debt obligations, preferred equity and SCUs of our subsidiaries. As of March 31, 2005, we and our subsidiaries had liabilities of approximately $1.6 billion, outstanding preferred equity with an aggregate liquidation amount of approximately $377.5 million and special common units with a carrying value of $264.4 million. In particular, the holders of the preferred shares of our subsidiary, Charter Mac Equity Issuer Trust ("Equity Issuer"), are entitled to receive preferential distributions with respect to revenues generated by revenue bonds held directly or indirectly by it, which constitute a substantial portion of our assets. Similarly, holders of senior interests created through our securitization programs have a superior claim to the cash flow from the revenue bonds deposited in such programs. Accordingly, a portion of the cash flow from our investments will not be available for distribution on our common shares. Likewise, holders of SCUs issued by our subsidiary, CharterMac Capital Company, LLC ("CharterMac Capital Company") are entitled to receive preferential distributions with respect to the earnings of Related
Capital  which  are,   therefore,   not  available  for   distribution   to  our
shareholders.

We depend upon the services of our executive management team

We and our subsidiaries depend upon the services of three key executive officers (Mr. Boesky, Mr. Hirmes and Mr. Schnitzer) and other individuals who comprise our executive management team. All decisions with respect to the management and control of our Company and our subsidiaries, subject to the supervision of our board of trustees (or the applicable subsidiary's board), are currently made exclusively by these three key officers. The departure or the loss of the services of any of these key officers or a large number of senior management personnel and other employees could have a material adverse effect on our ability to operate our business effectively and our future results of operations.

Our board of trustees can change our business policies unilaterally

Our board of trustees may generally amend or revise our business plan and certain other policies without shareholder approval. Therefore, our shareholders have limited control over changes in our policies, including our business policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, which are determined by our board of trustees.

There are possible adverse effects arising from shares available for future sale

Our board of trustees is permitted to offer additional equity or debt securities of our Company in exchange for money, property or other consideration. Our ability to sell or exchange such securities will depend on conditions then prevailing in the relevant capital markets and our results of operations, financial condition, investment portfolio and business prospects. Subject to American Stock Exchange rules which require shareholder approval for certain issuances of securities and as long as the issuance is made in accordance with our trust agreement, the issuance of such additional securities will not be subject to the approval of our shareholders and may negatively affect any resale price of our shares. Shareholders will not have any preemptive rights in connection with the issuance of any additional securities we or our subsidiaries may offer, and any of our equity offerings would cause dilution of a shareholder's investment in us.

The former owners of Related Capital have significant voting power on matters submitted to a vote of our shareholders, and their interests may be in conflict with the interests of our other shareholders

In connection with our acquisition of Related Capital, we issued to each of its selling principals one special preferred voting share for each SCU they received. Our special preferred voting shares have no economic interest, but entitle each holder to one vote per special preferred voting share on all matters subject to a vote of the holders of our common shares. The selling principals of Related Capital who received special preferred voting shares include our executive management team and a subsidiary of The Related Companies, L.P. ("TRCLP"), which is controlled by the chairman of our board of trustees. As a result of that special preferred voting share issuance and additional common shares directly or indirectly owned by them, our executive management team (Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley) in the aggregate directly or indirectly owns, as of May 31, 2005, voting shares representing approximately 6.7% of our voting power, and the chairman of our board of trustees directly or indirectly owns voting shares that represent approximately 14.4% of our voting power. Ms. Kiley, whose intention to retire we announced on February 25, 2005, owns approximately 1% of our voting power as of May 31, 2005. As such, if they vote as a block, such shareholders will have significant voting power on all matters submitted to a vote of our common shareholders.

Also, because five of these selling principals of Related Capital serve, along with others, as our managing trustees, there are ongoing conflicts of interest when we are required to determine whether or not to take actions to enforce our rights under the various agreements entered into in connection with the Related Capital acquisition. While any material decisions involving these persons are subject to the vote of a majority of our independent trustees, such decisions may create conflicts between us and these persons.

In addition, we have some obligations to these former owners which will require us to make choices as to how we operate our business which may affect those obligations. For example, we have guaranteed the payment to all holders of the SCUs of all but $5.0 million of the distributions they would otherwise be entitled to receive under the operating agreement of CharterMac Capital Company. In addition, we have agreed to share cash flow from investment programs so that we and certain of these former owners can receive payment of deferred fees. Further, TRCLP and its affiliates currently engage in businesses which compete with us. The non-competition covenants contained in a future relations agreement entered into by TRCLP and its affiliates in connection with our acquisition of Related Capital prohibit TRCLP and its affiliates from competing with any business currently engaged in by us other than in specified areas, including:

        o providing credit enhancement on debt products secured by "80/20" multifamily housing properties; and

        o providing mezzanine financing to multifamily housing properties other than so-called "tax credit properties."

There can be no assurance that we and TRCLP and its affiliates will not compete for similar products and opportunities in these areas in the future.

No assurance can be given that our shareholders will be entitled to the same limitation on personal liability as stockholders of private corporations for profit

Our trust agreement is governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Statutory Trust Act, as amended ("Delaware Act"), our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. In general, stockholders of Delaware corporations are not personally liable for the payment of corporate debts and obligations, and are liable only to the extent of their investment in the Delaware corporation. However, a shareholder may be obligated to make certain payments provided for in our trust agreement and bylaws. The properties securing our investments are dispersed in numerous states and the District of Columbia. In jurisdictions which have not adopted legislative provisions regarding statutory trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that our shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

Our anti-takeover provisions may discourage third-party proposals

Certain provisions of our trust agreement may have the effect of discouraging a third party from making an acquisition proposal for our Company. This could inhibit a change in control of our Company under circumstances that could give our shareholders the opportunity to realize a premium over then-prevailing market prices. Such provisions include the following:

        Additional Classes and Series of Shares

        Our trust agreement permits our board of trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such securities. Thus, our board of trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction.

        Staggered Board

        Our board of trustees is divided into three classes of managing trustees. The terms of the first, second and third classes will expire in 2005, 2006 and 2007, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

Sales in the public market of our common shares issuable in exchange for our SCUs could adversely affect the market price of our shares

Future sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of our shares. Approximately
15.2 million common shares remain issuable in exchange for the SCUs we issued in connection with the Related Capital acquisition and we also granted restricted common shares of which approximately 433,000 were unvested at March 31, 2005. When these shares vest, their sale in the public market could, and depending upon the number of involved, likely would, adversely affect prevailing market prices of our shares and our ability to raise additional capital through equity markets. As of March 31, 2005, TRCLP and its owners indirectly held approximately 10.2 million SCUs and approximately 286,000 common shares which, subject to some exceptions, are not subject to a lock-up agreement.

On March 7, 2005, Mr. Schnitzer and Ms. Kiley each adopted a pre-arranged share trading plan to sell common shares that can be issued to each of them upon the conversion of a portion of their respective SCUs. Mr. Schnitzer entered into a plan which allows for transactions to take place between June 16, 2005, and January 11, 2006. Ms. Kiley, whose previously announced retirement will become effective June 30, 2005, entered into a plan which allows for transactions between June 15, 2005, and September 15, 2005. Each of the share trading plans was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. Mr. Schnitzer adopted his plan as part of his personal financial planning for asset diversification and liquidity. Under his Rule 10b5-1 plan, Mr. Schnitzer will sell up to 175,000 common shares (approximately 16% of his total beneficial holdings as of May 31, 2005) in accordance with the plan schedule. These shares will be acquired through the conversion of a portion of his SCUs. If Mr. Schnitzer completes all the planned sales of shares under his Rule 10b5-1 plan, he would continue to beneficially own approximately 60,118 common shares and 864,229 SCUs. Ms. Kiley adopted her plan as part of her personal financial planning for asset diversification and liquidity. Under her Rule 10b5-1 plan, Ms. Kiley will sell up to 131,906 common shares (approximately 18.7% of her total beneficial holdings as of May 31, 2005) in accordance with the plan schedule. These shares will be acquired through the conversion of a portion of her SCUs. If Ms. Kiley completes all the planned sales of shares under her Rule 10b5-1 plan, she would continue to beneficially own approximately 44,248 common shares and 527,622 SCUs.

If we had to register under the Investment Company Act, there could be negative consequences to our investment strategy

Neither we nor our subsidiaries are registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") and we may not be able to conduct our activities as we currently do if we were required to so register.

At all times, we intend to conduct our activities, and those of our subsidiaries, so as not to become regulated as an "investment company" under the Investment Company Act. Even if we are not an investment company under the Investment Company Act, we could be subject to regulation under the Investment Company Act if a subsidiary of ours were deemed to be an investment company. There are a number of possible exemptions from registration under the Investment Company Act that we believe apply to us and our subsidiaries and which we believe make it possible for us not to be subject to registration under the Investment Company Act.

For example, the Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate," which we refer to as "qualifying interests." Under current interpretations by the Securities and Exchange Commission staff, one of the ways in which our subsidiaries can qualify for this exemption is to maintain at least 55% of their assets directly in qualifying interests and the balance in real estate-type interests. We believe our subsidiaries can rely on this exemption or another exemption from registration.

The requirement that our subsidiaries maintain 55% of their assets in qualifying interests (or satisfy another exemption from registration) may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If any of our subsidiaries fail to qualify for exemption from registration as an investment company and we, in turn, are required to register as an investment company, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as described herein. Such a failure to qualify could have a material adverse effect upon our ability to make distributions to our shareholders.

An inability to raise capital could adversely affect our growth

A major aspect of our business plan includes the acquisition of additional revenue bonds, which requires capital. In addition to funds generated through operations (including securitizations), we raise capital by periodically offering securities issued by us or one or more of our subsidiaries. Our ability to raise capital through securities offerings is subject to risks, including:

        o       conditions then prevailing in the relevant capital markets;

        o our results of operations, financial condition, investment portfolio and business prospects;

        o the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share; and the amount of securities that are structurally senior to the securities being sold.

We have identified two material weaknesses in our internal control over financial reporting.

In connection with our Annual Report on Form 10-K for the year ended December 31, 2004 (attached as Appendix B hereto) we assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. This assessment identified two deficiencies in our internal control over financial reporting. Specifically, as of December 31, 2004, we did not maintain effective controls over: (i) accounting for income taxes, including the determination of income taxes payable and deferred income tax assets and liabilities and the related income tax benefit; and (ii) the consolidation of our subsidiaries, including identifying revenues that should have been re-characterized upon the acquisition of Related Capital in November of 2003 and the elimination of certain intercompany balances. As a result of these internal control deficiencies, financial reporting errors occurred that ultimately resulted in the restatement of our interim financial statements for the first, second and third quarters of 2004. Accordingly, we determined that these control deficiencies constitute material weaknesses.

During the first quarter of 2005, we have: (i) taken steps to remediate the errors in our tax accounting through increased use of third-party tax service providers for the more complex areas of our tax accounting and increased formality and rigor of controls and procedures over accounting for income taxes;
(ii) strengthened our due diligence procedures in reviewing acquisition candidates to ensure that any required recharacterizations are identified on a timely basis; and (iii) strengthened our analytical procedures with regard to the preparation and review of all consolidation eliminations.

No assurance can be given that our efforts will correct our control deficiencies. If not corrected, there is more than a remote likelihood that a material misstatement of our financial statements in the future will not be prevented or detected. For more information see Item 8 "Financial Statements and Supplementary Data--Management's Report on the Effectiveness of Internal Control over Financial Reporting" and "--Report of Independent Registered Public Accounting Firm On Internal Control over Financial Reporting" to our Annual Report on Form 10-K attached as Appendix B hereto.

We are currently ineligible to register public offerings of our securities on Form S-3, or to conduct "shelf takedowns" pursuant to Rule 415 under the Securities Act. This may delay or otherwise adversely affect our ability to raise capital through public offerings.

We did not file our Annual Report on Form 10-K for the year ended December 31, 2004 (attached as Appendix B hereto) within the time period prescribed by the Securities and Exchange Commission ("SEC"). However, such report was filed on April 7, 2005. As a consequence of this late filing, we are prohibited from (i) registering additional securities offerings on Form S-3 until such time as we meet the registrant and transaction requirements that are specified in such form (which include, among other items, the timely filing of certain reports with the SEC), (ii) offering securities on a delayed basis pursuant to Rule 415 under the Securities Act and (iii) offering securities registered pursuant to our registration statements on Form S-3. If we offer our securities publicly prior to regaining our eligibility to use Form S-3, any such offerings will be required to be registered on Form S-11, which is subject to SEC review and delay and is more time consuming than "shelf takedown" offerings registered on Form S-3 and conducted on a delayed basis pursuant to Rule 415 under the Securities Act. Due to the additional time involved in conducting public offerings registered on Form S-11 we may be prevented from accessing the public markets as quickly as we have in the past, which may prohibit us from taking advantage of favorable market conditions.

Risks  associated  with  the  recent  financial  difficulty   experienced  by  a
construction company providing services to certain properties.

As discussed above under "Recent Developments - PRS," PRS approached us to discuss financial difficulties in its construction company. Affiliates of PRS were the general partner of and the PRS construction company was the general contractor for 17 partnerships for which we hold the revenue bonds and/or to which investment funds we sponsor have contributed equity. In addition, the PRS construction company was the general contractor for eight other partnerships for which we hold the revenue bonds and/or to which investment funds we sponsor have contributed equity. In some instances, investment funds we sponsor guaranteed a specified return on equity invested in those funds. On April 28, in order to protect our interests, affiliates of ours acquired by assignment general partnership interests in 12 partnerships in which investment funds we sponsor are equity partners. Of these 12 transactions, eight are undergoing construction or substantial rehabilitation and four are built but have not been substantially leased. In addition, we hold revenue bonds that financed eight partnerships with respect to which we did not sponsor the equity investors. With respect to those partnerships, we anticipate that the respective equity investor will become the general partner by assignment and complete construction and lease-up of the properties, but there is no assurance that the equity investors will do so.

These events expose us to the following risks: (i) we probably will be required to expend additional cash to complete the construction or rehabilitation of those properties which are not fully built or rehabilitated and achieve stabilization of those properties which are not substantially leased; (ii) the revenue bonds secured by properties held in these partnerships could cease to pay principal and interest in accordance with their terms or otherwise be impaired; (iii) we could be called upon to make payments pursuant to agreements we made to guarantee a specified return to investors in funds we sponsored that invested in the partnerships; (iv) a bankruptcy by or against PRS or its affiliates may give rise to additional claims concerning these partnerships; and
(v) if the equity investors either fail to take control of the eight partnerships in which we have no equity interest, but own the revenue bonds, or do take control and fail to stabilize the properties, we might have to exercise remedies, including foreclosure, which could result in substantial losses. See
Note 14, Subsequent Events, to the condensed consolidated interim financial statements as of and for the three months ended March 31, 2005.

                                 USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $ million, net of estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be $ million. We intend to use the net proceeds from the sale of the common shares offered hereby primarily to acquire additional revenue bonds, the proceeds of which will finance the construction and/or ownership of multifamily housing properties, most of which will benefit from federal LIHTCs. In addition, we may make other types of investments permitted under our trust agreement. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.


                                 DIVIDEND POLICY


Subject to any preferential rights of any outstanding shares, holders of our common shares are entitled to receive distributions if, when and as authorized by our board of trustees out of funds legally available for distribution to our shareholders.

We hold most of our investments through our subsidiaries. Since we own only common equity of our subsidiaries, we, and therefore holders of our shares, are effectively subordinated to the debt obligations, preferred equity and SCUs of our subsidiaries. In particular, our subsidiary, Equity Issuer has issued preferred shares with an aggregate liquidation amount of approximately $377.5 million, which effectively rank, with respect to payment of distributions and liquidation amounts, senior to our common shares. Equity Issuer may issue additional preferred shares, which also will effectively rank, with respect to payment of distributions and liquidation amounts, senior to our common shares without the approval of our common shareholders.

CharterMac Capital Company has issued equity in the form of special common units, which are exchangeable into our common shares on a one-for-one basis. Holders of special common units are entitled to distributions from CharterMac Capital Company at the same time as, and only if, dividends are paid on our common shares. To the extent that, in any year, CharterMac Capital Company does not have sufficient cash flow to pay the entire distribution due on the special common units, CM Corp. has agreed to contribute or to lend to CharterMac Capital Company all but $5 million of these distributions. The remaining shortfall, if any, will earn interest at a market rate and will only be payable at the time CharterMac Capital Company has sufficient cash flow.

Holders of our Convertible CRA Shares are also entitled to receive distributions at the same time as and in the same amount as our common shareholders.


    MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS


Market Information

Our common shares have been listed on the American Stock Exchange since October 1, 1997 under the symbol "CHC". Prior to October 1, 1997, there was no established public trading market for our common shares.

The high and low prices for each quarterly period of the last two years during which our common shares were traded were as follows:

                                     2005                     2004                      2003
                              -------------------     ---------------------     --------------------
    Quarter Ended               Low        High         Low          High         Low         High
----------------------        --------   --------     --------   ----------     --------    --------
March 31                        $20.65     $24.50       $21.03       $24.85       $16.51      $18.34


June 30                             --         --       $17.75       $24.70       $17.50      $19.79
September 30                        --         --       $18.85       $23.15       $16.68      $19.62
December 31                         --         --       $21.35       $25.42       $18.35      $21.86




The last reported sale price of our common shares on the American Stock Exchange on May, 16, 2005 was $21.05.

Holders

As of March 31, 2005, there were 3,136 registered shareholders owning 51,323,062 common shares.

Distributions

Our earnings are allocated pro rata among the common shares and the Convertible CRA Shares. The Convertible CRA Shares rank on par with the common shares with respect to rights upon liquidation, dissolution or winding up of our Company. Quarterly cash distributions per share for the years ended December 31, 2004 and 2003 were as follows:

                                                                   Total Amount
                                                                   Distributed
  Cash Distribution for Quarter          Date           Per            (In
              Ended                      Paid          Share        thousands)
----------------------------------    ------------    ---------    -------------

March 31, 2005                            5/13/05       $0.410          $23,906

March 31, 2004                            5/15/04       $0.370          $19,217
June 30, 2004                             8/14/04        0.380           21,929
September 30, 2004                       11/14/04        0.410           23,649
December 31, 2004                         2/14/05        0.410           23,690
                                                      ---------    -------------
Total for 2004                                          $1.570          $88,485
                                                      =========    =============

March 31, 2003                            5/15/03       $0.325          $14,643
June 30, 2003                             8/14/03        0.325           14,667
September 30, 2003                       11/14/03        0.350           16,201
December 31, 2003                         2/14/04        0.370           18,551
                                                      ---------    -------------
Total for 2003                                          $1.370          $64,062
                                                      =========    =============

In addition to the distributions set forth in the table above, we paid Related Charter L.P., as our manager prior to our acquisition of Related Capital, a special distribution (equal to .375% per annum of our total invested assets) which amounted to approximately $5.3 million for the period from January 1, 2003 to November 17, 2003.

There are no material legal restrictions upon our present or future ability to make distributions in accordance with the provisions of our Second Amended and Restated Trust Agreement. We do not believe that the financial covenants contained in our and our subsidiaries' secured indebtedness or in the terms of the preferred shares issued by Equity Issuer will have any adverse impact on our ability to make distributions in the normal course of business to our common and Convertible CRA shareholders. Future distributions will be at the discretion of the trustees based upon evaluation of our actual cash flow, our financial condition, capital requirements and such other factors as the trustees deem relevant.

                      SELECTED CONSOLIDATED FINANCIAL DATA


The information set forth below presents our selected financial data. Additional financial information is set forth in the consolidated financial statements and notes thereto.


(In thousands, except     Quarters Ended March
 per share amounts)                31,                              Years Ended December 31,
                          -----------------------  -------------------------------------------------------------
Operations                2005 (1)    2004 (1)     2004 (1)       2003        2002        2001         2000
-----------------------               -----------  -----------  ----------  ----------  ----------  ------------

Total revenues           $  58,457    $  46,313      $232,854      $ 152,240    $ 116,614    $  74,625      $ 59,091
Net income               $  14,785    $   6,418      $ 65,363      $  66,586    $  60,833    $  38,985      $ 30,091
Net income applicable
 to shareholders (2)     $  14,785    $   6,418      $ 65,363      $  61,248    $  55,905    $  35,010      $ 27,074

Net income per share (2)
  Basic                  $    0.26    $    0.12      $   1.19      $    1.31    $    1.31    $    1.14      $   1.22
  Diluted                $    0.25    $    0.12      $   1.19      $    1.31    $    1.31    $    1.14      $   1.22

Financial position
-----------------------


Total assets             $5,996,377   $4,979,471    $5,757,361     $2,581,169   $1,852,868   $1,421,059     $925,236
Financing arrangements   $1,203,506   $  989,568    $1,068,428     $  900,008   $  671,659   $  541,796     $385,026
Notes payable            $  203,146   $  174,426    $  174,454     $  153,350   $   68,556   $   56,586     $     --
Preferred shares of
 subsidiary:
  Subject to mandatory
   repurchase            $  273,500   $  273,500    $  273,500     $  273,500   $  273,500   $  218,500     $169,000
  Not subject to
   mandatory repurchase  $  104,000   $       --    $  104,000     $       --   $       --   $       --     $     --

Distributions
-----------------------

Distributions per share
 (3)                     $     0.41   $     0.37    $     1.57     $     1.37   $     1.26   $     1.14     $   1.07


        (1) Reflects adoption of Interpretation 46(R), Consolidation of Variable Interest Entities ("FIN 46(R)"), as of March 31, 2004 (See Note 2 to the consolidated financial statements).
        (2)     Includes common shareholders and Convertible CRA shareholders.
        (3) Distributions per share are the same for both common shares and Convertible CRA shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Factors Affecting Comparability

Acquisitions

Our operating results for 2004 were impacted significantly by the November 2003 acquisition of Related Capital, an affiliated business that, until the date of acquisition, had acted as an external manager for our Company and our subsidiaries. As a result of the acquisition, we generate more taxable income and have assumed numerous expenses that had previously been covered by fees paid to Related Capital. Further, the issuance of a new class of subsidiary equity as part of the acquisition requires us to apportion certain earnings and identify them as due to the holders of that equity. Likewise, the acquisition affected the comparability of our 2003 results to those in 2002.

Through our acquisition of Related Capital, we now provide management services to real estate equity investment funds we sponsor (many of which we now consolidate - see Accounting Changes below) and AMAC, a publicly traded real estate investment trust that is also an affiliated entity. The funds we sponsor are the upper-tier investment funds that provide LIHTCs for investors.

Our acquisition of Related Capital has enabled us to accomplish many of our goals. First, we are now internally managed, which has eliminated any perceived conflicts of interest in the marketplace and broadens our access to capital. Internalizing management has also created a more effective cost structure for a company of our size. Second, the acquisition diversified our revenue streams, increasing our proportion of fee income, which is much less interest rate sensitive and much less capital intensive than our Portfolio Investing business.

In addition, we acquired CCLP in March 2005. Operating results prior to the acquisition date include interest income on a loan made in July 2004. Following the acquisition, operating results of CCLP are included in our Mortgage Banking segment.

Accounting Changes

The adoption of several accounting pronouncements has affected our financial statements. The adoption of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristic of Both Liabilities and Equity ("SFAS No. 150") caused us to reclassify certain liability and expense categories while not increasing the actual amounts to be recorded. The adoption of FIN 46(R) led to a significant increase in the amount of assets and liabilities we record due to consolidation of numerous investment partnerships (see Note 2 to the consolidated financial statements). This consolidation also results in the recognition of the operating results of partnerships in which we have no equity interest, the elimination of transactions between our businesses and those partnerships and the allocation of their results to their investor partners.

Results of Operations

Years ended December 31, 2004, 2003 and 2002
--------------------------------------------

The following is a summary of our operations:

                                                                              %       %
                                                                              Change  Change
                                                                               2004    2003
                                 % of              % of               % of      vs      vs
(In thousands)         2004    Revenues  2003    Revenues   2002    Revenues   2003    2002
                     --------- -------- -------- -------- --------- --------- ------- ------

Revenues             $232,854   100.0%  $152,240  100.0%  $116,614    100.0%   53.0%   30.6%
Income before
income taxes           48,120    20.7     60,514   39.7     62,117     53.3   (20.5)   (2.6)
Net income             65,363    28.1     66,586   43.7     60,833     52.2    (1.8)    9.5


Our consolidated results over the three-year period illustrate the impact of our changing business from our 2001 structure, previously incorporating only recurring, non-taxable revenues with a cost structure based on external management, to one with a large proportion of fee-based transactional income and costs associated with internal management. This transition involved:

        o our acquisition of the Mortgage Banking business at the end of 2001, adding taxable revenues and internal management costs to our consolidated cost structure;
        o the inception of the credit enhancement portion of the Fund Management segment in 2002, adding more taxable business; and
        o our acquisition of Related Capital in late 2003, adding the majority of our Fund Management revenues, and completely internalizing our management structure.

Full integration of these businesses in our unified operating platform, while we continued to add to our Portfolio Investing business, resulted in 2004 being our first full year incorporating all businesses.

Revenues

Our revenues for the three years ended December 31 were as follows:


                                                            % Change                  % Change
                                                              2004                      2003
(In thousands)                      2004         2003       vs. 2003       2002       vs. 2002
------------------------------- ------------- ------------ ------------ ------------ ------------

Revenue bond interest income        $132,075     $113,655       16.2%       $92,882       22.4%

Fee income
Mortgage banking                      15,026       13,712        9.6         13,681        0.2
Fund sponsorship                      42,790       12,642      238.5             --        N/A
Credit enhancement                    10,085        4,924      104.8          2,619       88.0
                                ------------- ------------ ------------ ------------ ------------
Total fee income                      67,901       31,278      117.1         16,300       91.9

Other income
Capri loan interest                    4,462           --       N/A              --        N/A
Other interest                         4,967        2,606       90.6          6,555      (60.2)
Service fees                           3,266        1,062      207.5             --        N/A
Other                                  7,970        3,639      119.0            877      314.9
                                ------------- ------------ ------------ ------------ ------------
Total other income                    20,665        7,307      182.8          7,432       (1.7)

Revenues of consolidated VIEs         12,213           --       N/A              --        N/A
                                ------------- ------------ ------------ ------------ ------------


Total revenues                      $232,854     $152,240       53.0%      $116,614       30.6%
                                ============= ============ ============ ============ ============

The substantial growth in our annual revenues in both 2004 and 2003 resulted primarily from the rapid growth of our Fund Management segment, particularly from the acquisition of Related Capital in late 2003. Related Capital has contributed the entire amount of fund sponsorship fees and the majority of other income, all stemming from the sponsorship of tax credit equity funds, while our credit enhancement business has also grown markedly over the three-year period. During the same period, aggressive expansion of the Portfolio Investing and Mortgage Banking businesses has generated substantial revenue growth. Offsetting these gains in 2004 is the elimination of revenues earned by our subsidiaries in transactions with VIEs we have consolidated beginning April 1, 2004 (see Note 2 to the consolidated financial statements). The revenues eliminated totaled $31.6 million in our Fund Management and $0.7 million in our Portfolio Investing businesses. On a comparable basis, including Related Capital revenues for all of 2003 and 2002, and adjusting for the impact of consolidated VIEs, our total revenues increased approximately 14.0% in 2003 and 21.0% in 2004.

The Capri loan interest relates to a loan we provided to Capri Capital Limited Partnership ("Capri") in July 2004 (see Note 6 to the consolidated financial statements and Subsequent Event below). Service fee income represents income for services Related Capital provides to affiliates, which became a part of our operations with the acquisition of Related Capital in November 2003. The increase in other income is primarily due to exit fees received within the Mortgage Banking business.

For further discussion, see Results by Segment below.

Expenses

Our expenses for the three years ended December 31 were as follows:


(In thousands)                                            % Change                  % Change
                                                             2004                     2003
                                     2004        2003      vs. 2003      2002       vs. 2002
-----------------------------------------------------------------------------------------------
Interest expense                     $30,838     $23,919      28.9%       $19,004       25.9%
Interest expense -
distribution to
   preferred shareholders of
   subsidiary                         18,898       9,448     100.0             --       N/A
Salaries and benefits                 55,763      17,540     217.9          9,937       76.5
General and administrative            45,063      23,403      92.6         14,569       60.6
Depreciation and amortization         30,407      11,926     155.0          9,092       31.2
Loss on impairment of assets             757       1,759     (57.0)           920       91.2
                                 --------------------------------------------------------------
        Subtotal                     181,726      87,995     106.5         53,522       64.4

Interest expense of
consolidated VIEs                     21,395          --       N/A             --       N/A
Other expenses of consolidated
VIEs                                  29,355          --       N/A             --       N/A
                                 --------------------------------------------------------------
        Subtotal                      50,750          --       N/A             --       N/A
                                 --------------------------------------------------------------
Total expenses                      $232,476     $87,995     164.2%       $53,522       64.4%
                                 ==============================================================

The total amount of costs we recognize increased dramatically over the three-year period due to investment activity, the Related Capital acquisition in the fourth quarter of 2003 and the resulting recognition of expenses due to the new ownership structure, the amortization of intangible assets acquired with Related Capital, and costs we now recognize or classify differently as a result of accounting rules adopted in 2003 and 2004.

The increase in interest expense reflects the higher borrowing levels as we expand our various business lines. Significant borrowings during 2003 and 2004 included those related to:

        o acquisitions and funding of revenue bonds totaling approximately $432.9 million in 2003 and $325.0 million in 2004;
        o our acquisition of Related Capital in 2003, for which we borrowed approximately $60.0 million to fund the cash portion of the total cost;
        o short-term investments to acquire equity interests inherent in the fund sponsorship portion of our Fund Management business since the Related Capital acquisition in the fourth quarter of 2003; and
        o a loan to Capri in the third quarter of 2004 as the first step in our full acquisition of its mortgage banking business and partial ownership of its fund advisory business.

In addition to higher borrowings, 2004 interest expense reflects an increase in the average borrowing rate to 2.7% as compared to 2.4% in 2003 and 2.5% in 2002. The increase in the average borrowing rate resulted from gradual increases in the overall interest environment during the year, following sharp declines in prior years. Interest expense in all years presented include amounts paid pursuant to a swap agreement with a notional amount of $50.0 million as part of our risk management strategy. Additionally, we have entered into six swap transactions with an aggregate notional amount of $450.0 million, all of which provide protection beginning in 2005. These swaps have a weighted average term of four years.

The amount reported as "interest expense - distributions to preferred shareholders of subsidiary" represents dividends on our preferred shares subject to mandatory repurchase, which we reported as an allocation of income outside of operating earnings until the adoption of new accounting rules in July 2003. See further discussion in Other Items below.

Salaries and benefits in 2004 and 2003 include amortization of share grants issued as part of the Related Capital acquisition transaction. The amortization of these grants, amounting to $11.0 million in 2004 and $2.8 million in 2003, will decrease in 2005 to $5.0 million due to a majority of the remaining shares vesting within the year. The underlying increase in salary costs is directly attributable to the internalization of management in the fourth quarter of 2003 and subsequent hiring as our businesses have expanded. Prior to the Related Capital acquisition, all salary costs recognized were generated by the Mortgage Banking business.

The increase in General and Administrative expenses is predominantly due to our acquisition of Related Capital and the associated recognition of expenses associated with management of the company and origination of tax-credit equity funds. These expenses include approximately $4.3 million in organization and offering ("O&O") costs in 2003 and approximately $16.0 million in 2004.

We did not record the expenses of consolidated VIEs prior to April 1, 2004. The interest and other expenses do not represent any cash or non-cash charges to be currently absorbed by us as they are absorbed entirely by the investor partners of the VIEs.


Other Items
                                                          % Change                 % Change
                                                            2004                     2003
(In thousands)                    2004         2003       vs. 2003       2003      vs. 2002
---------------------------------------------------------------------------------------------
Gain on repayment of revenue
  bonds                              $ 217       $1,951     (88.9)%        $3,885     (49.8)%
Gain on sale of loans                6,995        5,532      26.4          10,683     (48.2)
Equity in earnings of
  investments                        1,938        2,219     (12.7)          2,219       0.0
Income allocated to
preferred shareholders of
subsidiary                           3,942        9,449     (58.3)         17,266     (45.3)
Income allocated to Special
  Common Units of subsidiary        28,174        4,038     597.7              --       N/A
Income (loss) allocated to
  minority interests                   194         (54)     459.3             496    (110.9)
Income tax benefit
(provision)                         17,243        6,072     184.0         (1,284)     572.9


The year-to-year variations in gains on sales of loans are attributable to the fluctuations in the volume of mortgage originations. Similarly, the variance in gain on sale of revenue bonds relates to the level of repayments in the Portfolio Investing segment. See Results by Segment below.

Equity in earnings of investments is principally comprised of dividends from our investment in ARCap Investors, LLC. In 2004, this amount also includes losses from tax advantaged investment vehicles similar to those we sponsor.

The total income allocated to preferred shareholders for 2004 and 2003, including the portion classified as interest expense, increased as compared to 2002 due to additional preferred offerings consummated in June 2002 and April 2004.

The income allocation to SCUs represents the portion of our consolidated earnings attributed to holders of the new class of equity issued at the time of the Related Capital acquisition in the fourth quarter of 2003, as if those shares were all converted to common equity.

Income Taxes

A large majority of our pre-tax income is derived from our Portfolio Investing businesses, which are structured as partnership entities; as such, income from those investments is not subject to taxes. Conversely, our businesses that generate taxable income are corporations operating with financial losses due to their absorption of most company costs and expenses as well as tax-deductible distributions on their subsidiary equity.

We provide for income taxes for these corporate subsidiaries in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109") which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The tax benefit disclosed relates to the financial losses of those businesses. As the proportion of our pre-tax income contributed by the businesses generating taxable income and losses changes, the resulting tax benefit or provision may appear incongruous with our consolidated income before income taxes.

The effective tax rate on a consolidated basis was (35.8)% in 2004, (10.0)% in 2003 and 2.1% in 2002. The effective rate for our corporate subsidiaries that were subject to taxes was 54.4% in 2004, 101.7% in 2003 and 156.4% in 2002. The substantially higher rates for the corporate subsidiaries in 2003 and 2002 as compared to 2004 resulted from factors that pertain to our transition from an externally managed entity with little taxable income to one with significant taxable income streams, deferred tax adjustments attributable to the timing of revenue receipts and deductible costs. Many of these factors disproportionately affected the effective rate in 2002 and 2003 because of a comparatively low level of taxable income on which the ratio was calculated.

Results by Segment

Portfolio Investing

The table below shows selected information regarding our portfolio investing activities:

(In thousands)                                2004         2003        2002
--------------------------------------------------------------------------------

Revenue bond acquisitions and funding        $ 325,037   $ 432,915    $ 457,060
Weighted average permanent interest rate
of bonds acquired                                6.26%       6.59%        6.98%
Revenue bonds repaid                          $ 26,294    $ 83,274    $ 108,242
Average portfolio balance                   $2,107,486  $1,609,000   $1,267,000
Weighted average yield of portfolio              6.27%       7.06%        7.32%
                                           -------------------------------------

Revenue bond interest income (1)             $ 132,815   $ 113,655     $ 92,882
Other revenues (1)                              11,116       2,838        2,930
                                           -------------------------------------

                                           -------------------------------------
                                             $ 143,931   $ 116,493     $ 95,812
                                           =====================================

Interest expense and securitizations
fees (1)                                      $ 29,254    $ 25,691     $ 18,196
Loss on impairment of assets                  $    757    $  1,759     $    920
Gain on repayments of revenue bonds           $    217    $  1,951     $  3,885
                                           ------------ ----------- ------------

        (1) Prior to intercompany eliminations.

We continued to expand our revenue bond portfolio in 2003 and 2004, although the rate of investment slowed due to challenging market conditions in 2004 whereby some potential investments did not meet our underwriting standards. While we saw deferments by Texas developers that shifted a substantial level of acquisitions until just after the end of the year, in 2004 we expanded our presence in California, the nation's largest bond market, and originated investments in new markets in Arizona, Massachusetts, Kentucky and New York.

While the decline in interest rates has gradually lowered the average yield of our portfolio, from a profit perspective, the low interest rate environment has been favorable for us in 2003 and 2004 as compared to 2002. The Bond Market Association ("BMA") rate, the short-term tax-exempt index, continues to be at historic lows, having averaged only 1.03% in 2003 and 1.22% in 2004. Our weighted average cost of debt associated with these investments was approximately 2.52% at December 31, 2004, and approximately 2.50% at December 31, 2003, taking into effect our current hedging. We continue to recognize healthy spreads between our cost of borrowing and the interest rates on our revenue bonds. The interest rates on our tax-exempt first mortgage bonds for 2004 had a weighted average permanent coupon rate of 6.5% and our entire tax-exempt first mortgage bond portfolio had a weighted average coupon rate of 6.7% at December 31, 2004.

Other income in this segment is predominantly interest income on investments other than revenue bonds and intercompany royalty fees eliminated in consolidation. The increase in 2004 over the prior years is due largely to Capri loan interest (see Note 6 to the consolidated financial statements).

Fund Management

The table below shows selected information regarding our Fund Management activities:

(In thousands)                              2004          2003         2002
--------------------------------------------------------------------------------

Equity raised                             $1,143,379    $  266,237    $      --
Equity invested by investment funds       $  972,477    $  183,776    $      --
                                         ------------ ------------- ------------

Fund sponsorship fees (1)                 $   75,895    $   12,702    $      --
Credit enhancement fees                       10,085         4,924        2,619
Other revenues (1)                            11,884         1,394           --
                                         ------------ ------------- ------------
Total                                     $   97,864    $   19,020    $   2,619
                                         ============ ============= ============

        (1)     Prior to intercompany eliminations.

Our fund management activities generate origination and acquisition fees associated with sponsoring tax-credit equity investment funds and for assisting the funds in acquiring assets, which we recognize when the equity is invested by the investment fund. We also receive asset management fees for the services we perform for the funds once they are operating, which we recognize over the service periods.

The increase in fund sponsorship fees represents our full year of owning Related Capital in 2004, while 2003 includes only the period following the November acquisition. On a pro forma basis, comparing the 2004 period to the full 2003 period, as if we had owned Related Capital as of January 1, 2003 ("the 2003 Pro Forma Period"), fund sponsorship revenues increased approximately 26%.

Related Capital had a record year in 2004, with originations exceeding $1.1 billion, representing an increase of 28% over the 2003 Pro Forma Period. The increase in business reflects a strong appetite among corporate investors for the type of funds we sponsor, as well as the growth of our product offerings, including the introduction of funds specifically designed for investors seeking state tax credits.

We earn partnership management and O&O fees based upon the level of equity we raise for tax-credit equity funds. Fees earned for partnership management and O&O services increased approximately 40% to $11.0 million over the 2003 Pro Forma Period. This increase exceeded the rise in equity raised due to higher average allowance rates realized as a result of the higher proportion of proprietary (single-investor) and guaranteed funds in the total mix of fund equity raised in 2004 as compared to 2003.

During 2004, the $972.5 million of equity invested by investment funds represented an increase of 12% over the 2003 Pro Forma Period. We earn property acquisition fees and acquisition allowance fees based upon the level of fund equity invested. Fees earned for property acquisition and equity origination services associated with tax credit equity fund sponsorship increased to approximately $42.0 million in 2004, representing an approximate 25% increase compared to the 2003 Pro Forma Period results. While these fees are earned based on investment activity, the increase exceeded the 12% increase in investments due to a higher rate of fees realized as a result of the fund composition, as noted above.

Also during 2004, Related Capital acted as advisor for $547.6 million of investment originations by CharterMac entities and others, compared to $649.2 million of such originations for the 2003 Pro Forma Period. We recognize acquisition fees in this segment for such services, which declined approximately 25% compared 2003 Pro Forma Period due to the lower level of investment activity overall. Additionally, the average acquisition fees recognized were lower because of a higher proportion of investment originations for entities outside of CharterMac in 2004 as compared to 2003 due to the lower acquisition fee rate Related Capital receives for those acquisitions.

Partnership and asset management fees increased to $18.6 million in 2004, representing an increase of approximately 30% over the 2003 Pro Forma Period, attributable to the higher level of assets under management.

The increase in credit enhancement fees relates to acceleration of the credit enhancement business. In 2004, we completed four transactions to guarantee tax benefits to investors, and continued to earn fees from three transactions completed in 2003 and 2002. These fees are recognized over an average of 20 years; accordingly we expect to recognize increased revenues going forward as we expand this business.

The increase in other revenues reflects the impact of the Related Capital acquisition, whereby we recorded revenues for miscellaneous service that Related Capital provides to funds it manages. On a comparable basis, these revenues increased approximately 30.0% in 2004 over the 2003 Pro Forma Period.

Mortgage Banking

The table below shows selected information regarding our Mortgage Banking activities:
                                            For the Year Ended December 31,
(In thousands)                              2004          2003         2002
--------------------------------------------------------------------------------

Originations                          $1,011,910      $  604,788      $  698,893
Total loans serviced                  $4,103,183      $4,114,293      $3,237,197
Mortgage servicing rights             $   32,366      $   33,350      $   35,595
                                         ---------------------------------------

Mortgage origination fees             $    5,455      $    4,683      $    5,710
Mortgage servicing fees                    9,571           9,029           7,971
Other revenues                             6,002           3,978           4,524
                                         ---------------------------------------
                                      $   21,028      $   17,690      $   18,205
                                         =======================================

Originations in 2004 increased 67.3% over the 2003 level, marking an all-time high volume for CharterMac Mortgage Capital. The increased volume in 2004 was driven by a determined focus on expanding the Freddie Mac platform, including approximately $99.3 million of affordable housing transactions and significant levels of portfolio originations. In addition, we diversified our funding with a higher proportion of conduit lending and other funding avenues outside the traditional Fannie Mae and Freddie Mac funding sources. Also, the expansion of product offerings, including early rate lock products, and the growth of our origination team helped to push this business to the record levels. The decline in originations in 2003 of 13.5% resulted from heightened competition and a resultant decline in market share. Such competition caused a larger decline in origination fees as average fees were reduced in response to the market conditions.

The 17% increase in origination fees was lower than the increase in originations because certain of the portfolio originations in 2004 were opportunistically priced at lower than standard fee rates. Originations for the three-years ended December 31 are broken down as follows:

                                  % of                    % of                   % of
                     2004         total       2003        total       2002       total
                   ----------    --------   ---------    -------------------------------
Fannie Mae          $387,477      38.3%     $334,189       55.3%    $447,459      64.0%
Freddie Mac          350,091      34.6       109,849       18.2      144,895      20.8
FHA                   27,714       2.8            --       --          7,300       1.0
Assumptions           47,050       4.6        50,289        8.3       52,995       7.6
Conduit - Bank       199,578      19.7       104,711       17.3       33,857       4.8
Other                     --      --           5,750        0.9       12,387       1.8
                   ----------    --------   ---------    --------   ---------   --------

Total              $1,011,910    100.0%     $604,788      100.0%    $698,893     100.0%
                   ==========    ========   =========    ========   =========   ========

Despite the high volume of originations in 2004, our servicing portfolio declined slightly during the year due to an unusually high volume of loans paid off during the year and a high percentage of originations for loans without associated servicing. While loan originations declined in 2003 compared to 2002, nearly three-quarters of the loans closed in 2003 were new loans rather than portfolio refinancings, which added valuable new servicing to the portfolio. More than 50% of the 2004 originations were additive to the portfolio. The growth in the portfolio in 2003 also reflects a sub-servicing agreement with CreditRe which added $630 million of serviced loans to our business.

Despite the decline in the year-end servicing portfolio level, the 6.0% servicing fees increase in 2004 was due to a higher average portfolio during 2004 when compared to 2003. The higher average resulted from the sub-servicing agreement noted above, which began in April 2003, while the loans were included for all of 2004. Additionally, more than half of the loan payoffs during 2004 occurred in the second half of the year. The 13.3% fee increase in 2003 resulted from the 27.1% growth in the portfolio, although the lower percentage increase in fees than in the portfolio balance was due to the mid-year addition of the sub-serviced portfolio discussed above.

With the addition of Capri Capital Funding ("CCF") in 2005, we expect significant growth in revenues in this segment, with the addition of a servicing portfolio of approximately $5.3 billion and access to numerous new origination regions upon acquiring licenses owned by CCF.

VIEs

The results of VIEs reflected in our financial statements are those of entities we are considered to control according to the definitions of FIN 46(R), but in which we have no equity interest. Our Fund Management segment earns fees from the entities, however, and our Portfolio Investing business earns interest on several revenue bonds for which VIEs are the obligors. The VIEs are primarily tax-credit equity investment funds we sponsor and manage.

The results we reported in 2004 reflect nine months of operations for the VIEs we consolidated upon our initial adoption of FIN 46(R) effective March 31, 2004, as well as any new funds closed after that date for the full periods they were in operation.

As third party investors hold all the equity partnership interests in these entities, we allocate all results of operations to those partners. As a result, these VIEs have no impact on our net income.

Three months ended March 31, 2005 and 2004
------------------------------------------

The following is a summary of our operations for the three months ended March 31, 2005 and 2004:

                                         % of                           % of
   (In thousands)          2005        Revenues            2004       Revenues      % Change

Revenues               $   58,457          100.0%     $   46,313          100.0%        26.2%
Income before income
taxes                  $    6,420           11.0%     $    4,029            8.7%        59.3%
Net income             $   14,785           25.3%     $    6,418           13.9%       130.4%


Compared to 2004, the first quarter of 2005 benefited from the continued expansion of our Portfolio Investing segment, expansion of the Fund Management segment and the acquisition of CCLP in the Mortgage Banking segment. In addition, revenues in 2005 include $4.9 million generated by VIEs that were not consolidated in 2004. Offsetting the revenue gains is the elimination of $7.6 million of revenues earned by our subsidiaries in transactions with VIEs we have consolidated beginning April 1, 2004. Although the amounts are eliminated in consolidation, the expenses recognized by the VIEs in connection with these transactions are absorbed entirely by the partners of the VIEs; as such, the elimination in consolidation has no impact on our net income.

The revenue gains and the relatively smaller increase in expenses led to an increase in income before taxes, while a significantly higher tax benefit also contributed to the increase in net income.

Revenues

Our revenues were as follows:

                                  For the Three Months Ended March 31,
                                  -------------------------------------
        (In thousands)               2005         2004       % Change
--------------------------------  -----------  -----------  -----------

Revenue bond interest income      $   36,456   $   31,851         14.5%

Fee income
  Mortgage banking                     4,081        3,116         31.0
  Fund sponsorship                     3,311        6,780        (51.2)
  Credit enhancement                   2,439        1,897         28.6
                                   ----------   ----------  -----------
Total fee income                       9,831       11,793        (16.6)

Other revenues
  Capri loan interest                  1,781           --           --
  Other interest                       1,957          584        235.1
  Construction service fee               870          139        525.9
  Expense reimbursement                1,342        1,254          7.0
  Other                                1,318          692         90.5
                                   ----------   ----------  -----------
Total other revenues                   7,268        2,669        172.3

Revenues of consolidated VIEs          4,902           --           --
                                   ----------   ----------  -----------

  Total revenues                  $   58,457   $   46,313         26.2%
                                   ==========   ==========  ===========

The overall growth in our revenues is due to the continued expansion of all of our businesses, including the acquisition of CCLP in the first quarter of 2005. Results in 2005 also include revenues of VIEs that were not consolidated in the first quarter of 2004, offset by the elimination in consolidation of revenues associated with VIEs that are now consolidated in our condensed financial statements. In the first quarter of 2005, approximately $259,000 of revenue bond interest income, $7.0 million of fund sponsorship fees and $347,000 of other revenues was eliminated. See also Results by Segment below.

The Capri loan interest relates to the loans made in July 2004, a large portion of which has since been converted upon the acquisition of CCLP (see note 2 to the condensed consolidated financial statements). The increase in "other" is primarily due to exit fees received within the Mortgage Banking business and construction service fees and administrative fees in the Fund Management segment.

Expenses

Our expenses were as follows:


                                         For the Three Months Ended March 31

                                        ---------------------------------------
           (In thousands)                  2005           2004       % Change
--------------------------------------  -----------    -----------  -----------

Interest expense                        $   10,812     $    6,586         64.2%
Interest expense - preferred shares
  of subsidiary                              4,724          4,724           --
Salaries and benefits                       16,653         13,882         20.0
General and administrative                   9,591          6,349         51.1
Depreciation and amortization                7,696          6,893         11.6
Change in FV of ineffective
  derivatives                                   --          3,387           --
                                         ---------     ----------   ----------
  Subtotal                                  49,476         41,821         18.3

Interest expense of consolidated VIEs        6,889             --           --
Other expenses of consolidated VIEs         11,294             --           --
                                         ---------      ----------  ----------

Total expenses                          $   67,659     $   41,821         61.8%
                                         =========      =========   ==========

The increase in interest expense reflects the higher amount of debt to fund investments in revenue bonds, our loan to Capri and LIHTC equity investments inherent in the Fund Management business in 2004. In addition, our average borrowing rate increased as a result of increases in Bond Market Association ("BMA") and LIBOR rates in 2004 and 2005, as well as the impact of new interest rate swap transactions that went into effect in the first quarter of 2005. Our average borrowing rate increased to 2.8% in the 2005 quarter as compared to 2.3% in the 2004 period.

The increases in salaries and benefits expense relates to the growth of our component businesses as well as the acquisition of CCLP in the first quarter of 2005, which doubled the size of our Mortgage Banking business.

The increase in general and administrative expenses is also due to the expansion of our businesses and the acquisition of CCLP, particularly with regard to increased occupancy needs and professional fees.

Depreciation and amortization expenses were higher in the 2005 period, primarily due to higher amortization of mortgage servicing rights following the CCLP acquisition.

We did not record the expenses of consolidated VIEs prior to April 1, 2004. The expenses are not controlled by us, nor do they represent any cash or non-cash charges to be absorbed by us. The expenses of the VIEs are absorbed entirely by the partners of the VIEs.

Other Items


                                     For the Three Months Ended March 31,
                                     -------------------------------------
          (In thousands)                2005         2004       % Change

-----------------------------------  -----------  -----------  -----------

Derivative instrument
  ineffectiveness                    $       --   $   (3,387)          -- %
(Loss) gain on repayment of                                               %
  revenue                            $       (9)  $      260       (103.5)
bonds
Gain on sale of loans                $    1,704   $    1,745         (2.3)%
Equity in earnings of investments    $      524   $      555         (5.6)%
Income allocated to preferred
  shareholders of subsidiary         $   (1,556)  $       --           -- %
Income allocated to Special
  Common Units of subsidiary         $   (6,065)  $   (2,918)       107.8 %
Income allocated to minority
  interests                          $       --   $     (105)          -- %
Loss allocated to partners of
  consolidated VIEs                  $   70,963   $       --           -- %

The change in fair value of derivatives represents the portion of the change in the fair value of swap agreements determined to be ineffective, as measured using the hypothetical swap method. The amount reversed in the second quarter of 2004 and all swaps have been effective in the current year period.

Gains and losses related to revenue bonds and loans fluctuate in relation to relative activity levels in the Portfolio Investing and Mortgage Banking businesses. See Results by Segment below.

Equity in earnings of investments includes dividends from our investment in ARCap Investors, LLC, offset in 2005 by losses from tax advantaged investment vehicles similar to those we sponsor.

The income allocated to preferred shareholders relates to shares we issued in 2004 that differ from previously issued shares in that they are not subject to mandatory redemption; as such, the distributions are classified as expense outside of operating earnings. Total income allocated to preferred shareholders for the three months ended March 31, 2005, including the portion classified as interest expense, increased as compared to the three months ended March 31, 2004, due to the additional preferred offering consummated in May 2004.

The income allocation to Special Common Units of a subsidiary represents the proportionate share of income attributable to holders' subsidiary equity as if they were all converted to common shares. There was no income allocated to minority interests in the 2005 period as we repurchased all remaining shares of CMC in the period.

The loss allocation to partners of VIEs represents the full operating losses of consolidated VIEs for the current period, none of which we have absorbed.

Income Taxes
------------

A large majority of our pre-tax income is derived from our Portfolio Investing businesses, which are structured as partnership entities; as such, income from those investments is not subject to taxes. Conversely, our businesses that generate taxable income are corporations operating with financial losses due to their absorption of most company costs and expenses as well as tax-deductible distributions on their subsidiary equity.

We provide for income taxes for these corporate subsidiaries in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109") which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The tax benefit disclosed relates to the book losses of those businesses. As the proportion of our pre-tax income contributed by the businesses generating taxable income and losses changes, the resulting tax benefit or provision may appear incongruous with our consolidated income before income taxes.

The effective tax rate on a consolidated basis for the three months ended March 31, 2005 and 2004 was (130.3)% and (59.3)%, respectively. The effective rate for our corporate subsidiaries that were subject to taxes was 55.2% and 52.8% for the three months ended March 31, 2005 and 2004, respectively.

Results by Segment
------------------

Portfolio Investing

The table below shows selected information regarding our Portfolio Investing activities:

                                                 For the Three Months Ended
                                                          March 31,
                                                ------------------------------
               (In thousands)                       2005             2004
----------------------------------------------  -------------    -------------

 Revenue bond acquisitions and fundings         $   111,751      $     91,065
 Weighted average permanent interest rate of
 bonds acquired                                        6.51%             6.60%
 Revenue bonds repaid                           $       459      $     23,635
 Average portfolio balance                      $ 2,191,793      $  1,860,481
 Weighted average yield of portfolio                   6.65%             6.85%

 Revenue bond interest income (1)               $    36,716      $     31,851
 Other revenues (1)                                   3,284             1,692
                                                 -----------      ------------
                                                $    40,000      $     33,543
                                                 ===========      ============

 Interest expense and securitizations fees
 (1)                                            $    10,290      $     10,791
 Gain on repayments of revenue bonds            $         9      $        260

(1) Prior to intercompany eliminations.


The increase in revenue bond interest income is primarily due to the increased investment base resulting from new bonds funded during later quarters of 2004 and during 2005, although the rate of investment reflects the challenging market conditions experienced since 2004 whereby some potential investments did not meet our underwriting standards.

While the decline in interest rates has gradually lowered the average yield of our portfolio, from a profit perspective, the low interest rate environment has been favorable for us. Although increasing lately, the BMA rate, the short-term tax-exempt index, continues to be low, averaging 1.86% and 0.95% for the three months ended March 31, 2005 and 2004, respectively. Our weighted average cost of debt associated with these investments was approximately 2.39% and 1.90% for the same respective periods, taking into effect our current hedging. We continue to recognize healthy spreads between our cost of borrowing and the interest rates on our revenue bonds. The interest rates on our tax-exempt first mortgage bonds for the three months ended March 31, 2005, had a weighted average permanent coupon rate of 6.9% and our entire tax-exempt first mortgage bond portfolio had a weighted average coupon rate of 6.7% for the three months ended March 31, 2005.

Other revenues in this segment is  predominantly  interest income on investments other than revenue bonds and intercompany royalty fees eliminated in consolidation. The increase for the three months ended March 31, 2005, as compared to the three months ended March 31, 2004, is due largely to Capri loan interest (see Note 4 to the condensed consolidated financial statements).

Fund Management

The table below shows selected information regarding our Fund Management activities:

                                  For the Three Months Ended March
                                                 31,
                                 ------------------------------------
        (In thousands)              2005        2004       % Change
-------------------------------- ----------- -----------  -----------

 Equity raised                   $   15,212  $   28,610       (46.8 )%
 Equity invested by investment
 funds                           $  123,942  $   77,627        59.7%
 Fund sponsorship fees (1)       $   11,538  $    7,982        44.6%
 Credit enhancement fees              2,439       1,897        28.6
 Other revenues (1)                   3,738       1,762       100.9
                                  ----------  ----------  ----------
  Total                          $   17,715  $   11,641        50.5%
                                  ==========  ==========  ==========


 (1) Prior to intercompany eliminations.


Our Fund Management activities generate origination and acquisition fees associated with sponsoring tax-credit equity investment funds and for assisting the funds in acquiring assets, which we recognize when the equity is invested by the investment fund. We also receive asset management fees for the services we perform for the funds once they are operating, which we recognize over the service periods. As many of our revenues are recognized over time following the sponsorship of a new fund, many of the 2005 increases relate to the funds closed throughout 2004.

We earn O&O and partnership management fees based upon the level of equity we raise for tax-credit equity funds. Fees earned for O&O services decreased approximately 47% to $152,000 compared to $286,000 in the 2004 quarter due to the decrease in equity raised. Fees earned for partnership management services are amortized over a five-year period. These fees increased approximately 400% to $838,000 compared to $167,000 compared to the same period in 2004. This increase is primarily the result of ongoing revenues for fund sponsorships completed after the first quarter of 2004.

We earn property acquisition fees and acquisition allowance fees based upon the level of fund equity invested. Fees earned for property acquisition and equity origination services associated with tax credit equity fund sponsorship increased to approximately $5.0 million in 2005, representing an approximate 45% increase compared to the prior year results. While these fees are earned based on investment activity, the increase fell short of the percentage increase in investments due to the rate of fees realized as a result of the lower proportion of proprietary (single-investor) funds in the total mix of fund equity invested in 2005 as compared to 2004.

Also during 2005, Related Capital acted as advisor for $116.9 million of investment originations by CharterMac entities and others, compared to $122.7 million of such originations for the three months ended March 31, 2004. We recognize acquisition fees in this segment for such services, which approximated the fees recognized for the three months ended March 31, 2004.

Partnership and asset management fees increased to $4.3 million for the three months ended March 31, 2005, representing an increase of approximately 48% over the 2004 quarter, attributable to the higher level of assets under management and the improvement of the cash position of certain investment funds allowing us to collect management fees in 2005 which we did not previously recognize until collectibility was determined.

The increase in credit enhancement fees relates to acceleration of the credit enhancement business. The increase for the three months ended March 31, 2005, as compared to the 2004 period is due to additional credit enhancement transactions completed over the course of 2004, the fees for which are recognized over periods of up to 20 years.

Mortgage Banking

The table below shows selected information regarding our Mortgage Banking activities:

                              For the Three Months Ended March
                                             31,
                             ------------------------------------
      (In thousands)            2005         2004      % Change
---------------------------- -----------  ----------- -----------

 Originations                $  123,461   $  132,988        (7.2)%
 Mortgage portfolio at
 March 31                    $9,339,038   $4,099,998       127.8%
 Mortgage servicing fees     $    3,323   $    2,315        43.6%
 Mortgage origination fees          757          801        (5.5)
 Other revenues                   1,790          764       134.3
                              ----------   ---------- -----------
                             $    5,870   $    3,880        51.3%
                              ==========   ========== ===========


The increase in the servicing portfolio and servicing fees is a result of the CCLP acquisition. Excluding the impact of the acquisition, servicing fee income in 2005 increased approximately 1.0% over the first quarter of 2004.

The lower volume of originations in 2005 resulted from a significant decline in Fannie Mae and conduit originations due to heightened competition. This decline was partially offset by a higher level of assumption lending for which we receive assumption fees rather than origination fees. Originations for the three-months ended March 31 are broken down as follows:


  (In thousands)        2005           % of total          2004           % of total
-------------------- ------------      -----------      ------------      -----------

Fannie Mae           $   42,268              34.2%      $    78,011             58.6%
Freddie Mac               9,265               7.5             8,500              6.4
Conduit - Bank           12,814              47.9            21,504             16.2
Assumptions              59,114              10.4            24,973             18.8
                      ----------       ----------        ----------       ----------
                      ----------       ----------        ----------       ----------

Total                $  123,461             100.0%      $   132,988            100.0%
                      ==========       ==========        ==========       ==========

Other revenues in this segment pertains to interest earned on mortgages prior to their sale date, exit fees for early repayments and fees earned for loan assumptions. The increase in the 2005 period is primarily a result of the CCLP acquisition.

VIEs

The results of VIEs reflected in our financial statements are those of entities we are considered to control according to the definitions of FIN 46(R), but in which we have no equity interest. Our Fund Management segment earns fees from the entities, however, and our Portfolio Investing business earns interest on several revenue bonds for which VIEs are the obligors. The VIEs are primarily tax-credit equity investment funds we sponsor and manage.

The results we reported in 2005 reflect three months of operations for the VIEs we consolidate while the quarter ended March 31, 2004, does not include any comparable operating results as we consolidated these entities as of the end of that period.

As third party investors hold all the equity partnership interests in these entities, we allocate all results of operations to those partners. As a result, these VIEs have no impact on our net income.


Inflation

Inflation did not have a material effect on our results for any of the periods presented.

Liquidity and Capital Resources

We fund our ongoing business (including investments) primarily with cash provided by operations, securitization of investments and revolving or warehouse credit facilities. Our primary sources of capital to meet long-term liquidity needs (including acquisitions) are debt and various types of equity offerings, including equity of our subsidiaries. We believe that our financing capacity and cash flow from current operations are adequate to meet our current and projected liquidity requirements. Nonetheless, as business needs warrant, we may issue other types of debt or equity in the future.

Debt and Securitizations

Short-term liquidity provided by operations comes primarily from interest income from revenue bonds and promissory notes in excess of the related financing costs, mortgage origination and servicing fees, and fund management fees. We typically generate funds for investment purposes from corresponding financing activities.

We have the following debt and securitization facilities to provide short-term and long-term liquidity:

     o $100.0 million, used for mortgage banking needs, which is renewable annually;

     o $90.0 million, used to acquire equity interests in property ownership entities prior to the inclusion of these equity interests into investment funds, which matures on October 28, 2005, with a one year extension at our option;

     o $91.0 million, used to provide the interim loan to Capri, which matures in July 2005;

     o $40.0 million, established in connection with the CMC acquisition, which expires December 31, 2006;

     o $650.0 million in MBIA credit enhancement through 2011, under which we can complete up to $425.0 million of floating rate securitizations and $225.0 million of auction rate securitization; and

     o Securitization through the Merrill Lynch P-FLOATs/RITESSM program of a specified percentage of the fair value of revenue bonds not otherwise securitized, credit enhanced by either Merrill Lynch or IXIS.


Our continued ability to raise capital through the use of securitization programs is dependent on:

     o the availability of bonds to be used in securitizations or as excess collateral;
     o    the  depth of the  market  of  buyers  for  tax-exempt  floating  rate
          investments;   and
     o our ability to maintain and expand our relationships with credit enhancers and liquidity providers.

We continue to actively manage our balance sheet and our relationships to mitigate the impact of the factors listed above and to continue to diversify our sources of capital.

Our debt financing facilities are more fully described in Notes 9 and 10 to our consolidated financial statements.

While the Mortgage Banking warehouse facility, the Fund Management warehouse facility, the Equity Issuer revolving line and the line of credit associated with the Capri loan all mature in 2005, we expect to renew, replace or refinance all of them. Additionally, the fixed rate securitization program matures in 2005 and we intend to remarket it through the P-FLOATs/RITES program.

As of March 31, 2005, we had approximately $262.6 million available to borrow under these debt and securitization facilities without exceeding limits imposed by debt covenants and our trust agreement.

Liquidity Requirements after March 31, 2005

During May 2005, distributions of approximately $23.7 million ($0.41 per share) will be paid to holders of common and Convertible CRA Shares and $8.6 million paid to SCU holders, all of which were declared in March 2005.

Also during May 2005, we expect to pay the remainder of the purchase price for CCLP, 50% of which will be paid in cash. The maximum amount to be paid in cash is $7.5 million.

Management is not aware of any trends or events, commitments or uncertainties, which have not otherwise been disclosed that will or are likely to impact liquidity in a material way.

Equity

Other than our common shares, we and our subsidiaries have several classes of equity outstanding, with varying claims upon our income and cash flows, including:

     o    Convertible CRA Shares;
     o Preferred shares of Equity Issuer (some of which are subject to mandatory repurchase); and
     o    SCUs of CharterMac Capital Company.

The Convertible CRA Shares are economically equivalent to our common shares, receiving the same dividend. Unlike the common shares, however, these shares are not publicly traded and have very limited voting rights but entitle the holders to "credit" under the US government's Community Reinvestment Act. These shares are convertible into common shares at the holders' option. We first issued Convertible CRA Shares during 2000 and the program has since become increasingly popular with a broad range of banks that invest in our shares to both make an investment in us and to make qualifying Community Reinvestment Act investments. At March 31, 2005, 34 banks had invested in our Convertible CRA Shares and we believe they remain a viable method to raise capital.

The preferred shares of Equity Issuer entitle their holders to a claim on the income and cash flows of a portion of our Portfolio Investing business. They have no voting rights with respect to CharterMac and are not convertible into CharterMac common shares.

The SCUs entitle their holders to a claim on the income and cash flows of our subsidiaries through which we operate our fund sponsorship business. The SCUs have no direct voting rights with respect to CharterMac, but all of the holders also have special preferred voting shares of CharterMac, which have voting rights equivalent to our common shares. The SCUs are convertible into common shares and are entitled to tax-adjusted distributions based on the common share dividend rate.

In October 2004, we filed a shelf registration with the Securities and Exchange Commission providing for the issuance of up to $400.0 million in common shares, preferred shares and debt securities. The shelf registration was declared effective on March 1, 2005. We are currently unable to draw upon this shelf registration, as we did not file our Annual Report on Form 10-K for the year ended December 31, 2004 within the time period prescribed by the SEC.

Further information about our equity instruments is included in Note 13 and 14 to our consolidated financial statements.


Summary of Capital Raising Activity and Cash Flows

The following table summarizes, on a gross basis, our and our subsidiaries' capital raising activities for the quarters ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002:

                                                  Amount of Capital Raised (In thousands)
                             --------------------------------------------------------------------------------
Capital
Source                           3/31/2005       3/31/2004         2004            2003              2002
                               ------------      ---------       --------        ---------        ----------
Equity:

Preferred  shares of Equity
Issuer                                   --             --     $   104,000     $         --     $      55,000
Convertible CRA shares                   --             --              --          107,500            34,000
Common                                   --             --         110,803               --            92,835
                             --------------    -----------      ----------      -----------      ------------
  Total                                  --             --     $   214,803          107,500     $     181,835
                             --------------    -----------      ----------      -----------      ------------

Securitizations:

MBIA
Floater Certificates                     --             --     $    22,000     $    (73,000)(1)  $    106,500

Auction Certificates                     --             --              --          100,000                --

P- FLOATs/RITES                     235,079         89,561         146,420          101,348            23,272

Fixed Rate                        (100,000)(2)          --              --          100,000                --
                             --------------    -----------                      -----------
  Total                          $  135,079      $  89,561     $   168,420     $    228,348     $     129,772
                             --------------    -----------      ----------      -----------      ------------

Other Debt:

CMC Acquisition Facility         $    (681)(3)   $   (682)(3)  $   (3,408)(3)       (2,044)(3)  $          --
Fund  Management  Warehouse
Line                                  3,123         38,798          15,399           24,532                --
Mortgage Banking  Warehouse
Line                                 20,251        (17,039)(3)       5,610          (19,424)(3)        11,969
Bank  of  America  Line  of
Credit                                   --             --         (21,730)(3)       21,730                --
RCC Acquisition Loan                     --             --         (60,000)(3)       60,000                --
Capri Bank of America Loan            6,000             --          85,000               --                --
Other                                    --             --             233               --                --
                             --------------    -----------      ----------      -----------      ------------
  Total                          $   28,693      $  21,077     $    21,104     $     84,794     $      11,969
                             --------------    -----------      ----------      -----------      ------------

                             --------------    -----------      ----------      -----------      ------------
Total   of   all    capital
activity                         $  163,772      $ 110,638     $   404,327     $    420,642     $     323,576
                             ==============    ===========      ==========      ===========      ============


  (1) Negative amount is due to the  restructuring  of the MBIA program.
  (2) Negative amount is due to expiration of the program. Borrowings were remarketed under the P-FLOATs/RITES program.
  (3) Negative amount reflects net principal paid.

Summary of Cash Flows

2004 vs. 2003
-------------

The net increase in cash and cash equivalents during 2004 was lower than the increase in 2003, primarily due to increased investing outflows, although those investing activities were funded from a higher proportion of operating cash flows as compared to financing cash flows than in 2003.

Operating cash flows were higher in the 2004 period by a margin of $29.8 million. This increase resulted from a higher level of earnings exclusive of non-cash expenses, which increased substantially following our acquisition of

Related Capital late in 2003. Additionally, the timing of receipts and payments in operating asset and liability accounts contributed to this increase.

Investing outflows increased by $33.0 million in 2004 as compared to 2003. A lower level of revenue bond acquisition and funding activity was partially offset by our loan to Capri. In addition, in 2003 we received a much higher level of revenue bond repayments as compared to the current year. The level of repayments in 2003 stemmed from the expiration of lockout periods for older revenue bonds, with no comparable occurrence in 2004.

Financing inflows in the 2004 period were lower than in 2003 by $28.3 million. The primary reason for the higher inflows in 2003 was the level of securitization borrowings to finance the investment level in that year. A higher amount of proceeds from equity offerings in the current year were partially offset by the resulting increase in distributions to shareholders. In addition, 2004 also included payments to SCU holders, with none in 2003 as the SCUs were issued in November of that year.

2003 vs. 2002
-------------

The $136.2 million net increase in cash and cash equivalents in 2003 as compared to 2002 resulted from increased operating and financing cash flows as well as decreased investing outflows.

Operating cash flows increased by $4.2 million in 2003 as compared to the 2002 level. The increase was attributable in large part to the addition of business lines from the Related Capital acquisition and the resultant cash inflows that Related Capital generated at the end of the year. These cash flows, which resulted in a significant increase in the level of deferred income balances, offset the incremental costs now included in operating cash flows upon the internalization of management associated with this acquisition, as well as higher deferred tax liabilities.

Investing outflows in 2003 decreased by $68.9 million as compared to 2002. Despite the cash paid as part of the Related Capital acquisition, funds flow benefited from sharply lower restricted cash requirements as we replaced cash collateralizing our securitization programs with revenue bond investments. Additionally, a sharp reduction in mortgage loan receivables in 2003 benefited the cash flows in this category. This reduction stemmed from a very high level of originations late in 2002, which were not settled and sold until early 2003. Late 2003 originations, on the other hand, were much lower than in 2002, leading to the net decrease in the mortgage loans receivable asset.

Financing inflows in 2003 were $63.2 million higher than in 2002. This was primarily a result of restructuring and expanding our securitization capabilities and taking advantage of these facilities to monetize our revenue bond investment portfolio to expand our business, as well as borrowings to finance the Related Capital acquisition. In comparison, during 2002 we relied more on equity capital to finance our growth.

Three Months Ended March 31, 2005, vs. Three Months Ended March 31, 2004
------------------------------------------------------------------------

The net increase in cash and cash equivalents during 2005 was higher than the increase in 2004, primarily due to increased operating and financing inflows, which offset the higher level of financing activity in 2005 as compared to 2004.

Operating cash flows were higher in the 2005 period by a margin of $29.9 million. This increase resulted from a higher level of earnings exclusive of non-cash expenses and the repayment of advances we had made to AMAC.
Additionally, the timing of receipts and payments in operating asset and liability accounts contributed to this increase.

Investing outflows increased by $69.9 million in 2005 as compared to 2004. A higher level of revenue bond acquisition and funding activity, coupled with lower repayment activity, and a net outflow from mortgage originations was partially offset by a net decrease in our funds invested in partnerships in the current year period. The funds paid to acquire the portion of CMC that we had not owned previously was offset by a net cash inflow at the time of the CCLP acquisition, as the majority of the CCLP purchase price was paid in the form of a loan in the third quarter of 2004.

Financing inflows in the 2005 period were higher than in 2004 by $42.5 million. The primary reason for the higher inflows in 2005 was the level of securitization borrowings, a portion of which was the remarketing of borrowings under the fixed rate securitization that terminated in the current year quarter.

Application of Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of accounting principles generally accepted in the United States of America ("GAAP"), which require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions sometimes involve future events which cannot be determined with absolute certainty. Therefore, our determination of estimates requires that we exercise our judgment. While we have used our best estimates based on the facts and circumstances available to us at the time, different results may actually occur and any such differences could be material to our financial statements.

We believe the  following  policies may involve a higher  degree of judgment and
complexity  and  represent  the  critical   accounting   policies  used  in  the
preparation of our financial statements:

     o    valuation of investments in revenue bonds;
     o    valuation of mortgage servicing rights;
     o    impairment of goodwill; and
     o    accounting for income taxes.

Valuation of Investments in Revenue Bonds

SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, provides guidance on determining the valuation of investments owned. The initial classification of our investments in the "available for sale" category rather than as "held to maturity" is due to a provision in most of the revenue bonds under which we have a right to require redemption prior to maturity, although we can and may elect to hold them up to their maturity dates unless otherwise modified. Because of this classification, we must carry our investments at fair value. Since there is no ready market for these investments, we must exercise judgment in determining what constitutes "fair value". We estimate the fair value by calculating the present value of future payments under the bonds, with a discount rate based upon the average rate of new originations for the quarter leading up to the valuation date. If the property underlying the bond has substandard performance, a factor is added to the discount rate to allow for the additional risk. Conversely, if the underlying property is performing much better than expected, the discount rate may be reduced to allow for the reduced risk.

In making these determinations, we evaluate, among other factors:

        Bonds Secured by Properties in Construction Phase
        -------------------------------------------------

        o Assets where there are issues outstanding regarding timely completion of the construction, even if there is no apparent risk of financial loss.

        Bonds Secured by Properties that are in Lease-Up or Stabilized Phases
        ---------------------------------------------------------------------

        o Stabilization requirements (i.e., minimum occupancy level and debt service coverage for specified periods) not yet met but all completion requirements (i.e., timely submission of documentation regarding certificates of occupancy, deal waivers, etc., as well as completing construction within the budgeted cost) met. Established material variation from anticipated operating performance, ability to meet stabilization test within the allotted time period is in question or material deficiencies at the collateral level, or other weaknesses exist calling into question the viability of the project in the near to intermediate term; or


        o    Project   viability  is  in  question  and  defaults   exist  and
             notification of such has been delivered. Enhanced possibility of loss may exist or has been specified.

We use these criteria to assess all of our revenue bonds. In our valuation review, any bonds meeting these criteria are monitored and assessed for risk of financial loss. If no financial loss is expected, the fair value of a bond is considered to be the lower of outstanding face amount or the present value of future cash flows, with the discount rate adjusted to provide for the applicable risk factors. If a financial loss is expected, the bond is considered impaired and written down to fair value as determined by the present value of expected future cash flows.


Valuation of Mortgage Servicing Rights

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that servicing rights retained when mortgage loans are sold be recorded as assets at fair value and amortized in proportion to, and over the period of, estimated net servicing income. Significant judgment is required in accounting for these assets, including:

          o Determining the fair value of the asset retained when the associated mortgage is sold and in subsequent reporting periods, including such factors as costs to service the loans, the estimated rate of prepayments, the estimated rate of default and an appropriate discount rate to calculate the present value of cash flows; and

          o Estimating the appropriate proportion and period for amortizing the asset.

Changes  in  these  estimates  and  assumptions   could  materially  affect  the
determination of fair value.

We assess our mortgage servicing rights for impairment based on the fair value of the assets as compared to carrying values. We estimate the fair value by obtaining market information from one of the primary mortgage servicing rights brokers. To determine impairment, the mortgage servicing portfolio is stratified by the issuer of the underlying mortgage loans and we compare the estimated fair value of each stratum to its recorded book value. When the recorded value of capitalized servicing assets exceeds fair value, we recognize temporary impairment through a valuation allowance; fair value in excess of the amount capitalized is not recognized. In addition, we periodically evaluate our mortgage servicing rights for other-than-temporary impairment to determine whether the carrying value before the application of the valuation allowance is recoverable. When we determine that a portion of the balance is not recoverable, the asset and the valuation allowance are reduced to reflect permanent impairment.

Impairment of Goodwill

SFAS No. 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment regarding the fair value of each reporting unit which is estimated using a discounted cash flow methodology. This, in turn, requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business and the life over which cash flows will occur. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

Accounting for Income Taxes

SFAS No. 109, Accounting for Income Taxes, establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Furthermore, these projected future tax consequences include our assumption as to the continuing tax-free nature of a significant portion of our earnings. Variations in the actual outcome of these future tax consequences could materially impact our financial position or our results of operations.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment, which replaced SFAS No. 123, Accounting for Stock-Based Compensation. As we already follow the fair value provisions set forth in SFAS No. 123, this statement is expected to have an immaterial impact on our financial statements.

Commitments, Contingencies and Off Balance Sheet Arrangements

Note 20 to the consolidated financial statements contains a summary of the Company's guarantees and off-balance sheet arrangements.

The following table reflects our maximum exposure and carrying amount as of March 31, 2005, for guarantees we and our subsidiaries have entered into:

                                                    Maximum        Carrying
                (In thousands)                     Exposure         Amount
------------------------------------------------  ------------   -------------

Payment guarantees (1)                            $    45,471    $         --
Completion guarantees (1)                              37,773              --
Operating deficit guarantees (1)                        1,629              --
Recapture guarantees (1)                               66,366              --
Replacement reserve (1)                                 1,792              --
Mortgage pool credit enhancement (2)                   19,000              --
LIHTC guarantees (2)                                  459,971          14,885
Mortgage banking loss sharing agreement (3)           940,356           9,455
                                                   -----------    ------------

                                                  $ 1,572,358    $     24,340
                                                   ===========    ============

(1) These guarantees generally relate to business requirements for developers to obtain construction financing. As part of our role as co-developer of certain properties, we issue these guarantees in order to secure properties as assets for the funds we manage. To date, we have had minimal exposure to losses under these guarantees and anticipate no material liquidity requirements in satisfaction of any guarantee issued.

(2) We see these guarantees as opportunities to expand our Fund Management business by offering broad capital solutions to customers. To date, we have had minimal exposure to losses under these guarantees and anticipate no material liquidity requirements in satisfaction of any guarantee issued. The carrying values disclosed above relate to the fees we earn for the guarantees, which we recognize as the fair value of the guarantee.

(3) The loss sharing agreement with Fannie Mae is a normal part of the DUS lender program and affords a higher level of fees than we earn for other comparable funding sources. The carrying value disclosed above is our estimate of potential exposure under the guarantees, although any funding requirements for such exposure is based on the contractual requirements of the underlying loans we sell to Fannie Mae, which vary as to amount and duration, up to a maximum of 30 years.

The maximum exposure amount is not indicative of our expected losses under the guarantees.

Contractual Obligations

The following table provides our commitments as of March 31, 2005, to make future payments under our debt agreements and other contractual obligations:

                                                     Payments due by period
                                   -----------------------------------------------------------
          (In thousands)             Total     Less than    1-3 years     3-5      More than
                                                 1 year                  years      5 years
---------------------------------------------- -----------  ----------  ---------  -----------

Notes payable (1)                  $ 203,146   $ 184,744    $  5,452    $ 12,950   $       --
Notes payable of consolidated
  VIEs (2)                           480,258     140,578     175,470      23,846      140,364
Operating lease obligations           70,305       4,431      11,642      12,136       42,096
Unfunded loan commitments            200,070     133,515      66,555          --           --
Financing arrangements (1)         1,203,506   1,203,506          --          --           --
Preferred shares of subsidiary
  (subject to mandatory
  repurchase)                        273,500          --          --          --      273,500
                                    ----------  ----------   ---------   --------   ----------

  Total                            $2,430,785  $1,666,774   $259,119    $ 48,932   $  455,960
                                    ==========  ==========   =========   ========   ==========


(1) The amounts reflect the current expiration, reset or renewal date of each facility or security certificate. Management has the ability and intent to renew, refinance or remarket the borrowings beyond their current due dates.

(2) Of the notes payable of consolidated VIEs, $407.1 million is guaranteed by certain equity partners of the investment funds. Per partnership agreements, the equity partners are also obligated to pay the principal and interest on the notes. The remaining balance of $73.2 million is collateralized with the underlying properties of the consolidated operating partnerships. All of this debt is non-recourse to us.

Subsequent Events
-----------------

See Note 14 to the condensed consolidated interim financial statements as of and for the three months ended March 31, 2005 regarding actions taken in May 2005 in response to the financial difficulties experienced by sponsors of certain properties underlying revenue bonds and investment funds we sponsor as well as the foreclosure upon certain other underlying properties.

                                    BUSINESS


General

CharterMac (which we refer to as our "Company", "we" or "us"), through its subsidiaries, is one of the nation's leading full-service real estate finance companies, providing capital solutions to developers and owners of properties as well as quality investment products to institutional and retail investors. Through our subsidiary operations, we offer financing for every part of a property's capital structure with a core focus on multifamily rental housing. We commenced operations in October 1997 and have since expanded through several acquisitions.

Business Overview

Through our subsidiaries, we are a full-service real estate finance company, with a strong core focus on the multifamily sector. We have direct financing relationships with over 800 real estate developers and owners throughout the country. We operate from a fully integrated real estate platform, which enables us to originate, underwrite and manage the risk of every transaction in which we provide debt or equity financing. Our platform offers us several competitive advantages, including:

          o The ability to cross sell our financing products. Frequently on transactions, we are able to offer one or more pieces of the property's capital structure.

          o The ability to originate the financing wholesale. Our "one stop shopping" capability enables us to capture substantially all of the financing fees associated with the transaction.

          o The ability to control the credit quality of the underlying property. By working directly with the property's owner and by risk managing the underlying asset, our credit losses are extremely low.

Operating Segments

We operate in four business segments:

        i.    Portfolio  Investing,  which includes  subsidiaries that invest in primarily tax-exempt first mortgage revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income. The revenue bonds are used to finance the new construction, substantial rehabilitation, acquisition, or refinancing of affordable multifamily housing throughout the United States.

        ii.   Fund Management, which includes:

               o subsidiaries that sponsor real estate equity investment funds that primarily invest in LIHTC properties. In exchange for sponsoring and managing these funds, we receive fee income for providing asset management, underwriting, origination and other services;

               o a subsidiary which provides advisory services to other subsidiaries of ours and to AMAC, an affiliated, publicly traded real estate investment trust; and

               o    subsidiaries   that   participate   in  credit   enhancement
                    transactions, including guaranteeing mortgage loans and specified returns to investors in LIHTC equity funds, in exchange for guarantee fees.

        iii. Mortgage Banking, which includes subsidiaries that originate and service mostly multifamily mortgage loans on behalf of third parties, primarily:

               o    Fannie Mae;

               o    Freddie Mac;

               o    FHA; and

               o    insurance companies and conduits.

               In exchange for these origination and servicing activities, we receive origination and servicing fees.

        iv. Variable Interest Entities ("VIEs"), which includes primarily the LIHTC equity funds we sponsor through the Fund Management segment's subsidiaries, for which we are the primary beneficiary. For more information regarding these VIEs, refer to Note 2 to the consolidated financial statements.

Comparative segment revenues, profits and other financial information for 2004, 2003 and 2002 are presented in Note 19 to the consolidated financial statements.

Portfolio Investing

We conduct most of our portfolio investing through Equity Issuer, our subsidiary formed in 1999.

As of March 31, 2005, our revenue bond portfolio included direct or indirect interests in revenue bonds with an aggregate fair value of approximately $2.2 billion, secured by affordable multifamily properties containing approximately 48,300 units located in 27 states and the District of Columbia.

Portfolio Investing generates cash flow from the spread between the interest earned from our revenue bond portfolio and the cost of capital we use to purchase the bonds.

We believe we have a competitive advantage in our Portfolio Investing business due to our "Direct Purchase Program". The traditional methods of financing affordable multifamily housing with tax-exempt bonds are complex and time consuming and involve the participation of many intermediaries. Through the Direct Purchase Program we have streamlined the process by removing all intermediaries (except for the governmental issuer of the revenue bond) and enabling the developer to deal directly with one source. Because we purchase our revenue bonds directly from the governmental issuer, our program eliminates the need for underwriters and their counsel, rating agencies and costly documentation. This reduces the financing life cycle, often by several months, and also reduces the bond issuance costs, usually by 30% or more. By dealing directly with us, we believe developers feel more confident about the terms and timing of their financing.

The acquisition of revenue bonds requires capital. In addition to using a portion of our operating cash flows, we obtain such capital by:

     o    securitizing many of the bonds we purchase for our portfolio;

     o    utilizing commercial bank borrowings; and

     o    issuing equity securities.

For more information on our securitization activity, see Note 9 to our consolidated financial statements. For information regarding issuances of preferred shares of Equity Issuer and our common and preferred shares, see Notes 13 and 14 to our consolidated financial statements.

Fund Management

Our Fund Management segment includes:

     o    Tax Credit Fund Sponsorship;

     o    Advisory Services; and

     o    Credit Enhancement.

Tax Credit Fund Sponsorship. We conduct our tax credit fund sponsorship activities through Related Capital, which we acquired in November 2003 (see Note 3 to our consolidated financial statements).

Related Capital is one of the nation's largest sponsors of LIHTC investment funds, having raised nearly $7 billion in equity from institutional and retail investors. As a sponsor of over 270 public and private real estate investment programs, Related Capital has provided financing for over 1,100 properties in 45 states, Puerto Rico and the District of Columbia.

In a typical LIHTC tax credit fund sponsorship program, investors acquire a direct limited partnership interest in an "upper-tier" investment partnership through which such investments are made. The investment partnership, in turn, invests (typically through another partnership) as a limited partner in one or more "lower-tier" operating partnerships which own and operate the housing projects. Limited partners in the upper-tier partnerships are most often corporations who are able to utilize the tax benefits and usually derive limited economic benefit from the investment other than the expected tax credits and tax losses from the operations of the lower-tier partnership properties. In some cases, in conjunction with the final disposition of the property, the limited partners may receive an additional return.

We often borrow from a warehouse lender to make such investments. This arrangement enables us to obtain and hold suitable investments until the LIHTC investors acquire their interest in the upper tier investment partnership. As a result, we are better able to provide investment opportunities to the funds we sponsor when investment capital is available. When we admit investors to an investment partnership, the investor's capital contributions enable us to repay the funds we borrowed from the warehouse lender.

Tax credit fund sponsorship generates cash flow predominantly from:

     o organization and offering fees we earn in connection with the capital raising and sponsorship of investment programs, which we receive upon the closing of a fund;

     o fees associated with acquisition activity of each fund we sponsor, which we receive at the time of the acquisition; and

     o partnership management and asset management fees associated with ongoing administration of investment programs we advise, which we receive either at the time a fund closes or over several years.

Advisory Services. A subsidiary of Related Capital provides management and advisory services to sister subsidiaries of CharterMac as well as to AMAC.

Providing services to CharterMac subsidiaries generates cash flows in this segment from:

     o fees associated with acquisition of revenue bonds by the Portfolio Investing segment, which fees are paid by the borrower and received by us when we acquire the revenue bond;

     o fees associated with asset management services provided to the Portfolio Investing segment with regard to the investments it holds; and

     o    fees  associated   with  the  origination  of  certain   mortgages  by
          CharterMac Mortgage Capital.

     o While some of these fees are eliminated in consolidation, our segment results presented elsewhere in this document reflect these fees as earned.

AMAC is a publicly traded real estate investment trust that focuses on providing mezzanine and bridge financing to commercial real estate properties. In addition to providing bridge and mezzanine loans, AMAC also invests in government-insured debt securities that are predominantly secured by first mortgages on multifamily properties. As of March 31, 2005, AMAC had $373.3 million in assets and a total market capitalization of approximately $363.5 million.

Providing management to AMAC generates cash flow predominantly from:

     o acquisition fees paid by the borrowers upon the closing of a loan that AMAC originates;

     o asset management fees based upon AMAC's total assets, which are paid on an annual basis; and

     o incentive management fees received annually if AMAC achieves certain earnings and distribution benchmarks.

Credit Enhancement. We conduct our credit enhancement business primarily through CM Corp. Our credit enhancement activities fall into several categories:

     o sponsoring credit-enhanced LIHTC investment funds that are obligated to provide a specified rate of return during the life of each fund for which affiliates of ours receive a fee (payable in three installments) that we recognize over an agreed-upon period, which may be for the construction period or the operation period of a pool of properties. This normally involves backing up a primary credit enhancer's obligations;

     o enhancing a developer's credit during the construction phase of a property, for which we receive a fee at the inception of the transaction which we recognize over the construction phase of the property;

     o enhancing a developer's credit following the stabilization of a property for the operational period for the pool of properties, for which we receive a fee at the inception of the transaction and recognize over the estimated operational period of the property; and

     o enhancing credit for borrowers' obligations on either individual mortgages or mortgage pools for a fee.

We will continue to seek new sources of revenue using our credit enhancement capabilities and expanding our credit enhancement activities.

Mortgage Banking

We conduct our mortgage-banking activity through CharterMac Mortgage Capital, previously named PW Funding Inc. As of March 31, 2005, we owned 100% of CharterMac Mortgage Capital, having first acquired 80% in 2001.

CharterMac Mortgage Capital is a full-service, direct mortgage banking firm specializing in originating, underwriting, and servicing mortgage loans for conventional apartment properties, affordable housing, senior housing, and commercial properties nationwide.

CharterMac Mortgage Capital is one of 26 approved Delegated Underwriters and Servicers ("DUSTM") in Fannie Mae's principal multifamily loan program. Fannie Mae delegates the responsibility for originating, underwriting, closing and delivering multifamily mortgages to the DUS lenders and the DUS lenders share the risk of loss with Fannie Mae and service the loans for a fee. Under the DUS program, upon obtaining a commitment from Fannie Mae with regard to a particular loan, Fannie Mae commits to acquire the mortgage loan based upon our underwriting, and we agree to bear a portion of the risk of potential losses in the event of a default. Fannie Mae commitments may be made to acquire and/or credit enhance the mortgage loan from CharterMac Mortgage Capital for cash or in exchange for a mortgage-backed security backed by the mortgage loan.

In addition to DUS originations, our mortgage banking activities include:

     o closing and delivering multifamily mortgages to Freddie Mac as a Freddie Mac Program Plus(R) Seller/Servicer. Similar to the DUS program with Fannie Mae, as a Program Plus lender, we originate mortgages based on commitments from Freddie Mac, and we then sell those loans to Freddie Mac. Unlike the DUS program, however, there is not a loss sharing aspect to the transactions;

     o acting as an approved seller/servicer for the Government National Mortgage Association ("Ginnie Mae");

     o    originating  and  servicing   loans  as  a  leading   commercial  loan
          correspondent for Wall Street conduits and life insurance companies;

     o    acting as an approved loan processor/servicer for the FHA; and

     o    sub-servicing loans originated by other firms.

Mortgage loans we originate for Fannie Mae, Freddie Mac or Ginnie Mae are closed in CharterMac Mortgage Capital's name, using cash borrowed from a warehouse lender. Approximately one week to one month following closing of a loan, the loan documentation and an assignment are delivered to the mortgagor, or a document custodian on its behalf, and the cash purchase price or mortgage-backed security is delivered to us. We use the cash received to repay the warehouse loans or we sell the mortgage-backed securities for cash pursuant to prior agreements and use that cash to repay the warehouse loans. We do not retain any interest in any of the mortgage loans except for mortgage servicing rights ("MSRs") and certain contingent liabilities under the loss-sharing arrangement with Fannie Mae.

Our mortgage banking activities generate cash flow predominantly from:

     o    origination fees;

     o ongoing fees for servicing a majority of the loans we originate as well as other loans that we sub-service. Servicing fees include a risk sharing premium for loans originated for Fannie Mae;

     o    trading profits upon sale of the mortgage loans; and

     o the interest rate spread during the periods prior to settlement of the sale of mortgage loans.

During 2004, we originated loans totaling approximately $1.0 billion and, at December 31, 2004, serviced a loan portfolio of approximately $4.1 billion.

In the first quarter of 2005, we originated loans totaling approximately $123.5 million and, at March 31, 2005, serviced a loan portfolio of approximately $9.3 billion, including the portfolio serviced by Capri Capital Finance ("CCF).

In the first quarter of 2005, we acquired CCF and combined CCF with CharterMac Mortgage Capital. For a description of this transaction, see Note 21 to the consolidated financial statements and Management's Discussion and Analysis - Subsequent Events.

Variable Interest Entities ("VIEs")

In accordance with accounting rules requiring the consolidation of VIEs, we consolidate the balance sheets and operations of numerous funds that we sponsor and other partnerships that we indirectly manage. While we have no equity interest in these VIEs, we are considered to control them (according to accounting rules) for reasons associated with our role in managing them and the nominal equity interests of our executive officers. While our Fund Management and Portfolio Investing segments earn fees or interest from these VIEs, we consider them separately for management purposes. For a more detailed discussion, see Note 2 to the consolidated financial statements.

Competition

From time to time, we may be in competition with private investors, regional investment banks, mortgage banking companies, lending institutions, quasi-governmental agencies such as Fannie Mae and Freddie Mac, mutual funds, domestic and foreign credit enhancers, bond insurers, investment partnerships and other entities with objectives similar to ours. Although we operate in a competitive environment, competitors focused on providing all of our custom-designed programs are relatively few. Specifically:

     o our Portfolio Investing business competes directly with regional investment banks, other real estate finance companies and others seeking to invest in tax-exempt revenue bonds;

     o our Fund Management business competes directly with others seeking to raise capital for tax advantaged funds, some of which offer credit enhancement for their funds, regional and national banks that directly acquire LIHTC investments and other real estate fund management companies; and

     o our Mortgage Banking business is in competition with 25 other licensed DUS lenders which originate multifamily mortgages on behalf of Fannie Mae, 34 other Freddie Mac Program Plus lenders, as well as numerous banks, finance companies and others that originate mortgages for resale.

We face many competitors, some of whom have substantially greater financial and operational resources than we do. In addition, affiliates of some of our managing trustees have formed, and may continue to form, various entities to engage in businesses that may be competitive with us, but, at this time, there is no other such business that has all of our financing products. See "RISK FACTORS --Risks Related to Investing in our Company". However, we feel we can effectively compete due to our on-going relationships with certain developers. Due to our unified product platform, we believe we are better positioned to offer a full range of financing programs on both affordable and market-rate multifamily housing. Our origination groups are able to cross market all of our financing products, thereby offering developers a single, streamlined execution.

We face increasing levels of competition both in terms of new competitors and new competing products. We continually seek to develop new products that will complement our real estate financing products.

Financing and Equity

As noted in the segment descriptions above, we typically fund the expansion of our business through a combination of operating cash flows, short-term borrowings, securitizations, long-term borrowings and equity issuances. Although we are temporarily unable to utilize our shelf registration statements, we may issue equity through specific registrations or private placements. These funding vehicles are described in detail in Management's Discussion and Analysis - Liquidity and Capital Resources and in Notes 9, 10, 13 and 14 to our consolidated financial statements.

Policy with Respect to Certain Activities

Issuing Senior Securities

Our board of trustees is authorized, subject to the American Stock Exchange rules and regulations, to issue additional common shares and preferred shares from time to time on such terms and conditions as the board of trustees determines in its sole discretion. Such policy may be changed without consent of our common shareholders. We issue such securities from time to time in the ordinary course of our business.

Borrowing Money

Our trust agreement permits us to only incur financing or leverage of up to 50% of our total market value (calculated at the time any additional financing or leverage is incurred). This policy may not be changed without the affirmative vote of the holders of a majority of our issued and outstanding common shares and special preferred voting shares. We incur financing or leverage from time to time in the ordinary course of our business. (See Notes 9 & 10 to the consolidated financial statements).

Making Loans to Other Persons

Our board of trustees is authorized to make loans to other persons from time to time. Such policy may be changed without a vote of our common shareholders. We make loans to other persons from time to time in the ordinary course of our business. (See discussion of our business beginning on page 48 herein. See also
Note 17(c) to the consolidated financial statements).

Investing in the Securities of Other Issuers for the Purpose of Exercising Control.

Our board of trustees is authorized to invest in the securities of other issuers for the purpose of exercising control. Such policy may be changed without the consent of our common shareholders. We have not engaged in such activity and we do not intend to engage in such activity in the near future.

Underwriting Securities of other Issuers

Our board of trustees is authorized to underwrite securities of other issuers. Such policy may be changed without the consent of our common shareholders. We have not engaged in such activity and we do not intend to engage in such activity in the near future.

Engaging in the Purchase and Sale (or Turnover) of Investments

Our board of trustees is authorized to engage in the purchase and sale (or turnover) of investments. Such policy may be changed without the consent of our common shareholders. We purchase and sell investments in the ordinary course of our business. See discussion of our business beginning on page 48 herein.

Offering Securities in Exchange for Property.

Our board of trustees is authorized to offer securities in exchange for property. Such policy may be changed without the consent of our common shareholders. In connection with our acquisition of Related Capital, the contributors received special common units of our subsidiary, CharterMac Capital Company, and acquired one Special Preferred Voting Share of our Company (at $.01 per share) for each special common unit in CharterMac Capital Company they received. The Special Preferred Voting Shares entitle the holders of the special common units to vote, on a one-to-one basis, on all matters subject to a vote of the holders of our common shares.

Repurchasing  or Otherwise Reacquiring our Shares or Other Securities

Our board of trustees is authorized to repurchase or otherwise reacquire our common shares or other securities. Such policy may be changed without consent of our common shareholders. We have approved a repurchase plan. (See Note 14 to our consolidated financial statements).

Making Annual Reports to Security Holders

In conformity with the rules and regulations of the American Stock Exchange, we furnish an annual report to our common shareholders containing audited financial statements prepared in conformity with the requirements of the

Securities and Exchange Commission. The audited financial statements contained in our annual reports are certified by an independent registered public accounting firm.


Investment Policies

 Investments in real estate or interests in real estate

We invest in interests in real estate in the ordinary course of our business. See discussion of our business beginning on page 48 herein, as well as the notes to our consolidated financial statements.

 Investments in real estate mortgages

We invest in real estate mortgages in the ordinary course of our business. See discussion of our business beginning on page 48 herein, as well as the notes to our consolidated financial statements.

Securities of or interests in persons primarily engaged in real estate activities

We invest in securities of or interests in persons primarily engaged in real estate activities as part of our ordinary course of business. See discussion of our business beginning on page 48 herein, as well as the notes to our consolidated financial statements.

 Investments in other securities

We invest in various other securities as part of our ordinary course of business. See discussion of our business beginning on page 48 herein, as well as the notes to our consolidated financial statements.

 Tax Matters

We are a Delaware statutory trust and a significant portion of our revenue is non-taxable. Further, we (the parent trust) and many of our subsidiaries (including all that constitute our Portfolio Investing segment) are partnerships for tax purposes that are not subject to income taxes. We distribute our income, including federally tax-exempt income to our shareholders. We derive a substantial portion of our income from ownership of multi-family housing revenue bonds, which we classify as "private activity bonds" for federal income tax purposes The interest from these bonds is excluded from gross income for purposes of federal income tax. However, the Tax Reform Act of 1986 treats interest on such bonds issued after August 7, 1986 as a tax preference item for AMT. The percentage of our tax-exempt interest income subject to AMT was approximately 93% for the year ended December 31, 2004, compared to 88% in 2003 and 85% in 2002. As a result of AMT, the percentage of our income that is exempt from federal income tax may be different for each shareholder.

With regard to our revenue bond investing and tax credit fund sponsorship, we operate in a regulatory environment governed primarily by two sections of the Internal Revenue Code of 1986, as amended (the "Code") relating to affordable housing:

     o Section 142(d), which governs the issuance of federally tax-exempt revenue bonds for affordable multifamily housing to be owned by private, for-profit developers; and

     o Section 42, which authorizes federal LIHTCs for qualifying affordable housing properties.

Tax-exempt Financing

Section 142(d) provides for the issuance of federally tax-exempt revenue bonds, the proceeds of which are to be loaned to private developers for the new construction or acquisition and rehabilitation of multifamily rental housing. Under the Code, in order to qualify for federally tax-exempt financing, certain ongoing requirements must be complied with on a continual basis. The principal requirement is that the property be operated as a rental property and that during the Qualified Project Period (defined below) at least either

     o 20% of the units must be rented to individuals or families whose income is less than 50% of the area median gross income (the "20/50 test"); or

     o 40% of the units must be rented to individuals or families whose income is less than 60% of the area median gross income (the "40/60 test");

in each case with adjustments for family size. The Qualified Project Period begins when 10% of the units in the property are first occupied and ends on the latest of the date:

    (i)  which is 15 years after 50% of the units are occupied;

   (ii)  on which all the bonds have been retired; or

  (iii) on which any assistance provided under Section 8 of the U.S. Housing Act of 1937 terminates.

If these requirements are not complied with on a continual basis interest on the revenue bonds could be determined to be includable in gross income, retroactively to the date such bonds were issued. There is no federal statutory or regulatory limit on the amount of rent that may be charged. The availability of federally tax-exempt financing for affordable multifamily housing to be owned by private, for-profit developers in each state is limited by an annual volume cap contained in Section 146 of the Code. At the end of 2000, Congress enacted legislation which increased the volume cap by 25% in both 2001 and 2002 and thereafter as indexed for inflation.

Bonds issued for affordable multifamily housing properties must compete with all other types of private activity bonds (other than private activity bonds issued for qualifying Section 501(c)(3) organizations) for an allocation of a state's available volume cap. Non-profit organizations described in Section 501(c)(3) of the Code whose charitable purpose is to provide low income housing may also avail themselves of federally tax-exempt financing to construct or acquire and rehabilitate affordable multifamily housing properties. Revenue bonds for such charities are governed by Section 145 of the Code and may be issued without regard to the statewide volume cap that applies to for-profit developers. Under
Section 145 of the Code at least 95% of the proceeds of the bond issue must be used in a manner that furthers the charitable purpose of the Section 501(c)(3) organization, or a related purpose. In Revenue Procedure 96-32, the IRS promulgated a non-exclusive safe harbor for Section 501(c)(3) organizations whose charitable purpose is to provide affordable housing: if either the 20/50 or 40/60 tests described above are met and, in addition, at least 75% of all units are rented to families whose income does not exceed 80% of area median gross income (adjusted for family size) and the Section 501(c)(3) organization charges tenants "affordable rents", the proceeds of a revenue bond issue will be treated as being used to further the Section 501(c)(3) organization's charitable purpose.

Federal LIHTCs

Section 42 of the Code authorizes federal LIHTCs for affordable multifamily rental housing. Under this program, a project either receives an allocation of federal LIHTCs from an agency designated by the government of the state in which the project is located or the project is entitled to the LIHTCs by reason of its being financed by volume cap revenue bonds. There are two types of credits:

4% credits - for new buildings and existing buildings financed with revenue bonds that receive an allocation of volume cap, or for new and existing buildings financed with below-market federal financing that receive an allocation of federal LIHTCs from state agencies; and

9% credits - for new buildings that receive an allocation of federal LIHTCs from state agencies.

The credits are taken over a period of 10 years, which can span over an 11-year operating period. The credit amount is based on the qualified basis of each building, which is based upon the adjusted basis of the building multiplied by the percentage of units in the building leased to low-income tenants.

In order to qualify for the federal LIHTC, the property must comply with either of the 20/50 or 40/60 tests that apply to tax-exempt bonds (see Tax-exempt Financing above). However, in addition, the amount of rent that may be charged to qualifying low-income tenants cannot exceed 30% of the "imputed income" for each unit, i.e., 30% of the imputed income of a family earning 50% or 60% of area median income, as adjusted for family size. Failure to comply continuously with these requirements throughout the fifteen year recapture period could result in a recapture of the federal LIHTCs. In addition, if the rents from the property are not sufficient to pay debt service on the revenue bonds or other financing secured by the property and a default ensues, the initial borrower could lose ownership of the project as the result of foreclosure of the mortgage securing the bonds. In such event, the initial equity investors would no longer be entitled to claim the federal LIHTCs, but the foreclosing lender could claim the remaining LIHTCs provided the project continues to be operated in accordance with the requirements of Section 42. As a result, there is a strong incentive for the federal LIHTC investor to ensure that the development is current on debt service payments by making additional capital contributions or otherwise.

With respect to most of the properties that secure our revenue bonds, all the multifamily units are rented to individuals or families at 60% of area median income and, thus, 100% of the qualified basis may be used to determine the amount of the federal LIHTC. This maximizes the amount of equity raised from the purchasers of the federal LIHTCs for each development and provides for the maximum amount of rent that can be obtained from tenants where there is currently strong occupancy demand.

Investors in Related Capital sponsored funds are usually Fortune 500 corporations that have projected long-term positive tax positions. These investors generally become limited partners in the Related Capital sponsored fund which, in turn, invests as a limited partner in the developer/owner of the affordable housing property. The Related Capital sponsored fund contributes to the developer/owner an amount equal to the present value of the projected credits and other tax benefits in the form of an up-front equity contribution to the developer. In the case of properties utilizing 4% credits, this contribution will usually provide between 25% and 35% of the costs of the development. For properties utilizing 9% credits, this payment will usually provide between 45% and 55% of the cost of the development.

Regulatory Matters

Our Mortgage Banking business is subject to various governmental and quasi-governmental regulations. As noted above, CharterMac Mortgage Capital is licensed or approved to service and/or originate and sell mortgage loans under Fannie Mae, Freddie Mac, Ginnie Mae and FHA programs. FHA and Ginnie Mae are agencies of the Federal government and Fannie Mae and Freddie Mac are federally-chartered public corporations. These agencies require CharterMac Mortgage Capital to meet minimum net worth and capital requirements and to comply with other requirements. Mortgage loans made under these programs are also required to meet the requirements of these programs. In addition, under Fannie Mae's DUS program, CharterMac Mortgage Capital has the authority to originate loans without a prior review by Fannie Mae and is required to share in the losses on loans originated under this program. If CharterMac Mortgage Capital fails to comply with the requirements of these programs, the agency can terminate its license or approval. In addition, Fannie Mae and Freddie Mac have the authority under their guidelines to terminate a lender's authority to originate and service their loans for any reason. If CharterMac Mortgage Capital's authority is terminated under any of these programs, it would prevent CharterMac Mortgage Capital from originating or servicing loans under that program. We were required to guarantee the obligations under these programs as a condition for receiving Fannie Mae and Freddie Mac's approval of our acquisitions of CharterMac Mortgage Capital and CCF.

Employees

We had approximately 375 employees at March 31, 2005, none of whom were parties to any collective bargaining agreement.

Legal Proceedings

We are subject to routine litigation and administrative proceedings arising in the ordinary course of business. Management does not believe that such matters will have a material adverse impact on our financial position, results of operations or cash flows.

                                   MANAGEMENT


Trustees and Executive Officers

Our board of trustees directs the management of the business of our Company but retains our subsidiary, Related Capital, to manage our day-to-day affairs.

Our trustees and executive officers are as follows:

                                                                        Year First
                                                                          Became       Term
         Name            Age         Offices Held       Independence  Officer/TrusteeExpires
----------------------------------------------------------------------------------------------
Stephen M. Ross           64   Managing Trustee,        Non-Independent    1999        2006
                               Non-Executive Chairman
                               of the Board
Stuart J. Boesky          48   Managing Trustee,        Non-Independent    1997        2006
                               Chief Executive Officer
Marc D. Schnitzer         44   Managing Trustee,        Non-Independent    2003        2005
                               President
Alan P. Hirmes            50   Managing Trustee,        Non-Independent    1997        2005
                               Chief Financial Officer
                               and
                               Chief Operating Officer
Denise L. Kiley           45   Managing Trustee,        Non-Independent    2003      2007 (1)
                               Chief Credit Officer
Peter T. Allen            59   Managing Trustee         Independent        1997        2007
Charles L. Edson          70   Managing Trustee         Independent        2001        2005
Andrew L. Farkas          44   Managing Trustee         Independent        2004        2007
Jeff T. Blau              37   Managing Trustee         Non-Independent    2003        2007
Robert A. Meister         63   Managing Trustee         Independent        2003        2007
Jerome Y. Halperin        74   Managing Trustee         Independent        2003        2006
Nathan Gantcher           64   Managing Trustee         Independent        2003        2006
Robert L. Loverd          62   Managing Trustee         Independent        2003        2006
Janice Cook Roberts       44   Managing Trustee         Independent        2003        2005
Thomas W. White           66   Managing Trustee         Non-Independent    2000        2005


(1) On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

Stephen M. Ross is the non-executive Chairman of the board of trustees of our Company. Mr. Ross is the founder, Chairman, Chief Executive Officer and Managing General Partner of The Related Companies, LP ("TRCLP"). Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding TRCLP in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross School of Business at the University of Michigan. Mr. Ross is a member of the Executive Committee of the Board of Directors of the Real Estate Board of New York and is a trustee of the National Building Museum. Mr. Ross is also a member of the Executive Committee of the Board of

Directors of NYC2012, a committee that is targeting New York City's bid for the 2012 Summer Olympic Games. Mr. Ross also serves on the Board of Directors of the Juvenile Diabetes Research Foundation and the Guggenheim Museum.

Stuart J. Boesky is a managing trustee and the Chief Executive Officer of our Company, the Chairman of our subsidiary CharterMac Mortgage Capital and the Managing Director of our subsidiary Related Capital. Mr. Boesky is responsible for our strategic planning and new product development. He oversees all of our debt products, including our portfolio investing and mortgage banking operations, capital markets and research. Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein from 1984-1986, when he joined Related Capital. From 1983 to 1984, he practiced law with the Boston office of Kaye, Fialkow, Richman and Rothstein. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky graduated with high honors from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky is Chairman of the board of trustees of AMAC. Mr. Boesky is a regular speaker at industry conferences and on television. Mr. Boesky is also a member of the board of directors of the National Association of Affordable Housing Lenders and the Investment Program Association.

Marc D. Schnitzer is a managing trustee and the President of our Company and the Chief Executive Officer of Related Capital. Mr. Schnitzer is also on the board of directors of CharterMac Mortgage Capital. Mr. Schnitzer directs our tax credit group, which has invested in excess of $5.5 billion in affordable housing tax credit properties since 1987, and is responsible for structuring and marketing our institutional tax credit offerings. Mr. Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and Rehabilitation Association and the National Association of Homebuilders. He is a member of the Executive Committee of the Board of Directors of the National Multi-Housing Council and a Vice President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer joined Related Capital in 1988 after receiving his Masters of Business Administration degree from The Wharton School of the University of Pennsylvania in 1987. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management in 1983.

Alan P. Hirmes is a managing trustee, the Chief Financial Officer and Chief Operating Officer of our Company, a member of the board of directors of CharterMac Mortgage Capital and the President of Related Capital, both of which are subsidiaries of our Company. Mr. Hirmes is responsible for managing the overall administration of our Company, as well as any new initiatives or special projects. Mr. Hirmes oversees the finance and accounting, human resources, information technology and investor services departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Mr. Hirmes currently serves as Chairman Emeritus of the Affordable Housing Tax Credit Coalition, a national organization dealing with issues relating to the Tax Credit Program. He is also a member of the Advisory Board of the LIHTC Monthly Report and of the National Housing Conference, and he serves on the Executive Board of the National Multi Housing Council. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants, where he specialized in real estate and partnership taxation. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of trustees of AMAC.

Denise L. Kiley is a managing trustee, the Chief Credit Officer of our Company and the Chief Operating Officer of Related Capital. Ms. Kiley is also on the Board of Directors of CharterMac Mortgage Capital. Ms. Kiley is the Director of our Company's Asset Management and Underwriting Divisions, where she is responsible for overseeing the due diligence and asset management of all multifamily residential properties invested in Related Capital-sponsored corporate, public and private equity and debt funds. Prior to joining Related Capital in 1990, Ms. Kiley was a First Vice President with Resources Funding Corporation, where she was responsible for acquiring, financing, and asset managing multifamily residential properties. From 1981-1985 she was an auditor with Price Waterhouse. Ms. Kiley is a Member of the Advisory Committee for the Joint Center for Housing at Harvard University; she is on the Multifamily Leadership Board for the National Association of Home Builders; and she is a member of the National Housing & Rehabilitation Association. Ms. Kiley received a Bachelor of Science degree in accounting from The Carroll School of Management at Boston College. As noted above, Ms. Kiley is retiring from the Company.


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


Peter T. Allen is a managing trustee (independent trustee) of our Company and the President of Peter Allen & Associates, Inc., a real estate development and management firm in which capacity he has been responsible for the leasing, refinancing, and development of major commercial properties. Mr. Allen has also been an Adjunct faculty member of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in Business Administration with Distinction from the University of Michigan. Mr. Allen is the chairman of our Compensation Committee and a member of our Audit Committee.

Charles L. Edson is a managing trustee (independent trustee) of our Company. Mr. Edson, as senior counsel of the law firm Nixon Peabody LLP, is no longer engaged in the practice of law. From 1968 to 2002 his practice included service as counsel to several governmental, trade and public interest entities and groups on housing and legislative matters. He still serves as the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Mr. Edson is an Adjunct Professor of Law at
Georgetown University Law Center, where he teaches a seminar on federally assisted housing programs. During his career, he has served as the Transition Director for the Department of Housing and Urban Development on President Carter's transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counselor at the Department of Housing and Urban Development. Mr. Edson received a Bachelor of Arts, magna cum laude, from Harvard College and a Juris Doctor degree from Harvard Law School. Mr. Edson is a member of our Investment Committee.

Andrew L. Farkas is a managing trustee (independent trustee) of our Company and the founder of Island Capital and is its Managing Member, Chairman and President. Mr. Farkas was previously Chairman and Chief Executive Officer of Insignia Financial Group, Inc., a global real estate services company that was merged with CB Richard Ellis in July 2003. Mr. Farkas founded Insignia in 1990. By 2003, Insignia had become the leading commercial real estate firm in both New York and London and operated throughout the United States, the United Kingdom and France. Mr. Farkas received a Bachelor of Arts degree from Harvard University in 1982, where he majored in Econometrics. Mr. Farkas is a member of our Investment Committee and our Capital Markets Committee.

Jeff T. Blau is a managing trustee and the President of TRCLP. Over the past 15 years Mr. Blau has been responsible for directing and overseeing new developments worth over $6 billion in virtually every sector of the real estate industry. In his position as President of TRCLP, Mr. Blau is responsible for new development origination and for strategic oversight of the firm's affiliated group of companies. Mr. Blau completed his undergraduate studies at the
University of Michigan and received his Masters Degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Blau is an active member of numerous professional and charitable organizations and currently sits on the board of directors of the Doe Fund, the 14th Street Local Development Corporation / Business Improvement District, ABO and the YMCA of Greater New York. Mr. Blau is a member of our Investment Committee.

Robert A. Meister is a managing trustee (independent trustee) and the Vice Chairman of Aon Risk Services Companies, Inc. ("Aon"), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985-1991 and the Vice Chairman of Alexander & Alexander from 1975-1985. Mr. Meister is a member of the board of directors of Ramco Gershenson Properties and Universal Health Services and serves on each company's compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is a member of our Nominating and Governance Committee and our Conflicts Committee.

Jerome Y. Halperin is a managing trustee (independent trustee) of our Company and a retired partner of PricewaterhouseCoopers, LLP, the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin's final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from PricewaterhouseCoopers, Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations  and  was  the  Chairman  of  the  Michigan  Tax  Forms  Revisions
Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of "Tax Planning for


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


Real Estate Transactions". Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. Mr. Halperin is the chairman of our Audit Committee and is a member of our Capital Markets Committee.

Nathan Gantcher is a managing trustee (independent trustee) of our Company. He is the former vice chairman of CIBC World Markets Corporation, the U.S. Section 20 broker/dealer of Canadian Imperial Bank of Commerce ("CIBC"). CIBC acquired Oppenheimer & Company in November 1997. Mr. Gantcher had been with Oppenheimer since 1968 and served as its president and co-chief executive officer from 1983 until the firm was acquired in 1997. Prior to joining Oppenheimer, he was an account executive with Young & Rubicam, the advertising firm, for four years. Mr. Gantcher recently retired as Chairman of the board of trustees of Tufts University, where he had been a member since 1983 and chairman for the last eight years. He is a member of the Council on Foreign Relations, a director of Mack-Cali Realty Corporation, Neuberger Berman, LLC and Refco Group Ltd., LLC, a senior adviser for RRE Investors, and a former governor of the American Stock Exchange. Mr. Gantcher is a member of the steering committee of the Wall Street division of the U.J.A., a past director of the Jewish Communal Fund and a trustee of the Anti-Defamation League Foundation. Mr. Gantcher received a Bachelor of Arts from Tufts University and a Masters in Business Administration from Columbia Business School. Mr. Gantcher is the chairman of our Capital Markets Committee and is a member of our Nominating and Governance Committee and our Compensation Committee.

Robert L. Loverd is a managing trustee (independent trustee) of our Company and the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000. From 1979 to 1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Loverd is the chairman of our Nominating and Governance Committee and a member of our Capital Markets Committee.

Janice Cook Roberts is a managing trustee (independent trustee) of our Company and an Executive Vice President at the New York City Investment Fund, which provides financial and strategic assistance to businesses that spur economic activity in New York City. Joining the organization in 1996, Ms. Roberts helped launch the Fund, which has raised over $96 million in capital and has invested in over 50 businesses since its inception. Prior to joining the New York City Investment Fund, Ms. Roberts was employed by MCA/Universal, serving as Executive Director of the International division from 1989 to 1996 and as Senior Auditor in the Corporate Internal Audit division from 1987 to 1989. Ms. Roberts was also Assistant Treasurer at Bankers Trust Company from 1982 to 1985, in which capacity she performed detailed financial analysis and modeling. Ms. Roberts received her Bachelor of Arts degree in Political Science and French from Amherst College and her Masters in Business Administration from the Harvard Graduate School of Business Administration. Ms. Roberts is a member of our Audit Committee and our Conflicts Committee.

Thomas W. White is a managing trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily asset acquisition in November 1998 and assumed his position of Senior Vice President in November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He also was the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. In July 2001, we hired Mr. White as a consultant. Mr. White serves on the Board of Directors of New York Mortgage Trust, Inc. and CharterMac Mortgage Capital. Mr. White is Chairman of our Investment Committee and Chairman of our Conflicts Committee.

Committees of the Board of Trustees


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


Our board of trustees has standing audit, compensation, nominating and governance, investment, capital markets and conflicts committees. The functions of each committee are detailed in the respective committee charters, which are available on our website at http://www.chartermac.com in the "Investor Relations" section. Please note that the information on our website is not incorporated by reference in this prospectus.

Audit Committee

The audit committee's duties include the periodic review of our financial statements and meetings with our independent auditors. The audit committee must have at least three members and be comprised solely of independent trustees. The audit committee held seven meetings during the year ended December 31, 2004 and is currently comprised of Mr. Halperin, Mr. Allen and Ms. Roberts, each of whom the board of trustees has determined is independent within the meaning of Securities and Exchange Commission rules and regulations and the listing standards of the American Stock Exchange. In addition, our board of trustees has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission rules and regulations and the listing standards of the American Stock Exchange.

Compensation Committee

The compensation committee's duties include the determination of the compensation of our executive officers, the administration of our Incentive Share Plan and the review and approval of any material employment agreements. The compensation committee must have at least two members and be comprised solely of independent trustees. The compensation committee held four meetings during the year ended December 31, 2004 and is currently comprised of Mr. Allen and Mr. Gantcher, each of whom the board of trustees has determined is independent within the meaning of Securities and Exchange Commission rules and regulations and the listing standards of the American Stock Exchange.

Nominating and Governance Committee

The nominating and governance committee's duties include recommending to the board for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the American Stock Exchange. In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including:

     (i) business and/or technical experience and expertise relevant to the needs of our Company;

     (ii)  leadership;

     (iii) diversity;

     (iv)  ability to represent our shareholders; and

     (v) the independence and expertise standards mandated by Securities and Exchange Commission rules and regulations, the listing standards of the American Stock Exchange and any other applicable federal or state, law, rule or regulation.

The nominating and governance committee must have at least three members and be comprised solely of independent trustees. The nominating and governance committee is currently comprised of Mr. Loverd, Mr. Gantcher and Mr. Meister, each of whom the board of trustees has determined is independent within the meaning of Securities and Exchange Commission rules and regulations and the listing standards of the American Stock Exchange. The nominating and governance committee held five meetings during the year ended December 31, 2004.

Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee. Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given


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


in writing to our board of trustees. To be timely, a shareholder's notice must be delivered to the board of trustees at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice must set forth as to each person whom the shareholder proposes to nominate for election or reelection as a Managing Trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Managing Trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Managing Trustee if elected). In the event that the number of Managing Trustees to be elected to the board of trustees is increased and there is no public announcement naming all of the nominees for Managing Trustee or specifying the size of the increased board of trustees made by us at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the board of trustees at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

So long as the holders of the SCUs own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding Special Preferred Voting Shares will have the right, instead of our board of trustees (or our nominating and governance committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our common shares to also nominate their choices for the non-independent trustee nominees as set forth in the previous paragraph. After the date upon which the holders of the Special Preferred Voting shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating and governance committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of two-thirds of the trustees. The vacancy shall be filled by a majority vote of the trustees electing a nominated replacement independent trustee. All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees. If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.

The nominating and governance committee approved, on behalf of the board of trustees, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company. The ongoing administration of these two policies is overseen by the Audit Committee

Investment Committee

The investment committee's duties include the review and oversight of our Company's investment policies and strategies and the review and approval of new product lines and investment transactions for which the Executive Officers of our Company are not otherwise delegated the authority to execute, pursuant to the investment committee's charter. The investment committee must have at least three members. The investment committee held nine meetings during the year ended December 31, 2004 and is currently comprised of Mr. Blau, Mr. Edson, Mr. Farkas and Mr. White.

Capital Markets Committee

The capital markets committee's duties include the review of the annual capital plan, the review of our financing and hedging strategies and the approval of our debt and equity issuances and the debt and equity issuances of our subsidiaries. The capital markets committee must have at least three members. The capital markets committee held


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


four meetings during the year ended December 31, 2004 and is currently comprised of Mr. Gantcher, Mr. Loverd, Mr. Farkas and Mr. Halperin.

Conflicts Committee

The conflicts committee's duties include the review of transactions with Affiliates, as defined in the conflicts committee's charter. The conflicts committee must have at least three members. The conflicts committee held six meeting during the year ended December 31, 2004 and is currently comprised of Mr. Meister, Mr. White and Ms. Roberts.

Other Corporate Governance Initiatives

We have adopted a Code of Business Conduct and Ethics as defined under the rules of the Securities and Exchange Commission, that applies to our Executive Officers and all professionals in finance and finance-related departments, as well as our trustees and officers and employees of our subsidiaries.

We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices. Our corporate governance materials, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and standing committee charters may be found on our website at http://www.chartermac.com in the "Investor Relations" section. Copies of these materials are also available to shareholders upon written request to our Secretary, CharterMac, 625 Madison Avenue, New York, New York, 10022.

Related Capital

We and our subsidiaries (with the exception of CharterMac Mortgage Capital) operate our day-to-day activities utilizing the services and advice provided by our subsidiary, Related Capital, subject to the supervision and review of our board of trustees and our subsidiaries' board of trustees (or directors or managing member), as applicable.

Executive Officers

The executive officers of Related Capital are set forth below:



                Name                 Age                        Office
      -------------------------------------------------------------------------
      Marc D. Schnitzer               44              Chief Executive Officer
      Stuart J. Boesky                48              Managing Director
      Alan P. Hirmes                  50              President
      Denise L. Kiley (1)             45              Chief Operating Officer

      (1) On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

Biographical information may be found above, beginning on page 59.

Other Officers

Other officers of Related Capital and CharterMac Mortgage Capital are set forth below:

              Name            Age                      Office
--------------------------------------------------------------------------------

Daryl J. Carter               49      Chief Executive Officer - CharterMac
                                      Mortgage


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


                                      Capital
Mark Duggal                   47      Chief Financial Officer - CharterMac
                                      Mortgage Capital
Justin E. Ginsberg            32      Managing Director - Related Capital
William T. Hyman              47      Corporate Managing Director - CharterMac
                                      Mortgage Capital
Patrick J. Martin             39      Associate Director of Acquisitions and
                                      Managing Director - Related Capital
Katherine (Kelly) Schnur      42      Corporate Managing Director - CharterMac
                                      Mortgage Capital
John J. Sorel                 44      Managing Director - Related Capital and
                                      Chief Credit Officer - CharterMac Mortgage
                                      Capital
James D. Spound               44      Managing Director - Related Capital
 Andrew J. Weil               34      Managing Director - Related Capital


Daryl J. Carter is Chief Executive Officer of CharterMac Mortgage Capital, where he oversees a $10 billion servicing portfolio and is responsible for the overall strategic direction of the company including its national origination platform, investment strategy, credit policy, and new business development. Mr. Carter joined the Company from Capri, which he co-founded in 1992. Mr. Carter served as Chief Executive Officer of Capri's Irvine, California-based mortgage banking business, CCF, and he continues to serve as Vice Chairman of CCA, Capri's pension fund advisory arm, as well as serving on its Investment Committee. Prior to Capri, Mr. Carter was Regional Vice President for Westinghouse Credit Corporation, the financial services subsidiary of Westinghouse, where he oversaw the Western U.S. real estate operations. Before that, he was a Second Vice President in the real estate division of Continental Bank in Chicago. Mr. Carter holds dual Masters Degrees in Architecture and Management, both received from the Massachusetts Institute of Technology in 1981. He received a Bachelor of
Science degree in Architecture from the University of Michigan in 1977. Mr. Carter is a Trustee and Vice Chairman of the Urban Land Institute, Chair of the Finance Committee of the National Multifamily Housing Association, and a member of the Commercial Board of Governors of the Mortgage Bankers Association. Mr. Carter also serves as an independent director of Catellus Development Corporation, a publicly held REIT. Additionally, he is an independent trustee of Paragon Real Estate Equity and Investment Trust, also a REIT.

Mark Duggal is the Chief Financial Officer of CharterMac Mortgage Capital. He oversees the company's accounting and finance operations. He has over twenty years of experience in the mortgage banking, property management, telecommunications, and hotel industries. Prior to accepting the Chief Financial Officer's position at CharterMac Mortgage Capital, Mr. Duggal served as the Chief Financial and Administrative Officer at CCF and managed its accounting, human resources, information technology, loan servicing, asset management and facility administration operations. Prior to joining CCF in 1999, he worked as a Director of Financial Planning and Analysis with Iridium LLC, a global telecommunication company, where he led a group of analysts to prepare a business plan for the start-up venture. Prior to that, he worked at NHP Incorporated, a leading apartment management company, where he directed the company's accounting and financial planning operations. Mr. Duggal, a Certified Public Accountant, holds a Master of Science degree in structural engineering from Carlton University, Ottawa, Canada and a Bachelor of Technology degree in civil engineering from Indian Institute of Technology, New Delhi, India. Mr. Duggal is a member of the American Institute of Certified Public Accountants, Maryland CPA Society, and Treasury Management Association.

Justin E. Ginsberg is a Managing Director of Related Capital, and is responsible for the origination and acquisition of properties that generate LIHTCs and other tax credits in the Western region of the United States. Since joining Related Capital in 1995, Mr. Ginsberg has been responsible for the acquisition of properties valued in excess of $1 billion. Mr. Ginsberg received a Bachelor of Science and Management with a concentration in finance from Tulane University in 1995.

William T. Hyman is a Corporate Managing Director of CharterMac Mortgage Capital and is primarily responsible for the Company's conventional, market-rate sales management. Previously, Mr. Hyman managed the National Origination and Underwriting activities for PW Funding Inc., which was acquired by us in 2001 and renamed CharterMac Mortgage Capital in 2005, overseeing up to $1 billion in yearly originations, new product development, all credit approvals, and a nationwide sales force. He has been with CharterMac Mortgage Capital for more than 15 years, having played an instrumental role in doubling CharterMac Mortgage Capital's mortgage portfolio to over $4 billion. Before his current position, Mr. Hyman rose to become Chief Underwriter, at which time he was responsible for overseeing all of CharterMac Mortgage Capital's mortgage loan approvals and key agency lending programs. In addition, he founded CharteraMac Mortgage Capital's conduit program that was an early entree into the market, helping to develop and implement all underwriting standards and procedures for the program along with key banking and financial services lending affiliations. Mr. Hyman is also an active member of several Fannie Mae and Freddie Mac task forces, involved in the structuring of new products, policy guidelines, capital requirements, and the like. He is currently serving on the Freddie Mac Program Plus Advisory Council. Previously, Mr. Hyman was a Vice President in corporate finance with L.F. Rothschild & Co. for two years in New York City, where he specialized in medical technology and biotechnology financial services. Before that, he was an associate at PaineWebber Incorporated in New York City in the municipal finance healthcare group. Mr. Hyman received a Masters in Business Administration from Washington University in 1983 and a Bachelor of Arts in Architecture from Yale University in 1980.

Patrick J. Martin is Associate Director of Acquisitions and a Managing Director of Related Capital, and is responsible for the origination, negotiation, structuring, and closing of multifamily acquisitions in the Eastern United States. Since joining Related Capital in 1992, Mr. Martin has been involved in the acquisition of properties valued in excess of $3 billion. Prior to joining Related Capital, Mr. Martin was a Financial Analyst for Colliers Pierremont in Montreal, Canada. At Colliers, he performed commercial and industrial property valuations, as well as commercial lease analyses. Mr. Martin received a Masters degree in Real Estate Investment and Development from New York University in 1992. He also received a Bachelors degree in Business Administration from Concordia University in Montreal, Canada.

Katherine (Kelly) Schnur is a Corporate Managing Director of CharterMac Mortgage Capital, where she is responsible for overseeing CharterMac Mortgage Capital's Servicing, Portfolio Management, and Operations departments, including a servicing portfolio in excess of $9 billion. In addition, she oversees all personnel, administrative, and information management systems for the firm, with responsibility for a staff of over 30 employees. Ms. Schnur has been with CharterMac Mortgage Capital and Larson Financial Resources, Inc. ("LFR"), a predecessor company, since 1988. During her tenure at LFR, she helped found the Specialty Finance Department, a division that acted as a full-service development consultant to multifamily developers. Ms. Schnur began her career at CharterMac Mortgage Capital and its affiliates in the servicing department. She then went on to become Senior Vice President in the Loan Administration, Closing, and Underwriting departments, as well as Chief Operating Officer, and Managing Director. Ms. Schnur is an active member of the Mortgage Bankers Association of America, having been chosen for the association's inaugural class of "Future Leaders," in 1997. She received a Bachelor of Arts degree in Psychology and Economics from Lafayette College, Pennsylvania, in 1985.

John J. Sorel is a Managing Director of Related Capital and the Chief Credit Officer of CharterMac Mortgage Capital. Mr. Sorel directs the portfolio risk management group overseeing a portfolio of construction and forward commitment assets for CharterMac and CharterMac Mortgage Capital valued at over $2.5 billion. As Chief Credit Officer for CharterMac Mortgage Capital, Mr. Sorel is responsible for creating and overseeing overall credit policy and risk management for all market rate investments and serves on several investment committees within CharterMac and CharterMac Mortgage Capital. In 2004, John directed the consolidation of the CharterMac servicing and risk management groups with that of its mortgage banking unit, resulting in a combined servicing platform in excess of 1,100 loans valued at $5.9 billion. Mr. Sorel joined CharterMac in 1999 as a Vice President, initially to focus on the construction lending and risk management of its bond portfolio and was promoted in 2001 to Senior Vice President and Director of Portfolio Management. Prior to joining CharterMac, Mr. Sorel was a commercial banker for 13 years. As a Vice President in the commercial real estate division of BankBoston he originated a variety of construction loans for affordable and market rate property as well as various corporate lending relationships with the affordable housing business. Mr. Sorel holds a Bachelors Degree in Economics from Syracuse University.

James D. Spound is a Managing Director of Related Capital with primary responsibility for the CharterMac's Affordable Housing Debt Products. He joined CharterMac from First Union Capital Markets in February 1998, where he was a Vice President specializing in affordable housing finance. From 1992 to 1996, he served as an investment banker in the Housing Finance Department at Merrill Lynch & Co., where he was a Vice President at the time of his departure. Since 1992, he has been responsible for the structuring and execution of over $4.5 billion of revenue bond transactions encompassing a wide range of credit enhanced and non-credit enhanced structures. Previously, Mr. Spound was also a Senior Debt Consultant at Kenneth Leventhal & Company where he focused on debt restructurings in the real estate industry. In addition, he served for three years as a Project Manager at New York City's Economic Development Corporation where he was responsible for underwriting and administering incentive loans to support the City's economic development goals.


Andrew J. Weil is a Managing Director of Related Capital, and is responsible for both the acquisition of properties which are intended to give rise to LIHTCs and other tax credits and the origination and structuring of institutional funds. Prior to joining Related Capital in January 1994, Mr. Weil was a Financial Analyst for The Heights Management Company, where he specialized in the analysis of potential investments and property management. Mr. Weil received a Bachelor of Science degree in economics with a concentration in Finance from The Wharton School of The University of Pennsylvania in May 1992.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

During the year ended December 31, 2004, two of our trustees, Mr. Gantcher and Mr. Farkas, did not comply with all applicable Section 16(a) filing requirements. Mr. Gantcher purchased shares of our Company on October 8, 2004 and October 9, 2004 and he did not file the applicable Section 16(a) filing until October 15, 2004, which is longer than the two business day requirement of the Securities and Exchange Commission for filing Section 16(a) filings. In addition, Mr. Farkas received shares of our Company in connection with his service as independent trustees on December 31, 2004 and did not file the applicable Section 16(a) filings until January 6, 2005, which is longer than the two business day requirement of the Securities and Exchange Commission for filing Section 16(a) filings. Other than Mr. Gantcher and Mr. Farkas, the remaining trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.


                             EXECUTIVE COMPENSATION


Trustee Compensation

Each independent trustee receives annual compensation at the rate of $50,000, payable $25,000 in cash (or, at a trustee's option, common shares) and common shares having an aggregate value of $25,000, based on the fair market value at the date of issuance. The trustees have the option to have their common shares cliff-vest after a three-year period. In addition, independent trustees are eligible for an expense reimbursement for attending meetings of the board of trustees and the committees. The chairman of the audit committee receives an additional $5,000 per year for serving as chairman.

Executive Compensation Summary Table

The following table sets forth the compensation during each of the Company's last three years paid to our CEO and the three other most highly compensated Executive Officers based on compensation earned during the year ended December 31, 2004.

                                                                                          Securities
                                                                                          Underlying
                                                                Other Annual                 Share
         Name and                                               Compensation Restricted     Options
   Principal Position at                                            (1)         Share      (number of
     December 31, 2004        Year    Salary ($)    Bonus ($)       ($)      Awards ($)     shares)
--------------------------------------------------------------------------------------------------------
Stuart J. Boesky              2004    $521,323     $  500,000      $29,432    $400,009(2)   $220,765(3)
 Chief Executive Officer      2003    $ 61,538(4)  $   50,000 (5)  $    --    $    --          --
                              2002    $     --     $      --       $    --    $    --       $  --

Alan P. Hirmes                2004    $521,323     $  500,000      $23,280     $317,060(2)  $174,985(3)
 Chief Financial Officer      2003    $ 61,538(4)      50,000 (5)  $    --     $   --       $  --
                              2002    $     --     $      --       $    --     $   --       $  --

Marc D. Schnitzer             2004    $521,323     $  500,000      $29,758     $400,009(2)  $220,765 (3)
 President                    2003    $ 61,538(4)  $   50,000(5)   $    --     $   --       $  --
                              2002    $     --     $      --       $    --     $   --       $  --

Denise L. Kiley*              2004    $521,323     $  500,000      $25,884     $   --       $  --

 Chief Credit Officer         2003    $ 61,538(4)  $   50,000 (5)  $    --     $   --       $  --
                              2002    $     --     $      --       $    --     $   --       $  --

     *    On February 25, 2005, we announced Ms. Kiley's  intention to retire in
          2005.

     (1) Includes 401(K) match, premiums paid by the Company with respect to life insurance and health insurance; with respect to Mr. Boesky, an apartment allowance; and, with respect to Mr. Hirmes, Mr. Schnitzer and Ms. Kiley, an auto allowance.

     (2) The value of the grants of restricted common shares effective January 3, 2005, is based upon the closing price of $24.44 of the Company's common shares on the trading day prior to the effective date of the grants. These restricted common shares vest over a three year period, with one third vesting on the first anniversary of the effective date of the grants.

     (3) Options have a strike price of $24.44 and vest over a three year period, with one third vesting on the first anniversary of the effective date of the grant, which was January 3, 2005.

     (4) Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley are employees of Related Capital, which became our subsidiary on November 17, 2003. Therefore, their salaries on this chart for 2003 are the actual dollar amounts received for the period of time that they were employees of a subsidiary of our Company (November 17, 2003-December 31, 2003) based on their annual salaries ($500,000). For the period of January 1, 2003- November 16, 2003 and the year ended December 31, 2002, Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley did not receive any direct compensation from our Company. Rather, they received compensation from Related Capital, which, prior to the acquisition, provided management services to our Company pursuant to a management contract.

     (5) Represents bonus payments for the period of November 17, 2003 to December 31, 2003.

Share Option Grants, Exercises and Holdings

No share options were granted during 2004, although share options granted in 2005 as noted in (3) above pertained to 2004 services.

2004 Year-End Option Values

                                                                                        Value of
                                                         Number of                     Unexercised
                                                        Unexercised                    in-the-Money
                                                        Options/SARs                   Options/SARs
                                                        at Year-End                    at Year-End
                                               -------------------------------  --------------------------
                      Shares                                                    Exercisable  Unexercisable
                     Acquired
                        on
                     Exercise       Value
Name (1)                (#)        Realized    Exercisable(#) Unexercisable(#)
-----------------  ------------  ------------  -------------------------------  --------------------------
Stuart J. Boesky         1,739       $21,620       --               --            $   --        $   --
Alan P. Hirmes              --       $    --       --               --            $   --        $   --
Marc D.
Schnitzer                1,739       $21,620       --               --            $   --        $   --
Denise L. Kiley             --       $    --       --               --            $   --        $   --



(1) See Executive Compensation Summary Table for title of the persons named above.

Employment Agreements

The material terms of the employment agreements with Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley are as follows:

Compensation. Each of the executives receives a base salary at an annual rate of $500,000, which amount may be increased from time to time at the discretion of the compensation committee of our board of trustees. This notwithstanding, an executive's base salary will, at a minimum, increase annually by the lesser of
(a) 5% or (b) the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase.

Term. Each employment agreement is for a term of three years, provided however that this term will automatically be extended for additional periods of one year commencing on the third anniversary of the effective date of the agreement and each anniversary thereof unless terminated by either party upon notice.

Non-competition/Non-solicitation. During the course of employment and for a period of 18 months thereafter, each executive has agreed not to engage, directly or indirectly, in a "competitive business" anywhere in the United
States, provided that in the event that an executive terminates his or her employment for good reason or the executive's employment is terminated by us without cause, the duration of the non-competition period will be reduced to a period of 12 months following termination. "Competitive business" means arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers and owners of multifamily housing.

In addition, for a period of 18 months following the termination of an executive's employment (or 12 months in the event that executive terminates his or her employment for good reason or the executive's employment is terminated by us without cause) such individual will not, directly or indirectly, contact, solicit or do business of any kind in any competitive business with, any person who, during the two-year period preceding the date of termination of employment, sold or developed, or owned an interest in a tax credit property or a tax credit syndication interest sponsored by CharterMac Capital Company or any of its affiliates.

Termination. Employment may be terminated at any time during the term of employment (a) by us with or without cause; (b) by the executive upon notice of resignation delivered to the company; (c) upon death of the executive; and (d) by us at any time after six months of an executive's disability.

Upon termination of employment (a) by the executive for good reason or by the company without cause, (b) by the executive within one year after a change in control for good reason or if we terminate the executive's employment in anticipation of, or within one year after a change of control, or (c) upon death or disability during the course of employment, such executive managing partner will be entitled to:

Termination other than in connection with a change in control. If employment is terminated by the executive for good reason or by us without cause, the executive will be entitled to (a) any unvested options awarded to the executive under the incentive share option plan and (b) severance compensation in an amount equal to 12 months of his or her base salary plus 75% of the amount of his or her most recently declared and paid annual bonus compensation, payable in a lump sum within 30 days of the date of termination of employment. As an example of the computation of the severance payment which could be payable in a circumstance other than a change of control, assume that the executive is terminated in year 3 and his or her then current base salary is $551,250 (the original base salary plus the minimum 5% increase per year) and the annual bonus paid in year 2 was $50,000. In this example, the severance compensation would equal $588,750.

Termination in connection with a change in control. In the event employment is terminated by the executive within one year after a change in control for good reason or by us in anticipation of, or within one year after, a change in control, the severance payable will be equal to 200% of the severance compensation payable in connection with a termination other than in the event of a change in control. As an example of the computation of the severance payment which could be payable in connection with a change of control, assume the same facts as above in "Termination other than in connection with a change in control". In this example, the severance compensation would equal $588,750 multiplied by 2 or $1,177,500.

Death; disability. In the event employment is terminated due to death or disability during the course of employment, such executive (and his or her estate or designated beneficiary) will be entitled to receive a cash payment equal to 12 months of base salary plus 75% of the amount of the executive's annual bonus compensation. As an example of the computation of the severance payment which could be payable in connection with death or disability, assume the same facts as above in "Termination other than in connection with a change in control". In this example, the severance compensation would equal the same as for "Termination other than in connection with a change in control" (i.e., $588,750).

Other Benefits. During employment, each executive is also eligible to (i) participate in all bonus and incentive compensation plans made available from time to time, which will be considered at least annually by the compensation committee and have opportunities for cash bonuses; (ii) receive options as the same may be awarded from time to time by the compensation committee under our incentive share option plan; and (iii) participate in the various medical, life insurance, pension and other employee benefit plans maintained by us.

Stock Performance Graph

The following share performance graph compares our performance to the S&P 500 and the Russell 2000 stock index. We are currently one of the companies included in the Russell 2000 stock index, an index that measures the performance of small market capitalization companies. The graph assumes a $100 investment on December 31, 1999. All stock price performance figures include the reinvestment of dividends.

[GRAPHIC OMITTED][GRAPHIC OMITTED]

Cumulative Total Return



                         12/99    12/00    12/01    12/02    12/03    12/04
                       ------------------------------------------------------
CharterMac              $100.00  $114.38  $138.30  $147.83  $179.83  $208.00
S&P 500                  100.00    90.89    80.09    62.39    80.29    89.02
Russell 2000             100.00    96.98    99.39    79.03   116.38   137.71



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


Each of the compensation committee members is independent and none of the compensation committee members have any "interlocking" relationships. No compensation committee member was employed by the Company as an officer or employee during 2004. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of trustees or the compensation committee.

Stock Plans

Our Amended and Restated Incentive Share Plan is described in Note 15 to our financial statements.

Equity Compensation Plans

The following table provides information related to our share incentive plans as of March 31, 2005:

                                 Equity Compensation Plan Information

                                    (a)                 (b)                    (c)

                                                                        Number of securities
                                                                        remaining available
                                 Number of                                      for
                              securities to be                            future issuance
                                issued upon        Weighted-average            under
                                  exercise         exercise price of    equity compensation
                               of outstanding         outstanding         plans (excluding
                                  options,             options,              securities
                                warrants and         warrants and       reflected in column
                                   rights               rights                 a) (1)
                              -----------------    ------------------   ---------------------
Equity compensation
plans approved by
security holders                 1,711,128              $19.9942               6,383,642
Equity compensation
plans not approved by
security holders                        --                    --                      --

                              -----------------    ------------------   ---------------------

Totals                           1,711,128              $19.9942               6,383,642
                              =================    ==================   =====================

(1) Our Incentive Share Plan authorizes us to issue options or other share-based compensation equal to 10% of the common shares outstanding as of December 31 of the year preceding the issuance of new grants or options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


As of March 31, 2005, the following shareholder is the beneficial owner of more than 5% of our outstanding common shares.

                                         Amount and
                                          Nature of            Percent of
          Name and Address           Beneficial Ownership        Class
         -----------------------------------------------------------------------
         Related General II, LP          10,195,085(1)            13.9%
         625 Madison Avenue
         New York, NY 10022

          (1) Related General II, L.P. owns:

         685 common shares and 10,194,400 SCUs of CharterMac Capital Company, which are convertible into common shares of CharterMac on a one-to-one basis, subject to certain restrictions, and the associated 10,194,400 special preferred voting shares. Related General II, LP is owned by TRCLP. Mr. Ross owns 92% of TRCLP and Mr. Blau owns the remaining 8%.

As of March 31, 2005, Trustees and Executive Officers of CharterMac own directly or beneficially common shares as follows:

                                                                    Amount and
                                                                    Nature of
                                                                    Beneficial     Percent of
         Name                   Title                               Ownership        Class
         ---------------------------------------------------------------------------------------
         Stephen M. Ross        Chairman                          10,652,735 (1)      14.47%
         Stuart J. Boesky       Managing Trustee and Chief         1,561,240 (2)       2.13%
                                Executive Officer
         Marc D. Schnitzer      Managing Trustee and President     1,139,347 (3)       1.55%
         Alan P. Hirmes         Managing Trustee, Chief            1,549,490 (4)       2.11%
                                Financial Officer and Chief
                                Operating Officer
         Denise L. Kiley        Managing Trustee and Chief           703,776 (5)       *
                                Credit Officer
         Jeff T. Blau           Managing Trustee                  10,245,085 (6)      13.95%
         Thomas W. White        Managing Trustee                         972           *
         Peter T. Allen         Managing Trustee (independent          8,449           *
                                trustee)
         Charles L. Edson       Managing Trustee (independent          5,701 (7)       *
                                trustee)
         Andrew L. Farkas       Managing Trustee (independent          1,023           *
                                trustee)
         Nathan Gantcher        Managing Trustee (independent        135,595 (8)       *
                                trustee)
         Jerome Y. Halperin     Managing Trustee (independent          2,148           *
                                trustee)
         Robert L. Loverd       Managing Trustee (independent          3,795           *
                                trustee)
         Robert A. Meister      Managing Trustee (independent         32,295 (9)       *
                                trustee)
         Janice Cook Roberts    Managing Trustee (independent         2,295 (10)       *
                                trustee)
         All Executive Officers and Trustees of CharterMac as a   15,764,233(11)      21.39%(12)
         group (15 persons)
* Less than 1% of the outstanding common shares.

(1) Includes (i) 236,493 common shares owned directly by Mr. Ross; (ii) 21,157 shares owned by RelCap Holding Company, LLC ("RelCap"), of which Mr. Ross owns indirectly 65%; (iii) 10,194,400 SCUs and 685 common shares owned by Related General II, LP. TRCLP owns 100% of Related General II and Mr. Ross owns 92% of TRCLP; (iv) 200,000 options exercisable for common shares on a one-for-one basis (which are exercisable within 60 days)

(2) Includes (i) 59,386 common shares owned directly by Mr. Boesky; (ii) 21,157 shares owned by RelCap, of which Mr. Boesky owns indirectly 9.69%;
       (iii) 1,464,330 SCUs owned by SJB Associates, LP, of which Mr. Boesky owns 100%; and (iv) 16,367 restricted common shares, which vest over a three year period, commencing on January 3, 2005.

(3) Includes (i) 22,594 common shares owned directly by Mr. Schnitzer; (ii) 21,157 shares owned by RelCap, of which Mr. Schnitzer owns indirectly 9.69%; (iii) 1,079,229 SCUs owned by Marc Associates, LP, of which Mr. Schnitzer owns 100%; and (iv) 16,367 restricted common shares, which vest over a three year period, commencing on January 3, 2005.

(4) Includes (i) 51,030 common shares owned directly by Mr. Hirmes; (ii) 21,157 shares owned by RelCap, of which Mr. Hirmes owns indirectly 9.69%;
       (iii) 1,464,330 SCUs owned by APH Associates, LP, of which Mr. Hirmes owns 100%; and (iv) 12,973 restricted common shares, which vest over a three year period, commencing on January 3, 2005.

(5) Includes (i) 23,091 common shares owned directly by Ms. Kiley; (ii) 21,157 shares owned by RelCap, of which Ms. Kiley owns indirectly 5.93%; and (iii) 659,528 SCUs owned by DLK Associates, LP, of which Ms. Kiley owns 100%. On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

(6) Includes (i) 50,000 common shares owned directly by Mr. Blau; and (ii) 10,194,400 SCUs and 685 common shares owned by Related General II, LP. TRCLP owns 100% of Related General II and Mr. Blau owns 8% of TRCLP.

(7)    The common shares are owned by the Charles L. Edson Revocable Trust.

(8) Includes: (i) 80,300 common shares owned directly by Mr. Gantcher; (ii) 30,000 common shares owned by Gantcher Family Partners, LLC; (iii) 15,000 shares held by Alice Gantcher, who is Mr. Gantcher's wife; (iv) 8,000 shares held by Gantcher Family 1986 Trust; (v) 1,272 restricted common shares, which cliff-vest on June 30, 2007; and (vi) 1,023 restricted common shares, which cliff-vest on December 31, 2007.

(9) Includes: (i) 30,000 common shares owned directly by Mr. Meister; (ii) 1,272 restricted common shares, which cliff-vest on June 30, 2007; and
       (iii) 1,023 restricted common shares, which cliff-vest on December 31, 2007.

(10) Includes: (i) 1,272 restricted common shares, which cliff-vest on June 30, 2007; and (ii) 1,023 restricted common shares, which cliff-vest on December 31, 2007.

(11) Includes (i) 21,157 common shares owned by RelCap; (ii) 685 common shares owned by Related General II, LP (iii) 200,000 options exercisable for common shares on a one-for-one basis (which are exercisable within 60 days); (iv) 14,861,817 SCUs; and (v) 52,592 restricted common shares.

(12) Based on the Common Shares outstanding as of April 15, 2005 (51,323,062) plus (i) the Common Shares issuable upon (x) the exercise of all options to purchase Common Shares which are exercisable within 60 days (272,363);
       (y) the conversion of all CRA Preferred Shares (6,503,609); and (z) the conversion of all Special Common Units (15,172,217) and (ii) all restricted Common Shares (433,034).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


We have and will continue to have certain relationships with Related Capital and our other affiliates.

Management and Servicing Agreements

We and our subsidiaries (with the exception of CharterMac Mortgage Capital) operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, Related Capital and CM Corp., subject to the supervision and review of our board of trustees and our subsidiaries' board of trustees (or directors or managing member), as applicable. Although our board of trustees and each board of trustees (or directors or managing member) of our subsidiaries has continuing exclusive authority over the respective entity's management, affairs, and disposition of assets, our board of trustees (and the board of trustees, board of directors or managing member of our subsidiaries, as applicable) (with the exception of CharterMac Mortgage Capital) has delegated to Related Capital and CM Corp. the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements:

     (i)    manage the day-to-day operations of such entity;

     (ii)   acquire, retain or sell such entity's assets;

     (iii) seek out, present and recommend investment opportunities consistent with such entity's investments or the dispositions thereof;

     (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages;

     (v) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

     (vi) obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio;

     (vii) evaluate, structure and negotiate prepayments or sales of such entity's investments;

     (viii) monitor operations and expenses; and

     (ix)   performance of the foregoing services.

The term of our management agreement with Related Capital is five years, ending November 17, 2008. The term of each of our subsidiaries' management and servicing agreements with Related Capital and CM Corp. respectively are each five years ending November 17, 2008; provided that if our management agreement with Related Capital is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity's board of trustees. Each management agreement may be terminated
(i) with or without cause by Related Capital, or (ii) for cause by a majority of the applicable entity's independent trustees, in each case without penalty and each upon 60 days prior written notice to the non-terminating party. Each servicing agreement may be terminated (i) with or without cause by either party upon 30 days prior written notice to the non-terminating party, or (ii) upon the occurrence of a servicer default upon five days prior written notice to CM Corp.

Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Management and Servicing Fees

Under our management agreement with Related Capital, Related Capital or its designees is entitled to receive reimbursement of all costs incurred by Related Capital and its designees in performing services for us under the management agreement plus an amount equal to a market based percentage, as jointly determined from time to time by our Company and Related Capital.

Under the management agreements with our subsidiaries, Related Capital is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to Related Capital pursuant to our management agreement with Related Capital. Under our and our subsidiaries' servicing agreements with CM Corp., CM Corp. is entitled to receive a revenue bond servicing fee equal to 0.15% per annum based on the outstanding principal amount of the revenue bonds held by such subsidiary. CM Corp. is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Affiliated Transactions

Related Capital and TRCLP

Prior to the Related Capital Acquisition
----------------------------------------

Prior to our acquisition of Related Capital, we had engaged a subsidiary of Related Capital to provide us with management services. Pursuant to the terms of the management agreement, Related Capital, as Manager, was entitled to receive the fees and other compensation set forth below:

Fees/Compensation*                 Amount

Bond selection fee                 2.000% of the face  amount  of each  asset we
                                   invested in or acquired.

Special distributions/investment   0.375%  per  annum  of  our  total   invested
management fee                     assets.

Loan servicing fee                 0.250%  per  annum  based on the  outstanding
                                   face  amount  of  revenue   bonds  and  other
                                   investments we owned.

Operating expense reimbursement    For direct  expenses  incurred by the Manager
                                   up to a specified  annual amount  (subject to
                                   increases   based  on  our   assets  and  the
                                   Consumer Price Index).

Incentive share  options           The Manager could receive  options to acquire
                                   common shares if our distributions in any year exceeded $0.9517 per common share and if our Compensation Committee approved.

Liquidation  fee                   1.500%  of the  gross  sales  price of assets
                                   sold by us in a liquidation proceeding.

* Related Capital could also earn miscellaneous compensation which included construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation was generally limited to the competitive rate for the services being performed. A bond placement fee of 1.0% to 1.5% of the face amount of each asset invested in or acquired by us was payable by the borrower, and not by CharterMac.

Affiliates of Related Capital provided certain financial guarantees to facilitate leveraging by CharterMac, for which we would pay market rate fees. In addition, affiliates of Related Capital provided financial guarantees to the owner (or partners of the owners) of the underlying properties securing our revenue bonds, for which we would pay market rate fees.

Subsequent to the Related Capital Acquisition
---------------------------------------------

Subsequent  to  the  Related  Capital  acquisition  we  revised  the  management agreement and the fees included in the agreement are eliminated in consolidation. The Related Companies, L.P., ("TRCLP"), an affiliate of a selling principal of Related Capital, continues to provide services under a shared services agreement. The services provided include computer support, office management, payroll, human resources and other office services. The majority of the services are charged to us at the direct cost incurred by TRCLP.

The selling principals of Related Capital included its four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley), all of whom are members of our management and board of trustees, and an affiliate of TRCLP, which is majority-controlled by Stephen M. Ross, who is also the non-executive Chairman of our board of trustees. As a result of the equity we issued in the Related Capital acquisition, TRCLP owns approximately 15.7% of CharterMac and our management and employees own approximately 7.3% at December 31, 2004. On February 25, 2005, we announced Ms. Kiley's intention to retire.

Amounts Paid and Incurred
-------------------------

The costs, expenses and the special distributions paid or payable to Related Capital, prior to the acquisition, its affiliates, and TRCLP for the years ended December 31, were as follows:

                                           Paid or                           Paid or Payable to
                                         Payable to                         Related Capital and
                                            TRCLP                                Affiliates
                          ---------------------------------------------    ----------------------
                                                 Year                                 Year
                              Three Months       ended                                Ended
                               Ended             December      Nov 18-    Jan 1-     December
                             March 31,             31,         Dec 31     Nov 17        31,
                          --------    --------    --------    ---------    --------   -----------
(In thousands)             2005         2004        2004        2003         2003        2002
                          --------    --------    --------    ---------    --------   -----------

Bond selection fees       $   --      $   --      $   --       $   --      $  8,905     $ 11,104
Special
 distribution/investment
 management fee               --          --          --           --         3,809        4,872
Bond servicing fees           --          --          --           --         5,764        3,792
Expense                       --          --          --           --           901          768
reimbursement
Shared service               138       1,252       4,252          755            --           --
agreement
                        ---------   ---------    --------    ---------      --------  -----------

                        $    138      $1,252      $4,252       $  755      $ 19,379     $ 20,536
                        =========   =========    ========    =========    ==========  ===========


Fund Management Transactions

Substantially all fund origination revenues in the Fund Management segment are received from investment funds we have originated and manage, many of which comprise the VIEs that we consolidate (see Note 2). While affiliates of our Company hold equity interests in the investment funds' general partner and/or managing member/advisor, we have no direct investments in these entities, and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors, and we receive all fee income to which these entities are entitled.

As of March  31,  2005,  the  obligors  of  certain  revenue  bonds  were  local partnerships for which the general partners of the controlling investment partnerships were non-equity managing partners controlled by Related Capital. As of March 31, 2005, the owner of the underlying property and obligor of the Highpointe revenue bonds was an affiliate of ours who has not made an equity investment. This entity has assumed the day-to-day responsibilities and obligations of the property. Buyers are being sought who would make equity investments in the property and assume the non-recourse obligations for the revenue bonds or otherwise buy the property and pay off all or most of the revenue bonds obligation.

In connection with the refinancing of River Run, we entered into an agreement which allows the revenue bond to be put to us should the owner of the underlying property default on the bond. We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner. This right is secured by collateral assignments of the general partners' partnership interests in the limited partnership which owns the underlying property.

Related Management Company, which is wholly owned by TRCLP, earned fees for performing property management services for various properties held in investment funds we manage and consolidate. The fees totaled $2.2 million in 2004, $2.9 million in 2003 and $2.5 million in 2002. The fees totaled $942,000 for the three months ended March 31, 2005 and $731,000 for the three months ended March 31, 2004.

Loan to AMAC

In June 2004, we entered into an unsecured revolving credit facility (the "Revolving Facility") with AMAC to provide it up to $20.0 million, bearing interest at LIBOR plus 300 basis points, which is to be used to purchase new investments. The Revolving Facility has a term of one year with a one year optional extension. In the opinion of management, the terms of this facility are consistent with those of transactions with independent third parties. As of March 31, 2005, there were no outstanding advances to AMAC under the Revolving Facility. Interest income earned from this facility for the three months ended March 31, 2005 was approximately $73,000, while there was no interest income for the comparable period in 2004.

                                UNDERWRITING(1)


Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter's name.

                                                           NUMBER OF
    UNDERWRITER                                              SHARES
    -----------                                            ----------
    [     ]...............................


    [     ]...............................

    [     ]...............................

    [     ]...............................                 ----------

    Total.........................................         ==========



The underwriters have agreed to purchase all of the common shares shown in the above table if any of those common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The common shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to a total of [ ] additional common shares at the public offering price per share less the underwriting discounts and commissions per share shown on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent that the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number set forth next to such underwriter's name in the preceding table bears to the total number of common shares reflected in that table.

Commissions and Discounts

The underwriters have advised us that they propose to offer the common shares to the public at the public offering price appearing on the cover page of this prospectus and to certain dealers at that price less a concession of not more than $[ ] per share, of which $[ ] may be reallowed to other dealers. After the initial offering, the public offering price, concession and reallowance to dealers may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

-------
(1) To be revised,  as necessary,  after  identification of underwriter.

                                  Per Share    No exercise of       Full exercise of
                                               over-allotment       over-allotment option
                                               option
--------------------------------- ------------ -------------------- ----------------------
Public Offering Price             $            $                    $
Underwriting Discount             $            $                    $
Proceeds, before expenses, to us  $            $                    $


 We estimate that the expenses of this offering, not including underwriting discounts and commissions, will be approximately $[ ]. The underwriters have agreed to reimburse us for some expenses associated with this offering in an amount up to $[ ].

Lock-Up Agreements

We, our trustees and our executive officers have agreed that, for a period of [ ] days after the date of this prospectus, we and they will not, without the prior written consent of [ ] offer, sell, contract to sell, hedge, or otherwise dispose of, directly or indirectly, any of our common shares or any securities convertible into or exchangeable for our common shares. While in effect, our lock-up agreement will not prevent us from issuing common shares in this offering.

The lock-up agreements do not prohibit our trustees or executive officers from making bona fide gifts, provided the recipient thereof agrees in writing with [ ] to be bound by the terms of a similar lock-up agreement or dispositions to any trust for the direct or indirect benefit of a trustee or executive officer and/or the immediate family of such trustee or executive officer, provided that such trust agrees in writing with [ ] to be bound by the terms of a similar lock-up agreement. [ ] may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the common shares or other securities subject to the lock-up agreements.

Listing on the American Stock Exchange

Our common shares are listed on the American Stock Exchange under the symbol "CHC."

Stabilization

The underwriters have advised us that they may engage in transactions, including stabilization bids, covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common shares at a level above that which might otherwise prevail in the open market.

o A "stabilizing bid" is a bid for or the purchase of the common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares.

o A "covering transaction" is a bid for or the purchase of the common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering.

o A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or selling group member, if any, in connection with this offering if the common shares originally sold by that underwriter or selling group member are purchased by the underwriters in a covering transaction and therefore have not been effectively placed by that underwriter or selling group member.

The underwriters have advised us that these transactions may be effected on the American Stock Exchange or otherwise. Neither we nor the underwriters makes any representation that the underwriters will engage in any of the transactions described above, and these transactions, if commenced, may be discontinued without notice. Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common shares.

Other Relationships

Certain of the underwriters and their affiliates have provided investment banking, commercial banking and financial advisory services to us from time to time for which they have received customary fees and expenses. Certain underwriters and their affiliates may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their businesses.

Indemnity

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

                            DESCRIPTION OF OUR SHARES


The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.

Overview

Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to issue 100,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of (i) common shares; (ii) two separate series of preferred shares designated Convertible Community Reinvestment Act Preferred Shares (which we refer to collectively as "Convertible CRA Shares"); and (iii) Special Preferred Voting Shares. Two of our subsidiaries, Charter Mac Equity Issuer Trust, which we refer to as "Equity Issuer" and CharterMac Capital Company, have also issued equity. See "Description of our Preferred Shares and Special Common Units," below. All of our common shares outstanding are currently listed for trading on the American Stock Exchange under the symbol "CHC."

Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue additional shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as are established by our board of trustees.

Description of our Common Shares

General. Our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Distributions. Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. We anticipate that we will pay distributions on our common shares quarterly, subject to declaration by our board of trustees.

Voting Rights. Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders. Pursuant to our trust agreement and bylaws, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders. Substantially all of the holders of our special preferred voting shares are entitled to vote the equivalent of 90% of the voting power represented by these securities, with the remainder entitled to one vote per special preferred voting share. The 90% voting power attributable to the special preferred voting shares was agreed to by the holders thereof in connection with the closing of our acquisition of Related Capital. Except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares and special preferred voting shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election and removal of our board of trustees, (ii) our merger, consolidation or conversion and dissolution, (iii) sale of all or substantially all of our assets, (iv) amendment of our trust agreement (except in certain limited circumstances) provided that certain provisions relating to the limitation of liability and indemnification may only be amended prospectively, and (v) the determination to incur financing or leverage in excess of that permitted by our trust agreement.

Registrar and Transfer Agent. The registrar and transfer agent for our common shares is EquiServe Trust Company, N.A., P.O. Box 8694, Edison, NJ, 08818.

Description of our Preferred Shares

Community Reinvestment Act Preferred Shares

We have issued, and may in the future issue, separate series of Convertible CRA Shares. Our Convertible CRA Shares are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below. With the exception of the conversion rate and notice provisions, the terms of our outstanding series of Convertible CRA Shares are the same.

Our Convertible CRA Shares are intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions "credits" based upon the amount of capital they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. We invest in revenue bonds that fund these types of investments. We believe that an investment in our Company through our Convertible CRA Shares will qualify for credits under the Community Reinvestment Act. Each CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

Our Convertible CRA Shares rank (i) on parity (pro rata based on the number of shares) with our common shares and all other Convertible CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up and (ii) pari passu with all other Convertible CRA Shares with respect to CRA Credit allocations. Our income and loss is also allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares,
(ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and (iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets, our CRA shareholders will receive, for each Convertible CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the CRA shareholders will also receive two common shares for each Convertible CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and CRA shareholders will be treated the same for federal income tax purposes.

Special Preferred Voting Shares

In connection with our acquisition of Related Capital, each holder of special common units (described below) acquired one Special Preferred Voting Share (at $.01 per share) for each special common unit in CharterMac Capital Company they received.

The Special Preferred Voting Shares entitle the holders of the special common units to vote, on a one-to-one basis, on all matters subject to a vote of the holders of our common shares. We have the right to require that each Special Preferred Voting Share be redeemed (for $.01 per share) and cancelled simultaneously upon the exchange of a special common unit by the holder into cash or our common shares. Other than the payment of the $.01 per share upon redemption of the Special Preferred Voting Shares or the liquidation of our Company, the Special Preferred Voting Shares are not entitled to any distributions or other economic rights.

The selling principals of Related Capital who are now trustees of our Company entered into a voting agreement which governs the voting of all of their Special Preferred Voting Shares, common shares issuable upon exchange of their special common units and any other common shares currently owned or which may be acquired by them in the future. The voting agreement provides that such selling principals of Related Capital will (a) vote on any matter requiring a vote of our common shareholders not more than 90% of the voting power represented by the Special Preferred Voting Shares (and any common shares to be issued in exchange for the special common units) for a period of two years; (b) vote their common shares or Special Preferred Voting Shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our common shares vote in such election, and (c) not exercise any right as a shareholder of our Company to nominate any independent trustee. With the exception of Stephen M. Ross, whose voting agreement remains in effect as long as he owns any of our Special Preferred Voting Shares or common shares, the voting agreement will terminate for each of the remaining four selling principals at the time he or she is no longer an employee, officer or trustee of our Company.

Description of our Subsidiaries' Outstanding Equity

Charter Mac Equity Issuer Trust--Preferred Shares

Our subsidiary, Equity Issuer, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $377.5 million.

We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares, Series A-3 Cumulative Preferred Shares, Series A-4-1 Perpetual Preferred Shares and Series A-4-2 Perpetual Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares, Series B-2 Subordinate Cumulative Preferred Shares, Series B-3-1 Subordinate Perpetual Preferred Shares and Series B-3-2 Subordinate Perpetual Preferred Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Series A and B Preferred Shares."

The Series A Shares have been rated "A3" by Moody's Investor Service, Inc. ("Moody's") and the Series B Shares have been rated "Baa1" by Moody's. Moody's also assigned an "A2" rating to Equity Issuer based on its portfolio composition, loan performance, coverage ratios, and real estate management experience.

The Series A and B Preferred Shares are not convertible into common shares of Equity Issuer or our common shares. The Series A and B Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by Equity Issuer's board of trustees and only to the extent of Equity Issuer's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series.

The  Series A Shares  all have  identical  terms  except as to the  distribution commencement  date, the annual  preferred  dividend  rate,  capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions, certain voting rights and, with respect to the Series A Preferred Shares, the liquidation amount per share. The following chart summarizes some of the differences:

                                                                                        Per
                                                         Annual                    Share/Aggregate
                          Number      Distribution     Preferred       Initial      Liquidation
                          of          Commencement      Dividend     Remarketing      Amounts
 Series     Issue Date    Shares         Date            Rate           Date       (in thousands)
--------------------------------------------------------------------------------------------------

A         June, 1999            45  July, 1999              6.625%  June, 2009     $ 2,000/90,000
A-1       July, 2000            48  October, 2000           7.100%  June, 2009         500/24,000
A-2       October, 2001         62  January, 2002           6.300%  June, 2009         500/31,000
A-3       June, 2002            60  July, 2002              6.800%  October, 2014      500/30,000
A-4-1     May, 2004             60  July, 2004              5.750%  April, 2015        500/30,000
A-4-2     May, 2004             58  July, 2004              6.000%  April, 2019        500/29,000

Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 Preferred Shares, and each holder of the Series A-3 Preferred Shares, will be required to tender its shares to Equity Issuer for mandatory repurchase on June 30, 2049 and October 31, 2052, respectively, unless Equity Issuer decides to remarket the shares on such dates. The Series A-4-1 Preferred Shares and Series A-4-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of Equity Issuer, senior to the Series B Shares and all classes or series of common shares of Equity Issuer and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares and our Preferred Shares, if any.

The  Series B Shares  all have  identical  terms  except as to the  distribution commencement  date, the annual  preferred  dividend  rate,  capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions and certain voting rights. The following chart summarizes some of the differences:

                                                                                        Per
                                                         Annual                    Share/Aggregate
                          Number      Distribution     Preferred       Initial      Liquidation
                          of          Commencement      Dividend     Remarketing      Amounts
 Series     Issue Date    Shares         Date            Rate           Date       (in thousands)
--------------------------------------------------------------------------------------------------

B          July, 2000          110  October, 2000        7.600%  November, 2010      $  500/55,000
B-1        October, 2001        37  January, 2002        6.800%  November, 2010         500/18,500
B-2        June, 2002           50  July, 2002           7.200%  October, 2014          500/25,000
B-3-1      May, 2004            50  July, 2004           6.000%  April, 2015            500/25,000
B-3-2      May, 2004            40  July, 2004           6.300%  April, 2019            500/20,000


Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 Preferred Shares and each holder of the Series B-2 Preferred Shares will be required to tender its shares to Equity Issuer for mandatory repurchase on November 30, 2050 and October 31, 2052, respectively, unless Equity Issuer decides to remarket the shares on such dates. The Series B-3-1 Preferred Shares and Series B-3-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Issuer, senior to all classes or series of common shares of Equity Issuer and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares and our Preferred Shares, if any, and junior to the Series A Shares.

Equity Issuer is subject to, among others, the following covenants with respect to the Series A and B Preferred Shares:

Tax-exempt interest and distributions. Equity Issuer may only acquire investments, other than investments acquired pursuant to a certain preferred trust contribution agreement, that it reasonably believes, based upon the unqualified opinion of nationally recognized bond counsel, will generate interest and distributions excludable from gross income for federal income tax purposes. Equity Issuer will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

Leverage. Equity Issuer will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) Equity Issuer is not in default under its trust agreement, (ii) Equity Issuer has paid or declared and set aside for payment all accrued and unpaid distributions on the Series A and B Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on the portfolio is less than 0.6 to 1.0.

Failure to pay distributions. If Equity Issuer has not paid in full six consecutive quarterly distributions on the Series A and B Preferred Shares, Equity Issuer is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to Equity Issuer, us, or our subsidiaries or affiliates.

Allocation of Taxable Interest Income and Market Discount. Equity Issuer will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where Equity Issuer acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

Limitation on Issuance of Preferred Equity Interests. Equity Issuer may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. Equity Issuer may not issue any preferred equity interests that are equal in rank to the Series A and B Preferred Shares unless certain conditions are met, including that (i) the amount of such newly issued preferred equity interests is limited as follows: (A) with respect to the Series A Shares, the liquidation amount of all of the preferred equity interests that are equal in rank to the Series A Shares (including such newly issued interests) may not exceed 25% of the net asset value of Equity Issuer and (B) with respect to the Series B Shares, the liquidation amount of all of the preferred equity interests that are equal in rank to the Series A and B Preferred Shares (including such newly issued interests) may not exceed 40% of the net asset value of Equity Issuer; (ii) Equity Issuer has paid or declared and set aside for payment all accrued and unpaid distributions on the Series A and B Preferred Shares to holders; and
(iii) there is no default or event of default under Equity Issuer's trust agreement.

Special Common Units

In connection with our acquisition of Related Capital, CharterMac Capital Company issued interests in the form of "special common units" which we refer to as "SCUs".

Features of the SCUs. The features of the special common units are as follows:

(i) the special common units are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "Exchange Rights," below) at the election of their holders;

(ii) any exchange would be for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date CM Corp. and CharterMac Capital Company receives a notice of exchange;

(iii) CM Corp. may choose, at its sole discretion, to satisfy any exchange right by exchanging the special common units for our common shares on a one-to-one basis, in lieu of cash;

(iv) CM Corp. shall cause CharterMac Capital Company to pay distributions to the holders of special common units at the same time as, and only if, we pay distributions to our common shareholders; and

(v) distributions paid to the holders of special common units will consist of taxable income.

Distributions on the special common units. Holders of special common units are entitled to distributions at the same time as, and only if, dividends are paid on our common shares. Unlike dividends payable to holders of our common shares, which consist of substantially tax-exempt income, distributions payable to holders of the special common units consist of taxable income. In order to take into account the difference in tax treatment, the distributions on the special common units equaled our per common share dividend, annualized as of the date of issuance of the special common units, divided by 0.72. Subsequent distributions to the holders of special common units have been, and will continue to be, increased (or decreased) proportionately with increases (or decreases) in dividends paid to holders of our common shares.

To the extent that, in any year, CharterMac Capital Company does not have sufficient cash flow to pay the entire distribution due on the special common units, CM Corp. has agreed to contribute or to lend to CharterMac Capital Company all but $5 million of these distributions. The remaining shortfall, if any, will earn interest at the prime rate and will be payable at the time CharterMac Capital Company has sufficient cash flow.

Governance/voting rights. Holders of the special common units may not take part in the operation, management or control of CharterMac Capital Company's business and have limited voting rights. This notwithstanding, the consent of a majority of the holders of the special common units will be required to approve the following "Capital Transactions" related to CharterMac Capital Company should they occur: (a) the dissolution or liquidation of CharterMac Capital Company;
(b) the sale, assignment, transfer or pledge of assets of CharterMac Capital Company outside the ordinary course of business; (c) a merger or consolidation with another entity where CharterMac Capital Company (1) is not the surviving entity; (2) issues special common units in connection with the merger or consolidation; or (3) makes any change to the CharterMac Capital Company operating agreement or certificate of formation; (d) any distribution by CharterMac Capital Company (other than cash distributions); (e) specified transfers of assets and other transactions that would result in recognition of taxable income to the holders of special common units; (f) the issuance of additional interests in CharterMac Capital Company; (g) amend the CharterMac Capital Company operating agreement except as expressly permitted by the CharterMac Capital Company operating agreement; and (h) revocation of the tax elections described in the CharterMac Capital Company operating agreement.

Consent will not be required  with  respect to any action  referred to in clause
(b) or (e) above, if the action is with an unaffiliated third party and at the time of the transaction, CharterMac Capital Company distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

If we decide to sell or dispose of all or substantially all of our Company's assets or equity interests (an "Extraordinary Transaction"), structured in a way that requires a Capital Transaction to occur, we may consummate the Extraordinary Transaction without the consent of the holders of the special common units provided that the Extraordinary Transaction either (a) entitles the holders of the special common units to retain their special common units, (b) provides that our shareholders receive more than 50% of the aggregate value of the consideration to be paid to them in cash or (c) occurs more than five years after the closing of the acquisition transaction, and further provided that if the holders of the special common units are not entitled to retain their special common units, those holders will be required to exchange their special common units pursuant to the exchange rights agreement.

Exchange Rights. Each holder of special common units entered into an exchange rights agreement which gives such holder the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special common units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, CM Corp. may, at its discretion, exchange such special common units (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special common units, unless a holder owns less than 1,000 special common units, in which case that holder may exchange the entire amount held. At the time of such exchange, we may require such holder to surrender one Special Preferred Voting Share for redemption by us for each special common unit being exchanged. Messrs. Boesky, Hirmes, Schnitzer and Ms. Kiley entered into lock-up agreements with us, each of which restricts the sale or exchange of their special common units and common shares issuable upon exchange of their special common units until released over a three-year period following the closing of our acquisition of Related Capital on November 17, 2003.

                        FEDERAL INCOME TAX CONSIDERATIONS


The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

No ruling on the federal, state or local tax considerations relevant to the issuance of the common shares, the debt characterization of the revenue bonds, the tax-exempt character of interest on certain of the revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other tax issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by our counsel Paul, Hastings, Janofsky & Walker LLP will be accepted by the IRS or, if challenged by the IRS, sustained in court.

This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.

You should consult your own tax advisors regarding the federal, state, local and foreign income tax consequences to you prior to purchasing our company's common shares.

General

Entity status of our Company and our subsidiaries

Each holder of our shares will agree to treat our shares as evidencing a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if
(a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of our gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause
(b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business and, therefore, is a publicly traded partnership taxable as a corporation.

If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company. Similarly, if any of our subsidiaries (other than CM Corp. and CharterMac Mortgage Capital, which are taxed as corporations) were treated as a corporation for federal income tax purposes, rather than as a partnership or a disregarded entity, adverse consequences could result.

Treatment as a Taxable Mortgage Pool Taxable as a Corporation. If, for federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation. A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). The IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. However, we will not be treated as a taxable mortgage pool because of the absence of any relationship between the timing of payments on the debt obligations we hold (i.e., revenue bonds) and the timing of distributions on our equity interests (i.e., common and preferred shares).

Taxation of CM Corp. and CharterMac Mortgage Capital

Unlike our other subsidiaries, CM Corp. and CharterMac Mortgage Capital are taxable corporations, and will be required to pay income tax to the extent they realize taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to CM Corp. and CharterMac Mortgage Capital and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to CM Corp. and CharterMac Mortgage Capital are determined not to be deductible by CM Corp. or CharterMac Mortgage Capital, they could be required to pay additional tax, as well as interest and penalties. Additional tax, as well as interest and penalties, could also be payable by CM Corp. if the IRS determined that fees that we pay to Related Capital (a subsidiary of CM Corp.) were less than the amounts that would be payable if Related Capital were not related to us. In addition, any dividends paid by CM Corp. to us will be treated as ordinary income to us to the extent of CM Corp.'s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in CM Corp. is sold will result in taxable income.

Certain Income Tax Considerations Relating To Our Company And Our Shareholders

Taxation of our Company and our shareholders.

A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder's taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

We will file a federal tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expense to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "--Tax returns, audits, interest and penalties."


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Tax-Exempt Income

We expect that substantially all of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. In addition, if the intended tax treatment of any of our subsidiaries other than CM Corp. and CharterMac Mortgage Capital were successfully challenged by the IRS, all or a part of the tax-exempt income derived by such subsidiaries may be subject to tax.

Capital gain upon sale of our assets

We or our subsidiaries may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain assets. Such sale or disposition may result in taxable capital gain.

Shareholder's basis in shares
Your adjusted basis in our shares is relevant in determining the gain or loss on the sale or other disposition by you of our shares and the tax consequences to you of a distribution from our Company. See "--Treatment of cash distributions to our shareholders from our Company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your shares.

Your initial basis in newly issued common shares will be the purchase price for the common shares, increased by your allocated items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your allocated items of Company loss and deduction (including any nondeductible expenses) and (b) any cash distributions you have received from us.

Treatment of cash distributions to our shareholders from our Company

Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your taxable income or loss from us. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes, but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

Limitations on deductibility of losses

In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

Limitation on the deductibility of interest expense

The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.

In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other


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financial  institutions,  or dealers in tax-exempt  securities.  However, to the extent that an investor's debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in tax-exempt obligations during such year. It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

Alternative minimum tax

Except for qualified Section 501(c)(3) bonds, or certain other private activity revenue bonds that are grandfathered, interest on our revenue bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the alternative minimum tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its alternative minimum tax liability.

Other federal income tax considerations

The Code contains certain provisions that could result in other tax consequences as a result of the ownership of revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

Company expenses

We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to Related Capital. We treat these fees as earned directly by Related Capital for services Related Capital renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such


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deductions  were to be  disallowed,  on the  basis  that  some of the  foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

An individual shareholder's share of expenses of our Company (not including interest expenses) is a miscellaneous itemized deduction which is deductible only to the extent it, along with other miscellaneous itemized deductions, exceeds 2% of such individual shareholder's adjusted gross income and is not deductible for purposes of determining AMT.

Section 754 election

We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our shares.

Backup withholding

Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a shareholder, we would be required to withhold, at the applicable rate, with respect to each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of additional shares

We may issue new shares to additional investors to provide capital for the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

Tax returns, audits, interest and penalties

We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

Any shareholder who sells or exchanges a common share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee, (ii) the taxpayer identification number of the transferor and, if known, of the transferee and (iii) the date of the sale or exchange. A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor as having satisfied this notification requirement.

In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the selling shareholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

State, local and foreign income taxes


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In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares including the application of state, local and foreign tax laws.


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



     TRUST AGREEMENT AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF DELAWARE
                                      LAW


The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement. The operative date of the trust agreement is November 17, 2003.

Our Board of Trustees. Our business and affairs are managed by a board of managing trustees. Our board of trustees consists of not less than three nor more than sixteen managing trustees, of which a majority must be "independent", which means they may not be our officers or employees, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our other independent trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. Currently, our board consists of fifteen managing trustees, of which eight are independent. As long as Thomas W. White is on the board of trustees, a majority of the board of trustees by at least one managing trustee must be independent. Upon Thomas W. White's ceasing to serve as a managing trustee for any reason, including by reason of his resignation or removal or otherwise, and at all times thereafter, a majority of the board of trustees by at least two managing trustees must be independent trustees (e.g. if the total number of managing trustees is nine, independent trustees must comprise at least six members of the board of trustees). The total number of managing trustees may be increased or decreased pursuant to the bylaws, but shall never be less than the minimum number, if any, required by the Delaware Act nor more than sixteen.

Each of our independent trustees is entitled to receive annual compensation at the rate of $50,000, payable $25,000 in cash (or, at a trustee's option, common shares) and common shares having an aggregate value of $25,000, based on the fair market value at the date of issuance, with the option of having the common shares cliff-vest after a three-year period, in addition to an expense reimbursement for attending meetings of the board of trustees. In addition, the chairman of the audit committee will receive an additional $5,000 per year in cash for serving as chairman. Independent trustees may be granted additional cash compensation for serving on a committee of our board of trustees at the discretion of our compensation committee.

Our board of trustees establishes written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance as well as monitoring our management team to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee (the "Registered Trustee") solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to us and our shareholders are very limited.

So long as the holders of the special preferred voting shares own, in the aggregate, 7.5% or more of our outstanding voting securities (a) there must be
(i) at least thirteen trustees on our board of trustees, a majority by at least one of which must be independent while Mr. White is on the board of trustees and
(ii) at least fourteen trustees on our board of trustees, a majority by at least two of which must be independent trustees if Mr. White is not on the board of trustees; and (b) holders of a majority of the outstanding special voting preferred shares will have the right, in lieu of our board of trustees (or nominating committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our common shares to also nominate their choices for the non-independent trustee nominees. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

Additional Classes and Series of Shares. Our trust agreement authorizes us to issue 100,000,000 shares and authorizes our board of trustees to classify or reclassify any unissued beneficial interests, to provide for the issuance


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


of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Staggered Board. Our trust agreement provides that our board of trustees has three classes of managing trustees. The terms of the first, second and third classes will expire in 2007, 2005 and 2006, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

Advance Notice of Managing Trustee Nominations and New Business. Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only
(a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice provisions set forth in our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Term and Dissolution. We have perpetual existence, but may be dissolved at an earlier date (i) upon the recommendation of our board of trustees and the approval of shareholders by majority vote and (ii) by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties (including holders of senior interests created through our securitization programs and preferred shareholders of our subsidiaries) and then to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

Voting Rights of our Shareholders. Our shareholders have no right to participate in the control of our business. However, our common shareholders and special preferred voting shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

     o    the election of our board of trustees;

     o the determination to incur financing or leverage in excess of that permitted by our trust agreement;

     o    the removal of our board of trustees;

     o    merger, consolidation or conversion and dissolution of our Company;


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     o    sale of all or substantially all of our assets; and

     o amendment of our trust agreement (except in certain limited circumstances), provided that certain provisions relating to the limitation of liability and indemnification may only be amended prospectively.

Amendments to our Trust Agreement. In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares and special preferred voting shares then outstanding and entitled to vote thereon.

Meetings. We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

Borrowing Policies. Our trust agreement permits us to only incur financing or leverage of up to 50% of our total market value (calculated at the time any additional financing or leverage is incurred). Our trust agreement defines "total market value" as the greater of (i) the sum of (a) the aggregate market value of our outstanding shares (including, without limitation, our common shares and preferred shares), and (b) our total leverage or (ii) the aggregate value of our assets as determined by Related Capital based upon third-party or management appraisals and other criteria as our board of trustees shall determine in its sole discretion.

Certain Transactions. Except as may be agreed to in a separate agreement with the Trust, the Trustees, any Shareholder, the Manager and any Affiliate thereof, and any shareholder, officer, director, partner or employee thereof, or any Person owning a legal or beneficial interest, may engage in or possess an interest in any other business or venture of every nature and description, independently with or for the account of others including, but not limited to, investments in revenue bonds or mortgages of any type or instruments backed by or representing a participation interest in revenue bonds or mortgages, and the ownership, financing, leasing, operation, management, brokerage and development of real property. Except for the foregoing provision, neither the Trustees, any Shareholder, the Manager nor their Affiliates shall be obligated to present to the Trust any particular investment opportunity, regardless of whether such opportunity might be suitable for investment by the Trust, and each Trustee, the Shareholders, the Manager and each Affiliate shall have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

Indemnification and Limitation of Liability. The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, an officer, employee, manager or other person acting on behalf of the statutory trust, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or the beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof.

The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

Our trust agreement requires us to indemnify our present and former managing trustees, among others (any such person, an "indemnified party"), against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the indemnified party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former indemnified party who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

Additionally, our trust agreement requires us to indemnify the Registered Trustee and its affiliates, and their respective officers, directors, employees, agents and representatives, (collectively, the "registered trustee persons") against any and all claims or liabilities (including any environmental liabilities) for which any such person may become liable by reason of the Registered Trustee's acting in such capacity under our trust agreement or arising out of or connected with (i) our Company, (ii) our trust agreement,
(iii) any breach of duty owed to us or our shareholders by a third party or (iv) any violation or alleged violation of federal or state securities laws. We shall not indemnify such persons for liabilities resulting from such persons' own fraud, gross negligence or willful misconduct. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the registered trustee person of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former registered trustee person who served a predecessor of our Company in such capacity.

We have obtained a liability insurance policy for our trustees and officers, as well as the trustees and officers of our subsidiaries.

Liability of Shareholders. Under our trust agreement and the Delaware Act, our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

The principles of law governing the limitation of liability of beneficial owners of a statutory trust have not been authoritatively established as to statutory trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.


                                  LEGAL MATTERS


Certain legal matters have been passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. The validity of the common shares have been passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.

                                     EXPERTS


The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such reports (1) express an unqualified opinion on the financial statements and financial statement schedule (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and
(3) express an adverse opinion on the effectiveness of internal control over financial reporting, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


We have filed with the Securities and Exchange Commission a registration statement on Form S-11 under the Securities Act of 1933, as amended, with respect to the shares to be sold pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our Company and the shares to be sold pursuant to this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange filings, including our registration statement, are also available to you on the Securities and Exchange Commission's website, www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                        Page
                                                                                                      --------
Management's Report on the Effectiveness of Internal Control over Financial Reporting                    F-1

Report of Independent Registered Public Accounting Firm On Internal Control over Financial Reporting     F-3

Report of Independent Registered Public Accounting Firm                                                  F-5

Consolidated Balance Sheets as of December 31, 2004 and 2003                                             F-6

Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002                   F-7

Consolidated Statements of Shareholders' Equity for the years ended December 31,
2004, 2003 and 2002                                                                                      F-8

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002               F-10

Notes to Consolidated Financial Statements                                                               F-12

Financial Statement Schedules                                                                            F-53

Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004                         F-59

Condensed Consolidated Statements of Income for the Three Months ended March 31, 2005 and 2004           F-60

Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2005 and 2004       F-61

Notes to Condensed Consolidated Financial Statements                                                     F-63

MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF INTERNAL CONTROL OVER
FINANCIAL REPORTING


The management of CharterMac is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) of the Exchange Act. Our internal control system was designed to provide reasonable assurance to our management and Board of Trustees regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

An internal control material weakness is a significant deficiency, or aggregation of deficiencies, that does not reduce to a relatively low level the risk that material misstatements in financial statements will be prevented or detected on a timely basis by employees in the normal course of their work. Management is not permitted to conclude that the company's internal control over financial reporting is effective if there are one or more material weaknesses in internal control over financial reporting.

As part of our compliance efforts relative to Section 404 of the Sarbanes-Oxley Act of 2002, CharterMac management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, and this assessment identified two material weaknesses in the Company's internal control over financial reporting. As described below, as of December 31, 2004, the Company did not maintain effective controls over:

     o accounting for income taxes, including the determination of income taxes payable and deferred income tax assets and liabilities and the related income tax benefit; and

     o the consolidation of its subsidiaries, including identifying revenues that should have been re-characterized upon the acquisition of a subsidiary in 2003 and the elimination of certain intercompany balances.

These control deficiencies result in more than a remote likelihood that a material misstatement of annual or interim financial statements would not be prevented or detected. Further, it resulted in the restatement of the company's interim financial statements for the first, second and third quarters of 2004. Accordingly, management determined that these control deficiencies constitute material weaknesses.

In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Due to the material weaknesses described in the preceding paragraph, we believe that, as of December 31, 2004, our internal control over financial reporting was not effective in accordance with those criteria.

Deloitte & Touche, LLP, our independent registered public accounting firm, have issued an unqualified opinion on management's assessment and an adverse opinion on the effectiveness of the company's internal control over financial reporting as of December 31, 2004, which appears on page F-3.

Management's Discussion of Material Weaknesses

The incidents described above arose in connection with the acquisition of Related Capital Company LLC in November 2003.

With regard to the calculations of tax amounts, the deferred tax amounts arising from share based compensation grants at the time of the acquisition were not properly calculated, resulting in an understatement of the Company's income tax benefit. During the first quarter of 2005, management has taken steps to remediate the errors in its tax accounting through increased use of third-party tax service providers for the more complex areas of the Company's tax accounting and increased formality and rigor of controls and procedures over accounting for income taxes.

The error identified with regard to revenues stemmed from the change in character of two revenue streams, both of which existed prior to the acquisition, but which changed in character upon the introduction of the two businesses (RCC and CharterMac) into a consolidated whole. While these revenue streams were accounted for correctly on a stand alone basis, the change in character in the consolidated financial statements was not properly identified until the end of 2004. Management has since strengthened due diligence procedures in reviewing acquisition candidates to ensure that similar recharacterizations are identified on a timely basis. In addition, the elimination of unrealized gains on revenue bond investments for which the obligors are partnerships consolidated pursuant to FASB Interpretation No. 46(R) was not properly executed, as the assets are carried at fair value and the liabilities are carried at their outstanding face amounts. Management has since strengthened its analytical procedures with regard to the preparation and review of all consolidation eliminations.


/s/  Stuart J. Boesky                       /s/  Alan P. Hirmes
---------------------                       -------------------
Stuart J. Boesky                            Alan P. Hirmes
Chief Executive Officer                     Chief Financial Officer
March 31, 2005                              March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees
and Shareholders of CharterMac
New York, NY


We have audited management's assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that CharterMac and Subsidiaries (the "Company") did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of the material weaknesses identified in management's assessment based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of trustees, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following two material weaknesses in the Company's internal control over financial reporting have been identified and included in management's assessment: The first material weakness related to an inadequacy in management review of income taxes that lead to an error in the Company's calculation of their income tax benefit. Specifically, the Company did not properly record certain deferred tax assets resulting from temporary differences related to the recognition of stock based compensation expense. This error resulted in the overstatement of the Company's deferred tax liability, and the understatement of the Company's income tax benefit. The second material weakness relates to the Company's completion and review of their consolidation adjustments. Specifically, the Company did not properly consider and record certain entries related to the elimination of income and comprehensive income upon consolidation of the Related Capital Company subsidiary. These errors resulted in the understatement of the Company's deferred income liability, the understatement of limited partners' interests in consolidated VIEs, the overstatement of other comprehensive income and the overstatement of fund sponsorship fees.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements and the related financial statement schedule as of and for the year ended December 31, 2004, of the Company, and this report does not affect our report on such financial statements and financial statement schedules.

In our opinion, management's assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) the balance sheet of the Company, and the related statements of income, shareholders' equity, cash flows, and the financial statement schedules included in this Registration Statement, as of and for the year ended December 31, 2004, and our report dated March 31, 2005 expressed an unqualified opinion on those financial statements and the related financial statement schedules.



/s/DELOITTE & TOUCHE LLP
New York, New York
March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees
and Shareholders of
CharterMac
New York, New York


We have audited the accompanying consolidated balance sheets of CharterMac and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules included in this Registration Statement. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CharterMac and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses.



/s/DELOITTE & TOUCHE LLP
New York, New York
March 31, 2005

                           CHARTERMAC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                      December 31,
                                                               -----------------------------
                                                                 2004              2003
                                                               -----------       -----------

                                     ASSETS


Revenue bonds-at fair value                                  $2,100,720        $1,871,009
Mortgage servicing rights, net                                   32,366            33,351
Cash and cash equivalents                                        71,287            58,257
Cash and cash equivalents-restricted                             25,879            26,636
Other investments                                               187,506            97,500
Deferred costs - net of amortization of $19,635
  and $13,463                                                    57,260            58,408
Goodwill                                                        206,397           214,745
Other intangible assets - net of amortization
  of $20,847 and $4,163                                         177,519           194,203
Loan to affiliate                                                 4,600                --
Other assets                                                     37,813            27,060
Investments in partnerships of consolidated VIEs              2,527,455                --
Other assets of consolidated VIEs                               328,559                --
                                                             -------------     -------------

Total assets                                                 $5,757,361        $2,581,169
                                                             =============     =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Financing arrangements                                       $1,068,428        $  900,008
Preferred shares of subsidiary (subject to
  mandatory repurchase)                                         273,500           273,500
Notes payable                                                   174,454           153,350
Accounts payable, accrued expenses and other
  liabilities                                                    32,628            32,782
Deferred income                                                  55,572            23,691
Deferred tax liability                                           29,898            60,370
Distributions payable                                            38,859            27,612
Notes payable and other liabilities of
  consolidated VIEs                                           1,307,093                --
                                                             -------------     -------------

Total liabilities                                             2,980,432         1,471,313
                                                             -------------     -------------

Minority interest in consolidated subsidiary -
  convertible SCUs                                              267,025           288,006
                                                             -------------     -------------
Minority interest in consolidated subsidiary -
  CMC                                                             4,394             4,193
                                                             -------------     -------------
Preferred shares of subsidiary (not subject to
  mandatory repurchase)                                         104,000                --
                                                             -------------     -------------
Limited partners' interests in consolidated VIEs              1,501,519                --
                                                             -------------     -------------

Commitments and contingencies

Shareholders' equity:
  Beneficial owners equity - convertible CRA
    Shareholders (6,552 shares issued and
    outstanding in 2004 and 8,180 issued and
    outstanding in 2003)                                        108,745           138,748
  Beneficial owners equity - special preferred
    voting shares; no par value (15,172 shares
    outstanding)                                                    152               161
  Beneficial owners equity - other common
    shareholders; no par value (100,000 shares
    authorized; 51,363 issued and 51,229
    outstanding in 2004 and 42,726 issued and
    42,704 outstanding in 2003)                                 773,165           644,641
Restricted shares granted                                        (7,922)          (19,385)
  Treasury shares of beneficial interest -
    common, at cost (134 shares in 2004 and 23
    shares in 2003)                                              (2,970)             (378)
Accumulated other comprehensive income                           28,821            53,870
                                                             -------------     -------------
Total shareholders' equity                                      899,991           817,657
                                                             -------------     -------------

Total liabilities and shareholders' equity                   $5,757,361        $2,581,169
                                                             =============     =============


           See accompanying notes to consolidated financial statements

                           CHARTERMAC AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)

                                                                 Year Ended December 31,
                                                       --------------------------------------------
                                                            2004          2003           2002
                                                       --------------------------------------------
Revenues:
  Revenue bond interest income                         $   132,075      $  113,655     $  92,882
  Fee income:
    Mortgage banking                                        15,026          13,712       13,681
    Fund sponsorship                                        42,790          12,642           --
    Credit enhancement                                      10,085           4,924        2,619
  Other income                                              20,665           7,307        7,432
  Revenues of consolidated VIEs                             12,213              --           --
                                                       --------------------------------------------
    Total revenues                                         232,854         152,240      116,614
                                                       --------------------------------------------

Expenses:
  Interest expense                                          30,838          23,919       19,004
  Interest expense of consolidated VIEs                     21,395              --           --
  Interest expense - distributions to preferred
    shareholders of subsidiary
    subject to mandatory repurchase                         18,898           9,448           --
  Salaries and benefits                                     55,763          17,540        9,937
  General and administrative                                45,063          23,403       14,569
  Depreciation and amortization                             30,407          11,926        9,092
  Loss on impairment of assets                                 757           1,759          920
  Other expenses of consolidated VIEs                       29,355              --           --
                                                       --------------------------------------------
    Total expenses                                         232,476          87,995       53,522
                                                       --------------------------------------------

Income before equity in earnings of  investments,
  loss on  investments  held by consolidated VIEs,
  gain on sale of loans and gain on repayment
  of revenue bonds                                             378          64,245       63,092

Equity in earnings of investments                            1,938           2,219        2,219
Loss on investments held by consolidated VIEs             (149,048)             --           --
Gain on sale of loans                                        6,995           5,532       10,683
Gain on repayment of revenue bonds                             217           1,951        3,885
                                                       --------------------------------------------
Income (loss) before allocation of (income) loss to       (139,520)         73,947       79,879
   preferred shareholders
  of subsidiary, Special Common Units of subsidiary,
   minority interests
  and partners of consolidated VIEs

(Income) allocated to preferred shareholders of
subsidiary                                                  (3,942)         (9,449)     (17,266)
(Income) allocated Special Common Units of subsidiary      (28,174)         (4,038)          --
(Income) loss allocated to minority interests                 (194)             54         (496)
Loss allocated to partners of consolidated VIEs            219,950              --           --
                                                       --------------------------------------------

Income before income taxes                                  48,120          60,514       62,117
Income tax benefit (provision)                              17,243           6,072       (1,284)

                                                       --------------------------------------------
Net income                                             $    65,363      $   66,586     $ 60,833
                                                       ============================================

Allocation of net income to:
  Special distribution to Manager                      $        --      $    5,332     $  4,872

  Manager                                                       --               6           56
  Common shareholders                                       56,786          54,608       52,516
  Convertible CRA shareholders                               8,577           6,640        3,389
                                                       --------------------------------------------
    Total for shareholders                             $    65,363      $   61,248     $ 55,905
                                                       ============================================

Net income per share:

  Basic                                                $      1.19      $     1.31     $   1.31
                                                       ============================================
  Diluted                                              $      1.19      $     1.31     $   1.31
                                                       ============================================

Weighted average shares outstanding:
  Basic                                                     54,786          46,653       42,697
                                                       ============================================

  Diluted                                                   55,147          46,735       42,768
                                                       ============================================

                                                              1.57
Distributions declared per share                       $      1.57      $     1.37          1.26
                                                       ============================================


           See accompanying notes to consolidated financial statements

                           CHARTERMAC AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (In thousands)


                       Beneficial     Beneficial               Beneficial
                         Owners'        Owners'                  Owner's     Treasury                         Accumulated
                         Equity-        Equity-     Beneficial   Equity-     Shares of                          Compre-
                       Convertible      Special       Owner's    Other       Beneficial  Restricted  Compre-    hensive
                           CRA         Preferred      Equity-    Common       Interest     Shares    hensive    (Loss)
                       Shareholders  Voting Shares    Manager  Shareholders    Common      Granted   Income     Income      Total
                       ------------  ------------- ----------- ------------  ----------  ---------- --------- ----------- ----------

Balance at
 January 1, 2002         $  25,522    $       --     $  1,070   $ 511,456     $ (103)     $     --             $ (2,697)  $ 535,248

Comprehensive income:
Net income                   3,389                      4,928      52,516                            $ 60,833               60,833
Other comprehensive
  gain (loss):
 Net unrealized loss
  on derivatives                                                                                       (2,607)
 Unrealized holding
  gain on revenue
  bonds                                                                                                99,011
 Less:
 reclassification
 to net income                                                                                         (3,885)
                                                                                                     --------
 Total other
  comprehensive gain                                                                                 $ 92,519    92,519      92,519
 Comprehensive
  income                                                                                             $153,352
                                                                                                     --------
Issuance of
  Convertible CRA
  shares                    32,523                                                                                           32,523
Issuance of common
  shares                        --                         --      92,383                                                    92,383
Distributions               (3,260)                    (4,872)    (51,859)                                                  (59,991)
                       ------------  ------------- ----------- ------------  ----------  ---------- --------- ----------- ----------


Balance at December
 31, 2002                   58,174            --        1,126     604,496       (103)           --               89,822     753,515

Comprehensive income:
Net income                   6,640                      5,338      54,608                              66,586                66,586
Other comprehensive
 gain (loss):
  Net unrealized gain
   on derivatives                                                                                       2,607
  Unrealized holding
   loss on revenue bonds                                                                              (36,608)
 Less:
  reclassification to
   net income                                                                                          (1,951)
                                                                                                    ---------
 Other comprehensive
  loss                                                                                                (35,952)  (35,952)    (35,952)
                                                                                                    ---------
 Comprehensive income                                                                               $  30,634
                                                                                                    ---------
Restricted shares
  granted                                                          19,454                 $(22,228)                          (2,774)
Amortization of share
  awards                                                                                     2,843                             2,843
Elimination in manager
  interest                                             (1,132)                                                   (1,132)
Issuance of special
 preferred voting
 shares                                      161                                                                                161
Conversion of
 Convertible CRA shares    (21,870)                                21,870                                                        --
Issuance of
 Convertible CRA shares    102,532                                                                                          102,532
Issuance of common
 shares                                                             1,828                                                     1,828
Repurchase of treasury
 shares                                                                         (275)                                          (275)
Distributions               (6,728)                    (5,332)    (57,615)                                                  (69,675)
                       ------------  ------------- ----------- ------------  ----------  ---------- --------- ----------- ----------
Balance at December
 31, 2003                $ 138,748    $      161     $     --   $ 644,641     $ (378)     $(19,385)            $ 53,870   $ 817,657

                                                                                                                         (continued)


            See accompanying notes to consolidated financial statements

                            CHARTERMAC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (In thousands)
                                   (continued)

                                     Beneficial
                         Beneficial   Owners'               Beneficial   Treasury
                           Owners'    Equity-                Owner's      Shares
                           Equity-    Special   Beneficial   Equity-        of                               Accumulated
                         Convertible Preferred   Owner's      Other     Beneficial Restricted                  Other
                             CRA       Voting    Equity-     Common     Interest-    Shares   Comprehensive Comprehensive
                         Shareholder   Shares    Manager   Shareholders   Common    Granted       Income    (Loss) Income   Total
                         ----------- ---------- ---------- ------------ ---------- ---------- ------------- ------------- ---------
Balance at December
31, 2003                   $138,748    $  161     $   --     $644,641    $  (378)  $(19,385)                    $53,870    $817,657

Comprehensive income:

Net income                    8,577                            56,786                            $65,363                     65,363
                                                                                              -------------
Other comprehensive
 gain (loss):
  Net unrealized loss
  on derivatives                                                                                 (1,078)
  Unrealized holding                                                                            (24,188)
  loss on revenue bonds
  Less: reclassification
  to net income                                                                                     217
                                                                                              -------------
 Other comprehensive loss                                                                       (25,049)        (25,049)    (25,049)
                                                                                              -------------
 Comprehensive income                                                                           $40,314
                                                                                              -------------

Options exercised and
 other share based
 compensation, net of
 forfeitures                                                   (1,012)                 (169)                                 (1,181)
Tax effect of
 amortization of
 share awards                                                     448                                                           448
Amortization of share
 awards                                                                              11,632                                  11,632
Conversion of Special                                                                                                         7,780
 Common Units and
 redemption of
 Special Preferred
 Voting Shares                             (9)                 17,789                                                        17,780
Conversion of
 Convertible CRA
 shares                     (27,585)                           27,585                                                            --
Issuance costs of
 Convertible CRA shares        (148)                                                                                           (148)
Issuance of common
 shares                                                       105,541                                                       105,541
Repurchase of
 treasury shares                                                          (2,592)                                            (2,592)
Distributions               (10,847)                          (78,613)                                                      (89,460)
                         ----------- ---------- ---------- ------------ ---------- ---------- ------------- ------------- ---------
Balance at December
 31, 2004                  $108,745    $  152     $   --     $773,165    $(2,970)   $(7,922)                    $28,821    $899,991



            See accompanying notes to consolidated financial statements.

                           CHARTERMAC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                       Years Ended December 31,
                                                                    -----------------------------
                                                                      2004       2003       2002
                                                                    -------    --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                     $65,363    $66,586    $ 60,833
   Adjustments  to reconcile net income to net cash
    provided by operating activities:
   Gain on repayment of revenue bonds                                (217)    (1,951)     (3,885)
   Loss on impairment of assets                                       757      1,759         920
   Depreciation and amortization                                   30,407     11,926       9,092
   Income allocated to preferred shareholders of
    subsidiary                                                      3,942      9,449      17,266
   Income allocated to Special Common Units of
    subsidiary                                                     28,174      4,038          --
   Income (loss) allocated to minority interest                       194        (54)        496
   Non-cash compensation expense                                   11,632      2,843         674
   Other non-cash expense (income)                                  2,982      3,329       6,323
   Deferred taxes                                                 (20,544)    (9,491)        539
   Changes in operating assets and liabilities:
    Mortgage servicing rights                                      (6,854)    (4,015)     (9,571)
    Other assets                                                  (28,458)   (16,748)     (3,900)
    Loans to affiliates                                            (4,600)        --          --
    Deferred income                                                31,881     16,937         931
    Accounts payable, accrued expenses and other liabilities          293        527       1,259
                                                                 ---------  ---------- ---------
Net cash provided by operating activities                         114,952     85,135      80,977
                                                                 ---------  ---------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Repayments from revenue bonds                                   39,067     99,931     113,616
   Revenue bond acquisitions and fundings                        (325,037)  (432,915)   (457,060)
   Advances to partnerships                                      (173,526)   (18,925)         --
   Collection of partnership advances                             156,875     26,569          --
   Loan to Capri Capital                                          (84,000)        --          --
   Mortgage loans funded                                         (563,710)  (364,300)   (433,000)
   Mortgage loans sold                                            558,100    369,800     431,900
   Acquisition of Related Capital Company                              --    (56,261)         --
   Acquisitions, net of cash acquired                              (1,579)      (788)     (3,590)
   Net decrease (increase) in other investments                    10,498     18,391     (13,897)
   Deferred investment acquisition costs                               --    (11,170)    (14,233)
   Decrease (increase) in cash and cash equivalents - restricted      757     20,149     (42,115)
                                                                 ---------  ---------- ---------
Net cash used in investing activities                            (382,555)  (349,519)   (418,379)
                                                                 ---------  ---------- ---------

           See accompanying notes to consolidated financial statements

                                    continued

                                                                       Year Ended December 31,
                                                                 ------------------------------------
                                                                    2004        2003        2002
                                                                 ----------- ----------- ------------
          CASH FLOWS FROM FINANCING ACTIVITIES:
             Distributions to shareholders                        (84,395)    (65,121)     (56,441)
             Distributions   to   preferred    shareholders   of   (2,386)     (9,449)     (16,234)
              subsidiary
             Distributions to Special Common Unit holders         (28,412)         --           --
             Proceeds from financing arrangements                 281,060     521,153      197,176
          Repayments of financing arrangements                   (112,639)   (292,805)     (67,313)
             Increase in notes payable                             20,872      55,842       11,969
             Issuance  of  common  shares  and  convertible  CRA  111,119     104,841      125,599
              shares
             Offering  costs  relating to issuance of common and   (5,261)       (495)        (723)
              convertible CRA shares
             Issuance of preferred shares                         104,000          --       55,000
             Retirement of special preferred voting shares            (10)         --           --
             Treasury share purchases                              (2,592)       (275)          --
             Deferred financing costs                                (723)     (4,749)      (3,296)
                                                                 ----------- ----------- ------------

          Net cash provided by financing activities               280,633     308,942      245,737
                                                                 ----------- ----------- ------------

          Net increase (decrease) in cash and cash equivalents     13,030      44,558      (91,665)

          Cash  and cash  equivalents  at the  beginning  of the   58,257      13,699      105,364
           period
                                                                 ----------- ----------- ------------

          Cash and cash equivalents at the end of the period     $ 71,287   $  58,257   $   13,699
                                                                 =========== =========== ============

          SUPPLEMENTAL INFORMATION:
             Interest paid                                       $ 31,057   $  23,417   $   12,703
             Taxes paid                                             8,040         137          178

             Non-cash investing and financing activities:
              Reclassification of goodwill to intangible assets: $          $           $   8,639
                                                                       --          --
              Conversion of SCUs to common shares                  17,789          --           --
              Conversion of CRA shares to common shares            27,585      21,870           --

             Acquisition of RCC
              Increase  in   investment   in  and   advances  to
               partnerships                                                 $ (35,424)
              Increase in intangible assets                                  (185,300)
              Increase in goodwill                                           (210,294)
              Increase in other assets and liabilities                         (1,272)
              Issuance of special common units                                288,006
              Increase in notes payable                                        28,952
              Increase in deferred tax liability                               59,071
                                                                             -----------

                                                                             $(56,261)
                                                                             ===========


           See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - Summary of Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of CharterMac, its wholly owned and majority owned subsidiary statutory trusts, corporations which it controls and entities consolidated pursuant to the adoption of FASB Interpretation No. 46(R) (see Note 2). For the entities consolidated pursuant to FASB Interpretation No. 46(R), the financial information included is as of and for the period ended September 30, 2004, the latest practical date. All intercompany accounts and transactions have been eliminated in consolidation. Unless otherwise indicated, "the Company", "we" and "us", as used throughout this document, refers to CharterMac and its consolidated subsidiaries.

Our consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts from prior years have been reclassified to conform to the 2004 presentation.

B. Revenue Recognition

We derive our revenues from a variety of investments and services, summarized as follows:

o       Revenue Bond Interest Income

        We recognize income as it accrues, provided collectibility of future amounts is reasonably assured. We recognize contingent interest when received. For bonds with modified terms, or when collectibility is uncertain, we recognize revenue based upon expected cash receipts. For bonds which carry a different interest rate during the construction period than during the balance of the term, we calculate the effective yield on the bond and use that rate to recognize income over the life of the bond.

o       Fund Sponsorship Fees

     o Property acquisition fees are for services we perform in acquiring interests in property-owning partnerships which comprise the assets of funds we sponsor. We recognize these fees when the investor equity is invested and the properties have been acquired by the investment fund.

     o    Partnership management fees are for the following services we perform:

          o    maintaining  the  books  and  records  of  an  investment   fund,
               including requisite investor reporting; and

               o monitoring the acquired property interests to ensure that their development, leasing and operations comply with low income housing or other tax credit requirements.

We recognize these fees on a straight-line basis over the five year contractual service period following the initial closing of an investment fund.

     o Acquisition Fees received upon acquisition of revenue bonds are deferred and amortized over the estimated life of the revenue bond.

     o Organization, Offering and Acquisition Allowance Fees are for reimbursement of costs we incur for organizing the investment funds and for providing assistance in acquiring the properties to be included in the investment funds. The organization and offering allowance fee is recognized when the investor equity is raised and the acquisition allowance fee is recognized when the investment funds acquire properties. The related expenses are included in general and administrative expenses.

     o Asset Management fees from investment funds, based on a percentage of each investment fund's invested assets, are recorded monthly as earned, provided that collection is reasonably assured.

o       Mortgage Banking Fees

     o Mortgage origination fees for originating loans are recorded upon delivery of the closing documents to the purchaser of the loans.

     o Mortgage servicing fee income is recognized on an accrual basis as the services are performed over the servicing period.

o       Credit Enhancement Fees

     o Fees for credit enhancement are received monthly and recognized as income when due.

     o Fees for yield guarantee transactions, received in advance, are deferred and amortized over the guarantee periods on a straight-line basis. For those pertaining to the construction and lease-up phase of a pool of properties, the periods are generally one to three years. For those pertaining to the operational phase of a pool of properties, the period is approximately 20 years.

o       Other Income


     o Interest income on temporary investments such as cash in banks and short-term instruments, is recognized on the accrual basis as it becomes due.

     o Other interest income (from promissory notes, mortgages receivable and other investments) is recognized on the accrual basis when due.

     o Development fees are earned from properties co-developed with unaffiliated developers and contributed to investment funds. Recognition of development fees is based on completion and stabilization of properties, after guarantees of completion and deficits are no longer anticipated to require funding, provided that collection is reasonably assured.

     o Construction service fees from borrowers for servicing revenue bonds during the construction period are deferred and amortized into other income over the estimated construction period.

     o Expense reimbursements includes amounts billed to the investment funds and other affiliated entities ("affiliates") for the reimbursement of salaries and certain other ongoing operating expenditures incurred by RCC on behalf of these affiliates.


C. Investment in Revenue Bonds

We account for our investments in revenue bonds as available-for-sale debt securities under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115") due to a provision in most of the revenue bonds under which we have a right to require redemption prior to maturity, although we can and may elect to hold them up to their maturity dates unless otherwise modified. Accordingly, investments in revenue bonds are carried at their estimated fair values, with unrealized gains and losses reported in accumulated other comprehensive income.

Because revenue bonds have a limited market, we estimate fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation, market capitalization rates and an appropriate market rate of interest.

When a revenue bond is underperforming with respect to certain of our standards (for example, expectations of timely construction completion, actual occupancy levels or actual debt service coverage) but we still expect to recover all contractual payments, we value it based on our estimate of the fair value as described above, although such fair value will not exceed the outstanding face amount. If we determine it is probable that we will not receive all contractual payments required when they are due, we deem a bond impaired and write it down to its estimated fair value and record a realized loss in the income statement.

D. Mortgage Servicing Rights ("MSRs")

We recognize as assets the rights to service mortgage loans for others, whether the MSRs are acquired through a separate purchase or through loans originated and sold. Purchased MSRs are recorded at cost. For originated loans, we allocate total costs incurred to the loan originated and the MSR retained based on the relative fair values as determined by a third-party appraiser. All MSRs are amortized in proportion to, and over the period of, estimated net servicing income.

MSRs are assessed for impairment based on the fair value of the assets as compared to carrying value. When we determine that a portion of the balance is not recoverable, the asset and the valuation allowance are reduced to reflect permanent impairment.

E. Other Investments

We invest in partnership interests related to the real estate equity investment funds we sponsor. Typically, we hold these investments for a short period until we establish a new fund.

We account for our preferred equity investment in ARCap Investors, LLC ("ARCap") using the equity method pursuant to Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock ("APB No. 18") as interpreted by AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, EITF Issue D-46, Accounting for Limited Partnership Investments and EITF 03-16, Accounting for Investments in Limited Liability Companies.

Our equity in the earnings of ARCap is accrued at the preferred dividend rate of 12%, which equals the income allocated to us per the LLC agreement, unless ARCap does not have earnings and cash flows adequate to meet this dividend requirement.

F. Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and investments in short-term instruments with an original maturity of three months or less. Restricted cash includes collateral for borrowings within our existing securitization programs and in accordance with Fannie Mae requirements.

G. Deferred Costs

Prior to the RCC acquisition in November 2003 (see Note 3), we paid fees to RCC for its activities performed as our Manager (see Note 17). The fees pertaining to acquisitions of revenue bonds were capitalized and are amortized as a reduction to interest income over the terms of the revenue bonds. Since the acquisition, all fees paid for this purpose are charged to expense and the intercompany charges are eliminated in consolidation. Direct costs relating to unsuccessful acquisitions and all indirect costs relating to the revenue bonds are charged to operations.

We capitalize costs incurred in connection with our MBIA securitization program (see Note 9) and amortize them on a straight-line basis over 10 years, which approximates the average remaining term to maturity of the revenue bonds in this program.

We capitalize costs incurred in connection with the issuance of preferred shares of our Equity Issuer subsidiary and amortize them on a straight-line basis over the period to the mandatory repurchase date of the shares. We record costs we incur in connection with the issuance of Convertible Community Reinvestment Act ("CRA") Shares as a reduction of beneficial owners' equity of such shares.

H. Financial Risk Management and Derivatives

We account for derivative financial instruments pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), as amended and interpreted. We record derivatives classified as cash flow hedges at fair value, with changes in fair value recorded in accumulated other comprehensive income, to the extent they are effective. If deemed ineffective, we record the amount considered ineffective in the statement of income.

I. Goodwill and Other Intangible Assets

We test goodwill for impairment annually or if circumstances indicate there may be reason to believe impairment has occurred. Any such impairment would be charged to expense in the period in which it is determined. Should goodwill be deemed impaired, the useful lives of identified intangible assets may need to be reassessed and amortization accelerated, or such intangible assets could be deemed impaired as well.

We amortize other intangible assets on a straight-line basis over their estimated useful lives.

J. Fair Value of Financial Instruments

As described above, our investments in revenue bonds, our MSRs and our liability under the interest rate derivatives are carried at estimated fair values. We have determined that the fair value of our remaining financial instruments, including temporary investments, cash and cash equivalents, promissory notes receivable, mortgage notes receivable and borrowings approximate their carrying values at December 31, 2004 and 2003.

K. Income Taxes

We provide for income taxes in accordance with SFAS No. 109, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

L. Earnings per Share

Basic income per share represents income allocated to Common and Convertible CRA shareholders (see Note 14) by the weighted average number of Common and Convertible CRA shares outstanding during the period. Diluted income per share represents the weighted average number of shares outstanding during the period and the dilutive effect of common share equivalents, calculated using the treasury stock method.

The Convertible CRA shareholders are included in the calculation of shares outstanding as they share the same economic benefits as common shareholders. SCUs are not included in the calculation as they are antidilutive, since each share is convertible to one common share while the allocations to SCU holders exceed common dividends.

M. Guarantees and Mortgage Banking Loss Sharing Agreement

For guarantees issued since January 1, 2003, we record liabilities (included in deferred income) equal to the fair values of the guarantee obligations undertaken. For yield guarantees and other credit enhancement obligations for which we receive fees, the fees received are considered the measure of fair value, in accordance with FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). For completion guarantees issued to lenders for the underlying financing of properties, as required by an investment fund, we generally recognize no liability upon inception of the guarantee as the exposure is considered minimal and no fee is received.

For mortgage loans originated since January 1, 2003, we account for exposure to loss under our servicing contract with Fannie Mae as guarantees under FIN 45, recording an asset and a liability equal to the estimated portion of the servicing cash flows deemed to represent compensation for our guarantee. We offset cash received for the guarantee against the asset and credit interest income for the change in asset due to the passage of time. The portion of the liability representing an accrual for probable losses is adjusted as loss estimates change and the portion representing our willingness to stand by as guarantor is amortized over the expected life of the guarantee. We evaluate loans owned for impairment on a specific loan basis based on debt service coverage ratios.

N. Mortgage Banking Loan Loss Reserve

We place loans on a nonaccrual status when any portion of the principal or interest is 90 days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and anticipate they will be fully collectible. An impaired loan is defined, as noted within accounting guidance, when we determine it is probable that not all required contractual payments will be made when due. Our primary tool to determine which loans are likely to incur a loss is to evaluate the debt service coverage ratio based on our historical experience with similar properties and the frequency of such losses. There were no nonaccrual or impaired loans at December 31, 2004 or December 31, 2003.

We record provisions as an expense and as a contra-asset account on the balance sheet under Mortgage Servicing Rights (See Note 5).

O. Share Based Compensation

We account for our share options in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Accordingly, we record compensation cost, based on the options' estimated fair value, on a straight-line basis over the vesting period. The fair values of option grants are estimated using the Black-Scholes option-pricing model.

Prior to our acquisition of RCC in November 2003 (see Note 3), most options granted were issued to non-employees rendering services to us under our management agreement with RCC. As such, we estimated the fair value of the share options at each period-end up to the vesting date, and adjusted the expense accordingly. Upon the acquisition of RCC, such optionees became employees and the fair value of the options at that date became the basis of amortization until the respective vesting dates.

We record restricted share grants as a contra-account within shareholder's equity. The balance recorded equals the number of shares issued multiplied by the closing price of our common shares on the grant date. We amortize the cost over the vesting period of the shares on a straight-line basis. Any shares granted with immediate vesting are expensed when granted.

NOTE 2 - New Accounting Pronouncements and Entities Consolidated Pursuant to FIN 46(R)

A. New Accounting Pronouncements

In December 2003, the FASB issued Interpretation 46(R), Consolidation of Variable Interest Entities ("FIN 46(R)"). FIN 46(R) clarified the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Effective March 31, 2004, we adopted FIN 46(R). See below regarding the impact of our adopting this standard.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). This statement requires that certain financial instruments that have the characteristics of debt and equity be classified as debt. Pursuant to SFAS No. 150, we have classified mandatorily redeemable preferred securities previously shown as mezzanine equity as a liability in our balance sheets, and the dividends paid on such shares as interest expense; dividends related to prior periods remain classified as income allocated to preferred shareholders of subsidiary.

The following accounting pronouncements issued in 2002 and 2003 related to disclosure only or had no material impact on our financial statements:

     o SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections, issued in April 2002.

     o SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, issued in July 2002.

     o SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, issued in December 2002.

     o SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, issued in April 2003.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123 and which we are required to adopt by the third quarter of 2005. As we have been accounting for share based payments following the fair-value provisions of SFAS No. 123, we expect the impact of our adoption of this standard to be immaterial.

B.  FIN 46(R)

Through  our   acquisition  of  RCC  (see  Note  3),  and  in  subsequent   fund
originations, we became the general partner or equivalent in 90 entities in which we have no financial investment. Typically, outside investors acquire all partnership interest in an upper-tier, or investment partnership, or 100% of the membership interest if structured as a limited liability company. The investment partnership, in turn, invests as a limited partner in one or more lower-tier, or operating partnerships, that own and operate the multifamily housing complexes. Partners in the investment partnerships are most often corporations who are able to utilize the tax benefits, which are comprised of operating losses and Low-Income Housing Tax Credits ("LIHTCs").

Investment and operating partnerships in which the limited partners or limited members do not have the right to remove us as the general partner or managing member are variable interest entities ("VIEs") as defined by FIN 46(R). We have concluded that, as the general partner or managing member for these type of investments, we are the primary beneficiary as defined by FIN 46(R) because we absorb the majority of the expected income and loss variability (as we are entitled to fees and are the "decision maker" of the funds), and such variability is disproportionate to our actual ownership interest, which is none. In addition, our executive officers have nominal, indirect equity interests in many of the funds. We have consolidated the assets and liabilities of these entities in our balance sheet and have recorded their results of operations in our statement of income beginning April 1, 2004. Upon adoption of FIN 46(R), we recorded the assets and liabilities of the VIEs we consolidated at their historical bases, which approximated their fair values at that date. As noted above, the balance sheets and statements of operations consolidated in our financial statements are as of and for the period ended September 30, 2004, the latest date available.

NOTE 3 - Acquisitions

A. Related Capital Company

On November 17, 2003, we acquired the ownership interests in and substantially all of the businesses operated by Related Capital Company ("RCC") (other than specific excluded interests) for approximately $346.0 million. The consideration paid included:

     o    $50.0 million in cash, paid to one of the selling principals;

     o approximately 15.9 million Special Common Units ("SCUs") in a newly formed subsidiary (see Note 13); and

     o approximately 15.9 million special preferred voting shares associated with the

SCUs (see Note 14).

The cash portion of the acquisition and associated acquisition costs were funded by two bridge loans totaling $60.0 million (see Note 10). In connection with the acquisition, we also established a restricted share program and issued approximately 778,000 of our common shares to employees of RCC (other than the selling principals) and granted 1,000,000 share options to our non-executive chairman (see Note 15). In addition, our subsidiary issued approxi- mately 217,000 SCUs to employees of RCC (other than the selling principals).

We accounted for the acquisition as a purchase and allocated the cost based on the estimated fair values of the assets acquired and liabilities assumed. We valued intangible assets based on an appraisal by an independent valuation firm. We recorded the excess of the purchase price over the net assets acquired (including identified intangibles) as goodwill.

Prior to the acquisition, RCC acted as our external manager (the "Manager"). See
Note 17 regarding related party transactions prior to the acquisition and Note 16 regarding earnings per share treatment of allocations to the Manager prior to the acquisition.

In recording our acquisition of RCC, we ascribed approximately $5.1 million of the purchase price to the estimated future cash flows to be received from general partner interests in investment partnership in which we maintain a non-equity controlling partner. From time to time, the general partner of the investment funds may be called upon to fund investment fund operations. In such a case, we would advance the funds (on behalf of the general partner) and would be repaid out of future operating cash flow or sale or refinancing proceeds received by the investment fund.

B. PW Funding/CharterMac Mortgage Capital Corp.

In December 2001, we acquired 80% of the common shares of PW Funding, Inc. ("PWF"). During 2002 and 2003, we acquired another 7% of the common shares. The aggregate cost of the shares, including debt assumed and repaid and true-up payments subsequent to the purchase dates, was $40.0 million, all of which was paid in cash. We accounted for the acquisition as a purchase and allocated the purchase price to the assets and liabilities at their respective fair values, including $7.9 million recorded as MSRs and $6.2 million recorded as goodwill.

See Note 21 regarding our 2005 purchase of the remaining shares of PWF, which we have also renamed CharterMac Mortgage Capital Corp. ("CMC").

NOTE 4 - Revenue Bonds

The following tables summarize our revenue bond portfolio at December 31, 2004:

                                                                        Fair Value at
                                Units        Face Amount of Bond          12/31/04                  Pertinent Weighted Average Dates
                          ----------------------------------------- ----------------------         ---------------------------------
                                                                                           Current
                                                                                            Stated             Optional
                 Number               % of                 % of                   % of     Interest           Redemption   Maturity
                of Bonds     Number   Total   $ Amount     Total      $ Amount    Total      Rate   Put Date     Date        Date
                --------------------------------------------------------------------------------------------------------------------

By State:
-----------------
Texas               67       11,270   24.3% $   601,402    27.7%    $  609,854    28.6%       7.04%  Jun-19     Sept-18     Sep-41
Georgia             24        6,019   13.0%     313,960    14.4%       305,355    14.3%       6.16%  Aug-18     Apr-16      Feb-41
California          42        4,924   10.6%     241,008    11.1%       226,867    10.6%       6.79%  Sep-18     Mar-17      Sep-38
Florida             25        4,150    9.0%     175,782     8.1%       165,466     7.8%       7.08%  Mar-20     May-15      May-39
Missouri            11        2,203    4.7%     105,928     4.9%        95,948     4.4%       6.70%  Oct-16     May-12      Apr-34
All others         104       17,794   38.4%     734,152    33.8%       731,517    34.3%       6.69%  Aug-18     Aug-16      Dec-37
------------------------------------------------------------------------------------------------------------------------------------
Subtotal           273       46,360  100.0%   2,172,232   100.0%     2,135,007   100.0%

Eliminations (1)    (5)        (541)     --     (31,667)      --       (34,287)      --
--------------------------------------------------------------------------------------------
Total              268       45,819      --  $2,140,565       --    $2,100,720       --
============================================================================================
2003 Total         243       40,556  100.0%  $1,838,801   100.0%    $1,871,009   100.0%
============================================================================================

By Property
Status:
-----------------
Stabilized         112       18,668   40.3% $   772,084    35.5%    $   775,122   36.3%              Jul-16     Mar-14      Oct-34
Lease-up            86       16,429   35.4%     817,773    37.6%       805,760    37.7%              May-19     Jul-16      Apr-41
Construction        46        6,197   13.4%     355,580    16.4%       335,543    15.8%              Mar-21     Dec-20      Oct-43
Rehab               29        5,066   10.9%     226,795    10.5%       218,582    10.2%              Apr-21     Apr-21      Nov-41
--------------------------------------------------------------------------------------------       ---------------------------------
Subtotal           273       46,360  100.0%   2,172,232   100.0%     2,135,007   100.0%

Eliminations (1)    (5)        (541)     --     (31,667)      --       (34,287)      --
--------------------------------------------------------------------------------------------
Total              268       45,819      --  $2,140,565       --    $2,100,720       --
============================================================================================
2003 Total         243       40,556  100.0%  $1,838,801   100.0%    $1,871,009   100.0%
============================================================================================

                   Annualized Base
                       Interest
                  ------------------
                                       Occupancy
                                           on       DSCR on
                               % of    Stabilized  Stabilized
                   $ Amount    Total   Properties  Properties
                 --------------------------------------------

By State:
---------------
Texas              $  42,673   28.2%       87.0%      1.00x
Georgia               21,101   14.0%       84.8%      0.73x
California            16,910   11.2%       96.3%      1.30x
Florida               12,455    8.2%       94.4%      1.31x
Missouri               7,292    4.8%       89.1%      1.22x
All others            50,713   33.6%       89.6%      1.16x
-------------------------------------------------------------
Subtotal             151,144  100.0%       90.7%      1.14x
                  ===========================================
Eliminations (1
---------------
Total
===============
2003 Total          $127,002  100.0%       91.8%      1.20x
===============   ===========================================

By Property
Status:
---------------
Stabilized         $  55,940   37.0%       90.7%      1.14x
Lease-up              56,809   37.6%       N/A         N/A
Construction          23,782   15.7%       N/A         N/A
Rehab                 14,613    9.7%       N/A         N/A
-------------------------------------------------------------
Subtotal            $151,144  100.0%       90.7%      1.14x
                  ===========================================
Eliminations (1)
---------------
Total
===============
2003 Total          $127,002  100.0%       91.8%      1.20x
===============   ===========================================


(1)  These  bonds  are  recorded  as   liabilities  on  the  balance  sheets  of
consolidated VIEs (See Note 2) and are therefore eliminated in consolidation.

                             (Dollars in Thousands)
                          Units     Face Amount of Bond     Fair Value at 12/31/04
                       ---------- ---------------------- -----------------------------
              Number of            % of                 % of                %of     Current Stated
                Bonds    Number    Total    $ Amount    Total   $ Amount    Total    Interest Rate
             ---------- ---------------- ------------------------------------------------------
By Put Date:
---------------
No put date      50      1,019      2.2%     $81,233     3.7%  $   77,024     3.6%   7.16%
With 6 months
 notice           2        400      0.9%       8,325     0.4%       8,928     0.4%   7.74%
2005              6      1,380      3.0%      59,925     2.8%      56,353     2.6%   7.17%
2006-2010         6      1,404      3.0%      57,250     2.6%      56,678     2.7%   7.47%
2011-2015         9      2,414      5.2%      94,263     4.3%      96,005     4.5%   7.02%
2016-2020       160     30,919     66.7%   1,448,907    66.7%   1,434,441    67.2%   6.92%
2021-2025        28      6,381     13.8%     312,878    14.4%     293,009    13.8%   5.61%
2026-2030        11      2,339      5.0%     102,451     4.7%     105,630     4.9%   6.64%
2031-2035         1        104      0.2%       7,000     0.4%       6,939     0.3%   5.50%
-------------------------------------------------------------------------------------------
Subtotal        273     46,360    100.0%   2,172,232   100.0%   2,135,007  100.0%    6.75%
                                                                          =================
Eliminations(1)  (5)      (541)      --      (31,667)     --      (34,287)
---------------------------------------------------------------------------
Total           268     45,819       --   $2,140,565      --   $2,100,720
===========================================================================
2003 Total      243     40,556    100.0%  $1,838,801   100.0%  $1,871,009  100.0%    6.93%
===========================================================================================

By Maturity
Date:
---------------
2006-2010        20        640      1.4   $   39,658     1.8%   $  36,069    1.7%    7.30%
2011-2015        20        293      0.6%      23,945     1.2%      20,951    1.0%    6.12%
2016-2020        17      1,352      2.9%      79,042     3.6%      75,390    3.5%    6.99%
2021-2025        14      1,024      2.2%      59,520     2.7%      57,668    2.7%    7.63%
2026-2030        10      2,132      4.6%      68,847     3.2%      70,078    3.3%    7.02%
2031-2035        11      2,520      5.4%      94,424     4.3%      95,578    4.5%    6.67%
2036-2040        56     11,217     24.2%     450,227    20.7%     453,569   21.2%    7.17%
2041-2045       115     24,835     53.6%   1,233,469    56.8%   1,211,732   56.8%    6.67%
2046 and after   10      2,347      5.1%     123,100     5.7%     113,972    5.3%    5.30%
---------------------------------------------------------------------------------
Subtotal        273     46,360    100.0%   2,172,232   100.0%   2,135,007  100.0%    6.75%
                                                                          =================
Eliminations(1)  (5)      (541)     --       (31,667)     --      (34,287)
---------------------------------------------------------------------------
Total           268     45,819      --    $2,140,565      --   $2,100,720
===========================================================================
2003 Total      243     40,556    100.0%  $1,838,801   100.0%  $1,871,009  100.0%    6.93%
===========================================================================================


(1) These bonds are recorded as liabilities on the balance sheets of consolidated VIEs (See Note 2) and are therefore eliminated in consolidation.

Reconciliation of revenue bonds:                     2004          2003          2002
------------------------------------------------ ------------- ------------- --------------
(In thousands)
Balance at beginning of period                     $1,871,009    $1,579,590     $1,137,715
 Acquisitions and additional fundings                 325,037       432,915        457,060
 Repayments                                          (26,477)      (83,795)      (108,630)
 Regular principal payments                          (12,589)      (16,136)        (4,986)
 Carrying amount less than repayment proceeds             400         2,472          4,273
 Advance held by Trustee                                   --       (3,643)             --
 Impairment losses                                      (610)       (1,759)          (920)
 Net change in fair value                            (20,766)      (38,559)         95,126
 Accretion of deferred income and purchase
   accounting adjustment                                 (97)          (76)           (48)
 Reclassification to other assets                       (900)            --             --
                                                 ------------------------------------------
    Subtotal                                        2,135,007     1,871,009      1,579,590
 Less: eliminations (1)                              (34,287)            --             --
                                                 ------------------------------------------
Balance at close of period                         $2,100,720    $1,871,009     $1,579,590
                                                 ==========================================

(1)  These  bonds  are  recorded  as   liabilities  on  the  balance  sheets  of
consolidated VIEs (See Note 2) and are therefore eliminated in consolidation.

Certain revenue bonds provide for "participating interest" which is equal to a percentage of net property cash flow of the net sale or refinancing proceeds. Bonds that contain these provisions are referred to as "participating" while the rest are "non-participating". Both the stated and participating interest on the revenue bonds are exempt from federal income tax. Participating interest included in interest revenue was approximately $230,000 in 2004, $2.0 million in 2003 and $3.1 million in 2002.

As of December 31, 2004, approximately $2.0 billion of our revenue bonds were securitized or pledged as collateral in relation to financing arrangements (see
Note 9).

The amortized cost basis of our portfolio of revenue bonds, and the related unrealized gains and losses were as follows at December 31:

(In thousands)                       2004             2003
                                  ------------    ------------

Amortized cost basis              $2,098,944      $1,814,180
Gross unrealized gains                50,716          65,394
Gross unrealized losses              (14,653)         (8,565)
                                  ------------    ------------
Subtotal/fair value               22,135,007      11,871,009
  Less: eliminations (1)             (34,287)            --
                                  ------------    ------------
Total fair value per balance
 sheet                            $2,100,720      $1,871,009
                                  ============    ============


(1) These bonds are recorded as liabilities on the balance sheet of entities consolidated pursuant to FIN 46(R) (See Note 2) and are therefore eliminated in consolidation.

The fair value and gross unrealized losses of our revenue bonds aggregated by length of time that individual bonds have been in a continuous unrealized loss position is summarized in the table below:

                ------------------------ ---------------------------------------
                (In thousands)                           December 31, 2004
                ------------------------ ---------------------------------------


                          Less than     12 Months
                          12 Months      or More        Total
                         ------------   -----------  ------------

Number                           42            39            81
Fair value                 $392,856      $217,196      $610,052
Gross unrealized loss      $ (6,543)     $ (8,110)     $(14,653)


                ------------------------ ---------------------------------------
                                                         December 31, 2003
                ------------------------ ---------------------------------------


                          Less than     12 Months
                          12 Months      or More        Total
                         ------------   -----------  ------------

Number                           54             8            62
Fair value                 $216,743     $  36,660      $253,403
Gross unrealized loss      $ (5,789)    $  (2,777)     $ (8,566)

The unrealized losses related to these revenue bonds are due solely to changes in interest rates, in that we calculate present values based upon future cash flows from the bonds and discount these cash flows at the current rate on our recent bond issuances; as rates rise, the fair value of our portfolio decreases. We have the intent and ability to hold these bonds until recovery and have therefore concluded that these declines in value are temporary. For discussion of other-than temporary impairments, see Bond Impairment below.

The following is a table summarizing the maturity dates of revenue bonds we hold as of December 31, 2004:


                                 Outstanding                        Weighted
                                    Bond                            Average
(In thousands)                     Amount        Fair Value      Interest Rate
------------------------------  --------------  --------------   --------------

Due between one and five
 years                           $   35,549      $   33,474           7.08%
Due after five years              2,071,786       2,101,533           6.75%
                                --------------  --------------   --------------
Total/weighted average            2,107,335       2,135,007           6.75%
                                                                 ==============
  Less: eliminations (1)            (31,063)        (34,287)
                                --------------  --------------
Total                            $2,076,272      $2,100,720
                                ==============  ==============

(1) These bonds are recorded as liabilities on the balance sheet of entities consolidated pursuant to FIN 46(R) (See Note 2) and are therefore eliminated in consolidation.

The principal and interest payments on each revenue bond are payable primarily from the cash flows of the underlying properties, including proceeds from a sale of a property or the refinancing of the mortgage loan securing a bond. None of the revenue bonds constitutes a general obligation of any state or local government, agency or authority. The structure of each mortgage loan mirrors the structure of the corresponding revenue bond that it secures. In order to protect the tax-exempt status of the revenue bonds, the owners of the underlying properties are required to enter into agreements to own, manage and operate the properties in accordance with requirements of the Internal Revenue Code of 1986, as amended.

No single revenue bond provided interest income that exceeded 10% of our total revenue for the years ended December 31, 2004, 2003, or 2002. Other than those detailed in the table on page F-20, based on face amount, no state comprises more than 10% of the total at December 31, 2004 or 2003.

All of our revenue bonds bear fixed base interest rates and, to the extent permitted by existing regulations, may also provide for contingent interest and other features. Terms are expected to be five to 35 years, although we may have the right to cause repayment prior to maturity through a mandatory redemption feature (five to seven years with up to six month's notice). In some cases, the bonds call for amortization or "sinking fund" payments, generally at the completion of rehabilitation or construction, of principal based on 30 to 40 year level debt service amortization schedules.

Revenue bonds are generally not subject to optional prepayment during the first five to ten years of our ownership and may carry various prepayment penalty structures. Certain revenue bonds may be purchased at a discount from their face value.

In selected circumstances, and generally only in connection with the acquisition of tax-exempt revenue bonds, we may acquire a small amount of taxable bonds:

     o which we may be required to acquire in order to satisfy state regulations with respect to the issuance of tax-exempt bonds; and

     o to fund certain costs associated with the issuance of the bonds, that under current law cannot be funded by the proceeds of the bond itself.

Revenue  bonds  acquired  and/or  additional   fundings  made  during  2004  are
summarized below:

                                                           Weighted      Weighted
                                                           Average       Average
                                                            Average      Permanent
                                              Face       Construction    Interest
(In thousands)                               Amount          Rate          Rate
----------------------------------------    -----------   ----------    -----------

Construction/rehabilitation properties       $290,907        5.45%          6.49%

Additional funding of existing bonds           34,130        3.60%          4.28%
                                            -----------   ----------    -----------
                                             $325,037        5.26%          6.26%
Total 2004 acquisitions
                                            ===========   ==========    ===========

Revenue bonds repaid during 2004 are summarized below:

                                            Outstanding                  Realized
(In thousands)                                Value       Proceeds          Gains
----------------------------------------    -----------   ----------    -----------

 Non-participating revenue bonds              $26,470      $26,870         $217
  stabilized
                                            ===========   ==========    ===========


Revenue bonds acquired and/or additional fundings made during 2003 are summarized below:


                                                           Weighted      Weighted
                                                           Average       Average
                                                            Average      Permanent
                                              Face       Construction    Interest
(In thousands)                               Amount          Rate          Rate
----------------------------------------    -----------   ----------    -----------

Construction/rehabilitation properties       $421,595        6.21%          6.58%
Additional funding of existing bonds           11,320        7.00%          7.00%
                                            -----------   ----------    -----------
Total 2003 acquisitions                      $432,915        6.23%          6.59%
                                            ===========   ==========    ===========

Revenue bonds and notes repaid during 2003 are summarized below:

                                            Outstanding                  Realized
(In thousands)                                Value       Proceeds     Gains (Losses)
----------------------------------------    -----------   ----------    -----------
Participating revenue bonds stabilized        $21,330      $23,550       $  2,220
Non-participating revenue bonds                55,465       60,346           (269)
 stabilized
Notes stabilized                                  245          245            --
                                           -----------    ----------    -----------
Total 2003 dispositions                       $77,040      $84,141       $  1,951
                                           ===========    ==========    ===========

Bond Impairment

In the third quarter of 2004, in light of the underperformance of one of our investments, which will necessitate the temporary revision of payment terms, we recognized an impairment loss of approximately $610,000.

In 2003, because of developer defaults and a softening of the market of an underlying property, we determined that one of our revenue bonds was impaired, and wrote down the bond to its estimated fair value, recognizing an impairment loss of approximately $1.8 million. The first mortgage was foreclosed upon in October 2004. The bonds were subsequently retired and CharterMac owns the land valued at $900,000.

In 2001 and 2002, the borrowers of one of our revenue bonds failed to make regular interest payments, we determined the bond was impaired and its trustee foreclosed on the underlying property. In 2002, we began marketing the property and it was ultimately sold in 2003. In connection with this revenue bond, we recorded an impairment loss of approximately $920,000 in 2002 and a loss on disposal of approximately $631,000 in 2003.


NOTE 5 - Mortgage Servicing Rights

The components of the change in MSRs and related reserves were as follows:

    Servicing Assets                                  (In  thousands)
    ----------------------------------------------    --------------

    Balance at December 31, 2002                           $35,594
    MSRs capitalized                                         6,490
    Amortization                                            (6,259)
    Increase in reserves                                    (2,474)
                                                         -------------

    Balance at December 31, 2003                            33,351
    MSRs capitalized                                         6,588
    Amortization                                            (7,839)
    Decrease in reserves                                       266
                                                         -------------
    Balance at December 31, 2004                           $32,366
                                                         =============

    Reserve for Loan Loss Reserves of Servicing Assets
    --------------------------------------------------

    Balance at December 31, 2002                          $  4,271
    Additions                                                2,474
                                                        --------------

    Balance at December 31, 2003                             6,745
    Reductions                                                (266)
                                                        --------------
    Balance at December 31, 2004                          $  6,479
                                                      ===============

The estimated fair values of the MSRs, based upon third-party valuations, were $39.3 million at December 31, 2004 and $39.7 million at December 31, 2003. The significant assumptions used in estimating the fair values at December 31, 2004 were as follows:


                                          Fannie Mae         FHA          Freddie Mac
                                         ------------    ------------     -----------
      Weighted average discount rate        17.14%          16.07%         17.17%
      Weighted average pre-pay speed        11.40%          10.09%         13.96%
      Weighted average lockout period    4.8 years       3.6 years      6.9 years
      Cost to service loans                 $2,463          $1,259         $1,956
      Acquisition cost (per loan)           $1,500          $  500         $1,482


The table below illustrates hypothetical, fair values of MSRs at December 31, 2004 caused by assumed immediate adverse changes to key assumptions which are used to determine fair value.

                                                (In thousands)

       Fair value of MSRs at December 31, 2004       $39,264

       Prepayment speed:
         Fair value after impact of +10% change       38,954
         Fair value after impact of -10% chang        39,570
         Fair value after impact of +20% change       38,669
         Fair value after impact of -20% change       39,903

       Discount rate:
         Fair value after impact of +10% change       37,279
         Fair value after impact of -10% change       41,477
         Fair value after impact of +20% change       35,490
         Fair value after impact of -20% change       43,960

       Default rate:
         Fair value after impact of +10% change       39,290
         Fair value after impact of -10% change       39,371
         Fair value after impact of +20% change       39,178
         Fair value after impact of -20% change       39,705

       NOTE 6 - Other Investments

Investments other than revenue bonds consisted of:

      (In thousands)                                           2004        2003
      ---------------------------------------------------    ---------   ---------
      Investment in equity interests in LIHTC properties     $ 40,132     $24,644
      Investment in properties under development                3,157       1,994
      Investment in ARCap                                      19,054      19,054
      Capri Capital loan                                       84,000          --
      Mortgage loans receivable                                27,480      21,870
      Other investments                                        13,683      29,938
                                                             ---------   ---------
      Total other investments                                $187,506     $97,500
                                                             =========   =========


Investments in Equity Interests in LIHTC Properties

Through a subsidiary, we acquire equity interests in property ownership entities on a short-term basis, and also invest funds with third-party developers to develop properties for inclusion in Fund Management offerings to investors. We expect to recapture such amounts from the proceeds of the equity and debt financing when the investment fund has closed. The developer also guarantees repayment of these investments. Substantially all of these investments are pledged as collateral for our borrowings under a warehouse facility (see Note
10).

Investments in Properties under Development

We  invest  funds  in  affiliated  entities,   whereby  subsidiaries  co-develop
properties to be sold to investment funds. Development investments include amounts invested to fund pre-development and development costs. Investment funds we sponsor acquire the limited partnership interests in these properties. We expect to recapture these amounts from various sources attributable to the properties, including capital contributions of investments funds, cash flow from operations, and/or from co-development partners, who in turn have cash flow notes from the properties. In connection with our co-development agreements, affiliates of CharterMac issue construction completion, development deficit guarantees and operating deficit guarantees to the lender and investment funds (for the underlying financing of the properties) on behalf of our subsidiary (see Note 20).

Investment in ARCap

We hold approximately 740,000 units of Series A Convertible Preferred Membership Interests in ARCap Investors, LLC, a provider of portfolio management services. The cost was $25 per unit, and the shares carry a preferred return of 12%.

Capri Capital Loan

In July 2004, CM Investor LLC ("CM Investor"), one of our subsidiaries, provided an interim loan in the principal amount of $84.0 million ("Interim Loan") to Capri Capital Limited Partnership ("Capri"), which bears interest at a rate of 11.5% per year and matures on January 15, 2005 subject to extension.

We funded the Interim Loan  through  bridge loans from Bank of America (See Note
10).

See Note 21 regarding the extension and conversion of this loan and the subsequent acquisition of a Capri subsidiary.

Mortgages Loans Receivable

CMC originates mortgages pursuant to purchase agreements and holds them until settlement of their sale is completed. We are entitled to the interest income paid by the borrower during this holding period.

NOTE 7 - Deferred Costs

The components of deferred costs at December 31 were as follows:


     (In thousands)                                      2004          2003
     ----------------------------------------------     ---------    ----------

     Deferred bond selection costs (1)                  $ 43,989     $ 44,888
     Deferred financing costs                             15,214       13,027
     Deferred costs relating to the issuance of
       preferred shares of subsidiary (see Note 13)       12,890       10,445
     Other deferred costs                                  4,802        3,511
                                                        ---------    ----------
                                                          76,895       71,871
     Less: Accumulated amortization                      (19,635)     (13,463)
                                                        ---------    ----------

                                                        $ 57,260     $ 58,408
                                                        =========    ==========

(1) Primarily represents the bond selection fee paid to the Manager prior to our acquisition of RCC (see Notes 3 and 17).

NOTE 8 - Goodwill and other Intangible Assets

We adopted SFAS No. 141, Business Combinations, in 2001 and SFAS No. 142, Goodwill and Other Intangible Assets, in 2002 and determined that our previously capitalized goodwill met the SFAS No. 141 criteria for recognition as intangible assets apart from goodwill. Accordingly, we continue to amortize the remaining balances over their remaining useful lives, subject to impairment testing and, therefore, the adoption of SFAS No. 142 did not materially affect our results of operations.

A. Goodwill

The following table provides information regarding goodwill by segment:


    (In thousands)                    Fund         Mortgage
                                   Management      Banking         Total
    -----------------------------  ------------  -------------  -----------

    Balance at December 31, 2002     $     --     $  4,793       $  4,793
    Additions                         209,164          788        209,952
                                   ------------  -------------  -----------

    Balance at December 31, 2003      209,164        5,581        214,745
    Additions                             916          663          1,579
    Reductions                         (9,927)          --         (9,927)
                                   ------------  -------------  -----------

    Balance at December 31, 2004     $200,153     $  6,244       $206,397
                                   ============  =============  ===========

The 2001 CMC acquisition agreement stipulated that we make periodic "true-up" and contingent payments to the original CMC shareholders for a period of up to three years from the acquisition date. Pursuant to this agreement, we paid approximately $3.0 million in 2002, $700,000 in 2003 and $663,000 in 2004 and recorded the payments as additional goodwill. These true-up payments were based on:

     o the increase in the value of mortgage servicing rights due to certain loans closing;

     o changes between the audited balance sheet used for the initial purchase price and the audited balance sheet at December 31, 2001;

     o    payments of certain servicing fees; and

     o    forward conversions of previously committed loans.

In addition, we paid approximately $583,000 and $91,000 in 2002 and 2003, respectively, for various costs we incurred in relation to the acquisition of CMC, which were also recorded as goodwill.

The reduction to Fund Management goodwill in 2004 pertained to the conversion of SCUs (see Note 13), the deferred tax impact of which served to effectively lower the purchase price of RCC, partially offset by adjustments to estimated liabilities recorded at the time of the acquisition.

B. Other Intangible Assets

The components of other identified intangible assets are as follows:

                           Estimated
                           Useful
                            Life          Gross             Accumulated              Net
(In thousands)            (in Years)   Carrying Amount      Amortization
-----------------------    -------   -----------------   -----------------   ------------------
                                      2004      2003      2004      2003      2004       2003
                                     -------   -------   -------   -------   -------    -------
Amortized identified intangible
  assets:
  Trademarks and trade
   names                     21.0   $ 25,100   $ 25,100   $ 1,338    $  143  $ 23,762   $ 24,957
  Partnership service
   contracts                  9.4     47,300     47,300     5,661       604    41,639     46,696
  Transactional
   relationships             16.7    103,000    103,000     9,436     1,006    93,564    101,994
  General partner
   interests                  9.0      5,100      5,100       634        68     4,466      5,032
  Joint venture
   developer
   relationships              5.0      4,800      4,800     1,075       115     3,725      4,685
  Other                       9.3      4,427      4,427     2,703     2,227     1,724      2,200
                           -------   -------    -------   -------   -------   -------    -------
Subtotal/weighted            14.5    189,727    189,727    20,847     4,163   168,880    185,564
  average

Unamortized Identified
  Intangible Assets:
  Mortgage Banking
  Licenses                            8,639       8,639        --        --     8,639      8,639
                                     -------    -------   -------   -------   -------    -------

Total Identified
  Intangible Assets                 $198,366   $198,366   $20,847   $ 4,163  $177,519   $194,203
                                    ========   ========   =======   =======  ========   ========

Amortization Expense
  Recorded                                                $16,684   $ 2,413
                                                          =======   =======

The estimated amortization expense for intangible assets for the next five years is as follows:

                                           (In thousands)

                          2005                 $16,207
                          2006                 $16,207
                          2007                 $16,207
                          2008                 $16,092
                          2009                 $14,658

The amortization of other identified intangible assets (approximately $477,000 per year) is included as a reduction to revenue bond interest income as they pertain to the acquisition of such bond investments.

C. Impairment

The initial gross carrying amounts for identified intangible assets were based on third party valuations. We review goodwill and intangible assets annually for impairment. Through December 31, 2004, we have concluded that these assets have not been impaired.

NOTE 9 - Financing Arrangements

Following are the components of financing arrangements at December 31:

              (In thousands)                  2004          2003
              -------------------------    -----------   -----------
              P-FLOATs/RITES               $  462,928    $  316,508

              MBIA:
                 Floater Certificates         405,500       383,500
                 Auction Certificates         100,000       100,000
              Fixed-Rate                      100,000       100,000
               Securitization
                                           -----------   -----------

              Total                        $1,068,428    $  900,008
                                           ===========   ===========

A. P-FLOATs/RITES Program ("P-FLOATs")

We have securitized certain revenue bonds through the Merrill Lynch Pierce Fenner & Smith Incorporated ("Merrill Lynch") P-FLOATs/RITES program. Under this program, we transfer certain revenue bonds, or trust certificates that represent senior interests in the bonds, to Merrill Lynch and they deposit each revenue bond into an individual special purpose trust together with a credit enhancement guarantee. A credit enhanced custodial receipt is issued and deposited into a second trust. Two types of securities are then issued by that trust:

     o Puttable Floating Option Tax-Exempt Receipts ("P-FLOATs"), short-term senior securities which bear interest at a floating rate that is reset weekly as the lowest rate that will clear the market at par; and

     o    Residual  Interest  Tax  Exempt  Securities   ("RITES"),   subordinate
          securities which receive the residual interest payment after payment of P-FLOAT interest and ongoing transaction fees.

The P-FLOATs are sold to third party investors and the RITES are generally sold back to us. We have the right, with at least 14 days notice to the trustee, to purchase the outstanding P-FLOATs and withdraw the underlying revenue bonds or trust certificates from the trust. When the revenue bonds or trust certificates are deposited into the P-FLOAT Trust, we receive the proceeds from the sale of the P-FLOATs less certain transaction costs. In certain other cases, Merrill Lynch may directly buy the revenue bonds from local issuers, deposit them in the trust, sell the P-FLOAT security to investors and then the RITES to us.

Due to the repurchase right, we account for the net proceeds received upon transfer as secured borrowings and, accordingly, continue to account for the revenue bonds as assets.

To facilitate the securitization, we have pledged certain additional revenue bonds as collateral for the benefit of the credit enhancer or liquidity provider. At December 31, 2004, the total carrying amount of such additional revenue bonds pledged as collateral was approximately $217 million.

During 2004, we repaid borrowings of approximately $61.9 million and redeemed the corresponding bonds. Additionally we transferred 30 bonds, against which we borrowed approximately $211.4 million.

Our annualized cost of funds relating to its secured borrowings under this program (calculated as a percentage of the weighted average secured borrowings) was approximately 2.20% in 2004, 2.03% in 2003 and 2.40% in 2002. The related amount of $4.6 million in 2004, $4.3 million in 2003 and $4.0 million in 2002 is included in interest expense in the statement of income. The year end interest rate at December 31, 2004 was 2.12%, excluding fees.

B. MBIA Securitization programs

MBIA, a financial insurer, has entered into a surety commitment with us, through October 2011, whereby MBIA has agreed to credit-enhance certain pools of bonds in exchange for certain fees. As of December 31, 2004, the maximum amount of capital that could be raised under our securitization programs with MBIA was $650.0 million, with a maximum of $425.0 million in Floater Certificates and a maximum of $225.0 in Auction Certificates, as described below.

Under the MBIA securitization program, we contribute revenue bonds to specific "Series Trusts," seven of which had been created as of December 31, 2004. Two of the trusts contain only bonds secured by properties in California while the rest are National (i.e., non-state specific). Each Series Trust issues two equity certificates:


     o a Senior Certificate which is deposited into a "Certificate Trust" which, in turn, issues and sells "Floater Certificates" or "Auction
          Certificates" representing proportional interests in the Senior Certificate to new investors; and

     o a "Residual Certificate," issued to us, which represents the remaining beneficial ownership interest in each Series Trust.

The surety commitment by MBIA can be used to enhance certificates sold under "low-floater" and "auction rate" programs.

     o The low-floater certificates have an interest rate that is reset weekly. The low-floater program requires liquidity due to a put option available to the buyers of the certificates. The liquidity is currently supplied by a consortium of highly-rated banks whose commitments are one-year renewable contracts. We expect to renew or replace such commitments upon expiration of their terms.

     o The auction rate certificates have rates that are reset periodically through a Dutch auction process. This program does not require liquidity as the buyers of the securities do not have the option to put their certificates back to the seller.

The effect of our MBIA securitization is that a portion of the interest we receive on certain revenue bonds is distributed to the holders of the Floater Certificates or Auction Rate Certificates, with any remaining interest remitted to us via the Residual Certificate. At December 31, 2004, the total carrying amount of revenue bonds pledged as collateral for these obligations was approximately $577 million.

During 2003, we refined the MBIA securitization programs, placing certain revenue bonds in trusts in connection with our guarantees of specified rate of returns to third party investors in mortgage pools (see Note 20). We agreed to subordinate approximately 50% of the par value of the revenue bonds that are secured by the properties in these pools. These trusts issued Class A Certificates, which were securitized through the P-FLOATs/RITES program and Class B Certificates, held by us as excess collateral to support our obligations to the Merrill Lynch as Primary Guarantor under credit enhancement agreements (see Note 20).

In 2003, we entered into a new form of securitization, under which Auction Certificates secured by an open pool of revenue bonds were auctioned through UBS Financial Services Inc. We placed revenue bonds with an aggregate par value of approximately $143.0 million into a trust (approximately $81.0 million of these bonds had been previously securitized with MBIA). In order to move the bonds to the new trust, we redeemed low-floater certificates aggregating approximately $118 million. In October 2003, the new trust issued $100.0 million of auction rate certificates. These certificates had an initial rate of 1% which will be reset every 35 days through a Dutch auction process.

Our floating rate cost of funds relating to bonds securitized with MBIA (calculated as interest expense plus recurring fees as a percentage of the weighted average amount of the outstanding Senior Certificate) was approximately 2.9% in 2004, 2.2% in 2003 and 2.4% in 2002. The year end interest rate at December 31, 2004 was 2.11%, excluding fees.

C. Fixed Rate Securitization

In April 2003, we closed on a transaction whereby we contributed revenue bonds with an aggregate par value of approximately $196.8 million into a trust. The trust then sold $100.0 million of Class A Certificates to various institutional investors while we retained subordinated Class B Certificates totaling approximately $96.8 million; we will hold the Class B Certificates until the trust is terminated. The Class A Certificates accrue interest at 3.25% per annum for two years. At our option, the Class A Certificates are subject to mandatory tender for the outstanding certificate balance plus accrued interest on March 15, 2005. If we do not exercise our option to terminate the trust then, the Class A Certificates are subject to remarketing and to mandatory tender for purchase and cancellation on March 15, 2005, at which time we intend to remarket this securitization through the P-FLOATs program.

D. Restricted Assets

Certain of our subsidiaries hold revenue bonds which at December 31, 2004, had an aggregate carrying amount of approximately $1.97 billion that serve as collateral for securitized borrowings or are securitized. The total securitized borrowings at December 31, 2004 were approximately $662.9 million. The subsidiaries holding these bonds had net assets at December 31, 2004, of approximately $695.2 million.

NOTE 10 - Notes Payable

        Notes payable included the following at December 31:


        (In thousands)                      2004        2003
        -----------------------------    ---------   ---------
        PWF acquisition loan           $  21,809   $  25,217
        CMC warehouse line                27,480      21,870
        Equity Issuer revolving               --      21,730
        line
        RCC acquisition lines                 --      60,000
        RCC warehouse line                39,932      24,533
        Capri acquisition lines           85,000          --
        Other                                233          --
                                        ---------   ---------
          Total notes payable           $174,454    $153,350
                                        =========   =========

In connection with the acquisition of PWF (See Note 3), we entered into a loan commitment which expires in December 2006 and bears interest at LIBOR plus 2.25%. The rate was 4.67% and 3.37% at December 31, 2004 and 2003, respectively. The loan requires quarterly payments of principal and interest over a ten-year amortization period, with a balloon payment for the balance upon expiration.

CMC has a $100.0 million secured, revolving mortgage warehouse facility, subject to annual renewal. The interest rate for each warehouse advance is the Federal Funds rate at the end of each year plus 1.25%. The rate was 3.49% and 2.24% at December 31, 2004 and 2003, respectively.

Our Equity Issuer subsidiary has entered into a $75.0 million secured revolving tax-exempt bond warehouse line of credit with Bank of America Securities, Inc. and Wachovia Securities, Inc. This facility has a built in accordion feature allowing up to a $25.0 million increase for a total size of $100.0 million and a term of two years expiring in March 2005, plus a one year extension at our option. This facility bears interest at 31, 60, 90, or 180-day reserve adjusted LIBOR plus 1.50%, or prime plus 0.25%, at our option. During the third quarter of 2003, Citibank became the third lender under this facility. At December 31, 2004, there were no outstanding borrowings. At December 31, 2003, the rate was 2.62%.

We entered into $50.0 million and $10.0 million acquisition bridge loan facilities with Wachovia Bank in order to fund the cash portion, fees and expenses of the RCC acquisition in November 2003 (see Note 3). These bridge loan facilities had nine-month terms with two 90-day extension options. We pledged our common ownership interest in our Equity Issuer subsidiary as security under these facilities. The facilities were pre-payable at any time and bore interest at LIBOR plus 1.50% and 2.4%, respectively. We repaid and terminated the facilities in 2004. At December 31, 2003, the rate was 2.62% and 3.52%.

RCC has entered into a warehouse facility in the amount of $90.0 million with Bank of America, Merrill Lynch, C.D.C. and Citicorp, USA. This facility has a maturity date of October 28, 2005 and bears interest, at our option, at either LIBOR plus 2% or the prime rate plus .125%. The weighted average net rate was 5.13% and 3.73% at December 31, 2004 and 2003, respectively. This facility is collateralized by a lien on certain limited partnership interests (See Note 6). Payments of interest only are due on a monthly basis. We have the option to extend this facility upon its maturity in 2005, renegotiate its terms or arrange alternate sources of financing to repay the outstanding balance.

The Capri acquisition lines with Bank of America bear interest at LIBOR plus 1.65% and mature in July 2005. The weighted average interest rate on the loans was 4.02% at December 31, 2004.

Payments of the notes are due as follows:

           (In thousands)        Payments Due
                                 --------------

           2005                     $155,371
           2006                        2,726
           2007                        2,726
           2008                       13,631
           2009                           --
           Thereafter                     --
                                 --------------
             Total                  $174,454
                                 ==============

NOTE 11 - Financial Risk Management and Derivatives

Our revenue bonds generally bear fixed rates of interest, but the P-FLOATs and MBIA securitizations (see Note 9) incur interest expense at variable rates, exposing us to interest rate risks. We have established a policy for risk management and our objectives and strategies for the use of derivative instruments to potentially mitigate such risks. We currently manage a portion of our interest rate risk through the use of swaps indexed to the BMA rate, the most widely used tax-exempt floating rate index. Under each swap agreement, for a specified period of time we are required to pay a fixed rate of interest on a specified notional amount to the transaction counterparty and we receive a floating rate of interest equivalent to the BMA index. At inception, we designate these swaps as cash flow hedges on the variable interest payments on our floating rate securitizations. We assess both at the inception of the hedge and on an ongoing basis whether the swap agreements are effective in offsetting changes in the cash flows of the hedged financing. Any ineffectiveness in the hedging relationship is recorded in earnings. Net amounts payable or receivable under the swap agreements are recorded as adjustments to interest expense. Net swap payments we receive, if any, will be taxable income to us and, accordingly, to shareholders. A possible risk of such swap agreements is the possible inability of the counterparty to meet the terms of the contracts with us; however, there is no current indication of such an inability.

As of December 31, 2004, we have one swap with Merrill Lynch Capital Services, Inc. as counterparty with a notional amount of $50.0 million fixed at an annual rate of 3.98%, which began in January 2001 and expires in January 2006. The average BMA rate was 1.22% in 2004, 1.03% in 2003 and 1.38% in 2002.

We have entered into additional swap agreements as follows:

Counterparty              Notional
                           Amount
                            (in
                         millions)    Inception Date    Expiration Date        Rate
----------------------- ------------- ------------------ ---------------- -----------------

Bank of America            $100.0       January 2005     January 2007     2.56%
Bank of America              50.0       January 2005     January 2008     2.00% in 2005,
                                                                          2.78% in 2006 and
                                                                          3.27% in 2007
Bank of America              50.0       January 2005     January 2008     2.86%
Bank of America              50.0       January 2005     January 2009     3.08%
RBC Capital Markets         100.0       January 2005     January 2009     3.075%
Bank of America             100.0       January 2005     January 2010     3.265%


We evaluate our interest rate risk on an ongoing basis to determine whether it would be advantageous to engage in any further hedging transactions.

The swaps are recorded at fair market value each accounting period. We record changes in market values in accumulated other comprehensive income to the extent that the hedges are effective in achieving offsetting cash flows. For the swap in place and others that have expired, there was no ineffectiveness in the hedging relationship during the three years ended December 31, 2004. For all of the swaps, we expect that the hedging relationships will be effective in achieving offsetting changes in cash flow throughout their terms.

At December 31, 2004, our interest rate swaps were recorded in other assets on the consolidated balance sheets at an aggregate fair value of $835,700. Interest expense includes approximately $1.6 million in 2004, $4.1 million in 2003 and $3.5 million in 2002, for amounts paid or payable under the swap agreements.

We estimate that approximately $729,000 of the net unrealized loss included in accumulated other comprehensive income will be reclassified into interest expense within the next twelve months, due to the fact our swaps have been and we expect they will continue to be effective.

NOTE 12 - Income Taxes

The income tax benefit (provision) consisted of the following components:

                                            2004          2003         2002
                                          ----------    ---------    ---------
          Current:
            Federal                       $  (2,279)    $(2,212)     $(1,303)
            State and local                  (1,022)     (1,207)        (520)
                                          ----------    ---------    ---------
          Total current                      (3,301)     (3,419)      (1,823)

          Deferred federal, state and        20,544       9,491          539
           local
                                          ----------    ---------    ---------

          Total tax benefit (provision)   $  17,243     $ 6,072      $(1,284)
                                          ==========    =========    =========

Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities that existed at the balance sheet date.

A reconciliation of the statutory federal tax rate to our effective tax rate is as follows:

                                        2004           2003         2002
                                     ----------     ---------    ---------
Statutory tax rate to which we are    35.0%          35.0%        35.0%
 subject
Partnerships not subject to income
 tax                                 (56.4)         (45.6)       (32.0)
State and local taxes, net of
federal
  benefit                             (8.2)           1.7         (0.2)
SCUs (see Note 13)                    (3.4)           --           --
Share based compensation              (1.4)          (0.2)         --
Other                                 (1.4)          (0.9)        (0.7)
                                     ----------     ---------    ---------
Effective tax rate                   (35.8)%        (10.0)%        2.1%
                                     ==========     =========    =========

The components of the deferred tax liability are as follows:

                                                         2004         2003
                                                      ----------   ----------
          Share-based compensation                    $ (3,464)     $     --
          Intangible assets                             43,418       58,398
          Originated mortgage service rights            11,262       11,072
          Deferred revenue                             (19,637)      (8,200)
          Other deferred costs                          (1,681)      (900)
                                                      ----------   ----------

          Total deferred tax liability                $ 29,898      $60,370
                                                      ==========   ==========

NOTE 13 - Subsidiary Equity

A. Preferred Shares of a Subsidiary - Subject to Mandatory Repurchase

Since June 1999, we have issued multiple series of Cumulative Preferred Shares, which are subject to mandatory repurchase, through our Equity Issuer Trust ("Equity Issuer") subsidiary.


                                                   Number    Liquidation
  Preferred     Date of   Mandatory   Mandatory     of      Preference per  Total Face   Dividend
   Series      Issuance     Tender    Repurchase   Shares       Share         Amount       Rate
-------------- ---------- ----------- ----------- --------- -------------- ------------ -----------
                                                                 (In thousands)
Series A       06/29/99    06/30/09    06/30/49      45       $2,000        $  90,000     6.625%
Series A-1     07/21/00    06/30/09    06/30/49      48          500           24,000     7.100%
Series A-2     10/09/01    06/30/09    06/30/49      62          500           31,000     6.300%
Series A-3     06/04/02    10/31/14    10/31/52      60          500           30,000     6.800%
Series B       07/21/00    11/30/10    11/30/50     110          500           55,000     7.600%
Series B-1     10/09/01    11/30/10    11/30/50      37          500           18,500     6.800%
Series B-2     06/04/02    10/31/14    10/31/52      50          500           25,000     7.200%
                                                                            -----------
  Total                                                                      $273,500
                                                                            ===========


We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares and Series A-3 Cumulative Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares and Series B-2 Subordinate Cumulative Preferred Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Preferred Shares."

The Series A Shares all have identical terms except as to the distribution commencement date and other terms listed in the table above. Likewise, the Series B Shares all have identical terms, except as to the distribution commencement date and other terms listed in the table above. Equity Issuer may not redeem the Preferred Shares before their mandatory repurchase dates. The Preferred Shares are subject to mandatory tender for remarketing and purchase on such dates and each remarketing date thereafter at their respective liquidation amounts plus all distributions accrued but unpaid. Each holder of the Preferred Shares will be required to tender its shares on the dates listed above, unless Equity Issuer decides to remarket them. Holders of the Preferred Shares may elect to retain their shares upon remarketing, with a new distribution rate to be determined at that time by the remarketing agent. After the initial remarketing dates, Equity Issuer may repurchase some or all of the Preferred Shares, subject to certain conditions. The Preferred Shares are not convertible into our common shares.

The Preferred Shares have annual preferred dividends payable quarterly in arrears upon declaration by our Board of Trustees, but only to the extent of tax-exempt net income for the particular quarter. With respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of our Company, the Series A Shares rank, senior to:

     o    all classes or series of Convertible CRA Shares (see Note 14);
     o    all shares in the Series B group; and
     o    our common shares.

With  respect  to  payment  of  distributions   and  amounts  upon  liquidation,
dissolution or winding-up of our Company, the Series B Shares rank senior to our Convertible CRA Shares and common shares.

Equity Issuer may not pay any distributions to the parent trust until it has either paid all Preferred Share distributions, or in the case of the next following distribution payment date, set aside funds sufficient for payment. Since issuance of the Preferred Shares, all quarterly distributions have been declared at each stated annualized dividend rate for each respective series and all distributions due have been paid.

Equity Issuer is subject to, among others, the following covenants with respect to the Preferred Shares:

    Tax-Exempt Interest and Distribution

    Equity Issuer may only acquire new investments that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. As soon as commercially practicable, Equity Issuer will dispose of any investment if its interest becomes includable in gross income for federal income tax purposes, for any reason.

    Leverage

    Equity Issuer will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation unless:

     o    Equity Issuer is not in default under its trust agreement;

     o Equity Issuer has paid or declared and set aside for payment all accrued and unpaid distributions on the Preferred Shares; and

     o the leverage ratio on the portfolio is less than 0.6 to 1 after giving effect to the incurrence of the obligation.

    Failure to pay distributions

    If Equity Issuer has not paid, in full, six consecutive quarterly distributions on the Preferred Shares, it is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to Equity Issuer, CharterMac and RCC.

    Allocation of Taxable Interest Income and Market Discount

    Equity Issuer will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where Equity Issuer acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

In accordance with SFAS No. 150, we reclassified the Preferred Shares as liabilities in our balance sheet in the third quarter of 2003 and included the subsequent dividends paid for those share as interest expense in our statement of income.

B. Preferred Shares of a Subsidiary - Not Subject to Mandatory Repurchase

In May 2004, Equity Issuer issued the following Cumulative Preferred Shares, which are not subject to mandatory repurchase:

                                      Liquidation
                                      Preference
  Preferred     Date of   Number of      per      Total Face   Dividend
   Series      Issuance     Shares      Share       Amount       Rate
-------------- ---------- ----------- ----------- ----------- -----------
                                          (In thousands)
Series A-4-1    5/14/04       60          $500    $ 30,000      5.75%
Series A-4-2    5/14/04       58           500      29,000      6.00%
Series B-3-1    5/14/04       50           500      25,000      6.00%
Series B-3-2    5/14/04       40           500      20,000      6.30%
                                                  -----------
  Total                                           $104,000
                                                  ===========

Except for the absence of a mandatory repurchase feature (and for specific terms enumerated in the table above),

     o the Series A-4-1and Series A-4-2 shares have the same characteristics as the Series A Shares described above; and

     o the Series B-3-1 and Series B-3-2 shares have the same characteristics as the Series B shares described above.

In accordance with SFAS No. 150, as these shares are not subject to mandatory repurchase, we classified them as mezzanine equity and the associated dividends are classified outside of interest expense in the statement of income.

C. Special Common Units of a Subsidiary

In connection with our acquisition of RCC (see Note 3), our subsidiary issued membership interests in the form of 16.1 million special common units ("SCUs"). SCU holders are entitled to distributions at the same time as, and only if, we pay distributions on our common shares. SCU distributions are calculated as the amount of common share distributions divided by 0.72, to adjust for the taxable nature of the income comprising the SCU distributions. SCU distributions are payable only to the extent of the subsidiary's cash flow, supplemented by a loan of all but $5.0 million from the parent trust in the event of a shortfall. Any remaining shortfall will accrue interest at a market rate and will only be payable at the time the subsidiary has sufficient cash flow.

Each holder of SCUs has the right to:

     o    exchange all or a portion of their SCUs for cash; and

     o receive cash for any accrued but unpaid distributions with respect to SCUs exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs).

Instead of cash, we may, at our discretion, exchange the SCUs (and any accrued but unpaid distributions) for common shares on a one-for-one basis, subject to anti-dilution adjustments. We would issue the common shares at a price equal to the average closing market price of our common shares for the five consecutive trading days prior to the date when we receive notice of intent to convert.

Our subsidiary may not pay any distributions to the parent trust until it has paid all SCU distributions. Through December 31, 2004, all SCU distributions have been paid, with all funds generated by the issuing subsidiary.

As of December 31, 2004, there were 15.2 million SCUs outstanding and 16.1 million were outstanding at December 31, 2003.

NOTE 14 - Shareholders' Equity

A. Special Preferred Voting Shares

In connection with our acquisition of RCC (see Note 3), each holder of SCUs (see
Note 13) also acquired one special preferred voting share (at a par value of $.01 per share) for each SCU received. The special preferred voting shares have no economic interest, but entitle the holder to vote, on a one-for-one basis, on all matters subject to a vote of our common shareholders. We have the right to require that each special preferred voting share be redeemed at par and cancelled simultaneously upon the exchange of an SCU by its holder into cash or a common share. Other than the payment of $.01 per share upon redemption of the special preferred voting shares or the liquidation of our Company, the special preferred voting shares are not entitled to any distributions or other economic rights.

The selling principals of RCC entered into a voting agreement which governs the voting of all of their:

     o    special preferred voting shares,

     o    common shares issuable upon exchange of their SCUs, and

     o any other common shares currently owned or which may be acquired by them in the future.

The voting agreement provides that the selling principals of RCC will:

     o not vote more than 90% of the voting power represented by the special preferred voting shares (and any common shares to be issued in exchange for the SCUs) on any matter requiring a vote of our common shareholders until November 17, 2005;

     o vote their common shares or special preferred voting shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our common shares vote in such election; and

     o not exercise any right as shareholder of our Company to nominate any independent trustee.

With the exception of Stephen M. Ross (see Note 17), the voting agreement will terminate for each of the remaining selling principals at the time he or she is no longer an employee, officer, or trustee of our Company. The voting agreement with respect to Mr. Ross will remain in effect as long as he owns any of our special preferred voting shares or common shares.

B. Convertible Community Reinvestment Act Preferred Shares

Our Convertible Community Reinvestment Act Preferred Shares ("Convertible CRA Shares") enable financial institutions to receive certain regulatory benefits in connection with their investment. We have developed a proprietary method for specially allocating these regulatory benefits to specific financial institutions that invest in the Convertible CRA Shares. Other than the preferred allocation of regulatory benefits, the preferred investors receive the same economic benefits as our common shareholders including:

     o    receipt of the same dividends per share;

     o    pro rata allocation of earnings between the two classes of shares; and

     o equal ranking with the common shares with respect to rights upon liquidation, dissolution or winding up of our Company.

The Convertible CRA Shares have no voting rights, except on matters relating to the terms of the Convertible CRA Shares or to amendments to our Trust Agreement which would adversely affect the Convertible CRA Shares.

For Convertible CRA shares issued prior to 2002, the investors have the option to convert their shares into common shares at a predetermined conversion price, calculated as the greater of:

     o our book value per common share as set forth in our most recently issued annual or quarterly report filed with the SEC prior to the respective Convertible CRA Share issuance date; or

     o 110% of the closing price of a common share on the respective Convertible CRA Share's pricing date.

For Convertible CRA Shares issued in 2002 and later, conversion into common shares is on a one-for-one basis.

Upon conversion, the investors would no longer be entitled to a special allocation of the regulatory benefit.

At December 31, we had the following Convertible CRA Shares outstanding:

(In thousands)
                                                 2004     2003
                                               -------- --------
Convertible CRA Shares issued prior to 2002       998    1,352
Convertible CRA Shares issued 2002 and later    5,554    6,828
                                               -------- --------
  Total outstanding                             6,552    8,180
                                               ======== ========
Common shares issuable upon conversion          6,504    8,104
                                               ======== ========

C. Issuances and Conversions

During 2002 we issued approximately 2.0 million Convertible CRA Shares and approximately 6.3 million common shares. Net proceeds were approximately $32.5 million for the Convertible CRA Shares and $92.9 million for the common shares.

During 2003, we issued approximately 5.8 million Convertible CRA Shares for net proceeds of approximately $103.1 million. Also in 2003, shareholders converted approximately 1.4 million Convertible CRA Shares into approximately the same number of common shares. The placement agents for the offerings were Meridian Investments, Inc.

In June 2004, we completed a common share offering, whereby we sold 5.75 million shares (including an over-allotment of 750,000 shares) to the public at a price of $19.27 per share. This offering resulted in net proceeds of approximately $105.5 million after deducting underwriting discounts and commissions. The underwriters for this offering were Wachovia Securities, UBS Securities LLC, RBC Capital Markets Corporation and Legg Mason Wood Walker.

Also in 2004, shareholders converted approximately 1.6 million Convertible CRA shares into approximately the same number of common shares and 933,000 SCUs (see
Note 13) were converted into an equivalent number of common shares.

D. Dividend Reinvestment Plan

In May 2000, we implemented a dividend reinvestment and common share purchase plan. Under this plan, common shareholders may elect to have their distributions automatically reinvested in additional common shares at a price equal to the average of the high and low market price from the previous day's trading, and make cash payments for further investment. As of December 31, 2004, there was approximately 125,000 shares participating in the plan, which represents 321 investors.

E. Repurchases

The Board of Trustees has authorized the implementation of a common share repurchase plan, enabling us to repurchase, from time to time, up to 1.5 million common shares. This plan has no expiration date. The repurchases will be made in the open market and the timing is dependant on the availability of common shares and other market conditions. There were no acquisitions made under the plan during 2004 or 2003. We acquired 8,400 shares in 2002 for approximately $103,000.

In addition to the repurchase plan, we may repurchase shares from employees in connection with tax withholding requirements upon vesting of restricted share grants. During 2004 and 2003, we repurchased approximately 111,000 and 14,000 common shares for approximately $2.6 million and $275,000, respectively (including commissions and service charges). We account for repurchased common shares as treasury shares of beneficial interest.

F. Accumulated Other Comprehensive Income

Changes in accumulated other comprehensive income (loss) were as follows:


                                     Net               Net
                                 Unrealized        Unrealized        Accumulated
                               Gain/(Loss) on    Gain/(Loss) on     Comprehensive
(In thousands)                  Revenue Bonds      Derivatives       Income (Loss)
------------------------------------------------------------------------------------

Balance at January 1, 2002      $      262          $  (2,959)        $  (2,697)
Period change                       95,126             (2,607)           92,519
                                ------------------------------------------------------
Balance at December 31,             95,388             (5,566)           89,822
 2002
Period change                      (38,559)             2,607           (35,952)
                                ------------------------------------------------------
Balance at December 31,             56,829             (2,959)           53,870
 2003
Period change                      (23,971)            (1,078)          (25,049)
                                ------------------------------------------------------
Balance at December 31,           $ 32,858          $  (4,037)         $ 28,821
 2004
                                ======================================================


NOTE 15 - Share Based Compensation

A. The Plan

As approved by shareholders in 1997 and amended and restated in 2003, we have an Amended and Restated Incentive Share Plan (the "Plan"), the purpose of which is to:

     o    attract and retain qualified persons as trustees and officers; and

     o provide incentive and more closely align the financial interests of our employees, officers and trustees with the interests of our shareholders by providing them with substantial financial interest in our success.

The Compensation Committee of our board of trustees administers the Plan. Pursuant to the Plan, the maximum number of common shares that may be awarded is the lesser of:

     (i) 10% of the number of shares outstanding as of December 31 preceding issuances of such awards; and
     (ii) the limits prescribed by the American Stock Exchange or any other national security exchange or national quotation system on which the shares may then be listed.


The Plan allows for the issuance of share options, restricted share grants, share appreciation rights, restricted and deferred shares, performance units and performance shares.

B. Share Options

All options granted have an exercise price equal to or greater than the market price of our common shares on the grant date. The maximum option term is ten years from the date of grant and options granted pursuant to the Plan may vest immediately upon issuance or over a period determined by our compensation committee.

We issued the following options pursuant to the Plan:


                                                              Vesting
  Year Issued    Issued Options   Exercise Price  Term         Period
 ----------------------------------------------------------------------

     2000          297,830           $11.5625     10 years     3 years

     2002          40,000            17.5600      10 years     3 years


As part of a separate plan established in connection with the RCC acquisition (see Note 3), we issued 1.0 million options to our non-executive chairman at an exercise price of $17.78. These options have a 10 year term and vest over a five year period.

Prior to the RCC acquisition, all options were held by non-employees as we were externally managed. Accordingly, we recorded outstanding options at fair value at the end of each reporting period. Upon the RCC acquisition, all prior optionees became CharterMac employees. Accordingly, all outstanding options were adjusted to the fair value as November 17, 2003, and the expense we record in relation to these options is based upon that fair value.

We used the following assumptions in the Black-Scholes option pricing model to determine fair values:


                                          2003             2002
                                       -------------    ------------
Risk free interest rate                       3.80%           4.18%
Expected years until exercise                 7.10             8.70
Expected stock volatility                    20.00%          20.00%
Dividend yield                                6.80%           6.70%
Options granted                          1,000,000          40,000
Grant date                              11/17/2003       9/18/2002

We recorded compensation cost of $597,000 in 2004, $264,000 in 2003, and $382,000 in 2002 relating to these option grants.

The following table summarizes share option activity in our share option plans as of the year ended December 31:

                                   2004                   2003                  2002
                           ------------------------------------------------------------------
                                       Weighted               Weighted             Weighted
                                        Average                Average              Average
                                       Exercise               Exercise             Exercise
                            Options      Price     Options      Price    Options     Price
                           ------------------------------------------------------------------
Outstanding at beginning
 of year                   1,119,914   $ 17.3285    263,509   $12.4729    228,262  $ 11.5625


Granted                           --          --  1,000,000    17.7800     40,000    17.5600
Forfeited                    (22,167)    17.5600         --         --         --         --

Exercised                    (22,434)    15.7285   (143,595)   11.5625     (4,753)   11.5625
                           ------------------------------------------------------------------
Outstanding at end of
 year                      1,075,313   $ 17.3571  1,119,914   $17.3285    263,509  $ 12.4729
                           ==================================================================

Exercisable at end of
 year                        275,313   $ 16.1282     93,247   $11.5625    124,231  $ 11.5625
                           ===========            ===========            =========

Fair value of options
 granted during the year
 (in thousands)             $    --               $   3,460               $    34
                           ===========            ===========            =========


The following table summarizes information about share options outstanding and exercisable at December 31, 2004:

                                                Weighted
                                                Average
                                               Remaining
                Exercise         Number   Contractual Life     Number
                 Price        Outstanding      (in Years)    Exercisable
              ------------    ------------   -------------   -----------

                 $11.5625        73,063           6.4          73,063
                  17.5600         2,250           8.7           2,250
                  17.7800     1,000,000           8.9         200,000
                              ------------                   -----------
                              1,075,313           8.7         275,313
                              ============                   ===========

As of December 31, 2004, there were 6,348,802 options or share grants available for issuance under the Plan.

C. Restricted Share Grants and SCUs

In conjunction with the RCC acquisition (see Note 3), we issued 778,420 restricted common shares in 2003 to various individuals who are either employees of RCC or of one of the selling principals, and we issued an additional 109,932 in 2004. Of the shares issued in 2003, 52,863 vested immediately and the remainder vest over periods ranging from three months to four years. In 2003, we recorded a contra-equity balance of approximately $14.0 million for the unvested shares and recorded compensation expense of $1.0 million for the shares which vested immediately. In 2004, we recorded approximately an additional $2.2 million contra-equity balance for the additional grants. The contra-equity balance is amortized over the vesting periods. Grantees are entitled to dividends on their shares during the vesting period. Any such payments are recorded as a charge to Beneficial Owner's Equity - other common shareholders. If any grantee forfeits an award, we reverse amounts previously amortized and credit compensation expense.

In conjunction with the RCC acquisition, our subsidiary issued 217,280 SCUs in 2003 to employees other than the selling principals. In 2004, an additional 93,120 SCUs were issued. These SCUs vest over periods ranging from three to four years. A contra-equity balance of approximately $3.8 million was recorded in 2003 for the unvested shares and is amortized over the vesting periods. An additional contra-equity balance of approximately $1.7 million was recorded in 2004.

Net of forfeiture amounts, we recorded approximately $11.0 million in salaries and benefits expense in 2004 and $2.8 million in 2003 for the restricted shares grants and SCUs. The contra-equity balance as of December 31, 2004 and 2003 amounted to $8.4 million and $16.1 million, respectively.

D. Trustee Grants

Through November 17, 2003, two of our independent trustees were entitled to receive annual compensation of $17,500 payable in a combination of cash and common shares. The third independent trustee was entitled to receive annual compensation of $30,000 payable in a combination of cash and common shares. In 2003 and 2002, we issued 1,728 and 1,830 common shares, respectively, to the independent trustees as compensation for services rendered for the prior year. The independent trustees also received an aggregate of 5,535 shares, worth $97,500 at the time of issuance, as payment for their work on the special committee analyzing the proposed acquisition of RCC. After the acquisition of RCC, the five new independent trustees each received $18,750 as compensation for their services rendered during the year ended December 31, 2003. In 2004, all eight of the independent trustees received annual compensation of $50,000 payable in a combination of cash and common shares.

NOTE 16 - Earnings per Share, Profit and Loss Allocations and Distributions

Prior to our acquisition of RCC, pursuant to our Trust Agreement and a management agreement, RCC was entitled to a special distribution equal to .375% per annum of our total invested assets (which equaled the face amount of the revenue bonds and other investments). After payment of the special distribution, distributions were made to the shareholders in accordance with their percentage interests (see also Note 17).

We allocated income first to RCC for the special distribution. After a special allocation of 0.1% to RCC, we then allocated remaining profits to shareholders in accordance with their percentage interests.

For periods subsequent to the RCC acquisition, we allocate the income of CCC (the subsidiary we created as RCC's direct parent) first to the holders of the SCUs for an amount based on a proportionate share of net income.

(In thousands, except per share amounts)       Income      Shares*   Per Share
--------------------------------------------  --------    ---------   --------

2004:
----

Net income allocable to shareholders
 (Basic EPS)                                    $65,363      54,786     $  1.19

Effect of dilutive securities                        --         361
                                                --------    ---------
Diluted net income allocable to shareholders    $65,363      55,147     $  1.19
 (Diluted EPS)                                  ========    =========  =========

2003:
----

Net income allocable to shareholders
 (Basic EPS)                                    $61,248      46,653     $  1.31


Effect of dilutive securities                        --          82
                                                --------    ---------
Diluted net income allocable to shareholders    $61,248      46,735     $  1.31
 (Diluted EPS)                                  ========    =========  =========

2002:
----

Net income allocable to shareholders
 (Basic EPS)                                    $55,905      42,697     $  1.31


Effect of dilutive securities                        --          71
                                                --------    ---------
Diluted net income allocable to shareholders    $55,905      42,768     $  1.31
 (Diluted EPS)                                 ========    =========  =========

* Includes common and Convertible CRA Shares (see Note 14).

NOTE 17 - Related Parties

A. RCC and TRCLP

Prior to the RCC Acquisition

Prior to our acquisition of RCC (see Note 3), we had engaged a subsidiary of RCC to provide us with management services. Pursuant to the terms of the management agreement, RCC, as Manager, was entitled to receive the fees and other compensation set forth below:

Fees/Compensation*                     Amount
------------------                     ------

Bond selection fee                     2.000% of the face  amount of each  asset
                                       we invested in or acquired.

Special distributions/investment       0.375% per  annum  of our total invested
management fee                         assets.

Loan servicing fee                     0.250% per annum based on the outstanding
                                       face amount of revenue bonds and other investments we owned.

Operating expense  reimbursement       For  direct  expenses   incurred  by  the
                                       Manager up to a specified  annual  amount
                                       (subject to increases based on our assets and the Consumer Price Index).

Incentive share  options               The  Manager  could  receive  options  to
                                       acquire     common    shares    if    our
                                       distributions   in  any   year   exceeded
                                       $0.9517 per common share and if our Compensation Committee approved.

Liquidation fee                        1.500% of the gross sales price of assets
                                       sold by us in a liquidation proceeding.

* RCC could also earn miscellaneous compensation which included construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation was generally limited to the competitive rate for the services being performed. A bond placement fee of 1.0% to 1.5% of the face amount of each asset invested in or acquired by us was payable by the borrower, and not by CharterMac.

Affiliates of RCC provided certain financial guarantees to facilitate leveraging by CharterMac, for which we would pay market rate fees. In addition, affiliates of RCC provided financial guarantees to the owner (or partners of the owners) of the underlying properties securing our revenue bonds, for which we would pay market rate fees.

Subsequent to the RCC Acquisition
---------------------------------

Subsequent to the RCC acquisition we revised the management agreement and the fees included in the agreement are eliminated in consolidation. The Related Companies, L.P., ("TRCLP"), an affiliate of a selling principal of RCC, continues to provide services under a shared services agreement. The services provided include computer support, office management, payroll, human resources and other office services. The majority of the services are charged to us at the direct cost incurred by TRCLP.

The selling principals of RCC included its four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley), all of whom are members of our management and board of trustees, and an affiliate of TRCLP, which is majority-controlled by Stephen M. Ross, who is also the non-executive Chairman of our board of trustees. As a result of the equity we issued in the RCC acquisition, TRCLP owns approximately 15.7% of CharterMac and our management and employees own approximately 7.3% at December 31, 2004. On February 25, 2005, we announced Ms. Kiley's intention to retire.

Amounts Paid and Incurred
-------------------------

The costs, expenses and the special distributions paid or payable to RCC, prior to the acquisition, its affiliates, and TRCLP for the years ended December 31, were as follows:

                                            Paid or
                                          Payable to                   Paid or Payable to
                                             TRCLP                     RCC and Affiliates
                                  -----------------------------    -----------------------------
                                   Year ended       Nov 18 -          Jan 1 -        Year Ended
                                  December 31,       Dec 31           Nov 17        December 31,
                                  ------------    -------------    -------------   -------------
       (In thousands)                 2004            2003             2003            2002
                                  ------------    -------------    -------------   -------------

Bond selection fees                 $   --        $     --         $   8,905         $11,104
Special distribution/investment
  management fee                        --              --             3,809           4,872
Bond servicing fees                     --              --             5,764           3,792
Expense reimbursement                   --              --               901             768
Shared service agreement             4,252             755                --              --
                                  ------------    -------------    -------------   -------------

                                   $ 4,252        $    755         $  19,379         $20,536
                                  ============    =============    =============   =============


B. Fund Management Transactions

Substantially all fund origination revenues in the Fund Management segment are received from investment funds we have originated and manage, many of which comprise the VIEs that we consolidate (see Note 2). While affiliates of our Company hold equity interests in the investment funds' general partner and/or managing member/advisor, we have no direct investments in these entities, and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors, and we receive all fee income to which these entities are entitled.

As of December 31, 2004, the obligors of certain revenue bonds were local partnerships for which the general partners of the controlling investment partnerships were non-equity managing partners controlled by RCC. As of December 31, 2002, the owner of the underlying property and obligor of the Highpointe revenue bond was an affiliate of ours who has not made an equity investment. This entity has assumed the day-to-day responsibilities and obligations of the property. Buyers are being sought who would make equity investments in the property and assume the non-recourse obligations for the revenue bond or otherwise buy the property and pay off all or most of the revenue bond obligation.

In connection with the refinancing of River Run, we entered into an agreement which allows the revenue bond to be put to us should the owner of the underlying property default on the bond. We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner. This right is secured by collateral assignments of the general partners' partnership interests in the limited partnership which owns the underlying property.

Related Management Company ("RMC"), which is wholly owned by TRCLP, earned fees for performing property management services for various properties held in investment funds we manage and consolidate. The fees totaled $2.2 million in 2004, $2.9 million in 2003 and $2.5 million in 2002.

C. Loan to American Mortgage Acceptance Corp ("AMAC")

In June 2004, we entered into an unsecured revolving credit facility with AMAC, an affiliated real estate investment trust, to provide it up to $20.0 million, bearing interest at LIBOR plus 3.0%, which is to be used to purchase new investments. This facility has a term of one year with a one year optional extension. In the opinion of management, the terms of this facility are consistent with those of transactions with independent third parties. As of December 31, 2004, the advance totaled approximately $4.6 million (see also Note
21) at an interest rate of 5.42%.

NOTE 18 - Selected Quarterly Financial Data (unaudited)

   (In thousands, except per share amounts)             2004 Quarter Ended
                                     -------------------------------------------------------
                                       March 31      June 30     September 30   December 31
                                     ------------- ------------ --------------- ------------

Total revenues                       $   46,313     $   57,006   $   60,078     $   69,457

Income before income taxes           $    4,029     $   16,780   $   10,079     $   17,232

Net income                           $    6,418     $   24,203   $   14,911     $   19,831

Net income per share

  Basic                              $     0.12     $     0.47   $     0.26     $     0.34

  Diluted                            $     0.12     $     0.46   $     0.26     $     0.34

Weighted average shares outstanding
  Basic                                  51,591         52,017       57,708         57,728
  Diluted                                51,839         52,359       58,112         58,194


                                                       2003 Quarter Ended
                                     -------------------------------------------------------
                                       March 31      June 30     September 30   December 31
                                     ------------- ------------ --------------- ------------


Total revenues                       $   31,954     $   33,203   $   35,841     $   51,242


Income before income taxes           $   15,931     $   17,412   $   15,226     $   11,945


Net income                           $   17,907     $   18,200   $   15,915     $   14,564

Net income per share

  Basic                              $     0.37     $     0.37   $     0.31     $     0.27

  Diluted                            $     0.37     $     0.37   $     0.31     $     0.27

Weighted average shares outstanding
  Basic                                   45,013        45,090       46,331          50,121
  Diluted                                 45,071        45,130       46,366          50,256

NOTE 19 - Business Segments

We operate in four business segments:

1. Portfolio Investing, which includes subsidiaries that invest in primarily tax-exempt first mortgage revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income. The revenue bonds are used to finance the new construction, substantial rehabilitation, acquisition, or refinancing of affordable multifamily housing throughout the United States.

2.  Fund Management, which includes:

    o Subsidiaries that sponsor real estate equity investment funds that primarily invest in LIHTC properties. In exchange for sponsoring and managing these funds, we receive fee income for providing asset management, underwriting, origination and other services;
    o A subsidiary which provides advisory services to AMAC, an affiliated, publicly traded real estate investment trust; and
    o Subsidiaries that participate in credit enhancement transactions, including guaranteeing mortgage loans and specified returns to investors in LIHTC equity funds, in exchange for guarantee fees.

3. Mortgage Banking, which includes subsidiaries that originate and service primarily multifamily mortgage loans on behalf of third parties, primarily:

    o   Fannie  Mae;
    o   Freddie Mac;
    o   the FHA; and
    o   Insurance companies and conduits.

    In exchange for these origination and servicing activities, we receive origination and servicing fees.

4. VIEs, primarily the LIHTC equity funds we sponsor through the Fund Management segment's subsidiaries, for which we are required to consolidate in accordance with FIN 46(R) (See Note 2).

Segment results include all direct and contractual revenues and expenses of each segment and allocations of indirect expenses based on specific methodologies. These reportable segments are strategic business units that primarily generate revenue streams that are distinctly different and are generally managed separately. In prior years, results from credit enhancement services were included in Portfolio Investing. We have reclassified the results to Fund Management to better reflect the management of our businesses.

Additionally, in prior periods we had eliminated intercompany transactions from the results of the segment earning profits from such transactions. We have adjusted our presentation to reflect the full operations of each segment to better reflect the true operations of each business. We have reclassified prior years' segment results accordingly.

The following table provides more information regarding our segments:

    (In thousands)                                 December 31,
                                       -------------------------------------
                                           2004         2003         2002
                                       ------------ ------------ -----------
    Revenues

      Portfolio Investing              $  143,931    $  116,493   $   95,812
      Fund Management (1)                  97,864        19,020        2,619
      Mortgage Banking                     21,028        17,690       18,205
      VIEs (2)                             12,213            --           --
      Elimination of intersegment
        transactions                      (42,182)         (963)         (22)
                                       ------------ ------------ ------------

    Consolidated                       $  232,854    $  152,240   $  116,614
                                       ============ ============ ============

    Net income before allocations to
      equity holders

      Portfolio Investing                  82,499        69,266       72,986
      Fund Management (1)                    (599)        3,091        2,418
      Mortgage Banking                      2,166          (637)       4,475
      VIEs (2)                                 --            --           --
      Elimination of intersegment
        transactions                       (3,636)        2,227           --
                                       ------------ ------------ ------------
    Consolidated                           80,430        73,947       79,879
      Income allocated to SCUs            (28,174)       (4,038)          --
      Income allocated to preferred
        shareholders                       (3,942)       (9,449)     (17,266)
      Income allocated to minority
        interests                            (194)           54         (496)
      Income tax benefit (provision)       17,243         6,072       (1,284)
                                       ------------ ------------ ------------
    Consolidated Net Income            $   65,363    $   66,586   $   60,833
                                       ============ ============ ============

    Depreciation and Amortization
      Portfolio Investing              $    3,357    $    2,405   $    1,131
      Fund Management (1)                  18,974         3,095          201
      Mortgage Banking                      8,076         6,426        7,760
      VIEs (2)                                 --            --           --
      Elimination of intersegment
        transactions                           --            --           --
                                       ------------ ------------ ------------
    Consolidated                       $   30,407    $   11,926   $    9,092
                                       ============ ============ ============

    Identifiable Assets at December 31
      Portfolio Investing              $4,750,072    $4,198,985   $3,204,055
      Fund Management (1)                 826,117       808,982        1,830
      Mortgage Banking                     91,525        90,769      123,675
      VIEs (2)                          2,856,014            --           --
      Elimination of intersegment
        balances                       (2,766,367)   (2,517,567)  (1,476,692)
                                       ------------ ------------ ------------
    Consolidated                       $5,757,361    $2,581,169   $1,852,868
                                       ============ ============ ============

(1) Prior to our acquisition of RCC in November 2003, this segment consisted only of our credit enhancement business.

(2)    Consolidated beginning April 2004 pursuant to FIN 46(R).  See Note 2.

NOTE 20 - Commitments and Contingencies

Forward Transactions

At December 31, 2004, CMC had forward commitments of approximately $224.8 million for 28 mortgages to be funded in 2005 and later. As each lending commitment has an associated sale commitment, the fair values of each offset and, as a result, we record no asset or liability for the commitments. In addition, CMC had commitments to sell 18 mortgages totaling $101.3 million. Approximately $27.5 million of this amount was funded as of December 31, 2004 and are included in Other Investments as Mortgage Loans Receivable. The balance of approximately $73.8 million will be funded in the first quarter of 2005.

We have entered into eighteen transactions to purchase revenue bonds. The agreements require us, at the earlier of stabilization or conversion to permanent financing, to acquire Series A and Series B revenue bonds at predetermined prices and interest rates. We are obligated to purchase the revenue bonds only if construction is completed. We are obligated to buy the Series B revenue bonds only if, at the date the Series A bonds are stabilized, the property's cash flow is sufficient to provide debt service coverage of 1.15x for both the Series A and B bonds. During the construction period, a third party lender will advance funds to the developer, as needed, at a floating rate. These forward commitments create derivative instruments under SFAS No. 133, which have been designated as a cash flow hedge of the anticipated funding of the revenue bonds, and are recorded at fair value, with changes in fair value recorded in other accumulated comprehensive income until the revenue bonds are funded. The total potential amount we could possibly be required to fund is $176.3 million.

Mortgage Banking Loss Sharing Agreement

Under a master loss sharing agreement with Fannie Mae, we assume responsibility for a portion of any loss that may result from borrower defaults, based on Fannie Mae loss sharing formulas. At December 31, 2004, all of our loans sold to Fannie Mae consisted of Level I loans, meaning that we are responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance; Fannie Mae bears any remaining loss. Pursuant to this agreement, we are responsible for funding 100% of mortga- gor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, we may request interim loss sharing adjustments which allow us to fund 25% of such advances until final settlement under the agreement.

Our maximum exposure at December 31, 2004, pursuant to this agreement, was approximately $362.0 million although this amount is not indicative of our actual expected losses. We maintain an allowance for loan losses for loans originated under the Fannie Mae DUS product line at a level that, in management's judgment, is adequate to provide for estimated losses. At December 31, 2004, that reserve was approximately $6.5 million, which we believe represents our maximum liability at that time. Unlike loans originated for Fannie Mae, we do not share the risk of loss for loans we originate for Freddie Mac or FHA.

CMC maintains, as of December 31, 2004, treasury notes of approximately $6.5 million and a money market account of approximately $89,000, which is included in cash and cash equivalents-restricted in the consolidated balance sheet, to satisfy the Fannie Mae collateral requirements of $6.2 million.

Mortgage Pool Credit Enhancement

In December 2001, we completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. ("MLCS"). Pursuant to the terms of the transaction, we assumed MLCS's $46.9 million first loss position on a $351.9 million pool of tax-exempt weekly variable rate multifamily mortgage loans. TRCLP has provided us with an indemnity covering 50% of any losses that we incur as part of this transaction. As the loans mature or prepay, the first loss exposure and the fees we receive are reduced. The latest maturity date on any loan in the portfolio occurs in 2009. The remainder of the real estate exposure after the $46.9 million first loss position has been assumed by Fannie Mae and Freddie Mac. In connection with the transaction, we have posted collateral, initially in an amount equal to 50% of the first loss amount, which may be reduced to 40% if certain post closing conditions are met. Our maximum exposure under the terms of this transaction is approximately $23.5 million. During 2003, two of the tax-exempt weekly variable rate multifamily mortgage loans were repaid in the amount of $8.9 million. These repayments reduced the first loss position to $38.0 million and the pool of multifamily mortgage loans to $288.6 million. This reduced our maximum exposure under the terms of the transaction to approximately $19.0 million.

We performed due diligence on each property in the pool, including an examination of loan-to-value and debt service coverage both on a current and "stressed" basis. We analyzed the portfolio on a "stressed" basis by increasing capitalization rates and assuming an increase in the low floater bond rate. As of December 31, 2004, the credit enhanced properties are performing according to their contractual obligations and we do not anticipate any losses to be incurred on its guaranty. Should our analysis of risk of loss change in the future, a provision for probable loss might be required pursuant to SFAS No. 5, Accounting for Contingencies.

Fees related to the credit enhancement transaction for the years ended December 31, 2004, were approximately $1.0 million, compared to $1.1 million in 2003 and $1.3 million in 2002.

Yield Guarantees

We have entered into several agreements with either Merrill Lynch or IXIS Financial Products, Inc. (each a "Primary Guarantor") to guarantee agreed-upon rates of return for pools of multifamily properties each owned by a local partnership which in turn, is majority-owned by affiliates of RCC. In return, we have or will receive guarantee fees, generally at the start of each guarantee period. There are seven agreements guaranteeing returns through the construction and lease-up phases of the properties and there are seven other agreements guaranteeing returns from the completion of the construction and lease-up phases through the operating phase of the properties.

Total potential exposure pursuant to these guarantees is approximately $460.0 million, assuming there is no return whatsoever by the funds. We have analyzed the expected operations of the underlying properties and believe there is no risk of loss at this time as we have never yet been called upon to make payments under the guarantees and foresee no change in that regard. Should our analysis of risk of loss change in the future, a provision for possible losses might be required pursuant to SFAS No. 5. The fair value of these guarantees, representing the deferral of the fee income over the guarantee periods, was $17.1 million as of December 31, 2004. This amount is included in accounts payable, accrued expenses and other liabilities on our consolidated balance sheet.

Some of the local partnerships have financed their properties with the proceeds of our revenue bonds. In these cases, the Primary Guarantor has required that those revenue bonds be deposited into a trust pursuant to which the revenue bonds were divided into senior and subordinated interests with approximately 50% of each revenue bond being subordinated. We have financed the senior trust interest as part of the Merrill Lynch P-FLOATs/RITES program (see Note 9). We use the subordinate trust interests as collateral in our other financing programs. In connection with these transactions, we have posted $160.2 million as collateral with the Primary Guarantor in the form of either cash or revenue bonds.

Other Guarantees

During December 2002, we entered into three transactions related to three properties, Coventry Place, Canyon Springs and Arbor Ridge. Pursuant to the terms of these deals, we will provide credit support to the construction lender for project completion and Fannie Mae conversion and acquire subordinated bonds to the extent the construction period bonds do not fully convert.

Up until the point of completion, we will guarantee the construction lender reimbursement of any draw on its construction letter of credit up to 40% of the stated amount of the letter of credit. Following completion, up until the project loan converts to permanent loan status, we will guarantee the full amount of the letter of credit. We closely monitor these properties, and believe there is currently no need to provide for any potential loss.

The developer has also issued several guarantees to the construction lender, each of which would be called upon before our guarantees, and each of which would be assigned to us should its guarantees be called.

Once the construction loans convert to permanent loans, we are obligated to acquire subordinated loans for the amount by which each construction loan exceeds the corresponding permanent loan, if any. The subordinated bonds will bear interest at 10%. Under FNMA guidelines, the size of the subordinated bonds will be limited to a 1.0x debt service coverage based on 75% of the cash flow after the senior debt.

Our maximum exposure, related to these three transactions, is 40% of the stated amount of the Letter of Credit of approximately $27.0 million.

Lease Obligations

The future minimum payments for operating leases as of December 31, 2004 are as follows:

(In thousands)

                             Year Ending December 31
                         --------------------------------
                          2005                   $ 3,914
                          2006                     5,754
                          2007                     5,774
                          2008                     6,182
                          2009                     5,929
                          Thereafter              43,665
                                                 --------
                           Total                 $71,218
                                                 ========

Other Contingencies

We are subject to routine litigation and administrative proceedings arising in the ordinary course of business. Management does not believe that such matters will have a material adverse impact on our financial position, results of operations or cash flows.

NOTE 21 - Subsequent Events

Revenue Bond Acquisitions

In  March  2005,   we  exercised   our  option  to  terminate   our  fixed  rate
securitization trust, and paid down $100 million borrowed through this facility with proceeds from bonds securitized through the P-FLOATs program.

In January and  February  2005,  we acquired  seven  revenue  bonds with a total
aggregate  face  amount  of  approximately  $86.5  million,   secured  by  1,678
multifamily units.

In the first quarter of 2005, we extended and converted the loan made to Capri in July 2004. Upon conversion, we held two participating loans, one of which allowed us to participate in the cash flows of, and in turn was convertible into a 100% ownership interest in, Capri Capital Finance ("CCF"). The other allows us to participate in the cash flows of, and is convertible into a 49% ownership interest in, Capri Capital Advisors ("CCA"), a pension fund advisory business. In the first quarter of 2005, we converted the CCF loan and acquired the business as an addition to our Mortgage Banking segment. Management currently expects to convert the CCA loan into an equity ownership prior to the end of the loan term, no later than August 2006.

Also in the first quarter of 2005, we purchased the 13% of CMC that we had not previously owned. The purchase price was $7.5 million, which we paid in cash.

During the first quarter of 2005, AMAC repaid to us the $4.6 million of advances outstanding at December 31, 2004.

                                   CHARTERMAC
                                   SCHEDULE I
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 (In thousands)

            Summarized condensed financial information of registrant

                  (not including its consolidated subsidiaries)

                            CONDENSED BALANCE SHEETS


                                                           December 31,
                                                       -----------------------
                                                         2004          2003
                                                       ---------    ----------
                                 ASSETS

Revenue bonds-at fair value                            $109,672     $  93,293
Cash and cash equivalents                                12,957        16,763
Deferred costs - net of amortization of
  $5,935 and $4,473                                       9,432        10,017
Due from subsidiaries                                   126,528       101,254
Intangible assets - net of amortization of
  $2,158 and $1,813                                         949         1,294
Investment in subsidiaries                              632,894       590,590
Other investments                                        25,596        25,001
Other assets                                              1,572         1,751
Loan to affiliate                                         4,600            --
                                                       ---------    ----------
Total Assets                                           $924,200      $839,963
                                                       =========    ==========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Accounts payable, accrued expenses and
    other liabilities                                       294         3,455
  Distributions payable                                  23,915        18,851
                                                       ---------    ----------
Total liabilities                                        24,209        22,306
                                                       ---------    ----------
Commitments and contingencies

Shareholders' equity
Beneficial owners equity - convertible CRA
  shareholders (6,552 and 8,180 shares
  issued and outstanding in 2004 and 2003,
  respectively)                                         108,744       138,748
Beneficial owners equity - special
  preferred voting shares; no par value
  (15,172 shares outstanding)                               152           161
Beneficial owners equity - other common
  shareholders no par value (100,000 shares
  authorized; 51,363 issued and 51,229
  outstanding in 2004 and 42,726 issued and
  42,704 outstanding in 2003)                           773,166       644,641
Deferred compensation                                    (7,922)      (19,385)
Treasury shares of beneficial interest -
  common, at cost (134 shares in 2004 and
  23 shares in 2003)                                     (2,970)         (378)
Accumulated other comprehensive income                   28,821        53,870
                                                       ---------    ----------
Total shareholders' equity                              899,991       817,657
                                                       ---------    ----------
Total liabilities and shareholders' equity             $924,200      $839,963
                                                       =========    ==========

                 See accompanying notes to financial statements

                                   CHARTERMAC
                                   SCHEDULE I
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF OPERATIONS



                                                          Years Ended December 31,
                                                    -------------------------------------
                                                         2004         2003        2002
                                                    ------------- ----------- -----------
                                                                 (In thousands)

Revenues:
  Revenue bonds interest income                      $   7,948     $   8,309   $   4,701
  Other income                                           4,212         4,191       1,219
                                                    ------------- ----------- -----------
    Total revenues                                      12,160        12,500       5,920
                                                    ------------- ----------- -----------

Expenses:
  Interest expense                                          35            --           3
  General and administrative                             6,958         7,146       4,574
  Depreciation and amortization                          1,630         1,140         876
  Loss on impairment of assets                             147            --          --
                                                    ------------- ----------- -----------
    Total expenses                                       8,770         8,286       5,453
                                                    ------------- ----------- -----------

Income before equity in earnings of
  subsidiaries and investments and
  loss on repayment of revenue bonds                     3,390         4,214         467

Equity in earnings of subsidiaries                      59,792        60,604      59,637

Equity in earnings of investments                        2,219         2,219       1,116

Loss on repayment of revenue bonds                         (38)         (451)       (387)
                                                    ------------- ----------- -----------

Net income                                           $  65,363     $  66,586   $  60,833
                                                    ------------- ----------- -----------
Allocation of net income to:
  Special distribution to Manager                    $      --     $   5,332   $   4,872
                                                    ------------- ----------- -----------

  Manager                                            $      --     $       6   $      56
                                                    ------------- ----------- -----------
  Common shareholders                                $  56,786     $  54,608   $  52,516
  Convertible CRA shareholders                           8,577         6,640       3,389
                                                    ------------- ----------- -----------
    Total for shareholders                           $  65,363     $  61,248   $  55,905
                                                    ------------- ----------- -----------



                 See accompanying notes to financial statements

                                   CHARTERMAC
                                   SCHEDULE I
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS



                                                          Years Ended December 31,
                                                     ------------------------------------
                                                         2004        2003         2002
                                                     ----------- ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $   65,363  $   66,586   $  60,833
  Adjustments to reconcile net income to net cash
    used in operating activities:
  Loss on repayment of revenue bonds                          38         451         387
  Loss on impairment of assets                               147          --          --
  Depreciation and amortization                            1,630       1,140         876
  Income from investment in subsidiaries                 (59,792)    (60,604)    (59,637)
  Non-cash compensation expense                              597          --          --
  Other non-cash expense                                     525       1,534       2,127
  Changes in operating assets and liabilities:
    Other assets                                             180        (205)     (1,134)
    Accounts payable, accrued expenses and other
     liabilities                                          (3,160)     (3,079)      4,452
    Loans to affiliates                                   (4,600)         --          --
    Due to / from subsidiaries                           (25,275)    (59,963)    (52,377)
                                                     ----------- ------------ -----------
Net cash used in operating activities                    (24,347)    (54,140)    (44,473)
                                                     ----------- ------------ -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from repayment of revenue bonds                 2,935      18,006         553
  Purchase of revenue bonds                               (2,390)    (12,708)    (16,101)
  Deferred investment acquisition costs                       --        (767)    (13,657)
  Investment in subsidiaries                               3,108      29,135       2,394
  Other investments                                         (742)     (3,631)     (9,232)
                                                     ----------- ------------ -----------
Net cash provided by (used in) investing activities        2,911      30,035     (36,043)
                                                     ----------- ------------ -----------

                                   CHARTERMAC
                                   SCHEDULE I
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS



                                                           Years Ended December 31,
                                                         ------------------------------
                                                            2004       2003      2002
                                                         ---------  --------- ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders                           (84,395)   (65,121)   (56,441)
  Issuance of common shares and convertible CRA shares    111,119    104,841    125,599
  Offering costs relating to issuance of common and                                (723)
   convertible CRA shares                                  (5,261)      (495)
  Treasury share purchases                                 (2,592)      (275)        --
  Redemption of special preferred voting shares               (10)        --         --
  Deferred financing costs                                 (1,231)    (2,456)      (921)
                                                         ---------  --------- ---------
Net cash provided by financing activities                  17,630     36,494     67,514
                                                         ---------  --------- ---------
Net (decrease) increase in cash and cash equivalents       (3,806)    12,389    (13,002)

Cash and cash equivalents at the beginning of the period   16,763      4,374     17,376
                                                         ---------  --------- ---------
Cash and cash equivalents at the end of the period       $ 12,957   $  16,763  $  4,374
                                                         =========  ========= =========
Supplemental information
  Interest paid                                          $     --   $      --  $      3
                                                         =========  ========= =========
Supplemental disclosure of non-cash activities:
  Contribution of revenue bonds to subsidiaries          $     --   $  69,266  $     --
                                                         =========  ========= =========
  Contribution of notes receivable to subsidiaries       $     --   $      --  $     --
                                                         =========  ========= =========
  Distribution of revenue bonds from subsidiaries        $ 12,664   $      --  $128,693
                                                         =========  ========= =========
  Distribution of notes receivable from subsidiaries     $     --   $      --  $  4,503
                                                         =========  ========= =========



                 See accompanying notes to financial statements

                                   CHARTERMAC
                                   SCHEDULE I
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  Introduction and Basis of Presentation

Basis of Financial Information

The accompanying condensed financial statements (the "Parent Company Financial Statements") are for CharterMac (not including its consolidated subsidiaries).

The Parent Company Financial Statements, including the notes thereto, should be read in conjunction with our consolidated financial statements and the notes thereto which are included in this Form 10-K.

2.  Cash Dividends received from subsidiaries

The table below reflects the cash dividends received for each of the last three fiscal years from consolidated subsidiaries and 50% or less owned persons accounted for under the equity method.

          (In thousands)                       2004       2003       2002
                                             --------   --------   --------
          Consolidated subsidiaries CMC       $2,200     $1,942     $  400
          Equity method ARCap                  2,219      2,219      2,219

3.  Guarantees

In connection with the CMC warehouse line, both we and our subsidiary, CM Corp., have entered into guarantees for the benefit of Bank of America, guaranteeing the total advances drawn under the line, up to the maximum of $100 million, together with interest, fees, costs, and charges related to the CMC warehouse line.


                                          CHARTERMAC
                                          Schedule II

                               Valuation and Qualifying Accounts
                                       December 31, 2004

                                                    Additions
                                            -----------------------
                                              Charged     Charged
                               Balance at     to costs    to Other                   Balance at
(in thousands)                 beginning        and       Accounts -   Deductions -    end of
Description                    of period      expenses    Describe      Describe       period
----------------------------- -----------    ----------  -----------  ------------  -----------

Loan Loss Reserve
2004                             $6,746        $  634      $  --       $(900) (1)      $6,480
2003                              4,272         2,899         --        (425) (2)       6,746
2002                              1,556         2,716         --             --         4,272

Allowance for Doubtful Accounts
2004                             $  107        $2,272      $  --        $    --        $2,379
2003                                 --           107         --             --           107

(1) Reversal of reserves for 3 DUS loan losses. Actual expense reflected on DUS loan loss line in income statement.
(2) Reversal of reserves for 1 DUS loan loss. Actual expense reflected on DUS loan loss line in income statement.

                           CHARTERMAC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                                March 31,       December 31,
                                                                  2005             2004
                                                               -----------     ------------
                                          ASSETS

Revenue bonds - at fair value                                  $ 2,198,573     $  2,100,720
Mortgage servicing rights, net                                      74,553          32,366
Cash and cash equivalents                                           95,236          71,287
Cash and cash equivalents - restricted                              34,723          25,879
Other investments                                                  151,672         187,506
Deferred costs - net of amortization of $20,732 and $19,635         55,006          57,260
Goodwill                                                           225,771         206,397
Other intangible assets - net of amortization of $25,017 and
  $20,847                                                          173,349         177,519
Loan to affiliate                                                       --           4,600
Other assets                                                        44,880          40,549
Investments in partnerships of consolidated VIEs                 2,630,687       2,527,455
Other assets of consolidated VIEs                                  311,927         328,559
                                                               -----------     ------------
Total assets                                                   $ 5,996,377     $ 5,760,097
                                                               ===========     ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Financing arrangements                                       $ 1,203,506     $ 1,068,428
  Preferred shares of subsidiary (subject to mandatory
   repurchase)                                                     273,500         273,500
  Notes payable                                                    203,146         174,454
  Accounts payable, accrued expenses and other liabilities          38,094          35,364
  Deferred income                                                   56,937          55,572
  Deferred tax liability                                            27,018          29,898
  Distributions payable                                             38,831          38,859
  Notes payable and other liabilities of consolidated VIEs       1,318,903       1,307,093
                                                               -----------     ------------
Total liabilities                                                3,159,935       2,983,168
                                                               -----------     ------------
Minority interest in consolidated subsidiary - convertible
  SCUs                                                             264,449         267,025
                                                               -----------     ------------
Minority interest in consolidated subsidiary - CMC                      --           4,394
                                                               -----------     ------------
Preferred shares of subsidiary (not subject to mandatory
  repurchase)                                                      104,000         104,000
                                                               -----------     ------------
Partners' interests in consolidated VIEs                         1,576,088       1,501,519
                                                               -----------     ------------
Commitments and contingencies

Shareholders' equity:
  Beneficial owners' equity - Convertible CRA Shareholders;
   no par value (6,552 shares issued and outstanding in
   2005 and 2004)                                                  107,734         108,745
  Beneficial owners' equity - special preferred voting
   shares; no par value (15,172 shares issued and
   outstanding in 2005 and 2004)                                       152             152
  Beneficial owners' equity - other common shareholders; no
   par value (100,000 shares authorized; 51,540 shares
   issued and 51,323 outstanding in 2005 and 51,363 shares
   issued and 51,229 outstanding in 2004)                          767,296         773,165
  Restricted shares granted                                         (7,981)         (7,922)
  Treasury shares of beneficial interest - common, at cost
   (217 shares in 2005 and 134 shares in 2004)                      (4,916)         (2,970)
  Accumulated other comprehensive income                            29,620          28,821
                                                               -----------     ------------
Total shareholders' equity                                         891,905         899,991
                                                               -----------     ------------
Total liabilities and shareholders' equity                      $5,996,377     $ 5,760,097
                                                               ===========     ============


     See accompanying notes to condensed consolidated financial statements.

                           CHARTERMAC AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per share amounts)
                                   (Unaudited)


                                                        Three Months Ended
                                                            March 31,
                                                      -----------------------
                                                         2005         2004
                                                      -----------   ---------

Revenues:
  Revenue bond interest income                        $   36,456   $  31,851
  Fee income:
   Mortgage banking                                        4,081       3,116
   Fund sponsorship                                        3,311       6,780
   Credit enhancement                                      2,439       1,897
  Other revenues                                           7,268       2,669
  Revenues of consolidated VIEs                            4,902          --
                                                       ----------   ---------
    Total revenues                                        58,457      46,313
                                                       ----------   ---------

Expenses:
  Interest expense                                        10,812       6,586
  Interest expense of consolidated VIEs                    6,889          --
  Interest expense - distributions to preferred
   shareholders of subsidiary                              4,724       4,724
  Salaries and benefits                                   16,653      13,882
  General and administrative                               9,591       6,349
  Depreciation and amortization                            7,696       6,893
  Derivative instrument ineffectiveness                       --       3,387
  Other expenses of consolidated VIEs                     11,294          --
                                                       ----------   ---------
    Total expenses                                        67,659      41,821
                                                       ----------   ---------
(Loss) income before other income                         (9,202)      4,492

Equity in earnings of investments                            524         555
Loss on investments held by consolidated VIEs            (49,939)         --
Gain on sale of loans                                      1,704       1,745
Gain (loss) on repayment of revenue bonds                     (9)        260
                                                       ----------   ---------
(Loss) income before allocations and income taxes        (56,922)      7,052

Income allocated to preferred shareholders of
  subsidiary                                              (1,556)         --
Income allocated to Special Common Units of
  subsidiary                                              (6,065)     (2,918)
Income allocated to minority interests                        --        (105)
Loss allocated to partners of consolidated VIEs           70,963          --
                                                       ----------   ---------
Income before income taxes                                 6,420       4,029
Income tax benefit                                         8,365       2,389
                                                       ----------   ---------
Net income                                            $   14,785   $   6,418
                                                      ==========   =========

Allocation of net income to:
  Common shareholders                                 $   13,110   $   5,449
  Convertible CRA shareholders                             1,675         969
                                                      ----------   ---------
    Total for shareholders                            $   14,785   $   6,418
                                                      ==========   =========
Net income per share:
  Basic                                               $     0.26   $    0.12
                                                      ==========   =========
  Diluted                                             $     0.25   $    0.12
                                                      ==========   =========
Weighted average shares outstanding:
  Basic                                                   57,821      51,591
                                                      ==========   =========
  Diluted                                                 58,236      51,839
                                                      ==========   =========
Dividends declared per share                          $     0.41   $    0.37
                                                      ==========   =========

     See accompanying notes to condensed consolidated financial statements.

                           CHARTERMAC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                       ------------------------
                                                           2005         2004
                                                       -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                          $   14,785   $    6,418
   Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
   Loss (gain) on repayment of revenue bonds                    9         (260)
   Depreciation and amortization                            7,696        6,893
   Income allocated to preferred shareholders of
    subsidiary                                              1,556           --
   Income allocated to Special Common Units of
    subsidiary                                              6,065        2,918
   Income allocated to minority interests                      --          105
   Non-cash compensation expense                            1,763        3,784
   Other non-cash expense                                     700          143
   Deferred taxes                                          (2,880)      (2,022)
   Changes in operating assets and liabilities:
    Mortgage servicing rights                              (3,270)      (1,317)
    Loan to affiliate                                       4,600           --
    Deferred income                                       (10,027)          16
    Other assets                                            7,887       (1,131)
    Accounts payable, accrued expenses and other
     liabilities                                              682      (15,835)
                                                        ----------  -----------
Net cash provided by (used in) operating activities    $   29,566    $    (288)
                                                        ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from revenue bonds and notes               $   10,499    $  27,786
   Revenue bond acquisitions and fundings                (111,751)     (91,065)
   Other investments                                       (2,026)      20,981
   Acquisitions, net of cash acquired                       4,654         (835)
   Loan to Capri Capital                                   (6,000)          --
   Mortgage loans funded                                 (107,908)     (89,063)
   Mortgage loans sold                                     87,696      106,102
   Advances to partnerships                               (29,304)     (52,492)
   Collection of advances to partnerships                  25,749       12,813
   Mortgage loans repaid                                    2,700           --
   Deferred investment acquisition costs                      464          749
   Decrease (increase) in cash and cash equivalents
    - restricted                                           (8,167)       2,570
                                                        ----------  -----------

Net cash used in investing activities                  $ (133,394)   $ (62,454)
                                                        ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Distributions to shareholders                       $  (23,896)   $ (18,846)
   Distributions to preferred shareholders of
    subsidiary                                             (1,556)          --
   Distributions to Special Common Unit holders            (8,663)      (4,038)
   Proceeds from financing arrangements                   247,792      127,569
   Repayments of financing arrangements                  (112,715)     (38,009)
   Increase in notes payable                               28,692       21,076
   Issuance of common shares                                   68           --
   Retirement of special preferred voting shares               --          (10)
   Treasury stock purchases                                (1,946)      (1,328)
   Deferred financing costs                                     1       (2,528)
                                                        ----------  -----------
Net cash provided by financing activities                 127,777       83,886
                                                        ----------  -----------
Net increase in cash and cash equivalents                  23,949       21,144
                                                        ----------  -----------
Cash and cash equivalents at the beginning of the
  year                                                     71,287       58,257
                                                        ----------  -----------
Cash and cash equivalents at the end of the period     $   95,236    $  79,401
                                                        ----------  -----------


                                   (continued)

     See accompanying notes to condensed consolidated financial statements.

                           CHARTERMAC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)


                                                          Three Months Ended
                                                               March 31,
                                                       ------------------------
                                                           2005         2004
                                                       -----------  -----------
SUPPLEMENTAL INFORMATION:

Acquisition of CCLP:

   Conversion of note receivable                       $   70,000
   Increase in mortgage servicing rights                  (40,974)
   Increase in cash and cash equivalents -
    restricted                                               (676)
   Increase in other investments                           (7,787)
   Increase in goodwill                                   (15,826)
   Increase in other assets                                (6,239)
   Decrease in accounts payable, accrued expenses
    and other liabilities                                   2,708
   Decrease in deferred income                             11,391
                                                       -----------
Net cash acquired in acquisition of CCLP               $   12,597
                                                       ===========
Supplemental disclosure of non-cash activities relating to adoption of FIN 46R:

    Increase in revenue bonds                                       $   33,821
    Increase in other assets                                             4,731
    Increase in investments in partnerships of
     consolidated VIEs                                              (2,173,621)
    Decrease in other assets of consolidated VIEs                     (210,494)
    Increase in notes payable and other liabilities
     of consolidated VIEs                                            1,047,976
    Increase in partners' interests of consolidated
     VIEs                                                            1,297,587
                                                                    $       --
                                                                    ===========

     See accompanying notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Basis of Presentation

The condensed consolidated financial statements include the accounts of CharterMac, its wholly owned and majority owned subsidiary statutory trusts, companies it controls and entities consolidated pursuant to the adoption of FASB Interpretation No. 46(R) ("FIN 46(R)"). All intercompany accounts and transactions have been eliminated in consolidation. Unless otherwise indicated, "the Company", "we" and "us", as used throughout this document, refers to CharterMac and its consolidated subsidiaries. For the entities consolidated pursuant to FIN 46(R), the financial information included is as of and for the three months ended December 31, 2004, the latest practical date available. As we adopted FIN 46(R) as of March 31, 2004, the operating results for the first quarter of 2004 do not include those of consolidated Variable Interest Entities ("VIEs").

The accompanying interim financial statements have been prepared without audit. In the opinion of management, the financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial statements of the interim periods. However, given the highly seasonal nature of our business, the operating results for the interim periods may not be indicative of the results for the full year.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in our Form 10-K for the year ended December 31, 2004.

Our annual report on Form 10-K for the year ended December 31, 2004, contains a summary of our significant accounting policies. There have been no material changes to these items since December 31, 2004, nor have there been any new accounting pronouncements pending adoption that would have a significant impact on our condensed consolidated financial statements.

We are responsible for the unaudited condensed consolidated financial statements included in this document. Our condensed consolidated financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts from prior years have been reclassified to conform to the 2005 presentation.

NOTE 2 - Acquisitions

In the first quarter of 2005, we purchased the 13% of CharterMac Mortgage Capital Corporation ("CMC") that we had not previously owned and made the final payments under the terms of the original purchase agreement. The total of these two items was $7.9 million, $7.5 million of which we paid in cash borrowed through an acquisition facility. This transaction resulted in $3.6 million of additional goodwill.

Effective March 1, 2005, we purchased 100% of the ownership interests of Capri Capital Limited Partnership ("CCLP"). The initial purchase price was $70.0 million plus $1.7 million of acquisition costs, subject to additional consideration based on the 2004 financial results of CCLP's mortgage banking business. The total purchase price will not exceed $85.0 million (exclusive of acquisition costs) and any additional consideration will be paid during the second quarter of 2005. The initial purchase price of $70.0 million was paid via conversion of an existing loan to CCLP and its affiliates (collectively "Capri") (see Note 4). Half of any additional consideration will be paid in cash with the remainder in equity units of a CharterMac subsidiary.

The acquisition of CCLP was accounted for as a purchase and, accordingly, the results of operations are included in the condensed consolidated financial statements from the acquisition date. We allocated our cost of the acquisition on the basis of the estimated fair values of the assets and liabilities assumed. The excess of the purchase price over the net of the amounts assigned to the assets acquired and liabilities assumed was recognized as goodwill of approximately $15.8 million. Certain allocations are preliminary as of March 31, 2005, including the allocation to goodwill, and will be refined as we gather further information on fair value and determine the fair values of intangible assets acquired.

Pro forma financial results for CCLP are not presented as the acquisition was not material to our assets, revenues or net income.

NOTE 3 - Revenue Bonds
The following table summarizes our revenue bond portfolio:

                                                             December
                                             March 31,          31,
                   (In thousands)              2005            2004
           -----------------------------   -------------  -------------
           Unamortized cost basis          $  2,200,172   $  2,098,944
           Gross unrealized gains                47,369         50,716
           Gross unrealized losses              (17,021)       (14,653)
                                           -------------  -------------
           Subtotal/fair value                2,230,520      2,135,007
             Less: eliminations (1)             (31,947)       (34,287)
                                           -------------  -------------
           Total fair value per balance
             sheet                         $  2,198,573   $  2,100,720
                                           ============= ==============

            (1) These bonds are recorded as  liabilities  on the balance sheets of certain entities consolidated pursuant to FIN 46(R) and are therefore eliminated in consolidation.

The fair value and gross unrealized losses of our revenue bonds aggregated by length of time that individual bonds have been in a continuous unrealized loss position, at March 31, 2005, is summarized in the table below:

                        (Dollars in       Less than     12 Months
                         thousands)       12 Months      or More       Total
                     -----------------   -----------  ------------  ------------
                     Number of bonds             43            52            95
                     Fair value          $  393,832   $   340,237   $   734,069
                     Gross unrealized
                      loss               $   (5,252)  $   (11,769)  $   (17,021)

The unrealized losses related to these revenue bonds are due solely to changes in interest rates, in that we calculate present values based upon future cash flows from the bonds and discount these cash flows at the current rate on our recent bond issuances; as rates rise, the fair value of our portfolio decreases. We have the intent and ability to hold these bonds to recovery and have therefore concluded that these declines in value are temporary.

The following summarizes the maturity dates of our revenue bonds, all of which have fixed interest rates:

                                                                     Weighted
                                     Outstanding                     Average
              (In thousands)         Bond Amount     Fair Value    Interest Rate
           --------------------      ------------   ------------   -------------
           Due in less than one
             year                     $     1,481    $     1,489       5.82%
           Due between one and
             five years                    34,953         32,960       7.04
           Due after five years         2,172,455      2,196,071       6.70
                                     ------------   ------------   -------------
           Total / Weighted
             Average                    2,208,889      2,230,520       6.71%
                                                                   =============
             Less: eliminations(1)        (31,082)       (31,947)
                                     ------------   ------------
           Total per balance sheet    $ 2,177,807    $ 2,198,573
                                     ============   ============

(1) These bonds are recorded as liabilities on the balance sheets of certain entities consolidated pursuant to FIN 46(R) and are therefore eliminated in consolidation.

The following table summarizes our acquisition activity and additional fundings to previously acquired revenue bonds for the three months ended March 31, 2005.


                                                 Weighted            Weighted
                                                 Average             Average
                                  Face         Construction          Permanent
      (In thousands)             Amount        Interest Rate       Interest Rate
 ----------------------------  ----------    -----------------    --------------

 Construction/rehabilitation
   properties                   $102,000           5.14%               6.50%
 Additional funding of
  existing bonds                $  9,751           5.55%               6.63%

During the three months ended March 31, 2005, one revenue bond was repaid generating net proceeds of approximately $459,000. The bond had a net book value of approximately $468,000, resulting in a loss of approximately $9,000.

At March 31, 2005, $2.1 billion of revenue bonds were securitized or pledged as collateral for our borrowing facilities. Three of these bonds, with a book value of approximately $31.0 million, are included in the bonds securitized or pledged as collateral and are eliminated in consolidation as noted in the tables above.

See Note 14 regarding foreclosure of properties underlying three of our revenue bonds and other matters regarding underlying properties.

NOTE 4 - Other Investments
Investments other than revenue bonds consisted of:

                                                                   December
                                                      March 31,       31,
              (In thousands)                            2005         2004
      ----------------------------------------      ------------  ------------

      Investment in equity interests in LIHTC
        properties                                    $   43,693    $  40,132
      Investment in properties under development           3,152        3,157
      Investment in ARCap                                 19,054       19,054
      Capri loan                                          20,000       84,000
      Mortgage loans receivable                           53,122       27,480
      Other investments                                   12,651       13,683
                                                    ------------  ------------
        Total other investments                       $  151,672    $ 187,506
                                                    ============  ============

In July 2004, CM Investor LLC ("CM Investor"), one of our subsidiaries, provided an interim loan in the principal amount of $84.0 million ("Interim Loan") to Capri, which bore interest at a rate of 11.5% per year and matured on January 15, 2005. In the first quarter of 2005, we extended and converted the loan, adding $6.0 million to the loan amount. Upon conversion, we held two participating loans, one of which allowed us to participate in the cash flows of, and in turn was convertible into a 100% ownership interest in, CCLP. The other allows us to participate in the cash flows of, and is convertible into a 49% ownership interest in, Capri Capital Advisors ("CCA"), a pension fund advisory business. In the first quarter of 2005, we converted the CCLP loan and acquired the business as an addition to our Mortgage Banking segment (see Note
2). Management currently expects to convert the CCA loan into an equity ownership prior to the end of the loan term, no later than August 2006.

NOTE 5 - Goodwill and Other Intangible Assets

A. Goodwill

The following table provides information regarding goodwill by segment:

                                            Fund        Mortgage
               (In thousands)            Management     Banking        Total
       ------------------------------   ------------ ------------- -------------

       Balance at December 31, 2004     $  200,153   $    6,244    $   206,397
       Additions (see Note 2)                   --       19,374         19,374
                                        ------------ ------------  -------------

       Balance at March 31, 2005        $  200,153   $   25,618    $   225,771
                                        ============ ============  =============

B. Other Intangible Assets

The components of other identified intangible assets are as follows:


                               Estimated
                                Useful
                                 Life               Gross                       Accumulated
      (In thousands)          (in Years)        Carrying Amount                 Amortization                   Net
-------------------------   ---------------  --------------------------  -------------------------- -------------------------
                                             March 31,   December 31,    March 31,   December 31,   March 31,   December 31,
                                               2005         2004           2005         2004          2005         2004
                                             ----------- --------------  ----------- -------------- ----------- -------------
Amortized identified
  intangible assets:
  Trademarks and trade names    21.0         $ 25,100       $ 25,100      $  1,637     $  1,338     $ 23,463     $ 23,762
  Partnership service
   contracts                     9.4           47,300         47,300         6,925        5,661       40,375       41,639
  Transactional
   relationships                16.7          103,000        103,000        11,542        9,436       91,458       93,564
  General partner
   interests                     9.0            5,100          5,100           776          634        4,324        4,466

                                      F-65




  Joint venture
   developer relationships       5.0            4,800          4,800         1,315        1,075        3,485        3,725
  Other identified
   intangibles                   9.3            4,427          4,427         2,822        2,703        1,605        1,724
                                             ----------- --------------  ----------- -------------- ----------- -------------
Subtotal/weighted
  average life                  14.5          189,727        189,727        25,017       20,847      164,710      168,880

Unamortized Identified
  Intangible Assets:
  Mortgage Banking
   Licenses                                     8,639          8,639            --           --        8,639        8,639
                                             ----------- --------------  ----------- -------------- ----------- -------------

Total Identified
  Intangible Assets                          $198,366       $198,366      $ 25,017     $ 20,847     $173,349     $177,519
                                             =========== ==============  =========== ============== =========== =============
Amortization Expense
  Recorded                                                                $  4,170     $ 16,684
                                                                         =========== ==============

The amortization of "other identified intangibles" (approximately $477,000 per year) is included as a reduction to revenue bond interest income as they pertain to the acquisition of such bond investments.

NOTE 6 - Financing Arrangements and Notes Payable

In March 2005, we terminated our $100.0 million fixed rate securitization and remarketed the borrowings under the Merrill Lynch P-FLOATs/RITESSM program.

Our $75.0 million secured revolving tax-exempt bond warehouse line expired on March 31, 2005. There was no outstanding balance at December 31, 2004 and there were no additional borrowings during the three months ended March 31, 2005 on this warehouse line. We plan on replacing this warehouse line with a new facility at some point in the future.

NOTE 7 - Derivative Instruments

As of March 31, 2005, we have several interest rate swaps with an aggregate notional amount of $524.0 million, which are designated as cash flow hedges on the variable interest payments on our floating rate securitizations. These swaps are recorded at fair market value, with changes in fair market value recorded in accumulated other comprehensive income to the extent the hedges are effective in achieving offsetting cash flows.

We initiated one swap in 2001. We entered into two smaller swaps, each with notional amounts of $12.0 million and are associated directly with two revenue bonds. The first swap originated in 2004 and the second originated in January 2005. The remainder had terms that began in January 2005. These new swaps have an aggregate notional amount of $450 million and we entered into the agreements in 2003 and 2004. During the period between the dates we entered into the swaps and the effective dates, we measured their effectiveness using the hypothetical swap method. During the period ended March 31, 2004, we recorded an expense of approximately $3.4 million representing the ineffective portion of the swaps. There was no ineffectiveness in the hedging relationship of any of our swaps during the three months ended March 31, 2005.

We expect all of the swaps will be highly effective in achieving offsetting changes in cash flow throughout their terms.

At March 31, 2005, those interest rate swaps for which we were in a net liability position were recorded in accounts payable, accrued expenses and other liabilities in the amount of $500,000. Those swaps for which we are in a net asset position are recorded in other assets in the amount of $3.0 million. Interest expense for the three months ended March 31, 2005 and 2004, includes approximately $1.6 million and $638,000 for amounts paid or payable under the swap agreements.

We estimate that approximately $546,000 of the net unrealized loss included in accumulated other comprehensive income will be reclassified into interest expense within the next twelve months.

NOTE 8 - Equity

During the three months ended March 31, 2005, we repurchased 83,084 common shares for a total cost of approximately $1.9 million in conjunction with the tax withholdings associated with stock based compensation awards to employees.

In addition, we granted approximately 62,700 restricted shares to employees at fair value of approximately $1.5 million pursuant to our Incentive Share Plan, which vest over a three-year period, and approximately 3,600 restricted shares to employees at a fair value of approximately $84,000, which vested immediately.

NOTE 9 - Related Party Transactions

General and administrative expense includes shared services fees paid or payable to The Related Companies, L.P. ("TRCLP"). These fees totaled $138,000 for the three months ended March 31, 2005, and $1.3 million for the three months ended March 31, 2004.

In addition, a subsidiary of TRCLP earned fees for performing property management services for various properties held in investment funds which we manage. These fees, which are included in other expenses of consolidated VIEs, totaled approximately $963,000 for the three months ended March 31, 2005.

We collect asset management, incentive management and expense reimbursement fees from American Mortgage Acceptance Company ("AMAC"), an affiliated publicly-traded real estate investment trust. These fees, which are included in fund sponsorship income, totaled approximately $648,000 and $515,000 for the three months ended March 31, 2005 and 2004, respectively.

In June 2004, we entered into an unsecured revolving credit facility (the "Revolving Facility") with AMAC to provide it up to $20.0 million, bearing interest at LIBOR plus 300 basis points, which is to be used to purchase new investments. The Revolving Facility has a term of one year with a one year optional extension. In the opinion of management, the terms of this facility are consistent with those of transactions with independent third parties. As of March 31, 2005, there were no outstanding advances to AMAC under this facility. Interest income earned from this facility for the three months ended March 31, 2005, was approximately $73,000, while there was no interest income for the comparable period in 2004.

NOTE 10 - Comprehensive Income

Comprehensive income for the three months ended March 31, 2005 and 2004, was as follows:

                                                          Three Months Ended
                                                               March 31,
   -----------------------------------------------     ------------------------
                  (In thousands)                          2005         2004
                                                       -----------  -----------
   Net income                                           $  14,785    $   6,418
   Net unrealized (gain) loss on interest rate
     derivatives                                            4,174       (2,292)
   Net unrealized loss on revenue bonds:
     Unrealized loss during the period                     (3,366)     (17,738)
     Reclassification adjustment for net gain
       included in net income                                  (9)        (260)
                                                       -----------  -----------
Comprehensive income (loss)                             $  15,584    $ (13,872)
                                                       ===========  ===========

NOTE 11 - Earnings per Share

Diluted income per share is calculated using the weighted average number of shares outstanding during the period plus the additional dilutive effect of common share equivalents. The dilutive effect of outstanding share options and unvested share grants is calculated using the treasury stock method. The dilutive effect of our subsidiary's Special Common Units ("SCUs") is calculated using the "if-converted method". The SCUs will always be antidilutive, because while the shares are convertible on a one-to-one basis, the dividends paid will always be greater than the dividends paid per common share.


                                                        Three Months Ended March 31, 2005        Three Months Ended March 31, 2004
                                                        -----------------------------------     -----------------------------------
  (In thousands, except per share amounts)               Income      Shares      Per Share       Income      Shares      Per Share
------------------------------------------------------- --------  ------------  -----------     --------  ------------  -----------

  Basic EPS                                             $ 14,785     57,821      $   0.26       $  6,418     51,591      $   0.12
                                                                                 ========                                ========
  Effect of dilutive securities                               --        415                           --        248
                                                        --------  ------------                  --------  ------------
Diluted EPS                                             $ 14,785     58,236      $   0.25       $  6,418     51,839      $   0.12
                                                        ========  ============   ========       ========  ============   ========

The number of shares includes common and Convertible Community Reinvestment Act Preferred Shares ("Convertible CRA Shares") as the Convertible CRA Shares have the same economic benefits as common shares.

NOTE 12 - Business Segments

We operate in four business segments:

1. Portfolio Investing, which includes subsidiaries that invest in primarily tax-exempt first mortgage revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income. The revenue bonds are used to finance the new construction, substantial rehabilitation, acquisition, or refinancing of affordable multifamily housing throughout the United States.

2.  Fund Management, which includes:

    o Subsidiaries that sponsor real estate equity investment funds that primarily invest in LIHTC properties. In exchange for sponsoring and managing these funds, we receive fee income for providing asset management, underwriting, origination and other services;
    o A subsidiary which provides advisory services to AMAC, an affiliated, publicly traded real estate investment trust; and
    o Subsidiaries that participate in credit enhancement transactions, including guaranteeing mortgage loans and specified returns to investors in LIHTC equity funds, in exchange for guarantee fees.

3. Mortgage Banking, which includes subsidiaries that originate and service primarily multifamily mortgage loans on behalf of third parties, primarily:

    o   the Federal National Mortgage Association ("Fannie Mae");
    o   the Federal Home Loan Mortgage Corporation ("Freddie Mac");
    o   the Federal Housing Authority ("FHA"); and
    o   insurance companies and conduits.

    In exchange for these origination and servicing activities, we receive origination and servicing fees.

4. VIEs, primarily the LIHTC equity funds we sponsor through the Fund Management segment's subsidiaries, which we are required to consolidate in accordance with FIN 46(R).

Segment results include all direct and contractual revenues and expenses of each segment and allocations of indirect expenses based on specific methodologies. These reportable segments are strategic business units that primarily generate revenue streams that are distinctly different and are generally managed separately. In prior years, results from credit enhancement services were included in Portfolio Investing. We have reclassified the results to Fund Management to better reflect the management of our businesses.

Additionally, in prior periods we had eliminated intercompany transactions from the results of the segment earning profits from such transactions. We have adjusted our presentation to reflect the full operations of each segment to better reflect the true operations of each business. We have reclassified prior years' segment results accordingly.

The following table provides more information regarding our segments:

                                               Three Months Ended
                                                    March 31,
                                            ------------------------
             (In thousands)                    2005         2004
                                            -----------  -----------
Revenues
  Portfolio Investing                       $   40,000   $   33,543
  Fund Management                               17,715       11,641
  Mortgage Banking (1)                           5,870        3,880
  VIEs (2)                                       4,902           --
  Elimination of intersegment
   transactions                               (10,030)       (2,751)
                                             ----------   ----------
Consolidated                                $   58,457   $   46,313
                                             ==========   ==========

Net income before allocations to equity
 holders
  Portfolio Investing                       $   21,412   $   15,658
  Fund Management                               (5,221)      (8,079)
  Mortgage Banking (1)                          (1,098)         560
  VIEs (2)                                          --           --
  Elimination of intersegment
   transactions                                 (1,052)      (1,087)
                                             ----------   ----------
Consolidated                                    14,041        7,052
  Income allocated to SCUs                      (6,065)      (2,918)
  Income allocated to preferred
   shareholders                                 (1,556)          --
  Income allocated to minority interests            --         (105)
  Income tax benefit                             8,365        2,389
                                             ----------   ----------
Consolidated Net Income                     $   14,785   $    6,418
                                             ==========   ==========

Depreciation and Amortization
  Portfolio Investing                       $      961   $      812
  Fund Management                                4,598        4,632
  Mortgage Banking (1)                           2,137        1,449
  VIEs (2)                                          --           --
  Elimination of intersegment
   transactions                                     --           --
                                             ----------   ----------
Consolidated                                $    7,696   $    6,893
                                             ==========   ==========

Identifiable Assets at end of period
  Portfolio Investing                       $5,129,213   $4,410,238
  Fund Management                              824,085      825,305
  Mortgage Banking (1)                         277,265       65,318
  VIEs (2)                                   2,942,614    2,384,115
  Elimination of intersegment balances       (3,176,80)   (2,706,80)
                                             ----------   ----------
Consolidated                                $5,996,377   $4,978,170
                                             ==========   ==========

(1) Includes CCLP beginning March 1, 2005.
(2) Consolidated beginning March 31, 2004, pursuant to FIN 46(R).

NOTE 13 - Commitments and Contingencies

Forward Transactions

At March 31, 2005, our Mortgage Banking subsidiaries had forward commitments of approximately $283.0 million for mortgages to be funded in 2005 and later. As each lending commitment has an associated sale commitment, the fair values of each offset and, as a result, we record no asset or liability for the commitments. In addition, those subsidiaries had commitments to sell mortgages totaling $63.7 million. Approximately $53.1 million of this amount was funded as of March 31, 2005 and are included in Other Investments as Mortgage Loans Receivable. The balance of approximately $10.6 million is to be funded later in 2005.

We have entered into transactions to purchase revenue bonds. The agreements require us, at the earlier of stabilization or conversion to permanent financing, to acquire Series A and Series B revenue bonds at predetermined prices and interest rates. We are obligated to purchase the revenue bonds only if construction is completed. We are obligated to buy the Series B revenue bonds only if, at the date the Series A bonds are stabilized, the property's cash flow is sufficient to provide debt service coverage of 1.15x for both the Series A and B bonds. During the construction period, a third party lender will advance funds to the developer, as needed, at a floating rate. These forward commitments create derivative instruments under SFAS No. 133, which have been designated as a cash flow hedge of the anticipated funding of the revenue bonds, and are recorded at fair value, with changes in fair value recorded in other accumulated comprehensive income until the revenue bonds are funded. The total potential amount we could be required to fund is $184.3 million.

Additionally, we have certain other bonds that we fund on an as needed basis. The remaining balance to be funded on these drawdown bonds is approximately $15.8 million at March 31, 2005.

Mortgage Banking Loss Sharing Agreement

Under a master loss sharing agreement with Fannie Mae, we assume responsibility for a portion of any loss that may result from borrower defaults, based on Fannie Mae loss sharing formulas. At March 31, 2005, all of our loans sold to Fannie Mae consisted of Level I loans, meaning that we are responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance; Fannie Mae bears any remaining loss. Pursuant to this agreement, we are responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, we may request interim loss sharing adjustments which allow us to fund 25% of such advances until final settlement under the agreement.

Our maximum exposure at March 31, 2005, pursuant to this agreement, was approximately $940.4 million although this amount is not indicative of our actual potential losses. We maintain an allowance for loan losses for loans originated under the Fannie Mae DUS product line at a level that, in management's judgment, is adequate to provide for estimated losses. At March 31, 2005, that reserve was approximately $9.5 million, which we believe represents our actual potential losses at that time. Unlike loans originated for Fannie Mae, we do not share the risk of loss for loans we originate for Freddie Mac or FHA.

Our Mortgage Banking subsidiaries maintained, as of March 31, 2005, treasury notes of approximately $14.2 million and a money market account of approximately $1.2 million, which is included in cash and cash equivalents-restricted in the condensed consolidated balance sheet, to satisfy the Fannie Mae collateral requirements of $14.7 million.

Mortgage Pool Credit Enhancement

In December 2001, we completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. ("MLCS"). Pursuant to the terms of the transaction, we assumed MLCS's first loss position on a pool of tax-exempt weekly variable rate multifamily mortgage loans. TRCLP has provided us with an indemnity covering 50% of any losses that we incur as part of this transaction. As the loans mature or prepay, the first loss exposure and the fees we receive are reduced. The latest maturity date on any loan in the portfolio occurs in 2009. The remainder of the real estate exposure after the first loss position has been assumed by Fannie Mae and Freddie Mac. In connection with the transaction, we have posted collateral, initially in an amount equal to 50% of the first loss amount, which may be reduced to 40% if certain post closing conditions are met. Our maximum exposure under the terms of the transaction as of March 31, 2005 is approximately $19.0 million.

We performed due diligence on each property in the pool, including an examination of loan-to-value and debt service coverage both on a current and "stressed" basis. We analyzed the portfolio on a "stressed" basis by increasing capitalization rates and assuming an increase in the low floater bond rate. As of March 31, 2005, the credit enhanced properties are performing according to their contractual obligations and we do not anticipate any losses to be incurred on this guaranty. Should our analysis of risk of loss change in the future, a provision for probable loss might be required pursuant to SFAS No. 5, Accounting for Contingencies.

Yield Guarantees

We have entered into several agreements with either IXIS Financial Products, Inc. ("IXIS") or Merrill Lynch (each a "Primary Guarantor") to guarantee agreed-upon rates of return for pools of multifamily properties each owned by a local partnership which in turn, is majority-owned by a fund sponsored by our subsidiary, Related Capital Company LLC ("RCC"). In return, we have or will receive guarantee fees, generally at the start of each guarantee period. There are seven agreements guaranteeing returns through the construction and lease-up phases of the properties and there are seven other agreements guaranteeing returns from the completion of the construction and lease-up phases through the operating phase of the properties.

Total potential exposure pursuant to these guarantees is approximately $460.0 million, assuming there is no return whatsoever by the funds. We have analyzed the expected operations of the underlying properties and believe there is no risk of loss at this time as we have never yet been called upon to make payments under the guarantees. Should our analysis of risk of loss change in the future, a provision for possible losses might be required pursuant to SFAS No. 5. The fair value of these guarantees, representing the deferral of the fee income over the guarantee periods, was $14.9 million as of March 31, 2005. This amount is included in deferred income on our condensed consolidated balance sheet. Refer to Note 14 regarding additional transactions entered into after March 31, 2005, and potential exposure under existing guarantees.

Some of the local partnerships have financed their properties with the proceeds of our revenue bonds. In these cases, the Primary Guarantor has required that those revenue bonds be deposited into a trust pursuant to which the revenue bonds were divided into senior and subordinated interests with approximately 50% of each revenue bond being subordinated. We have financed the senior trust interest and a portion of certain of the subordinate trust interests using credit enhancement from the Primary Guarantor as part of the Merrill Lynch P-FLOATs/RITESSM program. We use the remaining subordinate trust interests as collateral in the Merrill Lynch P-FLOATs/RITESSM program. In connection with these yield guarantee transactions, we have posted $64.5 million as collateral with a Primary Guarantor in the form of either cash or revenue bonds.

Other Guarantees

We have entered several transactions pursuant to the terms of which we will provide credit support to construction lenders for project completion and Fannie Mae conversion. In some instances, we have also agreed to acquire subordinated bonds to the extent the construction period bonds do not fully convert.

Up until the point of completion, we will guarantee the construction lender reimbursement of any draw on its construction letter of credit up to 40% of the stated amount of the letter of credit. Following completion, up until the project loan converts to permanent loan status, we will guarantee the full amount of the letter of credit. We closely monitor these properties, and believe there is currently no need to provide for any potential loss.

The developer has also issued several guarantees to the construction lender, each of which would be called upon before our guarantees, and each of which would be assigned to us should its guarantees be called.

Once the construction loans convert to permanent loans, we are obligated to acquire subordinated loans for the amount by which each construction loan exceeds the corresponding permanent loan, if any. The subordinated bonds will bear interest at 10%. Under Fannie Mae guidelines, the size of the subordinated bonds will be limited to a 1.0x debt service coverage based on 75% of the cash flow after the senior debt.

Our maximum exposure, related to these three transactions, is 40% of the stated amount of the letter of credit of approximately $37.8 million.

We also provide payment, operating deficit, recapture and replacement reserve guarantees as business requirements for developers to obtain construction financing. Our maximum exposure relating to these guarantees is approximately $115.3 million.

To date, we have had minimal exposure to losses under these guarantees and anticipate no material liquidity requirements in satisfaction of any guarantee issued.

Other Contingencies

We are subject to routine litigation and administrative proceedings arising in the ordinary course of business. Management does not believe that such matters will have a material adverse impact on our financial position, results of operations or cash flows.

NOTE 14 - Subsequent Events

Yield Guarantee Transaction

In April 2005, we completed a transaction to guarantee tax benefits to an investor in a partnership designed to generate Federal LIHTCs. CM Corp. has agreed to back-up the guarantee of a Primary Guarantor of an agreed upon internal rate of return to the investor in Related Capital Credit Enhanced
Partners, L.P. - Series B, for which we will receive guarantee fees totaling approximately $7.6 million in three installments, as well as acquisition, partnership management and asset management fees amounting to approximately $10.4 million.

Our total exposure pursuant to this guarantee is $121.6 million, assuming there is no return whatsoever by the fund, although we currently expect no loss.

Property Foreclosure

In May 2005, an affiliate of ours foreclosed upon the properties underlying three of our revenue bonds which had an aggregate carrying value of $33.7 million as of March 31, 2005. We have obtained valuations as of the foreclosure date indicating fair values of the properties in excess of our carrying amounts. As a result, management has concluded that there was no impairment related to the revenue bonds. We are actively marketing the properties for sale and, as such, the properties will be carried as Real Estate Owned - Held for Sale from the foreclosure date forward.

PRS

PRS Companies ("PRS") and Capitol Realty Group ("CRG") are sponsors of certain LIHTC partnerships for which we hold revenue bonds and/or to which investment funds we sponsor have contributed equity. Information with respect to these partnerships is set forth in the table below. A construction company affiliate of PRS also served as general contractor for those partnerships.

PRS recently approached us to discuss financial difficulties in its construction company. Upon a thorough review regarding its financial condition, we determined that the PRS construction company was experiencing significant financial difficulties, so that the transfer of control of the PRS and CRG partnerships to entities affiliated with us and the orderly termination of unfulfilled construction contracts was in our best interest. We could then install new general contractors to complete construction and capable property managers to complete leasing. We determined that, if we did not obtain control of the partnerships, a bankruptcy filing by or against PRS would be adverse to our interests as it would likely result in the reduction or cessation of bond payments, could possibly endanger our various tax credit equity investments and would result in delays in construction completion which could not be quantified.

On April 28, 2005, affiliates of ours acquired by assignment the general partnership interests owned by PRS in the "PRS Partnerships" indicated in the table below. On April 28, affiliates of ours also acquired by assignment the general partnership interests owned by CRG in the "CRG Partnerships" indicated in the table below. We sought control of the CRG Partnerships because PRS was the construction general contractor for those partnerships and PRS' financial difficulties caused construction finance shortfalls that have created liquidity problems for those partnerships. We have agreed in principle to, among other things, provide a $5.0 million revolving line of credit to be used to stabilize the CRG Partnerships which will be collateralized by contractual rights of CRG and its affiliates to receive fees or other consideration.

In addition to the PRS Partnerships and CRG Partnerships described above, we own bonds that finance eight other partnerships in which PRS was the general partner and one other partnership in which CRG is the general partner and PRS was the construction general contractor. These partnerships are summarized in the table below. On those deals in which our funds are not the equity sponsor, we will look to the respective equity investor to take control, complete construction and stabilize the partnerships. Absent a satisfactory resolution, we will exercise our available remedies to protect our investments. In those situations, there is substantial equity in the form of LIHTCs in addition to the real estate, both of which are our collateral.

There can be no assurance that a bankruptcy by or against PRS or its affiliates may not give rise to additional claims concerning these partnerships.

Our potential exposure falls into three categories as follows:

    o Cash required to stabilize the properties - Our current estimate of the maximum amount of cash that may need to be provided to stabilize the properties, taking into account delays in construction, is approximately $10.0 million. This estimate is based upon our initial analyses and information provided by the developer, and may increase due to unforeseen construction delays and other factors, while the amount may be reduced by additional contributions by investors (which may generate additional tax credits), reserves at the property level, syndication of state tax credits or other factors. Our portion of any cash requirements may range from nothing to the full amount. Should we need to make additional loans to the partnerships, they would need to be assessed for collectibility and the impact on the potential impairment of existing revenue bonds. Given existing loan-to-value ratios and the variability of the likelihood of funding, we can not yet determine whether we will be required to fund any such loans. At present, we do not anticipate that any such loans would require a charge to expense.

    o Potential impact on revenue bonds - Our current estimate, based on available information provided by the developer, is that expected cash flows from the underlying properties are sufficient to provide debt service. As a result, we do not believe that there is other-than-temporary impairment of any of the affected bonds.

    o Potential cost to provide guaranteed yields - As noted in the table below, 11 of the parternships in question are part of equity funds for which we provide yield guarantees. As construction delays are likely to reduce the expected yields of the properties themselves, performance of the funds is likely to be impacted as well. The guarantees, however, provide for expected yields on pools of properties, some of which are performing above expected levels and the funds themselves often provide for adjustors that may mitigate the negative impact that would arise from the construction delays over the guarantee period. Our current estimate given these factors, and assuming that the property level partnerships meet their obligations under existing partnership agreements, is that no exposure under these guarantees is probable at this time.

As part of the resolution of this situation, affiliates of ours have taken over general partner interests in the partnerships for which an RCC sponsored fund is an equity partner, all but two of which give our affiliates operational control of the partnerships. We will be consolidating those partnerships effective April 2005.

The partnerships in question are summarized as follows:


                                                                                         (In thousands)
                               CharterMac       RCC                                     Loan
                                Holds or     Sponsored                     Third       Amounts        FairValue of
                               Will Hold      Fund is     Included in     Parties     Upon Full       Revenue Bonds
                                Revenue       Equity      Guaranteed      Provide        Draw         Outstanding at
                    Number        Bond        Partner        Funds         Equity        Down         March 31, 2005
                   --------    ----------    ---------    ------------    --------    -----------    ----------------
PRS Partnerships
Construction           6            6            4             3             2         $  69,570      $    55,879
Rehab                  1            1            1             1            --            91,400           88,232
Lease Up               8            7            4             2             4            19,300           16,986
Stabilized             2            2           --            --             2            18,835           18,816
                   --------------------------------------------------------------------------------------------------
Subtotal PRS
  Deals               17           16           9              6             8           199,105          179,913

CRG Partnerships
Construction           2            2           2             --            --            17,680               --
Rehab                  3            3           3              3            --             8,300            8,018
Lease Up               3            3           3              2            --            71,650           69,951
Stabilized            --           --          --             --            --                --               --
                   --------------------------------------------------------------------------------------------------
Subtotal CRG
  Deals                8            8           8              5            --            97,630           77,969
                   --------------------------------------------------------------------------------------------------
Total                 25           24          17             11             8           296,735      $   257,882
                   ==================================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We invest in certain financial instruments, primarily revenue bonds and other bond related investments that are subject to various forms of market risk, including interest rate risk. We seek to prudently and actively manage such risks to earn sufficient compensation to justify the undertaking of such risks and to maintain capital levels which are commensurate with the risks we undertake.

The assumptions related to the following discussion of market risk involve judgments involving future economic market conditions, future corporate decisions and other interrelating factors, many of which are beyond our control and all of which are difficult or impossible to predict with accuracy. Although we believe that the assumptions underlying the forward-looking information are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking information included herein will prove to be accurate. Due to the significant uncertainties inherent in forward-looking information, the inclusion of such information should not be regarded as our representation that our objectives and plans would be achieved.

Interest Rate Risk

The nature of our investments and the instruments used to raise capital for their acquisition expose us to income and expense volatility due to fluctuations in market interest rates. Market interest rates are highly sensitive to many factors, including governmental policies, domestic and international economic and political considerations and other factors beyond our control. Our exposure to interest rates is twofold:

    o   the  potential  increase in interest  expense on our variable rate debt;
        and

    o   the impact of interest rate on the value of our assets.

Impact on Earnings

Our investments in revenue bonds generally bear interest at fixed rates, or pay interest according to the cash flows of the underlying properties, which do not fluctuate with changes in market interest rates.

In contrast, payments required under our floating rate securitization programs vary based on market interest rates based on the BMA municipal swap index and are re-set weekly or every 35 days. In addition, we have floating rate debt related to our acquisition financing and our warehouse facilities. Other long-term sources of capital, such as the preferred shares of our Equity Issuer subsidiary, carry a fixed dividend rate and, as such, are not impacted by changes in market interest rates.

Excluding $524.0 million of debt hedged via interest rate swap agreements, the full amount of our liabilities labeled as Financing Arrangements and Notes Payable are variable rate debts. We estimate that an increase of 1.0% in interest  rates  would  decrease  our annual net  income by  approximately  $8.8 million.

We manage this risk through the use of interest rate swaps, interest rate caps and forward bond origination commitments, as described in the notes to our financial statements. In addition, we manage our exposure by striving for diversification in our businesses to include those not susceptible to interest rate changes and by managing our leverage.

Impact on Valuation of Assets

Changes in market interest rates would also impact the estimated fair value of our portfolio of revenue bonds. We estimate the fair value for each revenue bond as the present value of its expected cash flows, using a discount rate for comparable tax-exempt investments. Therefore, as market interest rates for tax-exempt investments increase, the estimated fair value of our revenue bonds will generally decline, and a decline in interest rates would be expected to result in an increase in their estimated fair values. For example, we estimate, using the same methodology used to estimate the portfolio fair market value under SFAS 115, that a 1% increase in market rates for tax-exempt investments would decrease the estimated fair value of our portfolio of revenue bonds from its March 31, 2005, value of approximately $2.2 billion to approximately $2.1 billion. A

1% decline in interest rates would increase the value of the March 31, 2005, portfolio to approximately $2.3 billion. Changes in the estimated fair value of the revenue bonds do not impact our reported net income, earnings per share, distributions or cash flows, but are reported as components of other accumulated comprehensive income and affect reported shareholders' equity, and may affect our borrowing capability to the extent that collateral requirements are sometimes based on our asset values.

ITEM 31.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common shares being registered:


Securities and Exchange Commission registration fee                     $11,770
Legal fees and expenses                                                 $15,000
Accountants' fees and expenses                                          $15,000
Miscellaneous                                                           $10,000
Total                                                                   $51,770

The  foregoing  items,   except  for  the  Securities  and  Exchange  Commission
registration fee, are estimated.

ITEM 32.       SALES TO SPECIAL PARTIES

Not applicable.

ITEM 33.       RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 34.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 3817(a) of the Delaware Code authorizes a business trust to indemnify and hold harmless any trustee, or beneficial owner or other person from and against any and all claims and demands whatsoever. Section 14.1 of the Registrant's Second Amended and Restated Trust Agreement provides for the indemnification of directors and officers. Article XII of the Registrant's By-laws also provides for indemnification of its officers.

In addition to the above, our Company has purchased and maintains insurance on behalf of all of our trustees and executive officers against liability asserted against or incurred by them in their official capacities with our Company, whether or not our Company is required or has the power to indemnify them against the same liability.

ITEM 35.       TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

Not applicable.

ITEM 36.       FINANCIAL STATEMENTS AND EXHIBITS

(a) The following consolidated financial statements of CharterMac are being filed as part of this Registration Statement:

        Management's Report on the Effectiveness of Internal Control over Financial Reporting

        Report of Independent Registered Public Accounting Firm On Internal Control over Financial Reporting

        Report of Independent Registered Public Accounting Firm

        Consolidated Balance Sheets as of December 31, 2004 and 2003

        Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002

        Consolidated Statements of Shareholders' Equity for the years ended December 31, 2004, 2003 and 2002

        Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002

        Notes to Consolidated Financial Statements

        Financial Statement Schedules

        Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004

        Condensed Consolidated Statements of Income for the Three Months ended March 31, 2005 and 2004

        Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2005 and 2004

        Notes to Condensed Consolidated Financial Statements

(b) The following is a list of exhibits filed as part of this Registration Statement.

3.1(a) Certificate of Business Trust dated as of August 12, 1996 (incorporated by reference to our Registration Statement on Form 10, filed with the Commission on August 1, 1997).

3.1(b) Certificate of Amendment of the Restated Certificate of Business Trust (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

3.1(c) Second Amended and Restated Trust Agreement dated as of November 17, 2003 (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

3.2     Third Amended and Restated Bylaws (incorporated by reference to Exhibit
        10.6 in our September 30, 2004 Quarterly Report on Form 10-Q).

4.1 Specimen Copy of Share Certificate for shares of our beneficial interest (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

4.2 Certificate of Designation of Special Preferred Voting Shares, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

5.1 Opinion of Richards, Layton & Finger, P.A. regarding the legality of the equity securities being registered (filed herewith).

10(a) Management Agreement dated as of November 17, 2003, between us and Related Capital Company LLC (incorporated by reference to Exhibit 10(a) in our December 31, 2003 Annual Report on Form 10-K).

10(b) Insurance Agreement among MBIA, CharterMac, Origination Trust, Owner Trust, CharterMac Floater Certificate Trust ("Floater Certificate Trust"), First Tennessee Bank National Association ("First Tennessee"), Related Charter LP, and Bayerische Landesbank Girozentrale, New York Branch ("Bayerische") dated as of May 21, 1998 (incorporated by reference to Exhibit 10 (aaay) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(c) Liquidity Agreement among Owner Trust, Floater Certificate Trust, First Tennessee, MBIA and Bayerische dated as of May 21, 1998 (incorporated by reference to Exhibit 10 (aaaz) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(d) Liquidity Pledge and Security Agreement among Origination Trust, Owner Trust, Floater Certificate Trust, MBIA, First Tennessee and Bayerische dated as of May 21, 1998 (incorporated by reference to Exhibit 10(aaaaa) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(e) Fee Agreement among Wilmington Trust Company, Floater Certificate Trust and CharterMac dated as of May 21, 1998 (incorporated by reference to Exhibit 10 (aaaab) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(f) Certificate Placement Agreement (incorporated by reference to Exhibit 10 (aaaac) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(g) Remarketing Agreement (incorporated by reference to Exhibit 10 (aaaad) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(h) Contribution Agreement dated as of December 17, 2002 (incorporated by reference to our Preliminary Proxy Statement on Schedule 14A filed on February 2, 2003).

10(i) Amended and Restated Operating Agreement of CharterMac Capital Company LLC, dated as of November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1,
        2003).

10(j) Special Preferred Voting Shares Purchase Agreement, dated as of November 17, 2003, by and among the Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(k) Standstill Agreement, dated as of November 17, 2003, by and among the Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(l) Voting Agreement, dated as of November 17, 2003, by and among the Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(m) Exchange Rights Agreement, dated as of November 17, 2003, by and among CharterMac Capital Company, LLC, Charter Mac Corporation, APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(n) Lock-up Agreement of Denise L. Kiley, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(o) Lock-up Agreement of Alan P. Hirmes, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(p) Lock-up Agreement of Marc D. Schnitzer, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(q) Lock-up Agreement of Stuart J. Boesky, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(r) Lock-Up Agreement of Stephen M. Ross, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(s) Employment Agreement of Denise L. Kiley, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(t) Employment Agreement of Alan P. Hirmes, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(u) Employment Agreement of Marc D. Schnitzer, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003)

10(v) Employment Agreement of Stuart J. Boesky, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(w) Future Relations Agreement, dated as of November 17, 2003, by and among Stephen Ross, Related General II L.P., RCMP Management Inc., the Related Companies, L.P., and CharterMac Capital Company, LLC (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(x) Ross Non-Qualified Share Option Agreement (incorporated by reference to our Registration Statement on Form S- 8, filed on November 24, 2003).

10(y) Registration Rights Agreement, dated as of November 17, 2003, by and among our Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Registration Statement on Form S-8, filed on November 24, 2003).

10(z) Shared Services Agreement, dated as of November 17, 2003, by and among The Related Companies, L.P., Related Management Company, and CharterMac Capital Company (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(aa) Other Services Agreement, dated November 17, 2003, by and between Relcap Holding Company LLC and CharterMac Capital Company, LLC (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(ab) Trade Name License Agreement and Acknowledgement, dated as of November 17, 2003, by and between The Related Companies, L.P. and CharterMac Capital Company, LLC (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(ac) CharterMac Guaranty, dated December 17, 2002 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(ad) Restricted Share Plan (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

10(ae) Amended and Restated Incentive Share Plan (incorporated by reference to our Form S-8/A, filed with the Commission on March 2, 2004).

10(af) Form of Non-Qualified Share Option Award Agreement (incorporated by reference to Exhibit 10(af) of our December 31, 2004 Annual Report on Form 10-K).

10(ag)  Form of Restricted Share Award Agreement (incorporated by reference to
        Exhibit 10(ag) of our December 31, 2004 Annual Report on Form 10-K).

12 Ratio of earnings to fixed charges and preferred dividends (incorporated by reference to Exhibit 12 of our December 31, 2004 Annual Report on Form 10-K).

21 Subsidiaries of our Company (incorporated by reference to Exhibit 21 of our December 31, 2004 Annual Report on Form 10-K).

23.1    Consent of Deloitte & Touche LLP.

23.2    Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

24.1    Power of Attorney (included on signature page hereto).


ITEM 37.       UNDERTAKINGS

Not applicable.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, CharterMac certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this ___ day of June, 2005.



                                       CHARTERMAC
                                       A Delaware statutory trust (registrant)

                                       By: /s/ Stuart J. Boesky
                                          -------------------------------------
                                       Name:   Stuart J. Boesky
                                       Title:  Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Stuart J. Boesky and Alan P. Hirmes, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                      Title                        Date

/s/ Stuart J. Boesky
---------------------------      Managing Trustee and            June 21, 2005
     Stuart J. Boesky            Chief Executive Officer


/s/ Stephen M. Ross
---------------------------      Managing Trustee and            June 21, 2005
     Stephen M. Ross             Chairman of the Board


/s/ Marc D. Schnitzer
---------------------------      Managing Trustee and            June 21, 2005
     Marc D. Schnitzer           President


/s/ Alan P. Hirmes
---------------------------      Managing Trustee, Chief         June 21, 2005
     Alan P. Hirmes              Financial Officer and
                                 Chief Operating Officer


/s/ Denise L. Kiley
---------------------------      Managing Trustee and            June 21, 2005
     Denise L. Kiley             Chief Credit Officer

/s/ Peter T. Allen
---------------------------      Managing Trustee                June 21, 2005
     Peter T. Allen


/s/ Jeff T. Blau
---------------------------      Managing Trustee                June 21, 2005
     Jeff T. Blau


/s/ Charles L. Edson
---------------------------      Managing Trustee                June 21, 2005
     Charles L. Edson



---------------------------      Managing Trustee
     Andrew L. Farkas


/s/ Nathan Gantcher
---------------------------      Managing Trustee                June 21, 2005
     Nathan Gantcher


/s/ Jerome Y. Halperin
---------------------------      Managing Trustee                June 21, 2005
     Jerome Y. Halperin


/s/ Robert L. Loverd
---------------------------      Managing Trustee                June 21, 2005
     Robert L. Loverd


/s/ Robert A. Meister
---------------------------      Managing Trustee                June 21, 2005
     Robert A. Meister


/s/ Janice Cook Roberts
---------------------------      Managing Trustee                June 21, 2005
     Janice Cook Roberts


/s/ Thomas W. White
---------------------------      Managing Trustee                June 21, 2005
     Thomas W. White


/s/ Gary Parkinson
------------------               Controller                      June 21, 2005
     Gary Parkinson

                                  Exhibit Index
                                  -------------
Exhibit
Number                             Description
--------------------------------------------------------------------------------

3.1(a) Certificate of Business Trust dated as of August 12, 1996 (incorporated by reference to our Registration Statement on Form 10, filed with the Commission on August 1, 1997).

3.1(b) Certificate of Amendment of the Restated Certificate of Business Trust (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

3.1(c) Second Amended and Restated Trust Agreement dated as of November 17, 2003 (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

3.2     Third Amended and Restated Bylaws (incorporated by reference to Exhibit
        10.6 in our September 30, 2004 Quarterly Report on Form 10-Q).

4.1 Specimen Copy of Share Certificate for shares of our beneficial interest (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

4.2 Certificate of Designation of Special Preferred Voting Shares, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

5.1 Opinion of Richards, Layton & Finger, P.A. regarding the legality of the equity securities being registered (filed herewith).

8.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding certain tax matters.

8.2     Opinion of Greenberg Traurig, LLP regarding certain tax matters.

10(a) Management Agreement dated as of November 17, 2003, between us and Related Capital Company LLC (incorporated by reference to Exhibit 10(a) in our December 31, 2003 Annual Report on Form 10-K).

10(b) Insurance Agreement among MBIA, CharterMac, Origination Trust, Owner Trust, CharterMac Floater Certificate Trust ("Floater Certificate Trust"), First Tennessee Bank National Association ("First Tennessee"), Related Charter LP, and Bayerische Landesbank Girozentrale, New York Branch ("Bayerische") dated as of May 21, 1998 (incorporated by reference to Exhibit 10 (aaay) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(c) Liquidity Agreement among Owner Trust, Floater Certificate Trust, First Tennessee, MBIA and Bayerische dated as of May 21, 1998 (incorporated by reference to Exhibit 10 (aaaz) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(d) Liquidity Pledge and Security Agreement among Origination Trust, Owner Trust, Floater Certificate Trust, MBIA, First Tennessee and Bayerische dated as of May 21, 1998 (incorporated by reference to Exhibit 10(aaaaa) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(e) Fee Agreement among Wilmington Trust Company, Floater Certificate Trust and CharterMac dated as of May 21, 1998 (incorporated by reference to Exhibit 10 (aaaab) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(f) Certificate Placement Agreement (incorporated by reference to Exhibit 10 (aaaac) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(g) Remarketing Agreement (incorporated by reference to Exhibit 10 (aaaad) in our June 30, 1998 Quarterly Report on Form 10-Q).

10(h) Contribution Agreement dated as of December 17, 2002 (incorporated by reference to our Preliminary Proxy Statement on Schedule 14A filed on February 2, 2003).

10(i) Amended and Restated Operating Agreement of CharterMac Capital Company LLC, dated as of November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1,
        2003).

10(j) Special Preferred Voting Shares Purchase Agreement, dated as of November 17, 2003, by and among the Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(k) Standstill Agreement, dated as of November 17, 2003, by and among the Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(l) Voting Agreement, dated as of November 17, 2003, by and among the Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(m) Exchange Rights Agreement, dated as of November 17, 2003, by and among CharterMac Capital Company, LLC, Charter Mac Corporation, APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(n) Lock-up Agreement of Denise L. Kiley, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(o) Lock-up Agreement of Alan P. Hirmes, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(p) Lock-up Agreement of Marc D. Schnitzer, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(q) Lock-up Agreement of Stuart J. Boesky, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(r) Lock-Up Agreement of Stephen M. Ross, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(s) Employment Agreement of Denise L. Kiley, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(t) Employment Agreement of Alan P. Hirmes, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(u) Employment Agreement of Marc D. Schnitzer, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003)

10(v) Employment Agreement of Stuart J. Boesky, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(w) Future Relations Agreement, dated as of November 17, 2003, by and among Stephen Ross, Related General II L.P., RCMP Management Inc., the Related Companies, L.P., and CharterMac Capital Company, LLC (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(x) Ross Non-Qualified Share Option Agreement (incorporated by reference to our Registration Statement on Form S-8, filed on November 24, 2003).

10(y) Registration Rights Agreement, dated as of November 17, 2003, by and among our Company and APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II, L.P. and SJB Associates L.P. (incorporated by reference to our Registration Statement on Form S-8, filed on November 24, 2003).

10(z) Shared Services Agreement, dated as of November 17, 2003, by and among The Related Companies, L.P., Related Management Company, and CharterMac Capital Company (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(aa) Other Services Agreement, dated November 17, 2003, by and between Relcap Holding Company LLC and CharterMac Capital Company, LLC (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(ab) Trade Name License Agreement and Acknowledgement, dated as of November 17, 2003, by and between The Related Companies, L.P. and CharterMac Capital Company, LLC (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(ac) CharterMac Guaranty, dated December 17, 2002 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

10(ad) Restricted Share Plan (incorporated by reference to our Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

10(ae) Amended and Restated Incentive Share Plan (incorporated by reference to our Form S-8/A, filed with the Commission on March 2, 2004).

10(af) Form of Non-Qualified Share Option Award Agreement (incorporated by reference to Exhibit 10(af) of our December 31, 2004 Annual Report on Form 10-K).

10(ag)  Form of Restricted Share Award Agreement (incorporated by reference to
        Exhibit 10(ag) of our December 31, 2004 Annual Report on Form 10-K).

12 Ratio of earnings to fixed charges and preferred dividends (incorporated by reference to Exhibit 12 of our December 31, 2004 Annual Report on Form 10-K).

21 Subsidiaries of our Company (incorporated by reference to Exhibit 21 of our December 31, 2004 Annual Report on Form 10-K).

23.1    Consent of Deloitte & Touche LLP.

23.2    Consent of Richards, Layton & Finger, P.A. (included in exhibit 5.1).

23.3    Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit
        8.1).

23.4    Consent of Greenberg Traurig, LLP (included in exhibit 8.2).

24.1    Power of Attorney (included on signature page hereto).